As filed with the Securities and Exchange Commission on December 9, 2005
Registration No. 333-127918

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Goodyear Tire & Rubber Company
(Exact Name of Registrant as Specified in Its Charter)

Ohio	3011	34-0253240
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1144 East Market Street
Akron, Ohio 44316-0001
(330) 796-2121
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
C. Thomas Harvie, Esq.
Senior Vice President, General Counsel and Secretary
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
(330) 796-2121
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Leonard Chazen, Esq.
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
(212) 841-1000

      Approximate date of commencement of proposed sales to the public: From time to time after this registration statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
$350,000,000
THE GOODYEAR TIRE & RUBBER COMPANY
4.00% Convertible Senior Notes due June 15, 2034
and Shares of Common Stock Issuable Upon Conversion of the Senior Notes

        This prospectus covers resales by selling security holders identified herein of our 4.00% convertible senior notes due June 15, 2034 and shares of our common stock into which the notes are convertible. We will not receive any proceeds from the resale of the notes or the shares of common stock hereunder.
      The notes will mature on June 15, 2034. You may convert your notes into shares of our common stock at a conversion rate of 83.0703 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain events), which is equivalent to a conversion price of approximately $12.04 per share, under the following circumstances: (1) during specified periods, if the closing sale price of our common stock reaches, or the trading price of the notes falls below, specified levels described in this prospectus; (2) if we call the notes for redemption; (3) if specified corporate transactions occur; or (4) if a fundamental change occurs. Upon conversion, we may at our option choose to deliver, in lieu of our common stock, cash or a combination of cash and common stock as described in this prospectus.
      We will pay interest on the notes on June 15 and December 15 of each year. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.
      On or after June 20, 2008, we have the option to redeem all or a portion of the notes that have not been previously converted at redemption prices set forth in this prospectus. On June 15 of each of 2011, 2014, 2019, 2024 and 2029, or upon a designated event as described in this prospectus, you have the option to require us to repurchase all or a portion of your notes at 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase, plus, in the case of certain designated events as described in this prospectus, a make-whole premium determined as described in this prospectus.
      The notes will be evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global note will be shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.
      The notes are senior, unsecured obligations that rank equally with our existing and future unsecured and unsubordinated indebtedness. See “Description of Notes — Ranking.”
      Prior to this offering, the notes have been eligible for trading on The PORTALsm Market of the National Association of Securities Dealers, Inc. Notes sold by means of this prospectus are not expected to remain eligible for trading on The PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq Stock Market.
      Our common stock trades on the New York Stock Exchange under the symbol “GT.” The last reported sales price on December 8, 2005 was $16.83 per share.
       See “Risk Factors” on page 6 of this prospectus to read about factors you should consider before purchasing the notes or our common stock.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 9, 2005.

      YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OR SOLICITING A PURCHASE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION.

Forward-Looking Information — Safe Harbor Statement
      Certain information set forth herein (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•	we have not yet completed the implementation of our plan to improve our internal controls and, as described in “Item 9A — Controls and Procedures” in our Annual Report on Form 10-K for the year ended December 31, 2004, Item 4 of Part I of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and Management’s Report on Internal Controls Over Financial Reporting which accompanies this prospectus, we have two material weaknesses in our internal controls. If these material weaknesses are not remediated or otherwise mitigated they could result in material misstatements in our financial statements in the future, which would result in additional restatements or impact our ability to timely file our financial statements in the future;

•	pending litigation relating to our restatement could have a material adverse effect on our financial condition;

•	an ongoing SEC investigation regarding our accounting restatement could materially adversely affect us;

•	we experienced significant losses in 2001, 2002 and 2003. Although we recorded net income in 2004 and the first nine months of 2005, we cannot provide assurance that we will be able to achieve or sustain future profitability. Our future profitability is dependent upon, among other things, our ability to continue to successfully implement our turnaround strategy for our North American Tire segment;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	our secured credit facilities limit the amount of capital expenditures that we may make;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	continued pricing pressures from vehicle manufacturers may materially adversely affect our business;

•	our financial position, results of operations and liquidity could be materially adversely affected if we experience a labor strike, work stoppage or other similar difficulty;

•	our U.S. pension plans are significantly underfunded and our required contributions to those plans are expected to increase. Proposed legislation affecting pension plan funding could result in the need for additional cash payments by us into our U.S. pension plans and increase the insurance premiums we pay to the Pension Benefit Guaranty Corporation;

•	our long-term ability to meet current obligations and to repay maturing indebtedness, is dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities and the indenture governing our senior secured notes could have a material adverse effect on our liquidity and our operations;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	if healthcare costs continue to escalate, our financial results may be materially adversely affected;

•	we may incur significant costs in connection with product liability and other tort claims;

•	our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we may be required to deposit cash collateral to support an appeal bond if we are subject to a significant adverse judgment, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our ongoing operating results;

•	potential changes in foreign laws and regulations could prevent repatriation of future earnings to our parent company in the United States;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we may be impacted by economic and supply disruptions associated with global events including war, acts of terror, civil obstructions and natural disasters;

•	the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd. (SRI) provide for certain exit rights available to SRI in 2009 or thereafter, upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s interest in certain of our joint venture alliances (which include much of our operations in Europe);

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•	we may be subject to unexpected production reductions resulting from the continuing impact of Hurricanes Katrina and Rita which could harm our results of operations; and

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected.
      It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

Additional Information
      We have filed with the SEC a registration statement on Form S-1 under the Securities Act, to register the notes offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and the schedules to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.
      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
      We file and furnish annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or through our web site at www.goodyear.com. We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it to be part of this prospectus.

Summary
      The following summary contains basic information about this offering. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included in this prospectus. You should carefully consider the information contained in the entire prospectus, including the information set forth under the heading “Risk Factors” in this prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-looking Information — Safe Harbor Statement.”
      In this prospectus, “Goodyear,” “Company,” “we,” “us,” and “our” refer to The Goodyear Tire & Rubber Company and its subsidiaries on a consolidated basis, except as otherwise indicated.
The Company
      We are one of the world’s leading manufacturers of tires and rubber products, engaging in operations in most regions of the world. Our 2004 net sales were $18.4 billion and our net income for 2004 was $114.8 million. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We also manufacture and market several lines of power transmission belts, hoses and other rubber products for the transportation industry and various industrial and chemical markets, as well as synthetic rubber and rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate more than 1,700 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in more than 90 facilities in 28 countries, and we have marketing operations in almost every country around the world. We employ more than 75,000 associates worldwide.
Recent Developments
      Conversion Period for Notes. The notes are currently convertible into shares of our common stock and will remain convertible through December 31, 2005, the last day of the current fiscal quarter. The notes became convertible because the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading-day period ending on October 17, 2005 (the 11th trading day of the current fiscal quarter) was greater than 120 percent of the conversion price in effect on such day. The notes could be convertible after December 31, 2005 if the sale price condition is met in any future fiscal quarter or if any of the other conditions to conversion set forth in the indenture governing the notes are met. See “Description of the Notes — Conversion Rights.”
Our Principal Executive Offices
      We are an Ohio corporation, organized in 1898. Our principal executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is (330) 796-2121.

The Notes
      The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus.

Issuer	The Goodyear Tire & Rubber Company, an Ohio corporation.

Notes	$350,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2034.

Issue Price	100% of the principal amount of each note, plus accrued interest, if any, from July 2, 2004.

Maturity	June 15, 2034 unless earlier redeemed, repurchased or converted.

Ranking	The notes are our senior, unsecured obligations and rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. At September 30, 2005, our consolidated senior secured indebtedness, including capital leases, totaled approximately $3.1 billion and our consolidated senior unsecured indebtedness totaled approximately $2.4 billion. The notes are not guaranteed by any of our subsidiaries and, accordingly, the notes are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. At September 30, 2005, the total subsidiary liabilities, including guarantees of our indebtedness, was approximately $8.0 billion.

Make Whole Premium	If a “fundamental change” that is a “change of control” (each as defined below under “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes”) becomes effective on or prior to June 15, 2011, holders of notes will be entitled to a make whole premium upon the repurchase of notes as described below under “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes” and upon the conversion of notes as described below under “Description of the Notes — Conversion in Connection with a Fundamental Change.” We may satisfy the make whole premium solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which shares of our common stock have been converted in connection with the change of control. The amount of the make whole premium, if any, will be based on the “stock price” (as defined below under “Description of the Notes — Determination of Make Whole Premium”) and the effective date of the fundamental change. A description of how the make whole premium will be determined and tables illustrating the make whole premium that would apply in different circumstances is provided under “Description of the Notes — Determination of Make Whole Premium.” Holders will not be entitled to the make whole premium if the stock price is less than $9.26 (subject to adjustment).

Interest	4.00% per year on the principal amount, payable semiannually in arrears on each June 15 and December 15.

Conversion Rights	The notes are convertible at the option of the holder, prior to the close of business on the maturity date, under any of the following circumstances:

•	on any business day in any fiscal quarter commencing prior to the maturity date, if the last reported sale price of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the 11th trading day of such fiscal quarter is greater than 120% of the applicable conversion price per share of our common stock on such 11th trading day; or

•	on any business day after June 15, 2029 and through the business day immediately preceding the maturity date, if the last reported sale price of our common stock on any trading date after June 15, 2029 is greater than 120% of the applicable conversion price per share of our common stock on such trading day; or

•	at any time prior to June 15, 2029, during the five consecutive business day period following any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that trading period was less than 98% of the product of the last reported sale price of our common stock on such corresponding trading day and the applicable conversion rate;

•	if we have called the notes for redemption; or

•	upon the occurrence of specified corporate events described under “Description of the Notes — Conversion upon Specified Corporate Transactions” and “— Conversion in Connection with a Fundamental Change.”

For each $1,000 original principal amount of notes surrendered for conversion, you will receive 83.0703 shares of our common stock. This represents an initial conversion price of approximately $12.04 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid interest upon conversion of a note.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See “Description of the Notes — Conversion Rights.”

Redemption of Notes at Our Option	On or after June 20, 2008, we may redeem for cash all or a portion of the notes at any time, upon not less than 30 nor more than 60 days’ prior notice, at redemption prices described in this prospectus, plus accrued but unpaid interest to but excluding the redemption date. See “Description of the Notes — Optional Redemption.”

Purchase of Notes at Your Option	Holders of the notes will have the right to require us to purchase all or a portion of their notes on each June 15 of 2011, 2014, 2019, 2024 and 2029, each of which we refer to as a purchase date. In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to but excluding the purchase date. See “Description of the Notes — Purchase of Notes by Us at the Option of the Holders.”

Purchase of Notes Upon a Designated Event	If we undergo a “designated event,” (as defined below under “Description of Notes — Designated Event Permits Holders to Require Us to Purchase Notes”) holders will have the right, at their option, to require us to purchase all of their notes or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The purchase price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the designated event repurchase date, plus, in the case of a fundamental change that is a change of control, a make whole premium, if any, as described above. See “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes.

Use of Proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or the common stock issuable upon conversion thereof.

Events of Default	The following will be events of default under the indenture for the notes:

•	we fail to pay principal of, or premium (if any) on, any of the notes when due at maturity, upon redemption, required repurchase or otherwise;

•	we fail to pay interest on the notes when due and payable and that default continues for a period of 30 days;

•	we fail to convert notes into shares of common stock upon exercise of a holder’s conversion right and that default continues for a period of 10 days;

•	we fail to comply with or observe in any material respect any of the other covenants or agreements in the indenture for 60 days after written notice;

•	we fail to pay any indebtedness (other than indebtedness owing to the Company or a significant subsidiary) within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

•	the rendering of any final nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $50.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a significant subsidiary if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment;

•	we fail to give notice of the right to require us to repurchase notes following the occurrence of a designated event within the time required to give such notice; and

•	certain events of bankruptcy, insolvency or reorganization affecting the Company or a significant subsidiary. See “Description of the Notes — Events of Default and Remedies.”

Book Entry Form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interest in any of the notes are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated notes, except in limited circumstances. See “Book-Entry System.”

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. Our common stock is traded on the New York Stock Exchange under the symbol “GT.”

Risk Factors
      You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. Any of the events discussed in the risk factors below may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment.
Risks Relating to Our Business

Our internal controls over financial reporting are not effective.
      We announced restatements of our financial statements in each of the past two years. These restatements resulted in part from deficiencies in our internal controls over financial reporting, which have not been fully remedied.
      In its report on internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, management concluded that as of December 31, 2004, we did not maintain effective internal controls over financial reporting, based on criteria established in the Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. This conclusion was based on the existence of material weaknesses in account reconciliations and segregation of duties. As stated in our Form 10-Q for the quarter ended September 30, 2005, these material weaknesses continued to exist as of September 30, 2005. In addition to these material weaknesses, we had several other internal control deficiencies at December 31, 2004.
      We are currently implementing programs and procedures designed to further upgrade our controls and procedures, but these programs and procedures are not yet fully implemented. If we are unsuccessful in our effort to permanently and effectively remedy the weaknesses in our internal controls, we may not be able to report accurately or timely our financial condition, our results of operations and cash flows. If we are unable to report financial information accurately, we could be subject to, among other things, fines, additional securities litigation and a general loss of investor confidence, any one of which could adversely affect us. For more information, see “Item 9A — Controls and Procedures” in our Annual Report on Form 10-K for the year ended December 31, 2004, Item 4 of Part I of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and Management’s Report on Internal Control Over Financial Reporting which accompanies this prospectus.

Pending litigation relating to our restatement could have a material adverse effect on our financial position, cash flows and results of operation.
      Since our announcement on October 22, 2003 of the restatement of our previously issued financial results for the years ended 1998 through 2002 and for the first and second quarters of 2003, at least 36 lawsuits have been filed against us and certain of our current or former officers or directors. These actions have been consolidated into three separate actions in the United States District Court for the Northern District of Ohio. We intend to vigorously defend these lawsuits. However, we cannot currently predict or determine the outcome or resolution of these proceedings or the timing for their resolution, or reasonably estimate the amount, or potential range, of possible loss, if any. In addition to any damages that we may suffer, our management’s efforts and attention may be diverted from our ordinary business operations in order to address these claims. The final resolution of these lawsuits could have a material adverse effect on our financial position, cash flows and results of operation.

An ongoing SEC investigation regarding our accounting restatement could materially adversely affect us.
      Following our announcement on October 22, 2003 of the restatement of our previously issued financial results, the SEC advised us that it had initiated an informal inquiry into the facts and circumstances related to the restatement. On February 5, 2004, the SEC advised us that it had approved the issuance of a formal order of investigation. On August 16, 2005, we announced that we had received a “Wells Notice” from the SEC indicating that the staff of the SEC intends to recommend that a civil or administrative enforcement action be brought against us for alleged violations of the Securities Exchange Act of 1934, relating to the maintenance of books, records and internal accounting controls, the establishment of disclosure controls and procedures, and periodic SEC filing requirements. The alleged violations relate to the account reconciliation matters giving rise to our initial decision to restate in October 2003. We have also been informed that Wells Notices have been issued to a former chief financial officer and a former chief accounting officer of ours. We continue to cooperate with the SEC regarding this matter. We are unable to predict the outcome of this process, and an unfavorable outcome could harm our reputation and our business.

It is uncertain whether we will successfully implement the turnaround strategy for our North American Tire segment.
      We are in the process of implementing a turnaround strategy for our North American Tire segment. Based in part on successes in implementing this strategy, North American Tire had positive segment operating income in 2004, after suffering operating losses in the previous two years. Additional progress in implementing the turnaround strategy is needed, however, to enable the North American Tire business segment to continue to achieve and maintain profitability.
      The ability of the North American Tire segment to achieve and maintain profitability may be hampered by trends that continue to negatively affect our North American Tire business, including industry overcapacity, which limits pricing power, increased competition from low-cost manufacturers and unsettled economic conditions in the United States. In addition, our North American Tire segment has been, and may continue to be negatively affected by higher than expected raw materials and energy prices, as well as the continuing burden of legacy pension and post-retirement benefit costs.
      We cannot assure that our turnaround strategy will be successful. If our turnaround strategy is not successful, we will not be able to achieve or sustain future profitability, which would impair our ability to meet our debt and other obligations and would otherwise negatively affect our financial condition and operations.

We face significant global competition and our market share could decline.
      New tires are sold under highly competitive conditions throughout the world. We compete with other tire manufacturers on the basis of product design, performance, price, reputation, warranty terms, customer service and consumer convenience. On a worldwide basis, we have two major competitors, Bridgestone/ Firestone (based in Japan) and Michelin (based in France), that dominate the markets of the countries in which they are based and are aggressively seeking to maintain or improve their respective shares of the North American, European, Latin American and other world tire markets. Other significant competitors include Continental, Cooper Tire, Pirelli, Toyo, Yokohama, Kumho, Hankook and various regional tire manufacturers. Our principal competitors produce significant numbers of tires in low-cost markets. We are limited by our master contract with the United Steelworkers (USW) in our ability to shift certain production of new products to low-cost markets and our credit agreements limit the amount of capital expenditures we may make. Our ability to compete successfully will depend, in significant part, on our ability to reduce costs by such means as reduction of excess capacity, leveraging global purchasing, improving productivity, elimination of redundancies and increasing production at low-cost supply sources. If we are unable to compete successfully, our market share may decline, materially adversely affecting our results of operations and financial condition.

Our U.S. pension plans are significantly underfunded and our required contributions to these plans are expected to increase.
      The unfunded amount of the aggregate projected benefit obligation for our pension plans was $3.12 billion at December 31, 2004, compared to $2.75 billion at December 31, 2003. The underfunding in our U.S. pension plans represents the vast majority of these amounts. Our funding obligations under our U.S. plans are governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In 2004, we met or exceeded our required funding obligations for these plans under ERISA. Estimates of the amount and timing of our future funding obligations are based on various assumptions. These include assumptions concerning, among other things, the actual and projected market performance of the pension plan assets; interest rates on long-term obligations; statutory requirements; and demographic data for pension plan participants. The amount and timing of our future funding obligations also depend on whether we elect to make contributions to the pension plans in excess of those required under ERISA; such voluntary contributions could reduce or defer our funding obligations.
      Although subject to change, we expect to make contributions to our domestic pension plans of approximately $410 million in 2005. At the end of 2005, certain interest rate relief measures relating to the calculation of pension funding obligations will expire. If the current measures are extended, we estimate that in 2006 we will be required to contribute approximately $550 million to $600 million to our domestic pension plans. If the current measures are not extended or replaced, we estimate that in 2006 we would be required to contribute approximately $700 million to $750 million to our domestic pension plans. For more information on the calculation of our estimated domestic pension plan contributions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingencies.” The anticipated funding obligations under our pension plans for 2007 and thereafter cannot be reasonably estimated at this time because these estimates vary materially depending on the assumptions used to determine them. Nevertheless, we presently expect that our funding obligations under our pension plans in 2007 and subsequent years will be substantial and could have a material adverse impact on our liquidity.
      Recently introduced pension reform legislation would replace the interest rate used to calculate pension funding obligations, require more rapid funding of underfunded plans, restrict the use of techniques that reduce funding volatility, limit pension increases in underfunded plans, and raise the insurance premiums charged by the Pension Benefit Guaranty Corporation. It is not possible to predict whether Congress will adopt pension reform legislation, or what form any legislation might take. If legislation similar to the pending bills were enacted, it could materially increase our pension funding obligations and insurance premiums, and could limit our ability to negotiate pension increases for our union-represented employees.

Higher raw material and energy costs may materially adversely affect our operating results and financial condition.
      Raw material costs increased significantly in 2004 and have continued to increase in 2005, driven by increases in costs of oil and natural rubber. Market conditions may prevent us from passing these increased costs on to our customers through timely price increases. Additionally, higher raw material costs around the world may continue to hinder our ability to fully realize our turnaround strategy. As a result, higher raw material and energy costs may result in declining margins and operating results.

Continued pricing pressures from vehicle manufacturers may materially adversely affect our business.
      Approximately 29% of the tires we sell are sold to vehicle manufacturers for mounting as original equipment. Pricing pressure from vehicle manufacturers has been a characteristic of the tire industry in recent years. Many vehicle manufacturers have policies of seeking price reductions each year. Although we have taken steps to reduce costs and resist price reductions, current and future price reductions could materially adversely impact our sales and profit margins. If we are unable to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may result in declining margins and operating results.

If we fail to extend or renegotiate our primary collective bargaining contracts with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed.
      We are a party to collective bargaining contracts with our labor unions, which represent a significant number of our employees. In particular, our master collective bargaining agreement with the USW covers approximately 13,700 employees in the United States at December 31, 2004 and expires in July 2006. Although we believe that our relations with our employees are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise, or if our unionized workers engage in a strike or other work stoppage, we could incur higher ongoing labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business.

Our long-term ability to meet our obligations and to repay maturing indebtedness is dependent on our ability to access capital markets in the future and to improve our operating results.
      The adequacy of our liquidity depends on our ability to achieve an appropriate combination of operating improvements, financing from third parties, access to capital markets and asset sales. Although we completed a major refinancing of our senior secured credit facilities on April 8, 2005, issued $400 million in Senior unsecured notes in June 2005, and repaid our 6.375% Euro Notes due 2005 upon maturity on June 6, 2005, we may undertake additional financing actions in the capital markets in order to ensure that our future liquidity requirements are addressed. These actions may include the issuance of additional equity.
      Because of our debt ratings, our operating performance over the past few years and other factors, access to the capital markets cannot be assured. Our ongoing ability to access the capital markets is also dependent on the degree of success we have implementing our North American Tire turnaround strategy. See “— It is uncertain whether we will successfully implement the turnaround strategy for our North American Tire segment.” Future liquidity requirements also may make it necessary for us to incur additional debt. However, a substantial portion of our assets is already subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. Our failure to access the capital markets or incur additional debt in the future could have a material adverse effect on our liquidity and operations, and could require us to consider further measures, including deferring planned capital expenditures, reducing discretionary spending, selling additional assets and restructuring existing debt.

We have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health.
      We have a substantial amount of debt. As of September 30, 2005, our debt (including capital leases) on a consolidated basis was approximately $5.5 billion. Our substantial amount of debt and other obligations could have an important consequence to you. For example, it could:

•	make it more difficult for us to satisfy our obligations;

•	impair our ability to obtain financing in the future for working capital, capital expenditures, research and development, acquisitions or general corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to payments on our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.
      The agreements governing our debt, including our credit agreements, limit, but do not prohibit, us from incurring additional debt and we may incur a significant amount of additional debt in the future, including additional secured debt. If new debt is added to our current debt levels, our ability to satisfy our debt obligations may become more limited.
      Our ability to make scheduled payments on, or to refinance, our debt and other obligations will depend on our financial and operating performance, which, in turn, is subject to our ability to implement our turnaround strategy, prevailing economic conditions and certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service and other obligations, including required pension contributions, we may be forced to reduce or delay expansion plans and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient to pay our debt obligations when they become due. We cannot assure you that we would be able to dispose of material assets or operations or restructure our debt or other obligations if necessary or, even if we were able to take such actions, that we could do so on terms that were acceptable to us.

Any failure to be in compliance with any material provision or covenant of our debt instruments could have a material adverse effect on our liquidity and operations.
      The indentures and other agreements governing our secured credit facilities and secured notes and our other outstanding indebtedness impose significant operating and financial restrictions on us. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These restrictions limit our ability to, among other things:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and other distributions with respect to our capital stock or repurchase our capital stock or make other restricted payments;

•	enter into transactions with affiliates;

•	create or incur liens to secure debt;

•	make certain investments;

•	enter into sale/leaseback transactions;

•	sell or otherwise transfer or dispose of assets;

•	incur dividend or other payment restrictions affecting certain subsidiaries;

•	use proceeds from the sale of certain assets; and

•	engage in certain mergers or consolidations and transfers of substantially all assets.
      Our ability to comply with these covenants may be affected by events beyond our control, and unanticipated events could require us to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained, or if obtained, would be on terms acceptable to us.
      Our first lien credit facility and European term loan and revolving credit facility require us to maintain certain specified thresholds of Consolidated EBITDA to consolidated interest expense (as defined in each of the facilities). In addition, under these facilities, we are required not to permit our ratio of consolidated net secured indebtedness (net of cash in excess of $400 million) to Consolidated EBITDA to be greater than certain specified thresholds. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict capital activities.
      A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements, including the financial covenants in our secured credit facilities, could result in an event of default under those agreements. Such a default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and/or to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they have to provide us with further funds. If any of these events occur, we cannot assure you that we will have sufficient funds available to pay in full the total amount of obligations that become due as a result of any such acceleration, or that we will be able to find additional or alternative financing to refinance any such accelerated obligations. Even if we obtain additional or alternative financing, we cannot assure you that it would be on terms that would be acceptable to us. Finally, we have agreed with the USW that if we do not remain in compliance with our prevailing principal bank financial covenants, we will seek a substantial private equity investment. Any such investor or investors could exercise influence over the management of our business and may have interests that conflict with the interests of our other investors.
      We cannot assure you that we will be able to remain in compliance with the covenants to which we are subject in the future and, if we fail to do so, that we will be able to obtain waivers from our lenders or amend the covenants.

Our capital expenditures may not be adequate to maintain our competitive position.
      Our capital expenditures are limited by our liquidity and capital resources and restrictions in our credit agreements. The amount Goodyear has available for capital spending is limited by the need to pay its other expenses and to maintain adequate cash reserves and borrowing capacity to meet unexpected demands that may arise. In addition, our credit facilities limit the amount of capital expenditures that we may make to $700 million in each year through 2010. The amounts of permitted capital expenditures may be increased with the proceeds of equity issuances. In addition, unused capital expenditures may be carried over into the next year. During the first nine months of 2005, capital expenditures totaled approximately $370 million. Capital expenditures are expected to approximate $650 million in 2005. We believe that our ratio of capital expenditures to sales is lower than the comparable ratio for our principal competitors.
      Productivity improvements through process re-engineering, design efficiency and manufacturing cost improvements may be required to offset potential increases in labor and raw material costs and competitive price pressures. In addition, as part of our strategy to increase the percentage of tires sold in higher cost markets that are produced at our lower-cost production facilities, we may need to modernize or expand certain of those facilities. If we are unable to make sufficient capital expenditures, or to maximize the efficiency of the capital expenditures we do make, we may be unable to achieve productivity improvements, which may harm our competitive position.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
      Certain of our borrowings, primarily borrowings under our credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, which would require us to use more of our available cash to service our indebtedness. There can be no assurance that we will be able to enter into swap agreements or other hedging arrangements in the future, or that existing or future hedging arrangements will offset increases in interest rates.

We may incur significant costs in connection with asbestos claims.
      We are among many defendants named in legal proceedings involving claims of individuals relating to alleged exposure to asbestos. At September 30, 2005, approximately 125,800 claims were pending against us alleging various asbestos-related personal injuries purported to have resulted from alleged exposure to asbestos in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past or to asbestos in certain of our facilities. We expect that additional claims will be brought against us in the future. Our ultimate liability with respect to such pending and unasserted claims is subject to various uncertainties, including the following:

•	the number of claims that are brought in the future;

•	the costs of defending and settling these claims;

•	the risk of insolvencies among our insurance carriers;

•	the possibility that adverse jury verdicts could require us to pay damages in amounts greater than the amounts for which we have historically settled claims;

•	the risk of changes in the litigation environment or federal and state law governing the compensation of asbestos claimants;

•	the risk that the bankruptcies of other asbestos defendants may increase our costs; and

•	the risk that our insurance will not cover all of our asbestos liabilities.
      Because of the uncertainties related to such claims, it is reasonably possible that we may incur a material amount in excess of our current reserve for such claims. In addition, if any of the foregoing risks were to materialize, the resulting costs could have a material adverse impact on our liquidity, financial position and results of operations in future periods.

We may be required to deposit cash collateral to support an appeal bond if we are subject to a significant adverse judgment, which may have a material adverse effect on our liquidity.
      We are subject to various legal proceedings. If we wish to appeal any future adverse judgment in any of these proceedings, we may be required to post an appeal bond with the relevant court. We would likely be required to issue a letter of credit to the surety posting the bond. We may issue up to an aggregate of $700 million in letters of credit under our $1.5 billion U.S. first lien credit facility. As of September 30, 2005, we had $498 million in letters of credit issued under this facility. If we are subject to a significant adverse judgment and do not have sufficient availability under our credit facilities to issue a letter of credit to support an appeal bond, we may be required to pay down borrowings under the facilities or deposit cash collateral in order to stay the enforcement of the judgment pending an appeal. A significant deposit of cash collateral may have a material adverse effect on our liquidity. If we are unable to post cash collateral, we may be unable to stay enforcement of the judgment.

We are subject to extensive government regulations that may materially adversely affect our ongoing operating results.
      We are subject to regulation by the Department of Transportation and by the National Highway Traffic Safety Administration, or NHTSA, which have established various standards and regulations applicable to tires sold in the United States for highway use. NHTSA has the authority to order the recall of automotive products, including tires, having safety defects related to motor vehicle safety. NHTSA’s regulatory authority was expanded in November 2000 as a result of the enactment of The Transportation Recall Enhancement, Accountability, and Documentation Act, or TREAD Act. The TREAD Act imposes numerous requirements with respect to the early warning reporting of property damage, injury and fatality claims and tire recalls and also requires tire manufacturers, among other things, to conform with revised and more rigorous tire standards, once the revised standards are implemented. Compliance with the TREAD Act regulations will increase the cost of producing and distributing tires in the United States. In addition, while we believe that our tires are free from design and manufacturing defects, it is possible that a recall of our tires, under the TREAD Act or otherwise, could occur in the future. A substantial recall could have a material adverse effect on our reputation, operating results and financial position. Compliance with these and other federal, state and local laws and regulations in the future may require a material increase in our capital expenditures and could materially adversely affect the Company’s earnings and competitive position.

Our international operations have certain risks that may materially adversely affect our operating results.
      Goodyear has manufacturing and distribution facilities located in North America, Europe, Latin America, Africa and Asia. International operations are subject to certain inherent risks, including:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations and insurrections;

•	adverse currency exchange controls;

•	restrictions on the withdrawal of foreign investment and earnings;

•	withholding taxes and restrictions on the withdrawal of foreign investment and earnings;

•	labor regulations;

•	expropriations of property;

•	the potential instability of foreign governments;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	export and import restrictions; and

•	other changes in laws or government policies.
      The likelihood of such occurrences and their potential effect on Goodyear vary from country to country and are unpredictable.

We have foreign currency translation and transaction risks that may materially adversely affect our operating results.
      The financial condition and results of operations of certain of our operating entities are reported in various foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our financial statements. As a result, the appreciation of the U.S. dollar against these foreign currencies has a negative impact on our reported sales and operating margin (and conversely, the depreciation of the U.S. dollar against these foreign currencies has a positive impact). For the fiscal year ended December 31, 2004, we estimate that foreign currency translation favorably impacted sales by approximately $542 million compared to the prior year. For the nine months ended September 30, 2005, foreign currency translation favorably impacted sales by approximately $283 million compared to the corresponding period in 2004. The volatility of currency exchange rates may materially adversely affect our operating results.

The terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd. (“SRI”) provide for certain exit rights available to SRI upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s interest in certain of their joint venture alliances.
      In 1999, we entered into a global alliance with SRI. Under the global alliance agreements, we acquired 75%, and SRI owned 25%, of Goodyear Dunlop Tires Europe B.V., which concurrently with the transaction acquired substantially all of SRI’s tire businesses in Europe and most of Goodyear’s tire businesses in Europe. We also acquired 75%, and SRI acquired 25%, of Goodyear Dunlop Tires North America, Ltd., a holding company that purchased SRI’s tire manufacturing operations in North America and certain of its primarily OE-related tire sales and distribution operations. In addition, we also acquired 25% of the capital stock of two newly-formed tire companies in Japan, as well as 51% of the capital stock of a newly-formed technology company and 80% of the capital stock of a newly-formed global purchasing company. SRI owns the balance of the capital stock in each of these companies. Under the Umbrella Agreement between us and SRI, SRI has the right to require us to purchase from SRI its ownership interests in the European and North American joint ventures in September 2009 if certain triggering events have occurred. In addition, the occurrence of certain other events enumerated in the Umbrella Agreement, including certain bankruptcy events or changes in control of Goodyear, could provide SRI with the right to require us to repurchase these interests immediately. While we have not done any current valuation of these businesses, our cost of acquiring an interest in these businesses in 1999 was approximately $1.2 billion. Any payment required to be made to SRI pursuant to an exit under the terms of the global alliance agreements could be substantial. We cannot assure you that our operating performance, cash flow and capital resources would be sufficient to make such a payment or, if we were able to make the payment, that there would be sufficient funds remaining to satisfy our other obligations. The withdrawal of SRI from the global alliance could also have other adverse effects on our business.

If we are unable to attract and retain key personnel our business could be materially adversely affected.
      Our business substantially depends on the continued service of key members of our management. The loss of the services of a significant number of members of our management could have a material adverse effect on our business. Our future success will also depend on our ability to attract and retain highly skilled personnel, such as engineering, project management and senior management professionals. Competition for these employees is intense, and we could experience difficulty from time to time in hiring and retaining the personnel necessary to support our business. If we do not succeed in retaining our current employees and attracting new high quality employees, our business could be materially adversely affected.

 We may be subject to unexpected production reductions resulting from the continuing impact of Hurricanes Katrina and Rita which could harm our results of operations.
      In the third quarter of 2005 we were subject to disruptions in the supply of certain raw materials resulting from the impact of Hurricanes Katrina and Rita. The hurricanes adversely impacted our results of operation in the third quarter by approximately $10 million. We currently anticipate fourth quarter charges of approximately $20 million in connection with the hurricanes, primarily related to reductions in production in October at our chemical plants and certain North American Tire facilities.
      Although the raw material shortages caused by the hurricanes initially caused us to reduce North American Tire production by approximately 30%, by mid-October tire production returned to pre-hurricane levels. However, the continuing impact of the hurricanes, particularly on the stability of the power grid and transportation systems in the Texas Gulf Coast, may subject us to future supply shortages of key raw materials in the fourth quarter. If we face such shortages and are unable to adjust our production capabilities or secure alternative sources of raw materials we could again experience intermittent production reductions at certain of our North American Tire facilities. If such production reductions were of significant duration, the amount of such charges could have a material adverse affect on our results of operations.
Risks Relating to the Notes

The notes are unsecured and rank pari passu with our other senior debt; the notes are effectively subordinated to our secured debt and structurally subordinated to all liabilities of our subsidiaries.
      The notes rank pari passu with other senior debt of Goodyear, including our trade payables. The notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. At September 30, 2005, we had approximately $5.5 billion of total debt (including capital leases) on a consolidated basis, $3.1 billion of which is senior secured debt.
      Furthermore, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. Holders of notes will not have any claims as a creditor against our subsidiaries. As a result, the notes will be structurally subordinated to all liabilities of our subsidiaries. Therefore, in the event of any bankruptcy, liquidation or reorganization of any subsidiary, the rights of the holders of the notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. At September 30, 2005, the total subsidiary liabilities, including guarantees of our indebtedness, was approximately $8.0 billion.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors and our stock price may be volatile and could decline substantially.
      Because the notes are convertible into shares of our common stock, the market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. From the beginning of 2002 to September 30, 2005, the reported high and low sales prices for our common stock ranged from a low of $3.35 per share to a high of $28.31 per share. The market price of our common stock will likely continue to fluctuate in response to factors including those listed elsewhere in this “Risk Factors” section, under the caption “Forward-looking Information — Safe Harbor Statement” and the following, many of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	changes in financial estimates and recommendations by financial analysts;

•	sales by investors who view notes as more attractive means for equity participation and hedging or arbitrage activity;

•	fluctuations in the stock price and operating results of our competitors;

•	our credit rating with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	other financing activity in which we may engage;

•	our financial condition, financial performance and future prospects;

•	the global threat of terrorism; and

•	the overall condition of the financial markets and the economy.
      The stock markets in general, including the New York Stock Exchange, have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our notes and our common stock.

The make whole premium on notes converted in connection with, or tendered for purchase upon, a change of control may not adequately compensate the holder for the lost option time value of notes.
      If a fundamental change that constitutes a change of control occurs on or prior to June 15, 2011, holders of notes will be entitled to a make whole premium in respect of notes converted in connection with, or (in certain circumstances) tendered for purchase upon, the change of control. The amount of the make whole premium will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in the transaction constituting the change of control, as described below under “Description of the Notes — Determination of Make Whole Premium”.
      While the make whole premium is designed to compensate the holder of notes for the lost option time value of notes as a result of a change of control, the amount of the make whole premium is only an approximation of the lost value and may not adequately compensate the holder for such loss. In addition, if a change of control occurs after June 15, 2011 or if the price paid per share in the transaction constituting the change of control is less than $9.26 (subject to adjustment), no make whole premium entitlement will arise.

Conversion of the notes will dilute the ownership interests of existing stockholders.
      The conversion of some or all of the notes will dilute the ownership interest of our existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants which could depress the price of our common stock.

We may be unable to repay or repurchase the notes.
      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, holders of the notes will have the right to require us to repurchase all or a portion of their notes on each June 15 of 2011, 2014, 2019, 2024 and 2029 or if a designated event, as defined in the indenture, occurs. See “Description of the Notes — Purchase of Notes by Us at the Option of the Holders” and “— Designated Event Permits Holders to Require Us to Purchase Notes.” A designated event would likely constitute an event of default and result in the acceleration of the maturity of our existing credit facilities. In addition, the repurchase of the notes upon a designated event may constitute an event of default under our then-existing debt instruments. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the principal amount at maturity or the repurchase price in cash with respect to any notes tendered by holders for repurchase on any of these dates or upon a designated event. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repay or repurchase the notes. Our failure to repay or repurchase the notes when required would result in an event of default with respect to the notes. Any such default, in turn, may cause a default under the terms of our other debt.

The notes are not protected by restrictive covenants.
      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. The indenture also contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes.”

Shares eligible for public sale after this offering could adversely affect our stock price and in turn the market price of the notes.
      The future sale of a substantial number of our shares of common stock in the public market, or the perception that such sales could occur, could significantly reduce our stock price which, in turn, could adversely affect the market price of the notes. It could also make it more difficult for us to raise funds through equity offerings in the future.

An active trading market may not develop for the notes.
      We do not intend to list the notes on any securities exchange. As a result, we cannot ensure that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected and could trade at prices that may be lower than the initial offering price of the notes.
      In addition, the liquidity of the trading market for the notes, if any, and the market price quoted for the notes may be adversely affected by changes in interest rates in the market for comparable securities and by changes in our financial performance or prospects, as well as by declines in the prices of securities, or the financial performance or prospects of, similar companies.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.
      The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
      If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion or required repurchase of your notes. For example, in the event that an amendment is proposed to our Code of Regulations or Articles of Incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The conversion rate of the notes may not be adjusted for all dilutive events.
      The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

Our corporate structure may materially adversely affect our ability to meet our debt service obligations under the notes.
      A significant portion of our consolidated assets is held by our subsidiaries. We have manufacturing and/or sales operations in most countries in the world, often through subsidiary companies. Our cash flow and our ability to service our debt, including the notes, depends on the results of operations of these subsidiaries and upon the ability of these subsidiaries to make distributions of cash to us, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow for our business. In certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, our debt instruments in certain cases place limitations on the ability of our subsidiaries to make distributions of cash to us. While the indenture limits our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions, and we are generally permitted to enter into such instruments in connection with financing our foreign subsidiaries.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
      Our Articles of Incorporation and Code of Regulations authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock which the notes are convertible into thereby adversely affecting the value of the notes. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock which the notes are convertible into, thereby adversely affecting the value of the notes.

Provisions of Ohio law and provisions in our Articles of Incorporation and Code of Regulations could delay or prevent a change in control of us, even if that change would be beneficial to our stockholders.
      We are incorporated under the laws of the State of Ohio. Ohio law imposes some restrictions on mergers and other business combinations between us and holders of 10% or more of our outstanding common stock. In addition, provisions in our Articles of Incorporation and Code of Regulations may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of Goodyear that is not approved by our board of directors, even if such combination would be beneficial to our stockholders. Since the notes are convertible into our common stock this could adversely affect the value of the notes.

Use of Proceeds
      The selling holders will receive all of the net proceeds of the resale of the notes and our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the resale of any of these securities.
Consolidated Ratio of Earnings to Fixed Charges
      The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years and for the nine months ended September 30, 2005.

Year Ended December 31,							Nine Months Ended
							September 30,
2004	2003		2002	2001		2000	2005

1.72	—	(1)	1.16	—	(2)	1.36	2.43

(1)	Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. The coverage deficiency was $641.7 million.

(2)	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $271.2 million.
      For purposes of calculating our ratio of earnings to fixed charges:
      Earnings consist of income (loss) before income taxes plus (i) amortization of previously capitalized interest, (ii) minority interest in net income of consolidated subsidiaries with fixed charges, (iii) proportionate share of fixed charges of investees accounted for by the equity method, and (iv) proportionate share of net loss of investees accounted for by the equity method, less (i) capitalized interest, (ii) minority interest in net loss of consolidated subsidiaries, and (iii) undistributed proportionate share of net income of investees accounted for by the equity method.
      Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt discount, premium or expense, (iii) the interest portion of rental expense, and (iv) proportionate share of fixed charges of investees accounted for by the equity method.

Selected Financial Data

	Year Ended December 31,					(Unaudited)
						Nine Months
						Ended
		Restated				September 30,

	2004	2003	2002	2001	2000	2005	2004
(In millions, except per share amounts)
Net Sales	$18,352.5	$15,101.6	$13,828.4	$14,139.7	$14,422.9	$14,789	$13,521
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)	$(254.7)	$50.0	$279	$(10)

Net Income (Loss) Per Share — Basic	$0.65	$(4.61)	$(7.47)	$(1.59)	$0.32	$1.59	$(0.06)

Net Income (Loss) Per Share — Diluted	$0.63	$(4.61)	$(7.47)	$(1.59)	$0.31	$1.39	$(0.06)

Dividends Per Share	$—	$—	$0.48	$1.02	$1.20	$—	$—
Total Assets	$16,533.3	$14,701.1	$13,013.1	$13,719.7	$13,539.6	$16,239	$15,774
Long Term Debt and Capital Leases Due Within One Year	$1,009.9	$113.5	$369.8	$109.7	$159.2	$252	$1,209
Long Term Debt and Capital Leases	$4,449.1	$4,825.8	$2,989.5	$3,203.3	$2,349.4	$4,944	$4,210
Shareholders’ Equity (Deficit)	$72.8	$(32.2)	$221.1	$2,596.8	$3,429.3	$296	$(48)
Notes:
The information contained in the selected financial data has been restated. For further information, refer to the Note to the Financial Statements No. 2, Restatement, included herein.

(1)	Information on the impact of the restatement follows:

	Year Ended December 31,

	2003	2003

	As Previously	As
	Reported(B)	Restated
(In millions, except per share amounts)
Net Sales	$15,119.0	$15,101.6
Net Loss	$(802.1)	$(807.4)

Net Loss Per Share — Basic	$(4.58)	$(4.61)

Net Loss Per Share — Diluted	$(4.58)	$(4.61)

Dividends Per Share	$—	$—
Total Assets	15,005.5	14,701.1
Long Term Debt and Capital Leases Due Within One Year	113.5	113.5
Long Term Debt and Capital Leases	4,826.2	4.825.8
Shareholders’ Equity (Deficit)	(13.1)	(32.2)

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.

	Year Ended December 31,

	2002	2002	2002

	As Originally	As Previously	As
	Reported(A)	Reported(B)	Restated
(In millions, except per share amounts)
Net Sales	$13,850.0	$13,856.2	$13,828.4
Net Loss	$(1,105.8)	$(1,227.0)	$(1,246.9)

Net Loss Per Share — Basic	$(6.62)	$(7.35)	$(7.47)

Net Loss Per Share — Diluted	$(6.62)	$(7.35)	$(7.47)

Dividends Per Share	$0.48	$0.48	$0.48
Total Assets	13,146.6	13,038.7	13,013.1
Long Term Debt and Capital Leases Due Within One Year	369.8	369.8	369.8
Long Term Debt and Capital Leases	2,989.0	2,989.8	2,989.5
Shareholders’ Equity	650.6	255.4	221.1

	Year Ended December 31,

	2001	2001	2001

	As Previously	As Previously
	Reported(A)	Reported(B)	As Restated
(In millions, except per share amounts)
Net Sales	$14,147.2	$14,162.5	$14,139.7
Net Loss	$(203.6)	$(254.1)	$(254.7)

Net Loss Per Share — Basic	$(1.27)	$(1.59)	$(1.59)

Net Loss Per Share — Diluted	$(1.27)	$(1.59)	$(1.59)

Dividends Per Share	$1.02	$1.02	$1.02
Total Assets	13,783.4	13,768.6	13,719.7
Long Term Debt and Capital Leases due Within One Year	109.7	109.7	109.7
Long Term Debt and Capital Leases	3,203.6	3,203.6	3,203.3
Shareholders’ Equity	2,864.0	2,627.8	2,596.8

	Year Ended December 31,

	2000	2000	2000

	As Originally	As Previously	As
	Reported(A)	Reported(B)	Restated
(In millions, except per share amounts)
Net Sales	$14,417.1	$14,459.9	$14,422.9
Net Income	$40.3	$51.3	$50.0

Net Income Per Share — Basic	$0.26	$0.33	$0.32

Net Income Per Share — Diluted	$0.25	$0.32	$0.31

Dividends Per Share	$1.20	$1.20	$1.20
Total Assets	13,568.0	13,576.7	13,539.6
Long Term Debt and Capital Leases due Within One Year	159.2	159.2	159.2
Long Term Debt and Capital Leases	2,349.6	2,349.6	2,349.4
Shareholders’ Equity	3,503.0	3,454.3	3,429.3

(A)	As reported in 2002 Form 10-K filed on April 3, 2003.

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.

      As discussed in the Note to the Financial Statements No. 2, Restatement, restatement adjustments included in the 2003 Form 10-K were classified as “Accounting Irregularities,“Account Reconciliations,” “Out-of-Period,” “Discount Rate,” “Chemical Products Segment” and “Tax Adjustments.” Restatement adjustments included in the 2004 Form 10-K were classified as “SPT”, “General and Product Liability”, “Account Reconciliations” and “Tax Adjustments”.
      The increase in net loss in 2003 of $5.3 million was due primarily to tax adjustments. Charges for the write-off of goodwill related to sold assets, adjustments to leased tire assets and changes to the timing of rationalization charges at South Pacific Tyres, or SPT, were substantially offset by the benefit of a change in our estimated liability for general and product liability — discontinued products.
      For the restatement of 2003, pretax loss was increased by charges of $5.4 million due to the impact of Account Reconciliations and $2.3 million due to SPT. Pretax loss in 2003 was reduced by benefits of $7.3 million due to General and Product Liability. The net loss in 2003 was increased by $4.8 million due to the impact of Tax Adjustments.
      Net loss as previously reported in 2002 increased by $121.2 million due primarily to an additional Federal and state deferred tax asset valuation allowance of $121.6 million.
      For the restatement of 2002, pretax loss as previously reported was increased by charges of $14.9 million due to the impact of Discount Rate, $6.8 million due to Account Reconciliations and $3.5 million due to Accounting Irregularities. Pretax loss as previously reported was reduced by a benefit of $15.2 million due to the impact of Out-of-Period and $14.2 million due to Chemical Products Segment. Net loss as previously reported was increased by $122.5 million for Tax Adjustments.
      Net loss as restated in 2002 increased by $19.9 million due primarily to charges for tax adjustments, an additional Federal and state deferred tax asset valuation allowance and changes to the timing of rationalization charges at SPT.
      For the restatement of 2002, pretax loss as restated was increased by charges of $3.5 million due to the impact of SPT and $1.8 million due to Account Reconciliations. The net loss in 2002 was increased by a charge of $7.2 million due to Tax Adjustments.
      Net loss as previously reported in 2001 increased by $50.5 million due primarily to the timing of the recognition of manufacturing variances to reflect the actual cost of inventories of the Chemical Products Segment, the erroneous recording of cost of goods sold for the sale of inventory at Wingfoot Commercial Tire Systems, LLC, Accounting Irregularities adjustments and other Account Reconciliation adjustments. On November 1, 2000, Goodyear made a contribution, which included inventory, to Wingfoot Commercial Tire Systems, LLC, a consolidated subsidiary. On a consolidated basis, the inventory was valued at Goodyear’s historical cost. Upon the sale of the inventory, consolidated cost of goods sold was understated by $11 million. Additionally, inventory and fixed asset losses totaling $4.2 million were not expensed as incurred and were written off. Chemical Products Segment adjustments were the result of a stand-alone audit conducted in 2003 of a portion of the Chemical Products business segment.
      For the restatement of 2001, pretax loss as previously reported was increased by charges of $18.9 million due to the impact of Chemical Products Segment, $14.5 million due to Out-of-Period, $13.2 million due to Accounting Irregularities, $12.8 million due to Account Reconciliations and $5.5 million due to Discount Rate. The tax effect of restatement adjustments reduced the net loss by $17.9 million.
      Net loss as restated in 2001 increased by $0.6 million due primarily to charges for changes in the timing of rationalization charges at SPT, an asset impairment charge at SPT, interest expense related to a long term contractual obligation with SPT and a benefit from the reduction in goodwill amortization expense due to impact of changing exchange rates.
      For the restatement of 2001, pretax loss as restated was reduced by a benefit of $0.6 million due to the impact of SPT, but was increased by charges of $1.7 million due to Account Reconciliations.

      Net income as previously reported in 2000 increased by $11.0 due primarily to Chemical Products Segment adjustments and the Account Reconciliation adjustments, primarily Interplant and Wingfoot Commercial Tire Systems, LLC.
      For the restatement of 2000, pretax income as previously reported was reduced by charges of $21.7 million due to the impact of Account Reconciliations. Pretax income increased by benefits of $19.1 million due to the impact of Chemical Products Segment, $14.5 million due to Discount Rate, $5.8 million due to Out-of-Period and $0.6 million due to Accounting Irregularities. The tax effect of restatement adjustments was an expense of $7.3 million.
      Net income as restated in 2000 decreased by $1.3 million due primarily to a charge to recognize certain payments we made pursuant to a long term supply agreement with SPT as a capital contribution, 50% of which was attributed to our joint venture partner pursuant to the provisions of Emerging Issues Task Force Issue 00-12, “Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee”, and benefits from the tax effect of the SPT capital contribution charge, a reduction in goodwill amortization expense due to impact of changing exchange rates and corrections to intercompany accounts at a subsidiary in Europe.
      For the restatement of 2000, pretax income as restated was reduced by $7.5 million due to SPT and increased $0.3 million due to Account Reconciliations.
      (2) Refer to “Principles of Consolidation” in the Note to the Financial Statements No. 1, Accounting Policies, included herein.
      (3) Net sales in 2004 increased $1.2 billion resulting from the consolidation of two businesses in accordance with FIN 46. Net Income in 2004 included net after-tax charges of $133.3 million, or $0.70 per share-diluted, for rationalizations and related accelerated depreciation, general and product liability-discontinued products, insurance fire loss deductibles and asset sales. Net income in 2004 also included net after-tax benefits of $236.0 million, or $1.23 per share-diluted, from an environmental insurance settlement, net favorable tax adjustments and a favorable lawsuit settlement.
      (4) Net Loss in 2003 included net after-tax charges of $515.1 million (as restated), or $2.93 per share-diluted (as restated), for rationalizations, general and product liability-discontinued products, accelerated depreciation and asset write-offs, net favorable tax adjustments, an unfavorable settlement of a lawsuit against Goodyear in Europe, and rationalization costs at Goodyear’s SPT equity affiliate. In addition, Engineered Products recorded account reconciliation adjustments in the restatements totaling $18.9 million or $0.11 per share in 2003.
      (5) Net Loss in 2002 included net after-tax charges of $22.0 million (as restated), or $0.13 per share-diluted (as restated), for general and product liability — discontinued products, asset sales, rationalizations, write-off of a miscellaneous investment and a net rationalization reversal at Goodyear’s SPT equity affiliate. Net loss in 2002 also included a non-cash charge of $1.22 billion (as restated), or $6.95 per share-diluted (as restated), to establish a valuation allowance against net federal and state deferred tax assets.
      (6) Net Loss in 2001 included net after-tax charges of $187.4 million (as restated), or $1.18 per share-diluted (as restated), for rationalizations, asset sales, general and product liability — discontinued products, rationalization costs at Goodyear’s SPT equity affiliate and costs related to a tire replacement program.
      (7) Net Income in 2000 included net after-tax charges of $71.9 million (as restated), or $0.45 per share-diluted (as restated), for rationalizations, a change in Goodyear’s domestic inventory costing method from LIFO to FIFO, rationalization costs at Goodyear’s SPT equity affiliate, general and product liability — discontinued products and asset sales.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
(All per share amounts are diluted)
Overview
      The Goodyear Tire & Rubber Company is one of the world’s leading manufacturers of tires and rubber products with one of the most recognizable brand names in the world. We have a broad global footprint with 101 manufacturing facilities in 28 countries. We operate our business through six operating segments: North American Tire; European Union Tire; Latin American Tire; Eastern Europe, Middle East and Africa Tire (“Eastern Europe Tire”); Asia/ Pacific Tire; and Engineered Products.
      Effective January 1, 2005, Chemical Products was integrated into North American Tire. The integration did not change how we report net income. Segment information for all periods presented has been restated to reflect the integration. During 2004, $818.6 million, or 53.4%, of Chemical Products’ sales and 75.2% of its segment operating income resulted from intercompany transactions. Our total segment sales no longer reflect these intercompany sales. In addition, the segment operating income previously attributable to Chemical Products’ intercompany transactions is no longer included in the total segment operating income that we report.

Nine Months Ended September 30, 2005 and 2004
      In the third quarter of 2005 we continued to make progress on our turnaround strategy. For the third quarter ended September 30, 2005, we recorded net income of $142 million compared to net income of $38 million in the comparable period of 2004. Improvements in operating income in all five of the tire segments contributed to the increase in net income. The improvement was driven by our strategy to focus on the higher value replacement market and being more selective in the OE market, strong performance of high performance and premium branded tires, our ability to recover higher raw material costs through pricing actions and the results of our cost reduction programs. To extend and enhance our turnaround strategy, we announced additional cost reduction initiatives we plan to implement over the next several years. The initiatives include reducing our high-cost manufacturing capacity by between 8 percent and 12 percent resulting in anticipated annual savings of between $100 million and $150 million. In connection with the reduction in manufacturing capacity, we anticipate incurring cash restructuring charges of approximately $150 million to $250 million over the next three years.
      We continued our transformation to a market-driven, consumer-focused company with the introduction in North America of the Fortera® featuring TripleTred Technologytm, a premium SUV tire incorporating the same technology we introduced with the successful launch of our Assurance® line of tires in 2004. In Europe, we introduced two new high performance winter tires, the Goodyear Ultra Grip 7 and Dunlop SP Winter Sport 3D, both of which have received highly favorable consumer reviews.
      Set forth below are our expectations for industry volume growth in consumer and commercial tires for 2005 and 2006 in both the OE and replacement segments in North America and the European Union. Also included is the actual growth in these segments through September 30, 2005:

Industry Volume Estimates

		OE		Replacement

		Consumer	Commercial	Consumer	Commercial

North America	2006	(1)%	5%	2%	2%
	2005	(1)-0%	9-11%	2-2.5%	2.5-3%
	Year-to-date	(2)%	10%	3%	3%
European Union	2006	0-1%	1-2%	0-1%	1%
	2005	(2-3)%	6-7%	(1)-0%	(4-5)%
	Year-to-date	(3)%	11%	0%	(6)%

      Given the industry estimates above, we expect slight industry volume improvement in the fourth quarter in the OE consumer segment in North America and a decrease in industry volume in the commercial OE segment in the European Union. Also, in the fourth quarter, industry replacement volumes are expected to be generally consistent with those experienced through the first nine months, although we expect a slight improvement in industry volumes for commercial replacement tires in the European Union.
      We also continued to make progress on our capital structure improvement plan in the third quarter with the completion of two asset dispositions. We completed the sale of our Indonesian natural rubber plantations at a sale price of approximately $62 million, subject to post-closing adjustments, and also completed the sale of our Wingtack adhesive resin business in which we received approximately $55 million in cash and retained about $10 million in working capital. We are also awaiting the necessary approvals to complete the sale of assets of our North American farm tire business to Titan International for approximately $100 million. In connection with the transaction, we expect to record a loss of approximately $70 million on the sale, primarily related to pension and retiree medical costs. We also announced that we are exploring the possible sale of our Engineered Products business. While our prior refinancing activities have improved our liquidity position, we continue to review potential divestitures of other non-core assets and other financing options, including the issuance of additional equity.
      While our operating results continued to improve through the first nine months, we continue to face several challenges, including rising raw material costs (for the full year 2005 raw material costs are expected to increase approximately 10% compared to 2004 and in 2006 are expected to increase approximately 8% to 10% compared to 2005), a high level of debt and significant legacy costs, including required domestic pension funding obligations in 2006 of as much as $750 million. Although our pension obligations are expected to peak in 2006, we anticipate being subject to significant required pension funding obligations in 2007 and beyond.
      On October 3, 2005, we announced that we had implemented temporary reductions in production at our North American Tire facilities due to disruptions in the supply of certain raw materials resulting from the impact of Hurricanes Katrina and Rita. As a result of the supplier shortages, North American Tire production was initially reduced by approximately 30%. However, tire production returned to pre-hurricane levels by mid-October. The continuing impact of the hurricanes may subject us to additional supply shortages of key raw materials that could result in intermittent production reductions at certain of our North American Tire facilities in the fourth quarter. The hurricanes had an adverse impact of approximately $10 million on our results of operations in the third quarter primarily reflecting the unabsorbed fixed costs related to the temporary closures of our chemical plants on the Texas Gulf Coast and production cuts at our North American Tire plants as well as the impairment of certain assets. We anticipate fourth quarter charges of approximately $20 million, primarily related to reductions in production in October at our chemical plants and certain North American Tire facilities. Despite the impact of the hurricanes, we anticipate year-over-year gains in operating performance during the fourth quarter of 2005, however, the rate of those gains is expected to be less than they were in the third quarter of 2005.
      We remain subject to a Securities and Exchange Commission investigation into the facts and circumstances surrounding the restatement of our historical financial statements. In connection with this investigation, we received a “Wells Notice” from the staff of the SEC in August 2005. The Wells Notice is described more fully under the heading “Legal Proceedings — SEC Investigation.” Because the investigation is currently ongoing, the outcome cannot be predicted at this time. Also as described in our Quarterly Report on Form 10-Q for the period ended September 30, 2005, we continue to have two material weaknesses in our internal control over financial reporting. We continue to implement remedial measures to address internal control matters.
      Our results of operations, financial position and liquidity could be adversely affected in future periods by loss of market share or lower demand in the replacement market or from the original equipment industry, which would result in lower levels of plant utilization and an increase in unit costs. Also, we could experience higher raw material and energy costs in future periods. These costs, if incurred, may not be recoverable due to pricing pressures present in today’s highly competitive market and we may not be able to continue improving our product mix. Our future results of operations are also dependent on our ability to (i) successfully implement cost reduction programs to address, among other things, higher wage and benefit costs, and (ii) where necessary, reduce excess manufacturing capacity. We are unable to predict future currency fluctuations. Sales and earnings in future periods would be unfavorably impacted if the U.S. dollar strengthens against various foreign currencies, or if economic conditions deteriorate in the United States or Europe. Continued volatile economic conditions or changes in government policies in emerging markets could adversely affect sales and earnings in future periods. We may also be impacted by economic disruptions associated with global events including natural disasters, war, acts of terror and civil obstructions.

Fiscal Years 2004, 2003 and 2002
      In 2004, we had net income of $114.8 million, compared to significant net losses for 2003 and 2002 of $807.4 million (as restated) and $1,246.9 million (as restated), respectively. The net loss in 2002 included a non-cash charge of $1.22 billion (as restated) to establish a valuation allowance against our net deferred tax assets. The improvement in 2004 compared to 2003 is due in part to:

•	a decrease in net after-tax rationalization charges of $215.1 million,

•	an after-tax gain from a settlement with certain insurance companies related to coverage for environmental matters of $156.6 million,

•	a decrease in net after-tax charges for accelerated depreciation and asset writeoffs of $122.0 million,

•	a decrease in net after-tax charges for general and product liability — discontinued products of $85.4 million (as restated), and

•	an increase in net favorable tax adjustments of $10.5 million.

      Earnings in 2004 also benefited from an increase in segment operating income in each of our operating segments, as set forth below:

	Year Ended December 31,

		Restated

	2004	2003	2002
(In millions)
Segment Operating Income
North American Tire	$73.5	$(102.5)	$(21.5)
European Union Tire	252.7	129.8	101.1
Eastern Europe, Middle East and Africa Tire	193.8	146.6	93.2
Latin American Tire	251.2	148.6	107.6
Asia/ Pacific Tire	61.1	49.9	43.7
Engineered Products	113.2	46.8	39.0
      Our North American Tire segment accounted for approximately 47% of our consolidated net sales in 2004. In recent years, North American Tire results have been negatively impacted by several factors, including over-capacity which limits pricing leverage, weakness in the replacement tire market, increased competition from low cost manufacturers, a decline in market share and increases in medical and pension costs. In 2004, North American Tire’s segment operating income improved to $73.5 million on sales of approximately $8.6 billion. The improvement was due primarily to sustained improvement in pricing and a shift in product mix toward more profitable Goodyear brand tires. Additional improvement was a result of savings from rationalization programs, lower benefit costs and increased sales in the consumer replacement market and commercial markets. In addition, our second largest segment, European Union Tire, which accounted for approximately 24% of our consolidated net sales in 2004, had its segment operating income improve to $252.7 million on sales of approximately $4.5 billion. Approximately 11% of the increase in segment operating income from 2003 to 2004 was attributable to currency translation, primarily the Euro. The improvement in European Union Tire also reflected improved pricing and product mix.
      Although our North American segment’s performance improved in 2004, it contributed just 7.8% of our total segment operating income on 46.7% of total segment sales, due primarily to legacy costs for North

American retirees such as pension and other postretirement benefit expenses. In contrast, our Latin American and Eastern Europe Tire segments represented only 13.8% of our total segment sales in 2004, while approximately 47.1% of our total segment operating income came from these segments. As a result, increasing competition and unexpected changes in government policies or currency values in these regions could have a disproportionate impact on our ability to sustain profitability.
      Higher raw material costs, particularly for natural rubber, continue to negatively impact our results. Raw material costs in our Cost of Goods Sold (CGS) in 2004 increased by approximately $280 million from 2003.
      Our results of operations, financial position and liquidity could be adversely affected in future periods by loss of market share or lower demand in the replacement market or from the original equipment industry, which would result in lower levels of plant utilization that would increase unit costs. Also, we could experience higher raw material and energy costs in future periods. These costs, if incurred, may not be recoverable due to pricing pressures present in today’s highly competitive market. Our future results of operations are also dependent on our ability to (i) successfully implement cost reduction programs to address, among other things, higher wage and benefit costs, and (ii) where necessary, reduce excess manufacturing capacity. We are unable to predict future currency fluctuations. Sales and earnings in future periods would be unfavorably impacted if the U.S. dollar strengthens against various foreign currencies, or if economic conditions deteriorate in the United States or Europe. Continued volatile economic conditions or changes in government policies in emerging markets could adversely affect sales and earnings in future periods. We may also be impacted by economic disruptions associated with global events including war, acts of terror and civil obstructions.
Consolidated Results of Operations

Three Months Ended September 30, 2005 and 2004
      Net sales in the third quarter of 2005 were $5,030 million, increasing $330 million, or 7.0% from $4,700 million in the 2004 third quarter. Net income of $142 million, or $0.70 per share, was recorded in the 2005 third quarter compared to net income of $38 million, or $0.20 per share, in the third quarter 2004.
      Net sales in the third quarter of 2005 in our tire segments were impacted by favorable price and product mix of approximately $182 million, higher volume of approximately $62 million and a positive impact from currency translation of approximately $58 million. Sales also increased approximately $28 million in the Engineered Products Division, mainly due to improvements in price and product mix of approximately $19 million and currency translation of $11 million.
      Worldwide tire unit sales in the third quarter of 2005 were 58.4 million units, an increase of 1.0 million units, or 1.8% compared to the 2004 period. This increase was driven by a 0.6 million, or 1.6% unit increase in the consumer replacement market and a 0.6 million unit, or 4.6% increase in the consumer OE market. The increase was offset by lower unit sales of 0.1 million units, or 1.7% in the commercial market and 0.1 million units, or 13% in other tire related businesses.
      CGS in the third quarter of 2005 was $4,008 million, an increase of $258 million, or 6.9% compared to the third quarter 2004, while decreasing as a percentage of sales to 79.7% from 79.8% in the 2004 comparable period. CGS for our tire segments in the third quarter of 2005 increased due to higher raw material costs of approximately $141 million and higher volume of approximately $49 million. Also contributing to the CGS increase was foreign currency translation of approximately $20 million and product mix related manufacturing cost increases of approximately $32 million. CGS also increased by $38 million in the Engineered Products Division, primarily related to higher conversion costs of $10 million, increased raw material costs of $7 million and foreign currency translation of $9 million. Partially offsetting these CGS increases was lower conversion costs of approximately $13 million in our tire segments, driven by lower OPEB costs and savings from rationalization programs.
      Selling, administrative and general expense (SAG) was $707 million in the third quarter of 2005, compared to $703 million in 2004, an increase of $4 million. The increase was driven primarily by higher wage and benefits expenses, which increased by $11 million in the quarter for our tire segments, foreign currency translation of $6 million and charges of $4 million related to the recent hurricanes. Partially offsetting these increases in SAG were lower product liability expenses of $11 million and cost savings of $3 million from rationalization programs. SAG as a percentage of sales was 14.1% in the third quarter 2005, compared to 14.9% in the third quarter of 2004.
      Interest expense increased by $8 million to $103 million in the third quarter of 2005 from $95 million in the third quarter of 2004 primarily as a result of higher average interest rates and interest penalties.
      Other (income) and expense was $35 million of income in the 2005 third quarter, an improvement of $73 million, compared to $38 million of expense in the 2004 third quarter. The increase was primarily related to a gain of $25 million on the sale of the Wingtack adhesive resins business in the North American Tire Segment and a gain of $14 million from an insurance settlement with certain insurance companies related to environmental and asbestos coverage. In addition, in the third quarter of 2005, we had $8 million of lower general & product liability expenses. Also in the three months ended September 30, 2004, there was an additional $12 million of higher financing fee expenses due to higher deferred fee levels and shorter amortization periods compared to the comparable period in 2005.
      For the third quarter of 2005, we recorded tax expense of $71 million on income before income taxes and minority interest in net income of subsidiaries of $238 million. Included in this amount was a net tax benefit of $3 million primarily related to the settlement of prior years’ tax liabilities. For the third quarter of 2004, we recorded tax expense of $29 million on income before income taxes and minority interest in net income of subsidiaries of $85 million. Included in this amount was a net tax benefit of $44 million primarily related to the settlement of prior years’ tax liabilities.

Rationalization Activity
      2005 rationalization charges consisted of manufacturing and corporate support group associate reductions in North American Tire, manufacturing associate reductions and a sales function reorganization in European Union Tire, and sales, marketing, and research and development associate reductions in Engineered Products.
      During the third quarter of 2005, $9 million of new charges were recorded for the plans initiated in 2005 primarily for associate severance costs, including $1 million for non-cash pension special termination benefits. Approximately 265 associates will be released under programs initiated in 2005, of which approximately 175 were released by September 30, 2005.
      Accelerated depreciation charges were recorded for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2003 and 2004 in the Engineered Products and European Union Tire Segments. During the third quarter of 2005 and 2004, $1 million was recorded for accelerated depreciation charges as Cost of goods sold and $1 million was recorded in 2004 as Selling, administrative and general expense.
      Additional restructuring charges of $3 million related to previously announced rationalization plans have not yet been recorded and are expected to be incurred and recorded within the next twelve months. We estimate that SAG and CGS were reduced in the third quarter of 2005 by approximately $9 million as a result of the implementation of the 2004 and 2005 plans.
      For further information, refer to the Interim Consolidated Financial Statements included in this prospectus, Note 2, Costs Associated with Rationalization Programs.

Nine Months Ended September 30, 2005 and 2004
      Net sales in the first nine months of 2005 were $14,789 million, increasing $1,268 million, or 9.4% from $13,521 million in the comparable period of 2004. Net income for the first nine months of 2005 was $279 million, or $1.39 per share compared to a net loss of $10 million, or a loss of $0.06 per share in the first nine months of 2004.
      Net sales in the first nine months of 2005 for our tire segments were impacted by favorable price and product mix of approximately $574 million, foreign currency translation of approximately $283 million, and higher volume of approximately $149 million. Sales also increased approximately $145 million due to improvements in the Engineered Products Division, primarily related to increased volume, improved product mix and foreign currency translation.
      Worldwide tire unit sales in the first nine months of 2005 were 170.7 million units, an increase of 2.6 million units, or 1.5% compared to the 2004 period. This volume improvement in the first nine months of 2005 was driven by a 2.4 million, or 2.2% unit increase in the consumer replacement market and a 0.5 million, or 18.0% unit increase in the commercial OE market, partially offset by a 0.2 million, or 7.8% unit decrease in the other tire businesses.
      CGS was $11,772 million in the first nine months of 2005, an increase of $956 million, or 8.8% compared to the first nine months of 2004, while decreasing as a percentage of sales to 79.6% compared to 80.0% in the comparable period of 2004. The improvement in our gross margin rate through the first nine months of 2005 (20.4% in 2005 versus 20.0% in 2004) reflects our ability to offset increasing raw material costs through pricing, product mix improvements and cost reduction initiatives. CGS for our tire segments in the first nine months of 2005 increased due to higher raw material costs of approximately $371 million and product mix-related manufacturing cost increases of approximately $144 million. CGS also increased due to foreign currency translation of approximately $164 million and higher volume of approximately $120 million. CGS also increased by $154 million in the Engineered Products Division primarily related to higher volume, increased raw material costs, conversion costs and foreign currency translation.
      In the first nine months of 2005, SAG was $2,139 million, compared to $2,079 million in 2004, an increase of $60 million or 2.9%. The increase in our tire segments was driven primarily by foreign currency translation, which added $35 million to SAG in the period. Wage and benefits expenses increased by nearly $30 million when compared to the comparable period in 2004. In addition, SAG increased by $16 million due to our acquisition of the remaining 50% interest of a Swedish retail subsidiary during the third quarter of 2004 and consolidation of their results beginning with the acquisition date. Partially offsetting these increases were lower professional fees associated with the restatement of $25 million. SAG as a percentage of sales was 14.5% in the first nine months of 2005, compared to 15.4% in the 2004 period.
      Interest expense increased by $38 million to $306 million in the first nine months of 2005 from $268 million in the first nine months of 2004 primarily as a result of higher average interest rates, debt levels and interest penalties.
      For the nine months ended September 30, 2005, Other (income) and expense was $5 million of income, compared to $117 million of expense in the 2004 period, an improvement of $122 million. The improvement was primarily related to gains on the sale of assets and insurance settlements. Results for the nine months ended September 30, 2005, included net gains on asset sales of $41 million, primarily due to the sale of the Wingtack adhesive resins business and other assets in the North American Tire Segment. Insurance settlement gains included $14 million related to the 2004 fire in Germany and $61 million for insurance settlements with certain insurance companies related to asbestos and environmental coverage.
      For the first nine months of 2005, we recorded tax expense of $223 million on income before income taxes and minority interest in net income of subsidiaries of $581 million. Included in this amount was a net tax charge of $2 million primarily related to the settlement of prior years’ tax liabilities. For the first nine months of 2004, we recorded tax expense of $145 million on income before income taxes and minority interest in net income of subsidiaries of $178 million. Included in this amount was a net tax benefit of $50 million primarily related to the settlement of prior years’ tax liabilities. The difference between our effective tax rate and the U.S. statutory rate was primarily attributable to continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets. As a result of the valuation allowance, deferred tax expense was not recorded on a significant portion of the results of our North American Tire Segment. Improvement in these results significantly contributed to the lower effective tax rate from 2004 to 2005.

Rationalization Activity
      For the first nine months of 2005, $4 million of net reversals of reserves were recorded, which included $15 million of reversals for rationalization actions no longer needed for their originally-intended purposes. These reversals were partially offset by $11 million of new rationalization charges. The $15 million of reversals consisted of $9 million of associate-related costs for plans initiated in 2004 and 2003, and $6 million primarily for non-cancelable leases that were exited during the first quarter related to plans initiated in 2001 and earlier. The $11 million of charges primarily represent associate-related costs and consist of $9 million for plans initiated in 2005 and $2 million for plans initiated in 2004.
      Accelerated depreciation charges were recorded for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2003 and 2004 in the Engineered Products and European Union Tire Segments. For the first nine months of 2005 and 2004, accelerated depreciation charges of $2 million and $6 million, respectively, were recorded as Cost of goods sold. Accelerated depreciation charges of $2 million were recorded in the first nine months of 2004 as Selling, administrative and general expense.
      2004 rationalization activities consisted primarily of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, administrative associate reductions in North American Tire, European Union Tire and corporate functional groups, and manufacturing, sales and research and development associate reductions in North American Tire. In fiscal year 2004, net charges were recorded totaling $56 million. The net charges included reversals of $39 million related to reserves from rationalization actions no longer needed for their originally-intended purpose, and new charges of $95 million. Included in the $95 million of new charges were $77 million for plans initiated in 2004, as described above. Approximately 1,400 associates will be released under programs initiated in 2004, of which approximately 1,070 have been released to date (430 during the first nine months of 2005). The costs of the 2004 actions consisted of $40 million related to future cash outflows, primarily for associate severance costs, $32 million in non-cash pension curtailments and postretirement benefit costs and $5 million for non-cancelable lease costs and other exit costs. Costs in 2004 also included $16 million related to plans initiated in 2003, consisting of $14 million of non-cancelable lease costs and other exit costs and $2 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $35 million and lower leasehold and other exit costs of $4 million. Of the $35 million of associate severance cost reversals, $12 million related to previously-approved plans in Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.
      We estimate that SAG and CGS were reduced in the nine months ended September 30, 2005 by approximately $25 million as a result of the implementation of the 2004 and 2005 plans.
      For further information refer to the Interim Consolidated Financial Statements included in this prospectus, Note 2, Costs Associated with Rationalization Programs.

Fiscal Years 2004, 2003 and 2002
      Net sales in 2004 were $18.35 billion, compared to $15.10 billion (as restated) in 2003 and $13.83 billion (as restated) in 2002.
      Net income of $114.8 million, $0.63 per share, was recorded in 2004. A net loss of $807.4 million (as restated), $4.61 per share (as restated), was recorded in 2003. A net loss of $1.25 billion (as restated), $7.47 per share (as restated), was recorded in 2002, primarily resulting from a non-cash charge of $1.22 billion (as restated), $6.95 per share (as restated) to establish a valuation allowance against our net Federal and state deferred tax assets.

Net Sales
      Net sales in 2004 increased approximately $3.3 billion from 2003. The increase was due primarily to the consolidation of two affiliates deemed to be variable interest entities, South Pacific Tyres (SPT) and Tire & Wheels Assemblies (T&WA), in January 2004. The consolidation of these businesses increased net sales in

2004 by approximately $1.2 billion. Additionally, improved pricing and product mix improvements in all SBUs, primarily in North American Tire, increased 2004 net sales by approximately $799 million. Higher unit volume in North American Tire, Latin American Tire, Eastern Europe Tire and European Union Tire, as well as higher volume in Engineered Products, had a favorable impact on 2004 net sales of approximately $606 million. Currency translation, mainly in Europe, favorably affected 2004 net sales by approximately $542 million.
      The following table presents our tire unit sales for the periods indicated:

	Year Ended December 31,

	2004	2003	2002
(In millions of tires)
North American Tire (U.S. and Canada)	70.8	68.6	69.7
International	88.8	82.0	77.9

Replacement tire units	159.6	150.6	147.6

North American Tire (U.S. and Canada)	31.7	32.6	34.1
International	32.0	30.3	32.6

OE tire units	63.7	62.9	66.7

Goodyear worldwide tire units	223.3	213.5	214.3

      Our worldwide tire unit sales in 2004 increased 4.6% from 2003. North American Tire volume in 2004 increased 1.3% from 2003, while international unit sales increased 7.5%. Worldwide replacement unit sales in 2004 increased 6.0% from 2003, due primarily to the consolidation of SPT and improvement in North American Tire, Latin American Tire and Eastern Europe Tire. Original equipment unit sales in 2004 increased 1.2% from 2003, due primarily to the consolidation of SPT and improvement in Eastern Europe Tire, Latin American Tire and European Union Tire. Original equipment and replacement tire unit sales in 2004 increased by approximately 0.8 million and 5.5 million units, respectively, as a result of the consolidation of SPT.
      Net sales (as restated) in 2003 increased $1.3 billion from 2002 (as restated) due primarily to favorable currency translation of approximately $737 million, mainly in Europe. Favorable pricing and product mix in all business units, primarily Latin American Tire and North American Tire, accounted for approximately $418 million of the increase in revenues. In Europe, strong replacement sales also had a favorable impact on 2003 net sales of approximately $104 million.
      Our worldwide tire unit sales in 2003 decreased 0.3% from 2002. North American Tire volume decreased 2.5% in 2003, while international unit sales increased 1.7%. Worldwide replacement unit sales in 2003 increased 2.0% from 2002, due to increases in all regions except North American Tire and Asia/ Pacific Tire. Original equipment unit sales decreased 5.6% in 2003, due primarily to a decrease in North American Tire.

Cost of Goods Sold
      CGS was $14.69 billion in 2004, compared to $12.48 billion in 2003 and $11.29 billion in 2002. CGS was 80.1% of sales in 2004, compared to 82.6% in 2003 and 81.6% in 2002. CGS in 2004 increased by approximately $1.0 billion due to the previously mentioned consolidation of SPT and T&WA in accordance with FIN 46, by approximately $429 million in 2004 due to higher volume and approximately $409 million due to currency translation, primarily in Europe. Manufacturing costs related to changes in product mix increased 2004 CGS by approximately $210 million. In addition, 2004 raw material costs increased by approximately $280 million, although conversion costs were flat. Savings from rationalization programs totaling approximately $127 million favorably affected CGS in 2004. CGS in 2004 also includes a fourth quarter benefit of approximately $23.4 million ($19.3 million after tax or $0.09 per share) resulting from a settlement with certain suppliers of various raw materials.

      CGS (as restated) in 2003 increased by approximately $554 million from 2002 due to currency movements, primarily in Europe. In addition, raw material costs in 2003, largely for natural and synthetic rubber, rose by approximately $335 million. CGS in 2003 also increased by approximately $133 million due to accelerated depreciation charges, asset impairment charges and write-offs related to 2003 rationalization actions. Manufacturing costs related to improvements in product mix, primarily in North American Tire, increased 2003 CGS by approximately $184 million. In addition, costs increased in Latin American Tire due to inflation. Savings from rationalization programs of approximately $61 million, mainly in European Union Tire and North American Tire, and the change in vacation policy described below of approximately $33 million favorably affected 2003 CGS. CGS in 2003 included $16.8 million of net charges related to Engineered Products account reconciliations that were recorded in conjunction with the restatement.
      Research and development expenditures are expensed in CGS as incurred and were $378.2 million in 2004, compared to $351.0 million (as restated) in 2003 and $386.5 million (as restated) in 2002. Research and development expenditures in 2005 are expected to be approximately $380 to $390 million.

Selling, Administrative and General Expense
      SAG was $2.83 billion in 2004, compared to $2.37 billion in 2003 and $2.20 billion in 2002. SAG in 2004 was 15.4% of sales, compared to 15.7% in 2003 and 15.9% in 2002. SAG increased by approximately $200 million in 2004 due to the previously mentioned consolidation of SPT and T&WA in accordance with FIN 46. SAG in 2004 included expenses of approximately $30 million for professional fees associated with the restatement and SEC investigation, and approximately $25 million for Sarbanes-Oxley compliance. We estimate that external costs for Sarbanes-Oxley compliance will be approximately $10 million to $15 million in 2005. Currency translation, primarily in Europe, increased SAG in 2004 by approximately $101 million. Advertising expenses were approximately $46 million higher due in part to the launch of the Assurance tire in North America, and wage and benefit costs rose by approximately $46 million. SAG in 2004 benefited from approximately $28 million in savings from rationalization programs.
      SAG (as restated) increased in 2003 due primarily to currency translation, mainly in Europe, of approximately $132 million and higher wages and benefits of approximately $72 million. SAG also reflected increased advertising expense, largely in European Union Tire and North American Tire, of approximately $29 million and increased corporate consulting fees of approximately $23 million. SAG was favorably affected by savings from rationalization programs of approximately $74 million and by the change in vacation policy described below of approximately $34 million.

Other Cost Reduction Measures
      During 2002, we announced the suspension of the matching contribution portion of our savings plans for all salaried associates, effective January 1, 2003. Effective April 20, 2003, we suspended the matching contribution portion of the savings plan for bargaining unit associates, including those covered by our master contract with the USW. We contributed approximately $38 million to the savings plans in 2002. In addition, we changed our vacation policy for domestic salaried associates in 2002. As a result of the changes to the policy, we did not incur vacation expense for domestic salaried associates in 2003. Vacation expense was approximately $67 million lower in 2003 compared to 2002 due to the impact of this change in vacation policy.

Interest Expense
      Interest expense in 2004 was $368.8 million, compared to $296.3 million in 2003 and $242.7 million (as restated) in 2002. Interest expense increased in 2004 from 2003 due to higher average debt levels, higher average interest rates and the April 1, 2003 restructuring and refinancing of our credit facilities. Interest expense increased in 2003 from 2002 (as restated) due to higher average debt levels. While we expect interest expense to increase in 2005 due to higher interest rates and higher average debt levels, we expect that the $3.35 billion refinancing we announced in February 2005 will partially offset this increase by reducing the amount over LIBOR we pay to maintain the refinanced facilities.

Other (Income) and Expense
      Other (income) and expense was $8.2 million in 2004, compared to $260.9 million (as restated) in 2003 and $48.5 million in 2002. Other (income) and expense included accounts receivable sales fees, debt refinancing fees and commitment fees totaling $116.5 million, $99.4 million and $48.4 million in 2004, 2003 and 2002, respectively. The higher level of financing fees and financial instruments in 2003 and 2004 was due to costs resulting from refinancing activities in those years. Amounts in 2004 included $20.5 million of deferred costs written-off in connection with refinancing activities in 2004. Financing fees and financial instruments included $45.6 million in 2003 related to new facilities in that year. Refer to the Note to the Financial Statements No. 11, Financing Arrangements and Derivative Financial Instruments, for further information about refinancing activities. We expect to incur additional financing fees in the future related to refinancings and capital market transactions.
      Other (income) and expense included net charges for general and product liability-discontinued products totaling $52.7 million, $138.1 million (as restated) and $33.8 million in 2004, 2003 and 2002, respectively. These charges related to asbestos personal injury claims and for liabilities related to Entran II claims, net of insurance recoveries. Of the $52.7 million of net expense recorded in 2004, $41.4 million related to Entran II claims ($141.4 million of expense and $100.0 million of insurance recoveries) and $11.3 million related to asbestos claims ($13.0 million of expense and $1.7 million of probable insurance recoveries). Of the $138.1 million (as restated) of net expense recorded in 2003, $180.4 million related to Entran II claims ($255.4 million of expense and $75.0 million of insurance recoveries) and $(42.3) million (as restated) related to asbestos claims ($24.3 million of expense and $66.6 million of probable insurance recoveries). Of the $33.8 million of net expense recorded in 2002, $9.8 million related to Entran II claims and $24.0 million related to asbestos claims. We did not record any probable insurance recoveries in 2002. Refer to the Note to the Financial Statements No. 20, Commitments and Contingent Liabilities, included herein, for further information about general and product liabilities.
      Other (income) and expense in 2004 included a gain of $13.3 million ($10.3 million after tax or $0.05 per share) on the sale of assets in North American Tire, European Union Tire and Engineered Products. In addition, a loss of $17.5 million ($17.8 million after tax or $0.09 per share) was recorded in 2004 on the sale of corporate assets and assets in North American Tire and European Union Tire, including a loss of $14.5 million ($15.6 million after tax or $0.08 per share) on the write-down of the assets of our natural rubber plantations in Indonesia. Other (income) and expense in 2004 also included a charge of $11.7 million ($11.6 million after tax or $0.07 per share) for insurance fire loss deductibles related to fires at our facilities in Germany, France and Thailand. During 2004, approximately $36 million in insurance recoveries were received related to these fire losses.
      Other (income) and expense in the 2004 fourth quarter included a benefit of $156.6 million ($156.6 million after tax or $0.75 per share) resulting from a settlement with certain insurance companies. We will receive $159.4 million ($156.6 million plus imputed interest of $2.8 million) in installments in 2005 and 2006 in exchange for releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded over prior years.
      Other (income) and expense in 2003 included a loss of $17.6 million ($8.9 million after tax or $0.05 per share) on the sale of 20,833,000 shares of common stock of Sumitomo Rubber Industries, Ltd. in the second quarter. A loss of $14.4 million ($13.2 million after tax or $0.08 per share) was recorded in 2003 on the sale of assets in Engineered Products, North American Tire and European Union Tire. A gain of $6.9 million ($5.8 million after tax or $0.04 per share) was recorded in 2003 resulting from the sale of assets in Asia/Pacific Tire, Latin American Tire and European Union Tire.
      Other (income) and expense in 2002 included gains of $28.0 million ($23.7 million after tax or $0.14 per share) resulting from the sale of assets in Latin American Tire, Engineered Products and European Union Tire. The write-off of a miscellaneous investment of $4.1 million ($4.1 million after tax or $0.02 per share) was also included in Other (income) and expense in 2002.

      For further information, refer to the Note to the Financial Statements No. 4, Other (Income) and Expense, included herein.

Foreign Currency Exchange
      Net foreign currency exchange loss was $23.4 million in 2004, compared to a net loss of $40.7 million (as restated) in 2003 and a net gain of $8.7 million (as restated) in 2002. Foreign currency exchange loss in 2004 was lower than in 2003 (as restated), as 2003 (as restated) reflected the weakening of the Brazilian Real versus the U.S. dollar. The loss in 2003 (as restated) included approximately $48 million of increased losses versus 2002 due to currency movements on U.S. dollar-denominated monetary items in Brazil and Chile. Net foreign currency exchange gain in 2002 (as restated) benefited by approximately $16 million from currency movements on U.S. dollar-denominated monetary items in Brazil. A loss of approximately $8 million resulting from currency movements on U.S. dollar-denominated monetary items in Argentina was also recorded in 2002.

Equity in (Earnings) Losses of Affiliates
      Equity in earnings of affiliates in 2004 was income of $8.4 million, compared to a loss of $14.5 million (as restated) in 2003 and a loss of $13.8 million (as restated) in 2002. The improvement in 2004 was due primarily to improved results at Rubbernetwork.com and the consolidation of SPT. Our share of losses at SPT was included in 2003 and 2002. SPT was consolidated effective January 1, 2004, pursuant to the provisions of FIN 46.

Income Taxes
      For 2004, we recorded tax expense of $207.9 million on income before income taxes and minority interest in net income of subsidiaries of $380.5 million. For 2003, we recorded tax expense of $117.1 million (as restated) on a loss before income taxes and minority interest in net income of subsidiaries of $657.5 million (as restated). For 2002, we recorded tax expense of $1.23 billion (as restated) on income before income taxes and minority interest in net income of subsidiaries of $36.6 million (as restated).
      The difference between our effective tax rate and the U.S. statutory rate was due primarily to our continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets. In 2002 we recorded a non-cash charge of $1.22 billion (as restated) ($6.95 per share (as restated)) to establish this valuation allowance.
      Income tax expense in 2004 includes net favorable tax adjustments totaling $60.1 million. These adjustments related primarily to the settlement of prior years’ tax liabilities.
      In 2002, we determined that earnings of certain international subsidiaries would no longer be permanently reinvested in working capital. Accordingly, we recorded a provision of $50.2 million for the incremental taxes incurred or to be incurred upon inclusion of such earnings in Federal taxable income.
      The American Job Creation Act of 2004 (the Act) was signed into law in October 2004 and replaces an export incentive with a deduction from domestic manufacturing income. As we are both an exporter and a domestic manufacturer and in a U.S. tax loss position, this change should have no material impact on our income tax provision. The Act also provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated no later than 2005. We have started an evaluation of the effects of the repatriation provision. We do not anticipate that the repatriation of foreign earnings under the Act would provide an overall tax benefit to us. However, we do not expect to be able to complete this evaluation until our 2005 tax position has been more precisely determined and the U.S. Congress or the U.S. Treasury Department provide additional guidance on certain of the Act’s provisions. Any repatriation of earnings under the Act is not expected to have a material impact on our results of operations, financial position or liquidity.
      The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our positions will be sustained when challenged by the taxing authorities. As of December 31, 2004, we had not recognized tax benefits of approximately $180 million relating to the reorganization of legal entities in 2001. Pursuant to the reorganization, our tax payments have been reduced by approximately $67 million through December 31, 2004. Should the ultimate outcome be unfavorable, we would be required to make a cash payment for all tax reductions claimed as of that date.
      For further information, refer to the Note to the Financial Statements No. 14, Income Taxes, included herein.

Rationalization Activity
      We recorded net rationalization costs of $55.6 million in 2004, $291.5 million in 2003 and $5.5 million in 2002. As of December 31, 2004, we had reduced employment levels by approximately 6,800 from January 1, 2002 and approximately 18,000 since January 1, 2000, primarily as a result of rationalization activities.

2004
      In 2004, net charges were recorded totaling $55.6 million ($52.0 million after-tax or $0.27 per share). The net charges included reversals of $39.2 million ($32.2 million after tax or $0.17 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $94.8 million ($84.2 million after tax or $0.44 per share). Included in the $94.8 million of new charges are $77.4 million for plans initiated in 2004. These plans consisted of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, manufacturing, sales, research and development and administrative associate reductions in North American Tire, and administrative associate reductions in European Union Tire and corporate functional groups. Approximately 1,400 associates will be released under programs initiated in 2004, of which approximately 1,070 were released to date (430 during the first nine months of 2005). The costs of the 2004 actions consisted of $40.1 million related to future cash outflows, primarily for associate severance costs, $31.9 million in non-cash pension curtailments and postretirement benefit costs, and $5.4 million of non-cancelable lease costs and other exit costs. Costs in 2004 also included $16.3 million related to plans initiated in 2003, consisting of $13.7 million for non-cancelable lease costs and other exit costs and $2.6 million of associate-related costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $34.9 million and lower leasehold and other exit costs of $4.3 million. Of the $34.9 million of associate severance cost reversals, $12.0 million related to previously-approved plans in Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.
      In 2004, $75.0 million was incurred primarily for associate severance payments, $34.6 million for non-cash pension curtailments and postretirement benefit costs, and $22.9 million was incurred for noncancelable lease costs and other costs. The remaining accrual balance for all programs was $67.6 million at December 31, 2004, substantially all of which is expected to be utilized within the next 12 months. In addition, accelerated depreciation charges totaling $10.4 million were recorded in 2004 for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2004 and 2003 in European Union Tire, Latin American Tire and Engineered Products. During 2004, $7.7 million was recorded as CGS and $2.7 million was recorded as SAG.

2003
      In 2003, net charges were recorded totaling $291.5 million ($267.1 million after tax or $1.52 per share). The net charges included reversals of $15.7 million ($14.3 million after tax or $0.08 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $307.2 million ($281.4 million after tax or $1.60 per share). The 2003 rationalization actions consisted of manufacturing, research and development, administrative and retail consolidations in North America, Europe and Latin America. Of the $307.2 million of new charges, $174.8 million related to future cash outflows, primarily associate severance costs, and $132.4 million related primarily to non-cash special termination benefits and pension and retiree benefit curtailments. Approximately 4,400 associates will be released under the programs initiated in 2003, of which approximately 2,700 were exited in 2003 and approximately 1,500 were exited during 2004. The reversals are primarily the result of lower than initially estimated associate-related payments of approximately $12 million, favorable sublease contract signings in the European Union of approximately $3 million and lower contract termination costs in the United States of approximately $1 million. These reversals do not represent changes in the plans as originally approved by management.
      As part of the 2003 rationalization program, we closed our Huntsville, Alabama tire facility in the fourth quarter of 2003. Of the $307.2 million of new rationalization charges in 2003, approximately $138 million related to the Huntsville closure and were primarily for associate-related costs, including severance, special termination benefits and pension and retiree benefit curtailments. The Huntsville closure also resulted in charges to CGS of approximately $35 million for asset impairments and $85 million for accelerated depreciation and the writeoff of spare parts. In addition, 2003 CGS included charges totaling approximately $8 million to write-off construction in progress related to the research and development rationalization plan, and approximately $5 million for accelerated depreciation on equipment taken out of service at European Union Tire’s facility in Wolverhampton, England.

2002
      In 2002, net charges were recorded totaling $5.5 million ($6.4 million after tax or $0.03 per share). The net charges included reversals of $18.0 million ($14.3 million after tax or $0.09 per share) for reserves from rationalization actions no longer needed for their originally intended purpose. In addition, new charges were recorded totaling $26.5 million ($23.0 million after tax or $0.14 per share) and other credits were recorded totaling $3.0 million ($2.3 million after tax or $0.02 per share). The 2002 rationalization actions consisted of a manufacturing facility consolidation in Europe, the closure of a mold manufacturing facility and a plant consolidation in the United States, and administrative consolidations. Of the $26.5 million charge, $24.2 million related to future cash outflows, primarily associate severance costs, and $2.3 million related to non-cash write-offs of equipment taken out of service in the Engineered Products and North American Tire Segments.

General
      Upon completion of the 2004 plans, we estimate that annual operating costs will be reduced by approximately $110 million (approximately $50 million SAG and approximately $60 million CGS) of which $9 million was realized during 2004. We estimate that SAG and CGS were reduced in the nine months ended September 30, 2005 by approximately $25 million as a result of the implementation of the 2004 and 2005 plans. We estimate that CGS and SAG were reduced in 2004 by approximately $120 million and $64 million, respectively, as a result of the implementation of the 2003 plans. Plan savings have been substantially offset by higher SAG and conversion costs including increased compensation and benefit costs.
      The remaining reserve for costs related to the completion of our rationalization actions was $29 million at September 30, 2005, compared to $68 million at December 31, 2004 and $143 million at December 31, 2003. The majority of the accrual balance of $29 million at September 30, 2005 is expected to be utilized within the next twelve months.
Union Agreement
      Our master contract with the USW committed us to consummate the issuance or placement of at least $250 million of debt securities and at least $75 million of equity or equity-linked securities by December 31, 2003 or the USW would have the right to file a grievance and strike. On March 12, 2004, we completed a private offering of $650 million in senior secured notes due 2011, consisting of $450 million of 11% senior secured notes and $200 million of floating rate notes at LIBOR plus 8%. On July 2, 2004, we completed a private offering of $350 million in 4% convertible senior notes due 2034 (an equity-linked security). Under the master contract we also committed to launch, by December 1, 2004, a refinancing of our U.S. term loan and revolving credit facilities due in April 2005, with loans or securities having a term of at least three years. We completed the refinancing of the U.S. term loan in March 2004 and refinanced the U.S. revolving credit facility in August 2004. In the event of a strike by the USW, our operations and liquidity could be materially adversely affected.
Critical Accounting Policies
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Actual results could differ from those estimates. Significant estimates include:

•	general and product liability and other litigation

•	environmental liabilities

•	workers’ compensation

•	recoverability of goodwill and other intangible assets

•	deferred tax asset valuation allowance

•	pension and other postretirement benefits

•	allowance for doubtful accounts

      On an ongoing basis, management reviews its estimates, based on currently available information. Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.
      General and Product Liability and Other Litigation. General and product liability and other recorded litigation liabilities are recorded based on management’s analysis that a loss arising from these matters is probable. If the loss can be reasonably estimated, we record the amount of the estimated loss. If the loss is estimated using a range and no point within the range is more probable than another, we record the minimum amount in the range. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Loss ranges are based upon the specific facts of each claim or class of claim and were determined after review by our in-house counsel, external counsel or a combination thereof. Court rulings on our cases or similar cases could impact our assessment of the probability and estimate of our loss, which could have an impact on our reported results of operations, financial position and liquidity. We record insurance recovery receivables related to our litigation claims when it is probable we will receive reimbursement from the insurer. Specifically, we are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos 1) in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or 2) in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts.
      Due to the potential exposure that the asbestos claims represent, we began using an independent asbestos valuation firm in connection with the preparation of our 2003 financial statements. The firm was engaged to review our existing reserves for pending claims, determine whether or not we could make a reasonable estimate of the liability associated with unasserted asbestos claims, and review our method of determining our receivables from probable insurance recoveries.
      Prior to the fourth quarter of 2003, our estimate for asbestos liability was based upon a review of the various characteristics of the pending claims by an experienced asbestos counsel. In addition, at that time we did not have an accrual for unasserted claims, as sufficient information was deemed to be not available to reliably estimate such an obligation prior to the fourth quarter of 2003.
      After reviewing our recent settlement history by jurisdiction, law firm, disease type and alleged date of first exposure, the valuation firm cited two primary reasons for us to refine our valuation assumptions. First, in calculating our estimated liability, the valuation firm determined that we had previously assumed that we would resolve more claims in the foreseeable future than is likely based on our historical record and nationwide trends. As a result, we now assume that a smaller percentage of pending claims will be resolved within the predictable future. Second, the valuation firm determined that it was not possible to estimate a liability for as many non-malignancy claims as we had done in the past. As a result, our current estimated liability includes fewer liabilities associated with non-malignancy claims than were included prior to December 2003.
      A significant assumption in our estimated liability is that it represents our estimated liability through 2008, which represents the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or changed circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. We had recorded liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $119.3 million at December 31, 2004 and $134.7 million (as restated) at December 31, 2003. The portion of the liability associated with unasserted asbestos claims was $37.9 million at December 31, 2004 and $54.4 million (as restated) at December 31, 2003. At December 31, 2004, our liability with respect to asserted claims and related defense costs was $81.4 million, compared to $80.3 million (as restated) at December 31, 2003.
      We maintain primary insurance coverage under coverage-in-place agreements as well as excess liability insurance with respect to asbestos liabilities. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery.
      Prior to 2003, we did not record a receivable for expected recoveries from excess carriers in respect of asbestos-related matters. We have instituted coverage actions against certain of these excess carriers. After consultation with our outside legal counsel and giving consideration to relevant factors, including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts, we determined an amount we expect is probable of recovery from such carriers. Accordingly, we recorded a receivable during 2003, which represents an estimate of recovery from our excess coverage insurance carriers relating to potential asbestos-related liabilities.
      The valuation firm also reviewed our method of valuing receivables recorded for probable insurance recoveries. Based upon the model employed by the valuation firm, as of December 31, 2004, (i) we had recorded a receivable related to asbestos claims of $107.8 million, compared to $121.3 million (as restated) at December 31, 2003, and (ii) we expect that approximately 90% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $9.4 million and $11.8 million (as restated) was included in Current assets as part of Accounts and notes receivable at December 31, 2004 and 2003, respectively.
      In addition to our asbestos claims, we are a defendant in various lawsuits related to our Entran II rubber hose product. During 2004, we entered into a settlement agreement to address a substantial portion of our Entran II liabilities. The claims associated with the plaintiffs that opted not to participate in the settlement will be evaluated in a manner consistent with our other litigation claims. We had recorded liabilities related to Entran II claims totaling $307.2 million at December 31, 2004 and $246.1 million at December 31, 2003.
      Environmental Matters. We had recorded liabilities totaling $39.5 million at December 31, 2004 and $32.6 million (as restated) at December 31, 2003 for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us. Our environmental liabilities are based upon our best estimate of the cost to remediate the identified locations. Our process for estimating the costs entails management selecting the best remediation alternative based upon either an internal analysis or third party studies and proposals. Our estimates are based upon the current law and approved remediation technology. The actual cost that will be incurred may differ from these estimates based upon changes in environmental laws and standards, approval of new environmental remediation technology, and the extent to which other responsible parties ultimately contribute to the remediation efforts.

      Workers’ Compensation. We had recorded liabilities, on a discounted basis, totaling $230.7 million and $195.7 million (as restated) for anticipated costs related to workers’ compensation at December 31, 2004 and December 31, 2003, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically update our loss development factors based on actuarial analyses. The increase in the liability from 2003 to 2004 was due primarily to an increase in reserves for existing claims, reflecting revised estimates of our ultimate liability in these cases, and updated actuarial assumptions related to unasserted claims. At December 31, 2004, the liability was discounted using the risk-free rate of return.
      For further information on general and product liability and other litigation, environmental matters and workers’ compensation, refer to the Note to the Financial Statements No. 20, Commitments and Contingencies, included herein, and Note 7 to the unaudited Interim Financial Statements, included herein.
      Goodwill and Other Intangible Assets. Generally accepted accounting principles do not permit goodwill or other intangible assets with indefinite lives to be amortized. Rather, these assets must be tested annually for potential indicator of impairment.
      For purposes of our annual impairment testing, we determine the estimated fair values of our reporting units using a valuation methodology based upon an EBITDA multiple using comparable companies in the global automotive industry sector and a discounted cash flow approach. The EBITDA multiple is adjusted if necessary to reflect local market conditions and recent transactions. The EBITDA of the reporting units are adjusted to exclude certain non-recurring or unusual items and corporate charges. EBITDA is based upon a combination of historical and forecasted results. Significant decreases in EBITDA in future periods could be an indication of a potential impairment. Additionally, valuation multiples in the global automotive industry sector would have to decline in excess of 25% to indicate a potential goodwill impairment.
      Goodwill totaled $720.3 million and other intangible assets totaled $162.6 million at December 31, 2004. We completed our 2004 annual valuation during the third quarter of 2004. The valuation indicated that there was no impairment of goodwill or other intangible assets with indefinite lives.
      Deferred Tax Asset Valuation Allowance. At December 31, 2004, we had valuation allowances aggregating $2.1 billion against all of our net Federal and state and some of our foreign net deferred tax assets.
      The valuation allowance was calculated in accordance with the provisions of SFAS 109 which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance. In accordance with SFAS 109, evidence, such as operating results during the most recent three-year period, is given more weight than our expectations of future profitability, which are inherently uncertain. Our U.S. losses in recent periods represented sufficient negative evidence to require a full valuation allowance against our net Federal and state deferred tax assets under SFAS 109. We intend to maintain a valuation allowance against our net deferred tax assets until sufficient positive evidence exists to support realization of such assets.
      Pensions and Other Postretirement Benefits. Our recorded liability for pensions and postretirement benefits other than pensions is based on a number of assumptions, including:

•	future health care costs,

•	maximum company-covered benefit costs,

•	life expectancies,

•	retirement rates,

•	discount rates,

•	long term rates of return on plan assets, and

•	future compensation levels.

      Certain of these assumptions are determined with the assistance of outside actuaries. Assumptions about future health care costs, life expectancies, retirement rates and future compensation levels are based on past experience and anticipated future trends, including an assumption about inflation. The discount rate for our U.S. plans is derived from a portfolio of corporate bonds from issuers rated AA- or higher by S&P. The total cash flows provided by the portfolio are similar to the timing of our expected benefit payment cash flows. The long term rate of return on plan assets is based on the compound annualized return of our U.S. pension fund over periods of 15 years or more, asset class return expectations and long-term inflation. These assumptions are regularly reviewed and revised when appropriate, and changes in one or more of them could affect the amount of our recorded net expenses for these benefits. If the actual experience differs from expectations, our financial position, results of operations and liquidity in future periods could be affected.
      The discount rate used in determining the recorded liability for our U.S. pension and postretirement plans was 5.75% for 2004, compared to 6.25% for 2003 and 6.75% for 2002. The decrease in the rate was due primarily to lower interest rates on long-term highly rated corporate bonds. As a result, interest cost included in our net periodic pension cost increased to $421.0 million in 2004, compared to $399.8 million in 2003 and $385.0 million in 2002. Interest cost included in our net periodic postretirement cost was $188.1 million in 2004, compared to $174.0 million in 2003 and $186.9 million in 2002. Actual return on plan assets was 12.1% in 2004, compared to expected returns of 8.5%.
      The following table presents the sensitivity of our projected pension benefit obligation, accumulated other postretirement obligation, shareholders’ equity, and 2005 expense to the indicated increase/decrease in key assumptions:

	+/- Change at December 31, 2004

	Change	PBO/ABO	Equity	2005 Expense
(Dollars in millions)
Pensions:
Assumption:
Discount rate	+/-0.5%	$260	$260	$14
Actual return on assets	+/-1.0%	N/A	30	32
Estimated return on assets	+/-1.0%	N/A	N/A	30
Postretirement Benefits:
Assumption:
Discount rate	+/-0.5%	148	N/A	4
Health care cost trends — total cost	+/-1.0%	14	N/A	2
      For further information on pensions, refer to the Note to the Financial Statements No. 13, Pensions, Other Postretirement Benefits and Savings Plans, included herein, and Note 6 to the unaudited Interim Financial Statements, included herein.
      Allowance for Doubtful Accounts. The allowance for doubtful accounts represents an estimate of the losses expected from our accounts and notes receivable portfolio. The level of the allowance is based on many quantitative and qualitative factors, including historical loss experience by region, portfolio duration, economic conditions and credit risk quality. The adequacy of the allowance is assessed quarterly.
      Different assumptions or changes in economic conditions would result in changes to the allowance for doubtful accounts. The allowance for doubtful accounts totaled $144.4 million and $128.9 million (as restated) at December 31, 2004 and 2003, respectively.
Segment Information
      Segment information reflects our strategic business units (SBUs), which are organized to meet customer requirements and global competition. The Tire businesses are segmented on a regional basis. Engineered Products is managed on a global basis.

      Effective January 1, 2005, Chemical Products was integrated into North American Tire. Intercompany sales from Chemical Products to other segments are no longer reflected in our segment sales. In addition, segment operating income from intercompany sales from Chemical Products to other segments is no longer reflected in our total segment operating income.
      Results of operations are measured based on net sales to unaffiliated customers and segment operating income. Segment operating income is computed as follows: Net Sales less CGS (excluding certain accelerated depreciation charges, asset impairment charges and asset write-offs) and SAG (including certain allocated corporate administrative expenses).
      Total segment operating income was $330 million in the third quarter of 2005, increasing $58 million from $272 million in the third quarter of 2004. Total segment operating margin (total segment operating income divided by segment sales) in the third quarter of 2005 was 6.6% compared to 5.8% in the third quarter of 2004.
      In the first nine months of 2005, total segment operating income was $938 million, increasing $231 million, or 33% from $707 million in the 2004 period. Total segment operating margin in the first nine months of 2005 was 6.3% compared to 5.2% in the 2004 comparable period.
      Management believes that total segment operating income is useful because it represents the aggregate value of income created by our SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBUs’ segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Refer to the Note to the Financial Statements No. 18, “Business Segments,” included herein, and Note 8 to the Unaudited Interim Financial Statements included herein, for further information and for a reconciliation of total segment operating income to Income before Income Taxes.

North American Tire

	Year Ended December 31,
				Three Months Ended				Nine Months Ended
				September 30,				September 30,
		Restated
							Percent				Percent
	2004	2003	2002	2005	2004	Change	Change	2005	2004	Change	Change
(In millions)
Tire Units	102.5	101.2	103.8	26.6	26.6	—	—%	77.2	77.1	0.1	0.2%
Net Sales	$8,568.6	$7,279.2	$7,095.4	$2,370	$2,257	$113	5.0%	$6,804	$6,366	$438	6.9%
Segment Operating Income	73.5	(102.5)	(21.5)	58	27	31	114.8%	124	44	80	181.8%
Segment Operating Margin	0.9%	(1.4)%	(0.3)%	2.4%	1.2%			1.8%	0.7%

Three Months Ended September 30, 2005 and 2004
      North American Tire unit sales in the 2005 third quarter remained flat from the prior year comparable quarter as the increase in consumer OE units of 0.1 or 1.9% was offset by a 0.1 unit or 15.5% decrease in the commercial OE market.
      Net sales increased 5.0% in the third quarter of 2005 from the comparable 2004 period due primarily to favorable price and product mix of approximately $98 million, driven by price increases to offset higher raw material costs and improved mix resulting from our strategy to focus on the higher value replacement market and being more selective in the OE market. Also positively impacting sales in the period were translation of approximately $7 million and approximately $7 million from growth in other tire related businesses.
      Operating income increased $31 million, or 114.8% in the third quarter of 2005 from the comparable 2004 period. The improvement was driven by our tire business’ improved price and product mix of approximately $83 million and lower conversion costs of approximately $13 million, due in part to lower OPEB costs. We also had an $11 million improvement in the operating income of our other tire related businesses. Overall, favorable SAG costs of $6 million primarily resulted from lower general and product liability claim costs. These favorable effects were partially offset by increased raw material costs of approximately $80 million in our tire business. Included in the 2005 results discussed above are $10 million of costs associated with the hurricanes.

      Operating income for the third quarter 2005 and 2004 did not include rationalization net charges of $3 million and $4 million, respectively. Operating income also did not include third quarter 2005 net gains on asset sales of $28 million.

Nine Months Ended September 30, 2005 and 2004
      Unit sales in the first nine months of 2005 increased 0.1 million units or 0.2% from the 2004 period. Replacement unit volume increased 1.4 million units or 2.6%, while OE volume decreased 1.2 million units or 4.9%.
      Net sales increased 6.9% in the first nine months of 2005 from the 2004 period due primarily to favorable price and product mix of approximately $256 million due to price increases to offset rising raw material costs and improved mix from our strategy to focus on the higher value consumer replacement market and being more selective in the consumer OE market and improved volume of $16 million. Also positively impacting sales for the period was growth in other tire related businesses including the T&WA business of approximately $139 million and translation of $27 million.
      Operating income increased $80 million, or 181.8% in the first nine months of 2005 from the 2004 period. The improvement was driven by improved price and product mix of approximately $188 million, lower conversion costs of approximately $73 million, primarily related to the implementation of cost reduction initiatives resulting in productivity improvements, lower OPEB costs and rationalization activities, including the closure of the Huntsville plant, related to our tire business and by an approximate $42 million improvement in the earnings of our retail, external chemicals and other tire related businesses. The 2005 period was unfavorably impacted by increased raw material costs of approximately $210 million in our tire business and an increase in segment SAG costs of approximately $12 million, primarily related to higher compensation costs. Included in the 2005 results discussed above are $10 million of costs associated with the hurricanes.
      Operating income in the first nine months of 2005 did not include rationalization net reversals of $6 million and a net gain on asset sales of $36 million. Operating income in the first nine months of 2004 did not include rationalization net charges totaling $10 million and a gain on asset sales of $2 million.
      During the third quarter, in order to better reflect the actual operating performance of the businesses within our North American Tire Segment, we began to include raw material and manufacturing conversion variances directly related to our other tire businesses in their results for management reporting purposes. The change, which was applied to all periods presented, resulted in approximately $21 million of unfavorable variances previously included within tire business results being reclassified to other tire related business for the six month period ended June 30, 2005. The overall segment operating income was not effected by this change.

Fiscal Years Ended 2004, 2003 and 2002
      North American Tire unit sales in 2004 increased 1.3 million units or 1.3% from 2003 but decreased 1.3 million units or 1.3% from 2002. Replacement unit sales in 2004 increased 2.2 million units or 3.2% from 2003 and 1.1 million units or 1.6% from 2002. Original equipment volume in 2004 decreased 0.9 million units or 2.6% from 2003 and 2.4 million units or 7.1% from 2002. Replacement unit volume in 2004 increased from 2003 due primarily to higher sales of Goodyear brand tires. OE unit sales in 2004 decreased from 2003 due primarily to a slowdown in the automotive industry that resulted in lower levels of vehicle production and our selective fitment strategy in the consumer original equipment business.
      Net sales in 2004 increased 17.7% from 2003 and 20.8% from 2002. Net sales in 2004 increased $523.8 million from 2003 due to the consolidation of T&WA in January 2004 in accordance with FIN 46. Sales were also favorably affected by approximately $312 million resulting from favorable pricing and product mix, due primarily to strong sales of Goodyear brand consumer tires and commercial tires. In addition, net sales benefited by approximately $271 million due to increased volume, mainly in the commercial OE and consumer replacement and retail markets. External chemical sales increased approximately $189 million primarily from increased pricing and improved volume.

      Net sales in 2003 increased 2.6% from 2002. Net sales increased in 2003 due to improved pricing and product mix of approximately $118 million, primarily in the consumer replacement and original equipment markets, and lower product related adjustments of approximately $10 million. The production slowdown by automakers and a decrease in the consumer replacement custom brand channel contributed to lower volume of approximately $86 million in 2003. External chemical sales increased approximately $130 million primarily from increased pricing and improved volume in both natural and synthetic rubber.
      During 2002, we supplied approximately 500 thousand tire units with an operating income benefit of approximately $10 million in connection with the Ford tire replacement program. Ford ended the replacement program on March 31, 2002.
      Operating income in 2004 increased significantly from 2003 and 2002. Operating income in 2004 rose from 2003 (as restated) due primarily to improvements in pricing and product mix of approximately $201 million, primarily in the consumer and commercial replacement markets. In addition, operating income benefited by approximately $65 million from increased volume, primarily in the consumer replacement, commercial OE and retail markets. Operating income was favorably affected by savings from rationalization programs totaling approximately $78 million. Operating income in 2004 was unfavorably impacted by increased raw material costs of approximately $99 million and higher transportation costs of $32 million. SAG in 2004 was approximately $58 million higher than in 2003, due in part to increased advertising costs of approximately $25 million and increased compensation and benefits costs of approximately $12 million. External chemical operating income improved approximately $14 million due to improved pricing and product mix and higher volume.
      Operating income in 2003 (as restated) decreased significantly from 2002 (as restated). Higher raw materials costs of approximately $151 million, higher manufacturing conversion costs of approximately $86 million, primarily related to contractual increases, and lower consumer volume of approximately $12 million adversely impacted 2003 operating income. Operating income benefited by approximately $66 million from savings related to rationalization programs and by approximately $37 million due to lower research and development expenditures. Operating income in 2003 (as restated) included a benefit of approximately $51 million from the previously mentioned change in the domestic salaried associates’ vacation policy, and $20 million of insurance recoveries related to general and product liabilities. External chemical operating income deteriorated by approximately $8 million due to increased raw material and conversion costs.
      Operating income did not include net rationalization charges (credits) totaling $8.4 million in 2004, $191.9 million in 2003 and $(1.9) million in 2002. In addition, operating income did not include losses on asset sales of $13.2 million in 2004 and $3.8 million in 2003, and the write-off of a miscellaneous investment totaling $4.1 million in 2002.

European Union Tire

	Year Ended December 31,
				Three Months Ended				Nine Months Ended
				September 30,				September 30,
		Restated
							Percent				Percent
	2004	2003	2002	2005	2004	Change	Change	2005	2004	Change	Change
(In millions)
Tire Units	62.8	62.3	61.5	16.2	15.8	0.4	2.5%	48.1	47.5	0.6	1.3%
Net Sales	$4,476.2	$3,921.5	$3,319.4	$1,131	$1,085	$46	4.2%	$3,507	$3,256	$251	7.7%
Segment Operating Income	252.7	129.8	101.1	80	68	12	17.6%	272	195	77	39.5%
Segment Operating Margin	5.6%	3.3%	3.0%	7.1%	6.3%			7.8%	6.0%

Three Months Ended September 30, 2005 and 2004
      European Union Tire segment unit sales in the 2005 third quarter increased 0.4 million units or 2.5% from the 2004 period. Replacement unit sales increased 0.4 million units or 3.9% while OE volume was essentially flat compared to the third quarter of 2004.
      Net sales in the third quarter of 2005 increased 4.2% compared to the third quarter of 2004 primarily due to price and product mix of approximately $51 million driven by price increases to offset higher raw material costs and a favorable mix toward the consumer replacement and commercial markets. Also contributing to the sales increase was a volume increase of approximately $24 million, largely due to increases in the consumer replacement market. This improvement was partially offset by the lower sales in other tire related business of $16 million and unfavorable currency translation totaling approximately $11 million.
      For the third quarter of 2005, operating income increased $12 million, or 17.6% compared to 2004 due to improvements in price and product mix of approximately $40 million driven by price increases to offset higher raw material costs and a continued shift towards higher value high performance, ultra-high performance and commercial tires. Operating income was adversely affected by higher raw material costs of approximately $13 million, higher SAG expense of approximately $10 million primarily related to higher selling and advertising expenses, and $6 million in higher other tire related business expenses.
      Operating income for the third quarter of 2005 and 2004 did not include rationalization net charges totaling $3 million and $1 million, respectively. In 2004, operating income did not include a $1 million gain on the sale of assets.

Nine Months Ended September 30, 2005 and 2004
      Unit sales in the first nine months 2005 increased 0.6 million units or 1.3% from the 2004 period. Replacement volume increased 0.9 million units or 2.5% while OE volume decreased 0.3 million units or 1.8%.
      Net sales in the first nine months of 2005 increased $251 million, or 7.7% compared to the first nine months of 2004 primarily due to price and product mix improvements of approximately $168 million driven by price increases to offset higher raw material costs and a favorable mix toward the consumer replacement and commercial markets and the favorable effect of currency translation totaling approximately $76 million. Volume increases in the first nine months impacted sales by approximately $37 million largely due to increases in the consumer replacement and OE commercial market.
      For the first nine months of 2005, operating income increased by $77 million, or 39.5% compared to 2004 due primarily to improvements in price and product mix of approximately $117 million and increased volume of $9 million largely due to increases in the consumer replacement and commercial OE markets. Operating income was adversely affected by higher raw material costs of approximately $40 million in the first nine months of 2005 compared to 2004 and higher SAG expense of $11 million, due primarily to increased advertising costs.
      Operating income in the first nine months of 2005 did not include rationalization net charges of $1 million and a gain on asset sales of $4 million. Operating income in the first nine months of 2004 did not include rationalization net charges totaling $26 million and a gain on asset sales of $3 million.

Fiscal Years 2004, 2003 and 2002
      European Union Tire unit sales in 2004 increased 0.5 million units or 0.8% from 2003 and 1.3 million units or 2.0% from 2002. Replacement unit sales in 2004 approximated 2003 levels but increased 2.6 million units or 6.4% from 2002. Original equipment volume in 2004 increased 0.5 million units or 2.4% from 2003 but decreased 1.3 million units or 7.0% from 2002. Replacement unit sales in 2004 were flat, reflecting product shortages, especially in the first half of 2004. OE unit sales in 2004 increased from 2003 due primarily to increased sales of consumer tires and improved conditions in the commercial market.
      Net sales in 2004 increased 14.1% from 2003 and 34.8% from 2002. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $382 million from currency translation, mainly from the Euro. Net sales rose by approximately $130 million due to improved pricing and product mix, due primarily to price increases and a shift in mix towards higher priced premium brands. Additionally, higher OE volume increased 2004 net sales by approximately $41 million.
      Net sales in 2003 (as restated) increased 18.1% from 2002. Net sales increased in 2003 compared to 2002 due primarily to a benefit of approximately $587 million from currency translation, mainly from the Euro. In addition, net sales rose by approximately $42 million due to higher volume in the consumer replacement market. Negative pricing and product mix in retail operations adversely impacted net sales in 2003 by approximately $30 million.
      Operating income in 2004 increased 94.7% from 2003 and 150.0% from 2002. Operating income in 2004 rose from 2003 due primarily to improvements in pricing and product mix of approximately $135 million. In addition, higher sales volume benefited operating income by approximately $9 million. In addition, to higher production and productivity improvements increased 2004 operating income by approximately $4 million. Savings from rationalization actions benefited operating income by approximately $47 million. Operating income rose by approximately $13 million from currency translation. Operating income was adversely impacted by higher raw material costs totaling approximately $42 million. SAG rose by approximately $39 million, due primarily to higher selling and advertising expenses related to premium brand tires.
      Operating income in 2003 (as restated) increased 28.4% from 2002. Operating income in 2003 increased due primarily to savings from rationalization programs of approximately $57 million, and the benefit of higher production tonnage and increased productivity totaling approximately $17 million. Operating income rose by approximately $26 million due to the favorable impact of currency translation and by approximately $10 million from improved volume, particularly in the replacement market. Improved pricing and product mix, mainly in the consumer replacement and original equipment markets, benefited operating income in 2003 by approximately $5 million. Operating income was adversely impacted by higher raw material costs of approximately $50 million, higher pension costs of approximately $18 million and higher SAG costs due to increased advertising of approximately $14 million. In addition, operating income in 2003 included a charge of approximately $13 million for an unfavorable court settlement.
      Operating income did not include net rationalization charges (credits) totaling $23.1 million in 2004, $54.3 million in 2003 and $(0.4) million in 2002. In addition, operating income did not include (gains) losses on asset sales of $(6.2) million in 2004, $1.5 million (as restated) in 2003 and $(13.7) million (as restated) in 2002.
      European Union Tire’s results are highly dependent upon the German market, which accounted for 37% of European Union Tire’s net sales in 2004. Accordingly, results of operations in Germany will have a significant impact on European Union Tire’s future performance and could also have an impact on our other segments.

Eastern Europe, Middle East and Africa Tire

				Three Months Ended				Nine Months Ended
	Year Ended December 31,			September 30,				September 30,

							Percent				Percent
	2004	2003	2002	2005	2004	Change	Change	2005	2004	Change	Change
(In millions)
Tire Units	18.9	17.9	16.1	5.4	5.2	0.2	4.9%	14.9	14.4	0.5	3.8%
Net Sales	$1,279.0	$1,073.4	$807.1	$394	$344	$50	14.5%	$1,076	$928	$148	15.9%
Segment Operating Income	193.8	146.6	93.2	64	60	4	6.7%	160	148	12	8.1%
Segment Operating Margin	15.2%	13.7%	11.5%	16.2%	17.4%			14.9%	15.9%

Three Months Ended September 30, 2005 and 2004
      Eastern Europe, Middle East and Africa Tire unit sales in the 2005 third quarter increased 0.2 million units or 4.9% from the comparable 2004 period primarily related to increased OE unit sales of 0.2 million units or 22.5% driven by growth in emerging markets.
      Net sales increased by $50 million, or 14.5% in the 2005 third quarter compared to 2004 mainly due to price and product mix of approximately $20 million, favorable currency translation of $11 million, increased volume of approximately $11 million, as well as increased retail sales of approximately $6 million.
      Operating income in the 2005 third quarter increased by $4 million, or 6.7% from the third quarter of 2004. Operating income for the 2005 period was favorably impacted by price and product mix of approximately $13 million, improved volume of approximately $5 million and foreign currency translation of approximately $3 million. Negatively impacting operating income in the 2005 period was higher raw material costs of approximately $8 million, higher conversion costs of approximately $4 million and higher SAG costs of $5 million.

Nine Months Ended September 30, 2005 and 2004
      Unit sales in the first nine months of 2005 increased 0.5 million units or 3.8% from the 2004 period. Replacement volume increased 0.2 million units or 2.0% and OE volume increased 0.3 million units or 12.2%.
      For the first nine months of 2005, net sales increased $148 million, or 15.9%, compared to 2004 mainly due to the favorable impact of currency translation of approximately $53 million. Improved volume of approximately $24 million, price and product mix of approximately $51 million, and increased retail sales of approximately $17 million positively impacted sales in the period.
      Operating income in the first nine months of 2005 increased by $12 million, or 8.1% from the first nine months of 2004. Operating income for 2005 was favorably impacted by positive foreign currency translation of approximately $22 million, improved volume of approximately $11 million and price and product mix of approximately $40 million, due primarily to price increases across the region and growth in premium brands. Negatively impacting the 2005 period were higher raw material costs of approximately $24 million and lower inter-segment sales volumes, which reduced operating income by approximately $25 million. Also negatively impacting the period were increased SAG costs of approximately $9 million, primarily related to higher advertising and marketing expenses.
      Operating income in the first nine months of 2005 did not include a loss on asset sales of $1 million.

Fiscal Years 2004, 2003, 2002
      Eastern Europe, Middle East and Africa Tire (“Eastern Europe Tire”) unit sales in 2004 increased 1.0 million units or 5.2% from 2003 and 2.8 million units or 16.8% from 2002. Replacement unit sales in 2004 increased 0.6 million units or 4.0% from 2003 and 2.1 million units or 15.6% from 2002. Original equipment volume in 2004 increased 0.4 million units or 10.7% from 2003 and 0.7 million units or 22.3% from 2002. Replacement unit sales in 2004 increased from 2003 due primarily to growth in emerging markets. OE unit sales in 2004 increased from 2003 due primarily to growth in the automotive industry in Turkey and South Africa.
      Net sales in 2004 increased 19.2% from 2003 and 58.5% from 2002. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $102 million from currency translation, primarily in South Africa, Poland and Slovenia. In addition, net sales rose by approximately $97 million on improved pricing and mix. Higher overall volume, mainly due to improved economic conditions, increased net sales by $41 million. Negative results in our South African retail business adversely impacted net sales by approximately $32 million, which reflected the net impact of volume, pricing, product mix and currency translation.
      Net sales in 2003 increased 33.0% from 2002. Net sales in 2003 increased from 2002 due primarily to a benefit of approximately $156 million from currency translation, primarily in South Africa and Slovenia. Net sales rose by approximately $62 million on higher volume in both the consumer replacement and original equipment markets. In addition, improved pricing, due primarily to a shift in mix toward higher- priced winter and high performance tires, benefited net sales by approximately $48 million.
      Operating income in 2004 increased 32.2% from 2003 and 107.9% from 2002. Operating income in 2004 rose from 2003 due primarily to a benefit of approximately $62 million resulting from price increases and a shift in mix toward high performance tires. Operating income increased by approximately $16 million on higher volume, primarily in Turkey, Russia, South Africa and Central Eastern Europe, and by approximately $11 million from the favorable effect of currency translation. Operating income was adversely impacted by higher raw material and conversion costs totaling approximately $28 million. In addition, SAG expense was approximately $16 million higher resulting primarily from increased selling activity in growing and emerging markets.

      Operating income in 2003 increased 57.3% from 2002. Operating income increased in 2003 due primarily to a benefit of approximately $33 million from price increases and a shift in mix toward winter and high performance tires. Operating income also benefited by approximately $24 million from higher volume and approximately $15 million from currency translation, mainly in South Africa and Slovenia, and improved conversion costs of approximately $13 million. Operating income was adversely impacted by higher raw material costs of approximately $12 million and higher SAG expense of approximately $12 million, primarily for wages, benefits and advertising.
      Operating income did not include net rationalization charges (credits) totaling $3.6 million in 2004, $(0.1) million in 2003 and $(0.4) million in 2002. In addition, operating income did not include losses on asset sales of $0.1 million in 2004.

Latin American Tire

	Year Ended December 31,
				Three Months Ended				Nine Months Ended
				September 30,				September 30,
		Restated
							Percent				Percent
	2004	2003	2002	2005	2004	Change	Change	2005	2004	Change	Change
(In millions)
Tire Units	19.6	18.7	19.9	5.0	4.9	0.1	2.3%	15.4	14.5	0.9	5.9%
Net Sales	$1,245.4	$1,041.0	$947.7	$372	$316	$56	17.7%	$1,101	$910	$191	21.0%
Segment Operating Income	251.2	148.6	107.6	77	64	13	20.3%	241	187	54	28.9%
Segment Operating Margin	20.2%	14.3%	11.4%	20.7%	20.3%			21.9%	20.5%

Three Months Ended September 30, 2005 and 2004
      Latin American Tire unit sales in the 2005 third quarter increased 0.1 million units or 2.3% from the 2004 period primarily due to an increase in OE volume of 0.1 million units or 8.7%.
      Net sales in the 2005 third quarter increased $56 million, or 17.7% from the 2004 period. Net sales increased in 2005 due to favorable impact of currency translation, mainly in Brazil, of approximately $37 million, favorable price and product mix of approximately $14 million and increased volume of approximately $7 million.
      Operating income in the third quarter 2005 increased $13 million, or 20.3% from the comparable period in 2004. Operating income was favorably impacted by approximately $19 million related to improved pricing and product mix, as well as approximately $2 million due to increased volumes and approximately $24 million from the favorable impact of currency translation. Increased raw material costs of approximately $29 million and higher conversion costs of approximately $6 million, due primarily to higher compensation costs, negatively impacted operating income compared to the 2004 period.

Nine Months Ended September 30, 2005 and 2004
      Unit sales in the first nine months 2005 increased 0.9 million units or 5.9% from the 2004 period. OE volume increased 0.8 million units or 24.2% while replacement units increased 0.1 million units or 0.4%.
      For the first nine months of 2005 net sales increased $191 million, or 21.0% from the comparable 2004 period. Net sales increased in 2005 due to improvements in price and product mix of approximately $58 million, volume of approximately $49 million and the favorable impact of currency translation, mainly in Brazil, of approximately $89 million.
      Operating income in the first nine months of 2005 increased $54 million, or 28.9% from the comparable period in 2004. Operating income was favorably impacted by approximately $79 million related to improved pricing and product mix and the favorable impact of currency translation of approximately $50 million. Increased raw material costs of approximately $65 million and higher conversion costs of approximately $12 million, primarily due to higher compensation costs, negatively impacted operating income compared to the 2004 period.

      Operating income in the first nine months of 2004 did not include rationalization net charges of $2 million.
      Given Latin American Tire’s continued contribution to our operating income, significant fluctuations in their sales, operating income and operating margins, may have a disproportionate impact on our consolidated results of operations.

Fiscal Years 2004, 2003 and 2002
      Latin American Tire unit sales in 2004 increased 0.9 million units or 5.0% from 2003 but decreased 0.3 million units or 1.6% from 2002. Replacement unit sales in 2004 increased 0.8 million units or 5.3% from 2003 and 0.8 million units or 5.8% from 2002. Original equipment volume in 2004 increased 0.1 million units or 3.9% from 2003 but decreased 1.1 million units or 20.1% from 2002. Replacement unit sales in 2004 increased from 2003 due primarily to improved commercial and consumer demand. OE unit sales in 2004 increased slightly from 2003, reflecting improved commercial volume.
      Net sales in 2004 increased 19.6% from 2003 and 31.4% from 2002. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $134 million from price increases and improved product mix in the replacement market. Net sales rose by approximately $60 million on higher volume and approximately $7 million from currency translation.
      Net sales in 2003 increased 9.8% from 2002. Net sales increased in 2003 due primarily to a benefit of approximately $212 million from improved pricing and product mix. Currency translation, mainly in Brazil and Venezuela, adversely impacted net sales by approximately $79 million, and lower volume, primarily in the consumer and commercial original equipment markets, adversely impacted net sales by approximately $38 million.
      Operating income in 2004 increased 69.0% from 2003 and 133.5% from 2002. Operating income in 2004 increased from 2003 due primarily to a benefit of approximately $126 million from improved pricing and product mix in the replacement market. Operating income benefited by approximately $13 million from higher volume and $5 million from savings from rationalization programs. Operating income was adversely impacted by higher raw material and conversion costs totaling approximately $41 million and approximately $2 million from currency translation. In addition, SAG expense rose by approximately $11 million, due primarily to increased wages and benefits and advertising expenses.
      Operating income in 2003 (as restated) increased 38.1% from 2002. Operating income in 2003 rose due primarily to a benefit of approximately $134 million from improved pricing and product mix, and a benefit of approximately $3 million from higher volume. Operating income was adversely impacted by higher raw material costs of approximately $50 million and by approximately $20 million from currency translation, primarily in Brazil and Venezuela. In addition, conversion costs related to utilities rose by approximately $12 million and SAG expense was higher by approximately $11 million, due primarily to expenses related to airships, doubtful accounts and wages and benefits.
      Operating income did not include net rationalization charges (credits) totaling $(1.7) million in 2004 and $10.0 million in 2003. In addition, operating income did not include (gains) losses on asset sales of $(2.0) million in 2003 and $(13.7) million in 2002.

Asia/ Pacific Tire

	Year Ended
	December 31,
				Three Months Ended				Nine Months Ended
				September 30,				September 30,
		Restated
							Percent				Percent
	2004	2003	2002	2005	2004	Change	Change	2005	2004	Change	Change
(In millions)
Tire Units	19.5	13.4	13.0	5.2	4.9	0.3	6.3%	15.1	14.6	0.5	2.9%
Net Sales	$1,312.0	$581.8	$531.3	$356	$319	$37	11.6%	$1,065	$970	$95	9.8%
Segment Operating Income	61.1	49.9	43.7	24	19	5	26.3%	63	44	19	43.2%
Segment Operating Margin	4.7%	8.6%	8.2%	6.7%	6.0%			5.9%	4.5%

Three Months Ended September 30, 2005 and 2004
      Asia/ Pacific Tire unit sales in the 2005 third quarter increased 0.3 million units or 6.3% from the 2004 period. OE volume increased 0.4 million units or 29.0% while replacement units decreased 0.1 million units, or 1.7%.
      Net sales in the 2005 quarter increased $37 million, or 11.6% compared to the 2004 period due to favorable currency translation of approximately $14 million, a volume increase of approximately $16 million and net favorable price and mix of approximately $3 million.
      Operating income in the third quarter of 2005 increased $5 million, or 26.3% compared to the 2004 period due to improved price and product mix of approximately $13 million and higher volume of approximately $4 million, offset in part by raw material cost increases of $11 million.
Nine Months Ended September 30, 2005 and 2004
      Unit sales in the first nine months 2005 increased 0.5 million units or 2.9% from the 2004 period. Replacement volume decreased 0.3 million units or 2.9% while OE volume increased 0.8 million units or 19.3%.
      Net sales in the first nine months of 2005 increased $95 million, or 9.8% compared to the first nine months of 2004 due to favorable price and product mix of approximately $30 million, favorable currency translation of approximately $38 million and increased volume of approximately $23 million.
      Operating income in the first nine months of 2005 increased $19 million, or 43.2% compared to the 2004 period due to improved price and product mix of approximately $36 million, driven by price increases to offset raw material costs, and non-recurring FIN 46 related charges of approximately $7 million in 2004, offset in part by raw material cost increases of $32 million and higher SAG costs of $2 million. Also positively impacting income for the period were increased volume of approximately $5 million and favorable foreign currency translation of approximately $2 million.
      Operating income for the first nine months of 2005 did not include rationalization net reversals of $2 million.

Fiscal Years 2004, 2003 and 2002
      Asia/ Pacific Tire unit sales in 2004 increased 6.1 million units or 45.5% from 2003 and 6.5 million units or 52.4% from 2002. Replacement unit sales in 2004 increased 5.4 million units or 60.0% from 2003 and 5.4 million units or 58.4% from 2002. Original equipment volume in 2004 increased 0.7 million units or 15.6% from 2003 and 1.1 million units or 37.4% from 2002. Unit sales in 2004 increased by 5.5 million replacement units and 0.8 million OE units due to the consolidation of South Pacific Tyres, as discussed below. Excluding the impact of SPT, replacement unit volume increased slightly, and OE volume decreased due primarily to lower consumer volume.
      Effective January 1, 2004, Asia/ Pacific Tire includes the operations of South Pacific Tyres, an Australian Partnership, and South Pacific Tyres N.Z. Limited, a New Zealand company (together, “SPT”), joint ventures 50% owned by Goodyear and 50% owned by Ansell Ltd. SPT is the largest tire manufacturer in Australia and New Zealand, with two tire manufacturing plants and 14 retread plants. SPT sells Goodyear- brand, Dunlop-brand and other house and private brand tires through its chain of 417 retail stores, commercial tire centers and independent dealers.
      Net sales in 2004 increased 125.5% from 2003 and 146.9% from 2002. Net sales in 2004 increased from 2003 due primarily to the consolidation of SPT, which benefited 2004 sales by $707.4 million. Net sales also rose by approximately $32 million due to improved pricing and product mix, but were adversely impacted by lower volume excluding SPT of $18 million.

      Net sales in 2003 increased 9.5% from 2002. Net sales increased in 2003 due primarily to a benefit of approximately $29 million from increased volume, largely a result of strong original equipment demand. Net sales also increased by approximately $16 million due to currency translation, primarily in India and Australia.
      Operating income in 2004 increased 22.4% from 2003 and 39.8% from 2002. Operating income in 2004 increased from 2003 due primarily to a benefit of approximately $25 million from price increases and improved product mix, and a reduction in conversion costs of approximately $4 million. Operating income was adversely impacted by higher raw material costs totaling approximately $22 million and approximately $3 million from lower volume. In addition, SAG expenses rose by approximately $6 million. The consolidation of SPT increased Asia/ Pacific Tire operating income by approximately $11.7 million in 2004; however, it reduced operating margin to 4.7% in 2004 from 8.6% in 2003.
      Operating income in 2003 (as restated) increased 14.2% from 2002. Operating income in 2003 increased due primarily to a benefit of approximately $14 million from improved consumer and farm product mix and higher selling prices in both replacement and original equipment markets. In addition, operating income increased by approximately $8 million due to currency translation and approximately $7 million due to increased volume in the original equipment market. Operating income was favorably affected in 2003 by approximately $3 million due to increased sales of miscellaneous products and improved equity income. Operating income was adversely impacted by higher raw material costs of approximately $27 million.
      Operating income did not include net rationalization charges (credits) totaling $(1.7) million in 2002. In addition, operating income did not include (gains) losses on asset sales of $(2.1) million in 2003.
      Prior to 2004, results of operations of SPT were not included in Asia/ Pacific Tire, and were included in the Consolidated Statement of Operations using the equity method.
      SPT operating income in 2003 increased substantially from 2002 due primarily to the benefits of the rationalization programs in the prior years. SPT operating income did not include net rationalization charges (credits) totaling $8.7 million in 2003 and $3.2 million in 2002. SPT debt totaled $255.2 million at December 31, 2003 of which $72.0 million was payable to Goodyear.

Engineered Products

	Year Ended December 31,
				Three Months Ended				Nine Months Ended
				September 30,				September 30,
		Restated
							Percent				Percent
	2004	2003	2002	2005	2004	Change	Change	2005	2004	Change	Change
(In millions)
Net Sales	$1,471.3	$1,204.7	$1,127.5	$407	$379	$28	7.4%	$1,236	$1,091	$145	13.3%
Segment Operating Income	113.2	46.8	39.0	27	34	(7)	(20.6)%	78	89	(11)	(12.4)%
Segment Operating Margin	7.7%	3.9%	3.5%	6.6%	9.0%			6.3%	8.2%

Three Months Ended September 30, 2005 and 2004
      Engineered Products sales increased $28 million, or 7.4% in the third quarter of 2005 from 2004 levels due to improved price and product mix of approximately $19 million and the favorable effect of currency translation of approximately $11 million.
      Operating income decreased $7 million, or 20.6% in the third quarter of 2005 compared to the 2004 period due primarily to increased conversion costs of approximately $10 million, higher raw material costs of approximately $7 million, and higher SAG expense of approximately $3 million primarily due to higher bad debt expenses. Also negatively impacting earnings in the period were higher freight costs of $3 million. Operating income was favorably impacted by improved volume of approximately $3 million and improved price and product mix of approximately $15 million.
      Operating income did not include $3 million and $23 million of rationalization net charges for the three months ended September 30, 2005 and 2004, respectively.

Nine Months Ended September 30, 2005 and 2004
      Sales increased $145 million, or 13.3% in the first nine months of 2005 from 2004 due to improved volume of approximately $83 million, mainly in the industrial and military channels, improved price and product mix of approximately $33 million and the favorable effect of currency translation of approximately $30 million.
      Operating income decreased $11 million, or 12.4% in the first nine months of 2005 compared to the 2004 period due primarily to increased conversion costs of approximately $22 million, higher raw material costs of approximately $21 million and higher SAG expense of approximately $13 million primarily due to higher compensation, consulting and bad debt expenses. Higher product liability expenses and freight costs aggregating $8 million also contributed to the decrease in operating income. Operating income was favorably impacted by improved volume of approximately $35 million and price and product mix of $16 million.
      Operating income did not include rationalization net charges of $3 million and $23 million for the nine months ended September 30, 2005 and 2004, respectively. Operating income for the first nine months of 2004 did not include a gain on the sale of assets of $1 million.
      On September 20, 2005 we announced that we are exploring the possible sale of our Engineered Products business.

Fiscal Years 2004, 2003 and 2002
      Engineered Products sales in 2004 increased 22.1% from 2003 and 30.5% from 2002. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $194 million resulting from increased volume and approximately $37 million from improved pricing and product mix, each largely as a result of strong sales to military and OE industrial and heavy duty customers. Net sales also rose by approximately $35 million from currency translation. We expect military sales to remain strong in 2005, but anticipate a reduction in such sales in 2006.
      Net sales in 2003 increased 6.8% from 2002. Net sales increased in 2003 due primarily to a benefit of approximately $39 million from currency translation. Net sales rose by approximately $30 million on increased military sales and approximately $8 million on improved pricing and mix.
      Operating income in 2004 increased 141.9% from 2003 and 190.3% from 2002. Operating income in 2004 increased from 2003 due primarily to a benefit of approximately $75 million from increased volume, largely in military and industrial products. Operating income also reflected savings from rationalization programs of approximately $24 million. SAG was approximately $18 million higher and conversion costs rose approximately $10 million. Operating income in 2003 (as restated) was adversely impacted by charges totaling approximately $19 million related to account reconciliation adjustments in the restatement reported in our 2003 Form 10-K.
      Operating income in 2003 (as restated) increased 20.0% from 2002. Operating income in 2003 increased due primarily to benefits of approximately $8 million from increased military sales, lower raw material costs of approximately $5 million, and currency translation of approximately $5 million. The previously mentioned change in the domestic salaried vacation policy also favorably affected 2003 operating income by approximately $8 million. Operating income in 2003 was adversely impacted by unfavorable price/mix of approximately $11 million due to increased sales of original equipment and heavy duty product, and higher SAG costs (excluding the impact of the vacation policy change) of approximately $9 million, primarily related to increased sales efforts. As previously mentioned, operating income in 2003 included charges totaling approximately $19 million related to account reconciliation adjustments in previously-mentioned restatement reported in our 2003 Form 10-K.
      Operating income did not include net rationalization charges totaling $22.8 million in 2004, $29.4 million in 2003 and $4.6 million in 2002. In addition, operating income did not include (gains) losses on asset sales of $(2.5) million in 2004, $6.3 million in 2003 and $(0.6) million in 2002.

Liquidity and Capital Resources
      At September 30, 2005, we had $1,662 million in cash and cash equivalents as well as $1,672 million of unused availability under our various credit agreements, compared to $1,968 million and $1,116 million, respectively, at December 31, 2004. Cash and cash equivalents do not include restricted cash. Restricted cash primarily consists of Goodyear contributions made related to the settlement of the Entran II litigation and proceeds received pursuant to insurance settlements. In addition, we will, from time to time, maintain balances on deposit at various financial institutions as collateral for borrowings incurred by various subsidiaries, as well as cash deposited in support of trade agreements and performance bonds. At September 30, 2005, cash balances totaling $215 million were subject to such restrictions, compared to $152 million at December 31, 2004. The increase was primarily due to a receipt of insurance settlements subject to restrictions, received in the second quarter of 2005.

Operating Activities
      Cash flow provided by operating activities was $189 million in the first nine months of 2005, an improvement of $171 million from the comparable prior year period. The improvement was primarily driven by net income of $279 million during the first nine months of 2005 compared to a net loss of $10 million in the first nine months of 2004, and a favorable net working capital change, partially offset by higher pension contributions of $213 million.

Investing Activities
      Cash flow used in investing activities of $224 million decreased by $66 million from the comparable period, primarily due to the receipt of higher sales proceeds from asset sales of $132 million in the first nine months of 2005. The higher sales proceeds primarily related to the sale of Wingtack and our natural rubber plantations. These proceeds were offset by higher capital expenditures of $92 million. 2005 capital expenditures of $370 million primarily represents spending for plant upgrades and expansions and new tire molds. We expect full year 2005 capital expenditures to be approximately $650 million.

Financing Activities
      Cash flows used in financing activities during the first nine months of 2005, was approximately $225 million compared to $349 million of cash generated in the comparable period of 2004. The change primarily reflects the repayment of net debt of $97 million in 2005 compared to $485 million of net debt issued in 2004.

Credit Sources
      In aggregate, we had committed and uncommitted credit facilities of $7,544 million available at September 30, 2005, of which $1,672 million were unused, compared to $7,295 million available at December 31, 2004, of which $1,116 million were unused.
$400 Million Senior Notes Offering and Repayment of 6 3/8% Euro Notes due 2005
      On June 23, 2005, we completed an offering of $400 million aggregate principal amount of 9.00% Senior Notes due 2015 in a transaction under Rule 144A and Regulation S of the Securities Act of 1933. The senior notes are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our senior secured credit facilities. The guarantee is unsecured. The proceeds were used to repay $200 million in borrowings under our U.S. first lien revolving credit facility, and to replace $190 million of the cash, that we used to pay the $516 million principal amount of our 6 3/8% Euro Notes due 2005 at maturity on June 6, 2005. In conjunction with the debt issuance, we paid fees of approximately $10 million, which will be amortized over the term of the notes.
      The Indenture governing the senior notes limits our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if the senior notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing, certain covenants will be suspended.
April 8, 2005 Refinancing
      As previously reported, on April 8, 2005 we completed a refinancing in which we replaced approximately $3.28 billion of credit facilities with new facilities aggregating $3.65 billion. The new facilities consist of:

•	a $1.5 billion first lien credit facility due April 30, 2010 (consisting of a $1.0 billion revolving facility and a $500 million deposit-funded facility);

•	a $1.2 billion second lien term loan facility due April 30, 2010;

•	the Euro equivalent of approximately $650 million in credit facilities for Goodyear Dunlop Tires Europe B.V. (“GDTE”) due April 30, 2010 (consisting of approximately $450 million in revolving facilities and approximately $200 million in term loan facilities); and

•	a $300 million third lien term loan facility due March 1, 2011.

      In connection with the refinancing, we paid down and retired the following facilities:

•	our $1.3 billion asset-based credit facility, due March 2006 (the $800 million term loan portion of this facility was fully drawn prior to the refinancing);

•	our $650 million asset-based term loan facility, due March 2006 (this facility was fully drawn prior to the refinancing);

•	our $680 million deposit-funded credit facility due September 2007 (there were $492 million of letters of credit outstanding under this facility prior to the refinancing); and

•	our $650 million senior secured European facilities due April 2005 (the $400 million term loan portion of this facility was fully drawn prior to the refinancing).

      In conjunction with the refinancing, we paid fees of approximately $57 million. In addition, we paid approximately $20 million of termination fees associated with the replaced facilities. We recognized approximately $47 million of expense in the second quarter to write-off fees associated with the refinancing, including approximately $30 million of previously unamortized fees related to the replaced facilities. The remaining fees will be amortized over the term of the new facilities.
$1.5 Billion First Lien Credit Facility
      The $1.5 billion first lien credit facility consists of a $1.0 billion revolving facility and a $500 million deposit-funded facility. Our obligations under these facilities are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in a variety of collateral.
      With respect to the deposit-funded facility, the lenders deposited the entire $500 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The full amount of the deposit-funded facility is available for the issuance of letters of credit or for revolving loans. As of September 30, 2005, there were $498 million of letters of credit issued under the deposit-funded facility. There were no borrowings under the facility at September 30, 2005.

$1.2 Billion Second Lien Term Loan Facility
      Our obligations under this facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. and are secured by second priority security interests in the same collateral securing the $1.5 billion asset-based credit facility. As of September 30, 2005 this facility was fully drawn.
$300 Million Third Lien Secured Term Loan Facility
      Our obligations under this facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. and are secured by third priority security interests in the same collateral securing the $1.5 billion asset-based credit facility (however, the facility is not secured by any of the manufacturing facilities that secure the first and second lien facilities). As of September 30, 2005, this facility was fully drawn.
Euro Equivalent of $650 Million (€505 Million) Senior Secured European Credit Facilities
      These facilities consist of (i) a €195 million European revolving credit facility, (ii) an additional €155 million German revolving credit facility, and (iii) €155 million of German term loan facilities. We secure the U.S. facilities described above and provide unsecured guarantees to support these facilities. GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of subsidiary guarantors under the related guarantees are secured by a variety of collateral. As of September 30, 2005, there were $4 million of letters of credit issued under the European revolving credit facility, $187 million was drawn under the German term loan facilities and there were no borrowings under the German or European revolving credit facilities.
      For a description of the collateral securing the above facilities as well as the covenants applicable to them, please refer to the unaudited interim financial statements Note 5, “Financing Arrangements”.
     Consolidated EBITDA (per Credit Agreements)
      Under our primary credit facilities we are not permitted to fall below a ratio of 2.00 to 1.00 of Consolidated EBITDA to Consolidated Interest Expense (as such terms are defined in each of the relevant credit facilities) for any period of four consecutive fiscal quarters. In addition, our ratio of Consolidated Net Secured Indebtedness to Consolidated EBITDA (as such terms are defined in each of the relevant credit facilities) is not permitted to be greater than 3.50 to 1.00 at any time.
      Consolidated EBITDA is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure under our debt covenants. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. Our failure to comply with the financial covenants in our credit facilities could have a material adverse effect on our liquidity and operations. Accordingly, we believe that the presentation of Consolidated EBITDA will provide investors with information needed to assess our ability to continue to comply with these covenants.
      The following table presents the calculation of EBITDA and Consolidated EBITDA for the three and nine month periods ended September 30, 2005 and 2004. Other companies may calculate similarly titled measures differently than we do. Certain line items are presented as defined in the restructured credit facilities, and do not reflect amounts as presented in the Consolidated Statement of Income.

	Year Ended December 31,
				Three Months		Nine Months
				Ended		Ended
		Restated		September 30,		September 30,

	2004	2003	2002	2005	2004	2005	2004
(In millions)
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)	$142	$38	$279	$(10)
Interest Expense	368.8	296.3	242.7	103	95	306	268
Income Tax	207.9	117.1	1,227.9	71	29	223	145
Depreciation and Amortization Expense	628.7	691.6	605.3	171	151	478	461

EBITDA	1,320.2	297.6	829.0	487	313	1,286	864
Credit Agreement Adjustments:
Other (Income) and Expense	1.9	342.6	9.8	(35)	35	(5)	109
Minority Interest in Net Income (Loss) of Subsidiaries	57.8	32.8	55.6	25	18	79	43
Consolidated Interest Expense Adjustment	10.0	18.3	28.1	1	3	3	8
Non-Cash Recurring Items	—	54.7	—	—	—	—	—
Rationalizations	55.6	291.5	5.5	9	29	(4)	63
Less Excess Cash Rationalization Charges(1)	—	(12.9)	—	—	—	—	—

Consolidated EBITDA	$1,445.5	$1,024.6	$928.0	$487	$398	$1,359	$1,087

(1)	“Excess Cash Rationalization Charges” is defined in our credit facilities then in effect and only contemplates cash expenditures with respect to rationalization charges recorded on the Consolidated Statement of Income after April 1, 2003. Amounts incurred prior to April 1, 2003 were not included.

Other Foreign Credit Facilities
      At September 30, 2005, we had short-term committed and uncommitted bank credit arrangements totaling $462 million, of which $210 million were unused, compared to $339 million and $182 million at December 31, 2004. The continued availability of these arrangements is at the discretion of the relevant lender, and a portion of these arrangements may be terminated at any time.

International Accounts Receivable Securitization Facilities (On-Balance-Sheet)
      On December 10, 2004, GDTE and certain of its subsidiaries entered into a new five-year pan-European accounts receivable securitization facility. The facility initially provided €165 million (approximately $225 million) of funding. The facility was subsequently expanded to €275 million (approximately $331 million) and is subject to customary annual renewal of back-up liquidity lines.
      As of September 30, 2005, the amount outstanding and fully utilized under this program was $331 million compared to $225 million as of December 31, 2004.
      In addition to the pan-European accounts receivable securitization facility discussed above, SPT and other subsidiaries in Australia have accounts receivable programs totaling $58 million and $63 million at September 30, 2005 and December 31, 2004, respectively.

International Accounts Receivable Securitization Facilities (Off-Balance-Sheet)
      Various other international subsidiaries have also established accounts receivable continuous sales programs. At September 30, 2005 and December 31, 2004, proceeds available to these subsidiaries from the sale of certain of their receivables totaled $5 million. These subsidiaries retain servicing responsibilities.

Registration Obligations
      We are a party to three registration rights agreements in connection with our private placement of $350 million of convertible notes in July 2004, $650 million of senior secured notes in March 2004, and $400 million of senior notes in June 2005.
      The registration rights agreement for the convertible notes requires us to pay additional interest to investors if we fail to file a registration statement to register the convertible notes by November 7, 2004, or if such registration statement is not declared effective by the SEC by December 31, 2004. The additional interest to investors is at a rate of 0.25% per year for the first 90 days and 0.50% per year thereafter. Although we filed a registration statement on Form S-1 for the convertible notes on August 29, 2005, we will continue to pay additional interest until such time as the registration statement is declared effective. As of September 30, 2005, the additional interest associated with the convertible notes was 0.50%.
      The registration rights agreement for the $650 million of senior secured notes issued in March 2004, requires us to pay additional interest to investors if a registered exchange offer for the notes is not completed by December 7, 2004. We filed a registration statement on Form S-4 on October 11, 2005, as amended on November 16, 2005, for the purpose of registering an exchange offer for the senior secured notes, and we will continue to pay additional interest until the exchange offer is completed. The additional interest to investors is at a rate of 1.00% per year for the first 90 days, increasing in increments of 0.25% every 90 days thereafter, to a maximum of 2.00% per year. If the rate of additional interest payable reaches 2.00% per year then the interest rate for the secured notes will be permanently increased by 0.25% per annum after the exchange offer is completed. As of September 30, 2005, the additional interest associated with the senior secured notes was 1.75%.
      The registration rights agreement for the $400 million of senior notes issued in June 2005, requires us to pay additional interest to investors if an exchange offer is not completed by March 20, 2006. The annual interest rate borne by the notes will be increased by 0.25% per annum and an additional 0.25% per annum every 90 days thereafter, up to a maximum additional cash interest of 1.00% per annum, until the exchange offer is completed, the registration statement is declared effective, or the notes become freely tradable under the Securities Act. We filed a registration statement on Form S-4 on October 11, 2005, as amended on December 2, 2005, for the purpose of registering an exchange offer for the notes.

Credit Ratings
      Our credit ratings as of the date of this filing are presented below:

	S&P	Moody’s

$1.5 Billion First Lien Credit Facility	BB	Ba3
$1.2 Billion Second Lien Term Loan Facility	B+	B2
$300 Million Third Lien Secured Term Loan Facility	B-	B3
European Facilities	B+	B1
$650 Million Senior Secured Notes due 2011	B-	B3
Corporate Rating (implied)	B+	B1
Senior Unsecured Debt	B-	—
Outlook	Stable	Stable
      Although we do not request ratings from Fitch, the rating agency rates our secured debt facilities (ranging from B+ to B- depending on facility) and our unsecured debt (“CCC+”).
      As a result of these ratings and other related events, we believe that our access to capital markets may be limited. Unless our debt credit ratings and operating performance improve, our access to the credit markets in the future may be limited. Moreover, a reduction in our credit ratings would further increase the cost of any financing initiatives we may pursue.

      A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Potential Future Financings
      In addition to our previous financing activities, we plan to undertake additional financing actions in the capital markets in order to ensure that our future liquidity requirements are addressed. These actions may include the issuance of additional equity.
      Because of our debt ratings, operating performance over the past few years and other factors, access to the capital markets cannot be assured. Our ongoing ability to access the capital markets is also dependent on the degree of success we have implementing our North American Tire turnaround strategy. Successful implementation of the turnaround strategy is also crucial to ensuring that we have sufficient cash flow from operations to meet our obligations. While we have made progress in implementing the turnaround strategy, there is no assurance that our progress will continue, or that we will be able to sustain any future progress to a degree sufficient to maintain access to capital markets and meet liquidity requirements. As a result, failure to complete the turnaround strategy successfully could have a material adverse effect on our financial position, results of operations and liquidity.
      Future liquidity requirements also may make it necessary for us to incur additional debt. However, a substantial portion of our assets is already subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. In addition, unless we sustain or improve our financial performance, our ability to raise unsecured debt may be limited.

Dividends
      On February 4, 2003, we announced that we eliminated our quarterly cash dividend. The dividend reduction was decided on by the Board of Directors in order to conserve cash. Under the credit facilities entered into in the April 8, 2005 refinancing, we are permitted to pay dividends on our common stock of $10 million or less in any fiscal year. This limit increases to $50 million in any fiscal year if Moody’s senior (implied) rating and Standard & Poor’s (S&P) corporate rating improve to Ba2 or better and BB or better, respectively.

Asset Dispositions
      On August 9, 2005, we announced the completion of the sale of our natural rubber plantations in Indonesia at a purchase price of approximately $62 million, subject to post-closing adjustments. On September 1, 2005, we announced that we had completed the sale of our Wingtack adhesive resins business to Sartomer Company, Inc. We received approximately $55 million in cash proceeds and retained approximately $10 million in working capital in connection with the Wingtack sale. In addition, the sales agreement provides for a three-year earnout whereby we may receive additional consideration ($5 million per year, $15 million aggregate) for the sale based on future operating performance of the business. We are also awaiting the necessary approvals to complete the sale of assets of our North American farm tire business to Titan International for approximately $100 million. In connection with the transaction, we expect to record a loss of approximately $70 million on the sale, primarily related to pension and retiree medical costs. Also, on September 20, 2005, we announced that we are exploring the possible sale of our Engineered Products business. Engineered Products manufactures and markets engineered rubber products for industrial, military, consumer and transportation original equipment end-users.

Commitments & Contingencies
      The following table presents, at September 30, 2005, our obligations and commitments to make future payments under contracts and contingent commitments.

	Payment Due by Period as of September 30, 2005

							After
	Total	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years
(In millions)
Long Term Debt(1)	$5,370	$497	$518	$100	$4	$1,720	$2,531
Capital Lease Obligations(2)	111	12	13	13	12	12	49
Interest Payments(3)	2,465	385	345	328	325	274	808
Operating Leases(4)	1,468	321	258	193	144	108	444
Pension Benefits(5)	1,215	490	725	(5)	(5)	(5)	(5)
Other Postretirement Benefits(6)	2,284	264	262	252	243	233	1,030
Workers’ Compensation(7)	345	66	49	36	25	19	150
Binding Commitments(8)	1,160	930	41	27	25	20	117

Total Contractual Cash Obligations	$14,418	$2,965	$2,211	$949	$778	$2,386	$5,129

(1)	Long term debt payments include notes payable and reflect long term debt maturities as of September 30, 2005.

(2)	The present value of capital lease obligations is $78 million.

(3)	These amounts represent future interest payments related to our existing debt obligations as of September 30, 2005 based on fixed and variable interest rates specified in the associated debt agreements. Payments related to variable debt are based on the six-month LIBOR rate at September 30, 2005 plus the specified margin in the associated debt agreements for each period presented. The amounts provided relate only to existing debt obligations and do not assume the refinancing or replacement of such debt.

(4)	Operating leases do not include minimum sublease rentals of $50 million, $42 million, $34 million, $24 million, $16 million and $27 million in each of the periods above, respectively, for a total of $193 million. Payments, net of minimum sublease rentals total $1,275 million. The present value of the net operating lease payments is $899 million. The operating leases relate to, among other things, computers and office equipment, real estate and miscellaneous other assets. No asset is leased from any related party.

(5)	The obligation related to pension benefits is actuarially determined and is reflective of obligations as of December 31, 2004. Although subject to change, the amounts set forth in the table represent our estimated funding requirements in 2005 and 2006 for domestic defined benefit pension plans under ERISA, and approximately $82 million of expected contributions to our funded international pension plans in 2005. The expected contributions are based upon a number of assumptions, including:

•	an ERISA liability interest rate of 6.10% for 2005 and 5.08% using a Treasury bond basis for 2006, and

•	plan asset returns of 8.5% in 2005.

At the end of 2005, the current interest rate relief measures used for domestic pension funding calculations expire. If current measures are extended, we estimate that required contributions in 2006 will be in the range of $550 million to $600 million. If new legislation is not enacted, the interest rate used for 2006 and beyond will be based upon a 30-year U.S. Treasury bond rate, as calculated and published by the U.S. government as a proxy for the rate that could be attained if 30-year Treasury bonds were currently being issued. Using an estimate of these rates would result in estimated required contributions during 2006 in the range of $700 million to $750 million. The estimated amount set forth in the table for 2006 represents the midpoint of this range. We likely will be subject to additional statutory minimum funding requirements after 2006. We are not able to reasonably estimate our future required contributions beyond 2006 due to uncertainties regarding significant assumptions involved in estimating future required contributions to our defined benefit pension plans, including:

•	interest rate levels,

•	the amount and timing of asset returns,

•	what, if any, changes may occur in legislation, and

•	how contributions in excess of the minimum requirements could impact the amounts and timing of future contributions.

We expect the amount of contributions required in years beyond 2006 will be substantial.

(6)	The payments presented above are expected payments for the next 10 years. The payments for other postretirement benefits reflect the estimated benefit payments of the plans using the provisions currently in effect. We reserve the right to modify or terminate the plans at any time. The obligation related to other postretirement benefits is actuarially determined on an annual basis. The estimated payments have been reduced to reflect the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

(7)	The payments for workers’ compensation are based upon recent historical payment patterns. The present value of anticipated payments for workers’ compensation is $258 million.

(8)	Binding commitments are for our normal operations and are related primarily to obligations to acquire land, buildings and equipment. In addition, binding commitments include obligations to purchase raw materials through short-term supply contracts at fixed prices or at a formula price related to market prices or negotiated prices.

Additional other long-term liabilities include items such as income taxes, general and product liabilities, environmental liabilities and miscellaneous other long-term liabilities. These other liabilities are not contractual obligations by nature. We cannot, with any degree of reliability, determine the years in which these liabilities might ultimately be settled. Accordingly, these other long-term liabilities are not included in the above table.
      In addition, the following contingent contractual obligations, the amounts of which cannot be estimated, are not included in the table above:

•	The terms and conditions of our global alliance with Sumitomo as set forth in the Umbrella Agreement between Sumitomo and us provide for certain minority exit rights available to Sumitomo commencing in 2009. In addition, the occurrence of certain other events enumerated in the Umbrella Agreement, including certain bankruptcy events or changes in control of us, could trigger a right of Sumitomo to require us to purchase these interests immediately. Sumitomo’s exit rights, in the unlikely event of exercise, could require us to make a substantial payment to acquire Sumitomo’s interest in the alliance.

•	Pursuant to an agreement entered into in 2001, Ansell Ltd. (Ansell) has the right, during the period beginning August 13, 2005 and ending August 14, 2006, to require us to purchase Ansell’s 50% interest in SPT. The purchase price is a formula price based on the earnings of SPT, subject to various adjustments. If Ansell does not exercise its right, we may require Ansell to sell its interest to us during the 180 days following the expiration of Ansell’s right at a price established using the same formula.

•	Pursuant to an agreement entered into in 2001, we shall purchase minimum amounts of carbon black from a certain supplier from January 1, 2003 through December 31, 2006, at agreed upon base prices that are subject to quarterly adjustments for changes in raw material costs and natural gas costs and a one-time adjustment for other manufacturing costs.

      We do not engage in the trading of commodity contracts or any related derivative contracts. We generally purchase raw materials and energy through short-term, intermediate and long term supply contracts at fixed prices or at formula prices related to market prices or negotiated prices. We will, however, from time to time, enter into contracts to hedge our energy costs.

Off-Balance Sheet Arrangements
      An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under certain derivative instruments or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to a company, or that engages in leasing, hedging or research and development arrangements with the company. The following table presents off-balance sheet arrangements at September 30, 2005.

	Amount of Commitment Expiration per Period

	Total	1st Year	2nd Year	3rd Year	4th Year	5th Year	Thereafter
(In millions)
Customer Financing Guarantees	$6	$2	$1	$—	$1	$—	$2
Affiliate Financing Guarantees	2	2	—	—	—	—	—
Other Guarantees	1	1	—	—	—	—	—

Off-Balance Sheet Arrangements	$9	$5	$1	$—	$1	$—	$2

Recently Issued Accounting Standards
      The FASB has issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). Under the provisions of SFAS 123R, companies are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. On April 14, 2005, the Securities and Exchange Commission (SEC) approved a delay to the effective date of SFAS 123R. Under the new SEC rule, SFAS 123R is effective for annual periods that begin after June 15, 2005. SFAS 123R applies to all awards granted, modified, repurchased or cancelled by us after December 31, 2005 and to unvested options at the date of adoption. We do not expect the adoption of SFAS 123R to have a material impact on our results of operations, financial position or liquidity.
      The FASB has issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS 151). The provisions of SFAS 151 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the International Accounting Standards Board (IASB) related to inventory costs, in particular, the treatment of abnormal idle facility expense, freight, handling costs and spoilage. SFAS 151 requires that these costs be recognized as current period charges regardless of the extent to which they are considered abnormal. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently assessing the potential impact of implementing SFAS 151 on the consolidated financial statements.
      FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143), clarifies the term conditional asset retirement obligation as used in SFAS 143. The term refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred — generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 is effective for fiscal years ending after December 15, 2005. Retrospective application for interim financial information is permitted but is not required. We are currently evaluating the impact of FIN 47 on the consolidated financial statements and will implement this new standard for the year ended December 31, 2005, in accordance with its requirements.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 is a replacement of APB No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. The Company will adopt this pronouncement beginning in fiscal year 2006.
      In June 2005, the FASB staff issued a FASB Staff Position 143-1 “Accounting for Electronic Equipment Waste Obligations” (FSP 143-1) to address the accounting for obligations associated with the Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”) adopted by the European Union. The Directive effectively obligates a commercial user to incur costs associated with the retirement of a specified asset that qualifies as historical waste equipment. The commercial user should apply the provisions of SFAS 143 and the related FIN 47 discussed above. FSP 143-1 shall be applied the later of the first reporting period ending after June 8, 2005 or the date of the adoption of the law by the applicable EU-member country. We adopted the FSP at certain of our European operations where applicable legislation was adopted. The impact of the adoption on the consolidated financial statements was not significant.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
      We continuously monitor our fixed and floating rate debt mix. Within defined limitations, we manage the mix using refinancing and unleveraged interest rate swaps. We will enter into fixed and floating interest rate swaps to alter our exposure to the impact of changing interest rates on consolidated results of operations and future cash outflows for interest payments. Fixed rate swaps are used to reduce our risk of increased interest costs during periods of rising interest rates, and are normally designated as cash flow hedges. Floating rate swaps are used to convert the fixed rates of long-term borrowings into short-term variable rates, and are normally designated as fair value hedges. Interest rate swap contracts are thus used by us to separate interest rate risk management from debt funding decisions. At September 30, 2005 and December 31, 2004, the interest rates on 49% of our debt were fixed by either the nature of the obligation or through the interest rate swap contracts. We also have from time to time entered into interest rate lock contracts to hedge the risk-free component of anticipated debt issuances. As a result of credit ratings our access to these instruments may be limited.

      The following tables present information at September 30:

Interest Rate Swap Contracts	2005	2004

(Dollars in millions)
Fixed Rate Contracts:
Notional principal amount	$—	$15
Pay fixed rate	—%	5.94%
Receive variable Australian Bank Bill Rate	—	5.50
Average years to maturity	—	0.8
Fair value — liability	—	—
Pro forma fair value — liability	—	—
Floating Rate Contracts:
Notional principal amount	$200	$200
Pay variable LIBOR	5.22%	2.92%
Receive fixed rate	6.63	6.63
Average years to maturity	1.2	2.2
Fair value — asset (liability)	$2	$10
Pro forma fair value — asset (liability)	1	10
      The pro forma fair value assumes a 10% increase in variable market interest rates at September 30, 2005 and 2004, and reflects the estimated fair value of contracts outstanding at that date under that assumption.
      Weighted average interest rate swap contract information follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

(Dollars in millions)	2005	2004	2005	2004

Fixed Rate Contracts:
Domestic:
Notional principal	$—	$—	$—	$107
Pay fixed rate	—%	—%	—%	5.00%
Receive variable LIBOR	—	—	—	1.18
International:
Notional principal (AUD 20 million)	$—	$14	$—	$15
Pay fixed rate	—%	5.94%	—%	5.94%
Receive variable Australian Bank Bill Rate	—	5.48	—	5.50
Floating Rate Contracts:
Notional principal	$200	$200	$200	$200
Pay variable LIBOR	5.22%	3.26%	4.68%	3.06%
Receive fixed rate	6.63	6.63	6.63	6.63
      The following table presents fixed rate debt information at September 30:

Fixed Rate Debt:	2005	2004

(In millions)
Fair value — liability	$2,984	$3,021
Carrying amount — liability	2,874	2,981
Pro forma fair value — liability	2,888	2,866
      The pro forma information assumes a 100 basis point increase in market interest rates at September 30, 2005 and 2004, and reflects the estimated fair value of fixed rate debt outstanding at that date under that assumption.

      The sensitivity to changes in interest rates of our interest rate contracts and fixed rate debt was determined with a valuation model based upon net modified duration analysis. The model assumes a parallel shift in the yield curve. The precision of the model decreases as the assumed change in interest rates increases.
Foreign Currency Exchange Risk
      We enter into foreign currency contracts in order to reduce the impact of changes in foreign exchange rates on consolidated results of operations and future foreign currency-denominated cash flows. These contracts reduce exposure to currency movements affecting existing foreign currency-denominated assets, liabilities, firm commitments and forecasted transactions resulting primarily from trade receivables and payables, equipment acquisitions, intercompany loans and royalty agreements and forecasted purchases and sales. In addition, the principal and interest on our Swiss franc bond due 2006 is hedged by currency swap agreements.
      Contracts hedging the Swiss franc bond are designated as a cash flow hedge. Contracts hedging short-term trade receivables and payables normally have no hedging designation.
      The following table presents foreign currency contract information at September 30:

	2005	2004
(In millions)
Fair value — asset (liability)	$43	$71
Pro forma change in fair value	(19)	(32)
Contract maturities	10/05-10/19	10/04-10/19
      We were not a party to any foreign currency option contracts at September 30, 2005 or 2004.
      The pro forma change in fair value assumes a 10% change in foreign exchange rates at September 30 of each year, and reflects the estimated change in the fair value of contracts outstanding at that date under that assumption. The sensitivity of our foreign currency positions to changes in exchange rates was determined using current market pricing models.
      Fair values are recognized on the Consolidated Balance Sheet at September 30 as follows:

	2005	2004
(In millions)
Fair value — asset (liability):
Swiss franc swap-current	$42	$(1)
Swiss franc swap-long term	—	46
Euro swaps-current	—	33
Euro swaps-long term	—	—
Other-current asset	6	3
Other-current liability	(5)	(10)

Business
      We are one of the world’s leading manufacturers of tires and rubber products, engaging in operations in most regions of the world. Our 2004 net sales were $18.4 billion and our net income for 2004 was $114.8 million. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We also manufacture and market several lines of power transmission belts, hoses and other rubber products for the transportation industry and various industrial and chemical markets, as well as synthetic rubber and rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate more than 1,700 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in more than 90 facilities in 28 countries, and we have marketing operations in almost every country around the world. We employ more than 75,000 associates worldwide.
General Segment Information
      Our operating segments are North American Tire; European Union Tire; Eastern Europe, Middle East and Africa Tire (“Eastern Europe Tire”) (formerly known as “Eastern Europe, Africa and Middle East Tire”); Latin American Tire; Asia/ Pacific Tire (formerly known as “Asia Tire”) (collectively, the “Tire Segments”); and Engineered Products.
Financial Information About Our Segments
      Financial information related to our operating segments for the three year period ended December 31, 2004 appears in the Note to the Financial Statements No. 18, Business Segments, included herein, and for the nine month periods ending September 30, 2005 and September 30, 2004, appears in Note 8 to the unaudited Interim Financial Statements included herein.
General Information Regarding Tire Segments
      Our principal business is the development, manufacture, distribution and sale of tires and related products and services worldwide. We manufacture and market numerous lines of rubber tires for:

•	automobiles

•	trucks

•	buses

•	aircraft

•	motorcycles

•	farm implements

•	earthmoving equipment

•	industrial equipment

•	various other applications.
      In each case our tires are offered for sale to vehicle manufacturers for mounting as original equipment (“OE”) and in replacement markets worldwide. We manufacture and sell tires under the Goodyear-brand, the Dunlop-brand, the Kelly-brand, the Fulda-brand, the Debica-brand, the Sava-brand and various other Goodyear owned “house” brands, and the private-label brands of certain customers. In certain markets we also:

•	retread truck, aircraft and heavy equipment tires,

•	manufacture and sell tread rubber and other tire retreading materials,

•	provide automotive repair services and miscellaneous other products and services, and

•	manufacture and sell flaps for truck tires and other types of tires.
      The principal products of the Tire Segments are new tires for most applications. Approximately 77.6% of our consolidated sales in 2004 were of new tires, compared to 78.3% in 2003 and 77.5% in 2002. The percentages of each Tire Segment’s sales attributable to new tires during the periods indicated were:

	Year Ended December 31,

Sales of New Tires By	2004	2003	2002

North American Tire	87.9%	86.3%	86.2%
European Union Tire	87.4	89.2	85.6
Eastern Europe Tire	94.6	94.1	91.8
Latin American Tire	92.5	91.1	90.6
Asia/ Pacific Tire	82.2	97.7	97.2
      Each Tire Segment exports tires to other Tire Segments. The financial results of each Tire Segment exclude sales of tires exported to other Tire Segments, but include operating income derived from such transactions. In addition, each Tire Segment imports tires from other Tire Segments. The financial results of each Tire Segment include sales and operating income derived from the sale of tires imported from other Tire Segments. Sales to unaffiliated customers are attributed to the Tire Segment that makes the sale to the unaffiliated customer.
      Tire unit sales for each Tire Segment and for Goodyear worldwide during the periods indicated were:
Goodyear’s Annual Tire Unit Sales

	Year Ended December 31,

	2004	2003	2002
(In millions of tires)
North American Tire	102.5	101.2	103.8
European Union Tire	62.8	62.3	61.5
Eastern Europe Tire	18.9	17.9	16.1
Latin American Tire	19.6	18.7	19.9
Asia/ Pacific Tire	19.5	13.4	13.0

Goodyear worldwide	223.3	213.5	214.3
      Our worldwide tire unit sales in the replacement and OE markets during the periods indicated were:
Goodyear Worldwide Annual Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2004	2003	2002
(In millions of tires)
Replacement tire units	159.6	150.6	147.6
OE tire units	63.7	62.9	66.7

Goodyear worldwide tire units	223.3	213.5	214.3
      Tire unit information in 2002 and 2003 does not include the operations of our affiliate, South Pacific Tyres, or SPT. Unit sales in 2004 increased by 5.5 million replacement units and 0.8 million OE units due to the consolidation of SPT. For further information, refer to the Note to the Financial Statements No. 8, Investments.
      New tires are sold under highly competitive conditions throughout the world. On a worldwide basis, we have two major competitors: Bridgestone (based in Japan) and Michelin (based in France). Other significant competitors include Continental, Cooper, Pirelli, Toyo, Yokohama, Kumho, Hankook and various regional tire manufacturers.

      We compete with other tire manufacturers on the basis of product design, performance, price and reputation, warranty terms, customer service and consumer convenience. Goodyear-brand and Dunlop-brand tires enjoy a high recognition factor and have a reputation for performance, quality and value. Kelly-brand, Debica-brand, Sava-brand and various other house brand tire lines offered by us, and tires manufactured and sold by us to private brand customers, compete primarily on the basis of value and price.
      We do not consider our tire businesses to be seasonal to any significant degree. A significant inventory of new tires is maintained in order to optimize production schedules consistent with anticipated demand and assure prompt delivery to customers, especially “just in time” deliveries of tires or tire and wheel assemblies to OE manufacturers. Notwithstanding, tire inventory levels are designed to minimize working capital requirements.
North American Tire
      Our largest segment, the North American tire business (North American Tire), develops, manufactures, distributes and sells tires and related products and services in the United States and Canada. North American Tire manufactures tires in nine plants in the United States and three plants in Canada. Certain Dunlop-brand related businesses of North American Tire are conducted by Goodyear Dunlop Tires North America, Ltd., which is 75% owned by Goodyear and 25% owned by Sumitomo Rubber Industries, Ltd.

Tires
      North American Tire manufactures and sells tires for automobiles, trucks, motorcycles, buses, farm implements, earthmoving equipment, commercial and military aircraft and industrial equipment and for various other applications.
      Goodyear-brand radial passenger tire lines sold in North America include Assurance® with ComforTred Technology™ for the luxury market, Assurance® with TripleTred Technology™ with broad market appeal, Eagle® high performance and run-flat extended mobility technology (EMT) tires. Dunlop-brand radial passenger tire lines sold in North America include SP Sport® performance tires. The major lines of Goodyear-brand radial tires offered in the United States and Canada for sport utility vehicles and light trucks are Wrangler® and Fortera®. Goodyear also offers Dunlop-brand radials for light trucks such as the Rover™ and Grandtrek® lines. North American Tire also manufactures and sells several lines of Kelly-brand, other house brands and several lines of private brand radial passenger tires in the United States and Canada.
      A full line of Goodyear-brand all-steel cord and belt construction medium radial truck tires, the Unisteel® series, is manufactured and sold for various applications, including line haul highway use and off-road service. In addition, various lines of Dunlop-brand, Kelly-brand, other house and private brand radial truck tires are sold in the United States and Canadian replacement markets.

Related Products and Services
      North American Tire also:

•	retreads truck, aircraft and heavy equipment tires, primarily as a service to its commercial customers,

•	manufactures tread rubber and other tire retreading materials for trucks, heavy equipment and aircraft,

•	manufactures rubber track for agricultural and construction equipment,

•	provides automotive maintenance and repair services at approximately 805 retail outlets,

•	sells automotive repair and maintenance items, automotive equipment and accessories and other items to dealers and consumers,

•	develops, manufactures, distributes and sells synthetic rubber and rubber lattices, various resins and organic chemicals used in rubber and plastic processing, and other chemical products, and

•	provides miscellaneous other products and services.

•	North American Tire sells chemical products to Goodyear’s other business segments and to unaffiliated customers. North American Tire owns 4 chemical products manufacturing facilities and conducts natural rubber purchasing operations. Approximately 65% of the total pounds of synthetic materials sold by North American Tire in 2004 was to Goodyear’s other business segments. All production is at 4 plants in the United States.

Markets and Other Information
      North American Tire distributes and sells tires throughout the United States and Canada. Tire unit sales to OE customers and in the replacement markets served by North American Tire during the periods indicated were:
North American Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2004	2003	2002
(In millions of tires)
Replacement tire units	70.8	68.6	69.7
OE tire units	31.7	32.6	34.1

Total tire units	102.5	101.2	103.8
      North American Tire is a major supplier of tires to most manufacturers of automobiles, motorcycles, trucks, farm and construction equipment and aircraft that have production facilities located in North America. Our 2004 unit sales in the North American original equipment market channel decreased compared to 2003 and 2002 due to our selective fitment strategy in the consumer original equipment business.
      Goodyear-brand, Dunlop-brand and Kelly-brand tires are sold in the United States and Canadian replacement markets through several channels of distribution. The principal channel for Goodyear-brand tires is a large network of independent dealers. Goodyear-brand, Dunlop-brand and Kelly-brand tires are also sold to numerous national and regional retail marketing firms in the United States. North American Tire also operates approximately 917 retail outlets (including auto service centers, commercial tire and service centers and leased space in department stores) under the Goodyear name or under the Wingfoot Commercial Tire Systems, Allied or Just Tires trade styles. Several lines of house brand tires and private and associate brand tires are sold to independent dealers, national and regional wholesale marketing organizations and various other retail marketers.
      Automotive parts, automotive maintenance and repair services and associated merchandise are sold under highly competitive conditions in the United States and Canada through retail outlets operated by North American Tire.
      North American Tire periodically offers various financing and extended payment programs to certain of its tire customers in the replacement market. We do not believe these programs, when considered in the aggregate, require an unusual amount of working capital relative to the volume of sales involved, and they are consistent with prevailing tire industry practices.
      We are subject to regulation by the National Highway Traffic Safety Administration (“NHTSA”), which has established various standards and regulations applicable to tires sold in the United States for highway use. NHTSA has the authority to order the recall of automotive products, including tires, having safety defects related to motor vehicle safety. In addition, the Transportation Recall Enhancement, Accountability, and Documentation Act (the “TREAD Act”) imposes numerous requirements with respect to tire recalls. The TREAD Act also requires tire manufacturers to, among other things, remedy tire safety defects without charge for five years and conform with revised and more rigorous tire standards, once the revised standards are implemented.
      Most external sales of chemical products and natural rubber are made directly to manufacturers of various products. Several major firms are significant suppliers of one or more chemical products similar to those manufactured by North American Tire. The principal competitors of the chemical products business of

North American Tire include Bayer and Dow. The markets are highly competitive, with product quality and price being the most significant factors to most customers. North American Tire believes its chemical products are generally considered to be of high quality and are competitive in price.
European Union Tire
      Our second largest segment, European Union Tire, develops, manufactures, distributes and sells tires for automobiles, motorcycles, trucks, farm implements and construction equipment in Western Europe, exports tires to other regions of the world and provides related products and services. European Union Tire manufactures tires in 13 plants in England, France, Germany and Luxembourg. Substantially all of the operations and assets of European Union Tire are owned and operated by Goodyear Dunlop Tires Europe B.V., a 75% owned subsidiary of Goodyear. European Union Tire:

•	manufactures and sells Goodyear-brand, Dunlop-brand and Fulda-brand and other house brand passenger, truck, motorcycle, farm and heavy equipment tires,

•	sells Debica-brand and Sava-brand passenger, truck and farm tires manufactured by the Eastern Europe Tire Segment,

•	sells new, and manufactures and sells retreaded, aircraft tires,

•	provides various retreading and related services for truck and heavy equipment tires, primarily for its commercial truck tire customers,

•	offers automotive repair services at retail outlets in which it owns a controlling interest, and

•	provides miscellaneous related products and services.

Markets and Other Information
      European Union Tire distributes and sells tires throughout Western Europe. Tire unit sales to OE customers and in the replacement markets served by European Union Tire during the periods indicated were:
European Union Tire Unit Sales — Replacement and OE

	Year Ended December 31,

	2004	2003	2002
(In millions of tires)
Replacement tire units	43.9	43.9	41.3
OE tire units	18.9	18.4	20.2

Total tire units	62.8	62.3	61.5
      European Union Tire is a significant supplier of tires to most manufacturers of automobiles, trucks and farm and construction equipment located in Western Europe.
      European Union Tire’s primary competitor in Western Europe is Michelin. Other significant competitors include Continental, Bridgestone, Pirelli, several regional tire producers and imports from other regions, primarily Eastern Europe and Asia.
      Goodyear-brand and Dunlop-brand tires are sold in the several replacement markets served by European Union Tire through various channels of distribution, principally independent multi-brand tire dealers. In some markets, Goodyear-brand tires, as well as Dunlop-brand, Fulda-brand, Debica-brand and Sava-brand tires, are distributed through independent dealers, regional distributors and retail outlets, of which approximately 337 are owned by Goodyear.
Eastern Europe, Middle East and Africa Tire
      Our Eastern Europe, Middle East and Africa Tire segment (“Eastern Europe Tire”) manufactures and sells passenger, truck, farm, bicycle and construction equipment tires in Eastern Europe, the Middle East and

Africa. Eastern Europe Tire manufactures tires in six plants in Poland, Slovenia, Turkey, Morocco and South Africa. Eastern Europe Tire:

•	maintains sales operations in most countries in Eastern Europe (including Russia), the Middle East and Africa,

•	exports tires for sale in Western Europe, North America and other regions of the world,

•	provides related products and services in certain markets,

•	manufactures and sells Goodyear-brand, Kelly-brand, Debica-brand, Sava-brand and Fulda-brand tires and sells Dunlop-brand tires manufactured by European Union Tire,

•	sells new and retreaded aircraft tires,

•	provides various retreading and related services for truck and heavy equipment tires,

•	sells automotive parts and accessories, and

•	provides automotive repair services.

Markets and Other Information
      Eastern Europe Tire distributes and sells tires in most countries in eastern Europe, the Middle East and Africa. Tire unit sales to OE customers and in the replacement markets served by Eastern Europe Tire during the periods indicated were:
Eastern Europe Tire Unit Sales — Replacement and OE

	Year Ended
	December 31,

	2004	2003	2002
(In millions of tires)
Replacement tire units	15.4	14.8	13.3
OE tire units	3.5	3.1	2.8

Total tire units	18.9	17.9	16.1
      Eastern Europe Tire has a significant share of each of the markets it serves and is a significant supplier of tires to manufacturers of automobiles, trucks, and farm and construction equipment in Morocco, Poland, South Africa and Turkey. Its major competitors are Michelin, Bridgestone, Continental and Pirelli. Other competition includes regional and local tire producers and imports from other regions, primarily Asia.
      Goodyear-brand tires are sold by Eastern Europe Tire in the various replacement markets primarily through independent tire dealers and wholesalers who sell several brands of tires. In some countries, Goodyear-brand, Dunlop-brand, Kelly-brand, Fulda-brand, Debica-brand and Sava-brand tires are sold through regional distributors and multi-brand dealers. In the Middle East and most of Africa, tires are sold primarily to regional distributors for resale to independent dealers. In South Africa and sub-Saharan Africa, tires are also sold through a retail chain of approximately 168 retail stores operated by Goodyear under the trade name Trentyre.
Latin American Tire
      Our Latin American Tire segment manufactures and sells automobile, truck and farm tires throughout Central and South America and in Mexico (“Latin America”), sells tires to various export markets, retreads and sells commercial truck, aircraft and heavy equipment tires, and provides other products and services. Latin American Tire manufactures tires in six facilities in Brazil, Chile, Colombia, Peru and Venezuela.

      Latin American Tire manufactures and sells several lines of passenger, light and medium truck and farm tires. Latin American Tire also:

•	manufactures and sells pre-cured treads for truck and heavy equipment tires,

•	retreads, and provides various materials and related services for retreading, truck, aircraft and heavy equipment tires,

•	manufactures other products, including batteries for motor vehicles,

•	manufactures and sells new aircraft tires, and

•	provides miscellaneous other products and services.

Markets and Other Information
      Latin American Tire distributes and sells tires in most countries in Latin America. Tire sales to OE customers and in the replacement markets served by Latin American Tire during the periods indicated were:
Latin American Tire Unit Sales — Replacement and OE

	Year Ended
	December 31,

	2004	2003	2002
(In millions of tires)
Replacement tire units	15.0	14.2	14.2
OE tire units	4.6	4.5	5.7

Total tire units	19.6	18.7	19.9
Asia/ Pacific Tire
      Our Asia/ Pacific Tire segment manufactures and sells tires for automobiles, light and medium trucks, farm and construction equipment and aircraft throughout the Asia/ Pacific markets. Asia/ Pacific Tire manufactures tires in China, India, Indonesia, Japan, Malaysia, the Philippines, Taiwan and Thailand. In addition, beginning in 2004, Asia/ Pacific Tire information included the manufacturing operations of affiliates in Australia and New Zealand. Asia/ Pacific Tire also retreads aircraft tires and provides miscellaneous other products and services.
      Effective January 1, 2004, Asia/ Pacific Tire includes the operations of South Pacific Tyres, an Australian Partnership, and South Pacific Tyres N.Z. Limited, a New Zealand company (together, “SPT”), joint ventures 50% owned by Goodyear and 50% owned by Ansell Ltd. SPT is the largest tire manufacturer in Australia and New Zealand, with two tire manufacturing plants and 17 retread plants. SPT sells Goodyear- brand, Dunlop-brand and other house and private brand tires through its chain of 417 retail stores, commercial tire centers and independent dealers. For further information about SPT, refer to the Notes to the Financial Statements No. 8, Investments and No. 18, Business Segments.

Markets and Other Information
      Asia/ Pacific Tire distributes and sells tires in most countries in the Asia/ Pacific region. Tire sales to OE customers and in the replacement markets served by Asia/ Pacific Tire during the periods indicated were:
Asia/ Pacific Tire Unit Sales — Replacement and OE

	Year Ended
	December 31,

	2004	2003	2002
(In millions of tires)
Replacement tire units	14.5	9.1	9.1
OE tire units	5.0	4.3	3.9

Total tire units	19.5	13.4	13.0

Asia/ Pacific Tire information in 2002 and 2003 does not include the operations of SPT. Unit sales in 2004 increased by 5.5 million replacement units and 0.8 million OE units due to the consolidation of SPT.
Engineered Products
      Our Engineered Products segment develops, manufactures, distributes and sells numerous rubber and thermoplastic products worldwide. The products and services offered by Engineered Products include:

•	belts and hoses for motor vehicles,

•	conveyor and power transmission belts,

•	air, water, steam, hydraulic, petroleum, fuel, chemical and materials handling hose for industrial applications,

•	anti-vibration products,

•	tank tracks, and

•	miscellaneous products and services.
      Engineered Products manufactures products at 8 plants in the United States and 19 plants in Australia, Brazil, Canada, Chile, China, France, Mexico, Slovenia, South Africa and Venezuela.

Markets and Other Information
      Engineered Products sells its products to manufacturers of vehicles and various industrial products and to independent wholesale distributors. Numerous major firms participate in the various markets served by Engineered Products. There are several suppliers of automotive belts and hose products, air springs, engine mounts and other rubber components for motor vehicles. Engineered Products is a significant supplier of these products, and is also a leading supplier of conveyor and power transmission belts and industrial hose products. The principal competitors of Engineered Products include Dana, Mark IV, Gates, Bridgestone, Conti-Tech, Trelleborg, Tokai/ DTR, Unipoly and Habasit.
      These markets are highly competitive, with quality, service and price all being significant factors to most customers. EPD believes its products are considered to be of high quality and are competitive in price and performance.
General Business Information

Sources and Availability of Raw Materials
      The principal raw materials used by Goodyear are synthetic and natural rubber. We purchase substantially all of our requirements for natural rubber in the world market. Synthetic rubber typically accounts for slightly more than half of all rubber consumed by us on an annual basis. Our plants located in Beaumont, and Houston, Texas, supply the major portion of our synthetic rubber requirements in North America. We purchase a significant amount of our synthetic rubber requirements outside North America from third parties.
      We use nylon and polyester yarns, substantial quantities of which are processed in our textile mills. Significant quantities of steel wire are used for radial tires, a portion of which we produce. Other important raw materials we use are carbon black, pigments, chemicals and bead wire. Substantially all of these raw materials are purchased from independent suppliers, except for certain chemicals we manufacture. We purchase most raw materials in significant quantities from several suppliers, except in those instances where only one or a few qualified sources are available. As in 2004 and 2005, we anticipate the continued availability of all raw materials we will require during 2006, subject to spot shortages.
      Substantial quantities of hydrocarbon-based chemicals and fuels are used in the production of tires and other rubber products, synthetic rubber, latex and other products. Supplies of chemicals and fuels have been and are expected to continue to be available to us in quantities sufficient to satisfy our anticipated requirements, subject to spot shortages.

      In 2004, raw materials costs increased approximately $280 million from 2003 levels due to inflation. Raw materials costs are expected to increase during 2005, driven by increases in the cost of oil, steel, petrochemicals and natural rubber. Continued volatility in the commodity markets could result in further increases in prices.

Patents and Trademarks
      We own approximately 2,550 product, process and equipment patents issued by the United States Patent Office and approximately 5,900 patents issued or granted in other countries around the world. We also have licenses under numerous patents of others. We have approximately 580 applications for United States patents pending and approximately 3,900 patent applications on file in other countries around the world. While such patents, patent applications and licenses as a group are important, we do not consider any patent, patent application or license, or any related group of them, to be of such importance that the loss or expiration thereof would materially affect Goodyear or any business segment.
      We own or control and use approximately 1,570 different trademarks, including several using the word “Goodyear” or the word “Dunlop.” Approximately 9,400 registrations and 900 pending applications worldwide protect these trademarks. While such trademarks as a group are important, the only trademarks we consider material to our business, or to the business of any of our segments, are those using the word “Goodyear”. We believe our trademarks are valid and most are of unlimited duration as long as they are adequately protected and appropriately used.

Backlog
      Our backlog of orders is not considered material to, or a significant factor in, evaluating and understanding any of our business segments or our businesses considered as a whole.

Research and Development
      Our direct and indirect expenditures on research, development and certain engineering activities relating to the design, development and significant modification of new and existing products and services and the formulation and design of new, and significant improvements to existing, manufacturing processes and equipment during the periods indicated were:

	Year Ended December 31,

	2004	2003	2002
(In millions)
Research and development expenditures	$378.2	$351.0	$386.5
These amounts were expensed as incurred.

Employees
      At September 30, 2005, we employed more than 75,000 people throughout the world, including approximately 33,000 persons in the United States. Approximately 13,700 of our employees in the United States were covered by a master collective bargaining agreement, dated August 20, 2003, with the United Steelworkers, A.F.L.-C.I.O.-C.L.C. (“USW”), which expires on July 22, 2006. In addition, approximately 1,800 of our employees in the United States were covered by other contracts with the USW and various other unions. Unions represent the major portion of our employees in Europe, Latin America and Asia.

Compliance with Environmental Regulations
      We are subject to extensive regulation under environmental and occupational health and safety laws and regulations. These laws and regulations relate to, among other things, air emissions, discharges to surface and underground waters and the generation, handling, storage, transportation and disposal of waste materials and hazardous substances. We have several continuing programs designed to ensure compliance with federal, state and local environmental and occupational safety and health laws and regulations. We expect capital expenditures for pollution control facilities and occupational safety and health projects will be approximately $24 million during 2005 and approximately $28 million during 2006.
      We expended approximately $65 million during 2004, and expect to expend approximately $62 million during 2005 and $60 million during 2006, to maintain and operate our pollution control facilities and conduct our other environmental activities, including the control and disposal of hazardous substances. These expenditures are expected to be sufficient to comply with existing environmental laws and regulations and are not expected to have a material adverse effect on our competitive position.
      In the future we may incur increased costs and additional charges associated with environmental compliance and cleanup projects necessitated by the identification of new waste sites, the impact of new environmental laws and regulatory standards, or the availability of new technologies. Compliance with federal, state and local environmental laws and regulations in the future may require a material increase in our capital expenditures and could adversely affect our earnings and competitive position.
Information About International Operations
      We engage in manufacturing and/or sales operations in most countries in the world, often through subsidiary companies. We have manufacturing operations in the United States and 27 other countries. Most of our international manufacturing operations are engaged in the production of tires. Several engineered rubber products and certain other products are also manufactured in plants located outside the United States. Financial information related to our geographic areas for the three year period ended December 31, 2004 appears in the Note to the Financial Statements No. 18, Business Segments, included herein, and appears in Note 8 to the unaudited Interim Financial Statements included herein.
      In addition to the ordinary risks of the marketplace, in some countries our operations are affected by price controls, import controls, labor regulations, tariffs, extreme inflation and/or fluctuations in currency values. Furthermore, in certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations.

PROPERTIES
      As of September 30, 2005, we manufactured our products in 99 manufacturing facilities located around the world, with 30 plants in the United States and 69 plants in 27 other countries.
North American Tire Manufacturing Facilities
      As of September 30, 2005, North American Tire owned (or leased with the right to purchase at a nominal price) and operated 21 manufacturing facilities in the United States and Canada, including:

•	12 tire plants (9 in the United States and 3 in Canada),

•	1 steel tire wire cord plant,

•	1 tire mold plant,

•	2 textile mills,

•	3 tread rubber plants, and

•	2 aero retread plants.
      These facilities have floor space aggregating approximately 23.1 million square feet. North American Tire also owns a tire plant in Huntsville, Alabama that was closed during 2003 and has floor space aggregating approximately 1.3 million square feet.
      North American Tire also owns and operates 4 chemical products manufacturing facilities. The facilities are located in the United States and produce synthetic rubber and rubber lattices, synthetic resins, and other organic chemical products. These facilities have floor space aggregating approximately 1.7 million square feet.
European Union Tire Manufacturing Facilities
      As of September 30, 2005, European Union Tire owned and operated 19 manufacturing facilities in 5 countries, including:

•	13 tire plants,

•	1 tire fabric processing facility,

•	1 steel tire wire cord plant,

•	1 tire mold and tire manufacturing machines facility, and

•	3 tire retread plants.
      These facilities have floor space aggregating approximately 13.5 million square feet.
Eastern Europe, Middle East And Africa Tire Manufacturing Facilities
      As of September 30, 2005, Eastern Europe Tire owned and operated 6 tire plants in 5 countries. These facilities have floor space aggregating approximately 7.4 million square feet.
Latin American Tire Manufacturing Facilities
      As of September 30, 2005, Latin American Tire owned and operated 6 tire plants in 5 countries. Latin American Tire also manufactures tread rubber and tire molds and operates a fabric processing facility in Brazil. These facilities have floor space aggregating approximately 5.7 million square feet.
Asia/ Pacific Tire Manufacturing Facilities
      As of September 30, 2005, Asia/ Pacific Tire owned and operated 11 tire plants in 10 countries, manufactured tread rubber and operated 2 aero-retread plants. These facilities have floor space aggregating approximately 6.3 million square feet.

Engineered Products Manufacturing Facilities
      As of September 30, 2005, Engineered Products owned (or leased with the right to purchase at a nominal price) 27 facilities at 8 locations in the United States and 19 international locations in 10 countries. These facilities have floor space aggregating approximately 6.0 million square feet. Certain facilities manufacture more than one group of products. The facilities include:
      In the United States and Canada —

•	7 hose products plants

•	2 conveyor belting plants

•	2 molded rubber products plants

•	2 power transmission products plants

•	5 mix centers
      In Latin America —

•	2 air springs plants

•	5 hose products plants

•	3 power transmission products plants

•	2 conveyor belting plants
      In Europe —

•	2 air springs plants

•	1 power transmission products plant

•	1 hose products plant
      In Asia —

•	1 conveyor belting plant

•	1 hose products plant
      In Africa —

•	one conveyor belting and power transmission products plant
Plant Utilization
      Our worldwide tire capacity utilization rate was approximately 88% during 2004, compared to approximately 88% during 2003 and 86% during 2002. We expect to have production capacity sufficient to satisfy presently anticipated demand for our tires and other products for the foreseeable future.
Other Facilities
      We also own and operate four research and development facilities and technical centers, and six tire proving grounds, and recently sold our natural rubber planation and rubber processing facility in Indonesia. We also operate approximately 1,839 retail outlets for the sale of our tires to consumers, approximately 62 tire retreading facilities and approximately 254 warehouse distribution facilities. Substantially all of these facilities are leased. We do not consider any one of these leased properties to be material to our operations. For additional information regarding leased properties, refer to the Notes to the Financial Statements No. 9, Properties and Plants and No. 10, Leased Assets.

LEGAL PROCEEDINGS
Heatway Litigation and Settlement
      On June 4, 2004, we entered into an amended settlement agreement in Galanti et al. v. Goodyear (Case No. 03-209, United States District Court, District of New Jersey) that was intended to address the claims arising out of a number of Federal, state and Canadian actions filed against us involving a rubber hose product, Entran II, that we supplied from 1989 to 1993 to Chiles Power Supply, Inc. (d/b/a Heatway Systems), a designer and seller of hydronic radiant heating systems in the United States. Heating systems using Entran II are typically attached or embedded in either indoor flooring or outdoor pavement, and use Entran II hose as a conduit to circulate warm fluid as a source of heat.
      On October 19, 2004, the Galanti court conducted a fairness hearing on, and gave final approval to, the amended settlement. As a result, we will make annual cash contributions to a settlement fund of $60 million, $40 million, $15 million, $15 million and $20 million in 2004, 2005, 2006, 2007 and 2008, respectively. In addition to these annual payments, we contributed approximately $170 million received from insurance contributions to a settlement fund pursuant to the terms of the settlement agreement. We do not expect to receive any additional insurance reimbursements for Entran II related matters. In November 2004, we made our first annual cash contribution, approximately $60 million, to the settlement fund.
      Sixty-two sites initially opted-out of the amended settlement. Currently, after taking into account sites that have opted back in, as well as the settlement of Davis et al. v. Goodyear (Case No. 99CV594, District Court, Eagle County, Colorado), approximately 41 sites remain opted-out of the settlement. In Davis, a settlement was reached with the owners of 14 homesites in July 2005. There are currently two Entran II actions filed against us, Cross Mountain Ranch, LP v. Goodyear (Case No. 04CV105, District Court, Routt County, Colorado), a case involving one site and Bloom et al. v. Goodyear (Case No. 05-CV-1317, United States District Court for the District of Colorado), a case involving 9 sites filed in July 2005. We also expect that a portion of the remaining opt-outs may file actions against us in the future. Any liability resulting from the following actions also will not be covered by the amended settlement:

•	Malek, et al. v. Goodyear (Case No. 02-B-1172, United States District Court for the District of Colorado), a case involving 25 homesites, in which a federal jury awarded the plaintiffs aggregate damages of $8.1 million of which 40% was allocated to us. On July 12, 2004, judgment was entered in Malek and an additional $4.8 million in prejudgment interest was awarded to the plaintiffs, all of which was allocated to us; and

•	Holmes v. Goodyear (Case No. 98CV268-A, District Court, Pitkin County, Colorado), a case involving one site in which the jury awarded the plaintiff $632,937 in damages, of which the jury allocated 20% to us, resulting in a net award against us of $126,587. The plaintiff was also awarded $367,860 in prejudgment interest and costs, all of which was allocated to us.

      Although liability resulting from the opt outs, Malek and Holmes will not be covered by the amended settlement, we will be entitled to assert a proxy claim against the settlement fund for the payment such claimant would have been entitled to under the amended settlement.
      In addition, any liability of ours arising out of the actions listed below will not be covered by the amended settlement nor will we be entitled to assert a proxy claim against the settlement fund for amounts (if any) paid to plaintiffs in these actions:

•	Goodyear v. Vista Resorts, Inc. (Case No. 02CA1690, Colorado Court of Appeals), an action involving five homesites, in which a jury rendered a verdict in favor of the plaintiff real estate developer in the aggregate amount of approximately $5.9 million, which damages were trebled under the Colorado Consumer Protection Act. The total damages awarded were approximately $22.7 million, including interest, attorney’s fees and costs. This verdict was upheld by the Court of Appeals in 2004 and on August 8, 2005 the Supreme Court of Colorado denied Goodyear’s Petition for Writ of Certiorari. Following the Supreme Court’s ruling, we paid the plaintiffs $25.6 million in satisfaction of the judgment, which included an amount for interest on the judgment. The liability incurred in Vista was not covered by the amended settlement.

•	Sumerel et al. v. Goodyear et al (Case No. 02CA1997, Colorado Court of Appeals), a case involving six sites in which a judgment was entered against us in the amount of $1.3 million plus interest and costs; and

•	Loughridge v. Goodyear and Chiles Power Supply, Inc. (Case No. 98-B-1302, United States District Court for the District of Colorado), a case consolidating claims involving 36 Entran II sites, in which a federal jury awarded 34 homeowners aggregate damages of $8.2 million, 50% of which was allocated to us. On September 8, 2003, an additional $5.7 million in prejudgment interest was awarded to the plaintiffs, all of which was allocated to us.

      We are pursuing appeals of Holmes, Loughridge, Malek, and Sumerel and expect that except for liabilities associated with these cases, and the sites that opt out of the amended settlement, our liability with respect to Entran II matters will be addressed by the amended settlement.
      The ultimate cost of disposing of Entran II claims is dependent upon a number of factors, including our ability to resolve claims not subject to the amended settlement (including the cases in which we have received adverse judgments), the extent to which the liability, if any, associated with such a claim may be offset by our ability to assert a proxy claim against the settlement fund and whether or not claimants opting out of the amended settlement pursue claims against us in the future.
Japan Investigation
      On June 17, 2004, we became aware that the Japan Fair Trade Commission had commenced an investigation into alleged unfair business practices by several tire manufacturers and distributors in Japan that supply tires to the Japan National Defense Agency. One of the companies being investigated is Goodyear Wingfoot KK, a subsidiary of ours. Depending upon the results of its investigation, the Japan Fair Trade Commission may pursue sanctions against the tire manufacturers and distributors.
SEC Investigation
      On October 22, 2003, we announced that we would restate our financial results for the years ended 1998 through 2002 and for the first and second quarters of 2003. Following this announcement, the SEC advised us that they had initiated an informal inquiry into the facts and circumstances related to the restatement. On February 5, 2004, the SEC advised us that it had approved the issuance of a formal order of investigation. The order authorized an investigation into possible violations of the securities laws related to the restatement and previous public filings. On August 16, 2005, we announced that we had received a “Wells Notice” from the staff of the SEC. The Wells Notice states that the SEC staff intends to recommend that a civil or administrative enforcement action be brought against us for alleged violations of provisions of the Securities and Exchange Act of 1934 relating to the maintenance of books, records and internal accounting controls, the establishment of disclosure controls and procedures, and the periodic SEC filing requirements, as set forth in sections 13(a) and 13(b)(2)(A) and (B) of the Act and SEC Rules 12b-20, 13a-13 and 13a-15(a). The alleged violations relate to the account reconciliation matters giving rise to our initial decision to restate in October 2003. We have also been informed that Wells Notices have been issued to a former chief financial officer and a former chief accounting officer of ours. We continue to cooperate with the SEC in connection with this matter, the outcome of which cannot be predicted at this time.
Securities Litigation
      On October 23, 2003, following the announcement of the restatement, a purported class action lawsuit was filed against us in the United States District Court for the Northern District of Ohio on behalf of purchasers of Goodyear common stock alleging violations of the federal securities laws. After that date, a total of 20 of these purported class actions were filed against us in that court. These lawsuits name as defendants several of Goodyear’s present or former officers and directors, including Goodyear’s current chief executive officer, Robert J. Keegan, Goodyear’s current chief financial officer, Richard J. Kramer, and Goodyear’s former chief financial officer, Robert W. Tieken, and allege, among other things, that Goodyear and the other named defendants violated federal securities laws by artificially inflating and maintaining the market price of Goodyear’s securities. Five derivative lawsuits were also filed by purported shareholders on behalf of Goodyear in the United States District Court for the Northern District of Ohio and two similar derivative lawsuits originally filed in the Court of Common Pleas for Summit County, Ohio were removed to federal court. The derivative actions are against present and former directors, Goodyear’s present and former chief executive officers and Goodyear’s former chief financial officer and allege, among other things, breach of fiduciary duty and corporate waste arising out of the same events and circumstances upon which the securities class actions are based. The plaintiffs in the federal derivative actions also allege violations of Section 304 of the Sarbanes-Oxley Act of 2002, by certain of the named defendants. Finally, at least 11 lawsuits have been filed in the United States District Court for the Northern District of Ohio against Goodyear, The Northern Trust Company, and current and/or former officers of Goodyear asserting breach of fiduciary claims under the Employee Retirement Income Security Act (ERISA) on behalf of a putative class of participants in Goodyear’s Employee Savings Plan for Bargaining Unit Employees and Goodyear’s Savings Plan for Salaried Employees. The plaintiffs’ claims in these actions arise out of the same events and circumstances upon which the securities class actions and derivative actions are based. All of these actions have been consolidated into three separate actions before the Honorable Judge John Adams in the United States District Court for the Northern District of Ohio. On June 28 and July 16, 2004, amended complaints were filed in each of the three consolidated actions. The amended complaint in the purported ERISA class action added certain current and former directors and associates of Goodyear as additional defendants and the Northern Trust Company was subsequently dismissed without prejudice from this action. On November 15, 2004, the defendants filed motions to dismiss all three consolidated cases and the Court is considering these motions. While Goodyear believes these claims are without merit and intends to vigorously defend them, it is unable to predict their outcome.
Asbestos Litigation
      We are currently one of several (typically 50 to 80) defendants in civil actions involving approximately 125,800 claimants (as of September 30, 2005) relating to their alleged exposure to materials containing asbestos in products manufactured by us or asbestos materials at our facilities. These cases are pending in various state courts, including primarily courts in California, Florida, Illinois, Maryland, Michigan, Mississippi, New York, Ohio, Pennsylvania, Texas and West Virginia, and in certain federal courts relating to the plaintiffs’ alleged exposure to materials containing asbestos. We manufactured, among other things, rubber coated asbestos sheet gasket materials from 1914 through 1973 and aircraft brake assemblies containing asbestos materials prior to 1987. Some of the claimants are independent contractors or their employees who allege exposure to asbestos while working at certain of our facilities. It is expected that in a substantial portion of these cases there will be no evidence of exposure to a Goodyear manufactured product containing asbestos or asbestos in Goodyear facilities. The amount expended by us and our insurers on defense and claim resolution was approximately $30 million during 2004 and approximately $18 million during the first nine months of 2005. The plaintiffs in the pending cases allege that they were exposed to asbestos and, as a result of such exposure suffer from various respiratory diseases, including in some cases mesothelioma and lung cancer. The plaintiffs are seeking unspecified actual and punitive damages and other relief.
Insurance Settlement
      We reached agreement effective April 13, 2005, to settle our claims for insurance coverage for asbestos and pollution related liabilities with respect to pre-1993 insurance policies issued by certain underwriters at Lloyd’s, London, and reinsured by Equitas Limited. The settlement agreement generally provides for the payment of money to us in exchange for the release by us of past, present and future claims under those policies and the cancellation of those policies; agreement by us to indemnify the underwriters from claims asserted under those policies; and provisions addressing the impact on the settlement should federal asbestos reform legislation be enacted on or before January 3, 2007.

      Under the agreement, in the second quarter of 2005, Equitas paid $22 million to us and placed $39 million into a trust. The trust funds may be used to reimburse us for a portion of costs we incur in the future to resolve certain asbestos claims. Our ability to use any of the trust funds is subject to specified confidential criteria, as well as limits on the amount that may be drawn from the trust in any one month. If federal asbestos reform legislation is enacted into law on or prior to January 3, 2007, then the trust would repay Equitas any amount it is required to pay with respect to our asbestos liabilities as a result of such legislation. If such legislation is not enacted by that date, any funds remaining in the trust will be disbursed to us to enable us to meet future asbestos-related liabilities or for other purposes.
      We also reached an agreement effective July 27, 2005, to settle our claims for insurance coverage for asbestos and pollution related liabilities with respect to insurance policies issued by certain other non-Equitas excess insurance carriers which participated in policies issued in the London Market. The settlement agreement generally provides for the payment of $25 million to us in exchange for the release by us of past, present and future claims under those policies and the cancellation of those policies; and agreement by us to indemnify the underwriters from claims asserted under those policies.
Engineered Products Antitrust Investigation
      The Antitrust Division of the United States Department of Justice is conducting a grand jury investigation concerning the closure of a portion of our Bowmanville, Ontario conveyor belting plant announced in October 2003. In that connection, the Division has sought documents and other information from us and several associates. The plant was part of our Engineered Products division and originally employed approximately 120 people. Engineered Products had approximately $1.2 billion in sales in 2003, including approximately $200 million of sales related to conveyor belting. Although we do not believe that we have violated the antitrust laws, we are cooperating with the Department of Justice.
DOE Facility Litigation
      On June 7, 1990, a civil action, Teresa Boggs, et al. v. Divested Atomic Corporation, et al. (Case No. C-1-90-450), was filed in the United States District Court for the Southern District of Ohio by Teresa Boggs and certain other named plaintiffs on behalf of themselves and a putative class comprised of certain other persons who resided near the Portsmouth Uranium Enrichment Complex, a facility owned by the United States Department of Energy located in Pike County, Ohio (the “DOE Plant”), against Divested Atomic Corporation (“DAC”), the successor by merger of Goodyear Atomic Corporation (“GAC”), Goodyear, and Lockheed Martin Energy Systems (“LMES”). GAC operated the DOE Plant for several years pursuant to a series of contracts with the DOE until LMES assumed operation of the DOE Plant on November 16, 1986. The plaintiffs allege that the operators of the DOE Plant contaminated certain areas near the DOE Plant with radioactive and/or other hazardous materials causing property damage and emotional distress. Plaintiffs claim $300 million in compensatory damages, $300 million in punitive damages and unspecified amounts for medical monitoring and cleanup costs. This civil action is no longer a class action as a result of rulings of the District Court decertifying the class. On June 8, 1998, a civil action, Adkins, et al. v. Divested Atomic Corporation, et al. (Case No. C2 98-595), was filed in the United States District Court for the Southern District of Ohio, Eastern Division, against DAC, Goodyear and LMES on behalf of approximately 276 persons who currently reside, or in the past resided, near the DOE Plant. The plaintiffs allege, on behalf of themselves and a putative class of all persons who were residents, property owners or lessees of property subject to alleged windborne particulates and water run off from the DOE Plant, that DAC (and, therefore, Goodyear) and LMES in their operation of the Portsmouth DOE Plant (i) negligently contaminated, and are strictly liable for contaminating, the plaintiffs and their property with allegedly toxic substances, (ii) have in the past maintained, and are continuing to maintain, a private nuisance, (iii) have committed, and continue to commit, trespass, and (iv) violated the Comprehensive Environmental Response, Compensation and Liability Act of 1980. The plaintiffs are seeking $30 million in actual damages, $300 million in punitive damages, other unspecified legal and equitable remedies, costs, expenses and attorney’s fees.

Other Matters
      In addition to the legal proceedings described above, various other legal actions, claims and governmental investigations and proceedings covering a wide range of matters are pending against us, including claims and proceedings relating to several waste disposal sites that have been identified by the United States Environmental Protection Agency and similar agencies of various States for remedial investigation and cleanup, which sites were allegedly used by us in the past for the disposal of industrial waste materials. Based on available information, we do not consider any such action, claim, investigation or proceeding to be material, within the meaning of that term as used in Item 103 of Regulation S-K and the instructions thereto. For additional information regarding our legal proceedings, refer to the Note to the Financial Statements No. 20, Commitments and Contingent Liabilities included herein, and Note 7 to the unaudited Interim Financial Statements, included herein.
Supplementary Data
      The supplementary data specified by Item 302 of Regulation S-K as it relates to quarterly data is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management
Directors and Executive Officers
      Set forth below are the names and ages of all of the members of the Board of Directors and executive officers of Goodyear as of the date of this prospectus, all positions with Goodyear presently held by each such person and the positions held by, and principal areas of responsibility of, each such person during the last five years.
      The Board of Directors is classified into three classes of directors: Class I, Class II and Class III. At each annual meeting of shareholders, directors of one class are elected, on a rotating basis, to three year terms, to serve as the successors to the directors of the same class whose terms expire at that annual meeting. The current terms of the Class I, Class II and Class III Directors will expire at the 2008, 2007 and 2006 annual meetings, respectively.
      Each executive officer is elected by Goodyear’s Board of Directors at its annual meeting to a term of one year or until his or her successor is duly elected, except in those instances where the person is elected at other than an annual meeting, in which event such person’s term will expire at the next annual meeting.

Name	Age	Position(s) Held

Robert J. Keegan	58	Chairman of the Board, Chief Executive Officer and President
Jonathan D. Rich	50	President, North American Tire
Jarro F. Kaplan	58	President, Eastern Europe, Middle East and Africa Tire
Eduardo A. Fortunato	52	President, Latin America Tire
Pierre Cohade	44	President, Asia/Pacific Tire
Timothy R. Toppen	50	President, Engineered Products
Lawrence D. Mason	45	President, North American Tire Consumer Business
Richard J. Kramer	42	Executive Vice President and Chief Financial Officer
Joseph M. Gingo	60	Executive Vice President, Quality Systems and Chief Technical Officer
C. Thomas Harvie	62	Senior Vice President, General Counsel and Secretary
Charles L. Sinclair	54	Senior Vice President, Global Communications
Christopher W. Clark	54	Senior Vice President, Global Sourcing
Kathleen T. Geier	49	Senior Vice President, Human Resources
Darren R. Wells	39	Senior Vice President, Business Development and Treasurer
Thomas A. Connell	56	Vice President and Controller
Donald D. Harper	58	Vice President
William M. Hopkins	61	Vice President
Isabel H. Jasinowski	56	Vice President
Gary A. Miller	59	Vice President
James C. Boland	65	Director
John G. Breen	71	Director
Gary D. Forsee	55	Director
William J. Hudson, Jr.	71	Director
Steven A. Minter	67	Director

Name	Age	Position(s) Held

Denise M. Morrison	51	Director
Rodney O’Neal	52	Director
Shirley D. Peterson	64	Director
Thomas H. Weidemeyer	58	Director
Michael R. Wessel	46	Director
      Robert J. Keegan, Chairman, President and Chief Executive Officer. Mr. Keegan joined Goodyear on October 1, 2000. He was elected President and Chief Operating Officer and a Director of the Company on October 3, 2000, and President and Chief Executive Officer of the Company effective January 1, 2003. Effective June 30, 2003, he became Chairman. He is the principal executive officer of the Company. Prior to joining Goodyear, Mr. Keegan held various marketing, finance and managerial positions at Eastman Kodak Company from 1972 through September 2000, including Vice President from July 1997 to October 1998, Senior Vice President from October 1998 to July 2000 and Executive Vice President from July 2000 to September 2000. Mr. Keegan is a Class II director.
      Jonathan D. Rich, President, North American Tire. Mr. Rich joined Goodyear in September 2000 and was elected President, Chemical Division on August 7, 2001, serving as the executive officer responsible for Goodyear’s chemical products operations worldwide. Effective December 1, 2002, Mr. Rich was appointed, and on December 3, 2002 he was elected President, North American Tire and is the executive officer responsible for Goodyear’s tire operations in the United States and Canada. Prior to joining Goodyear, Mr. Rich was technical director of GE Bayer Silicones in Leverkusen, Germany. He also served in various managerial posts with GE Corporate R&D and GE Silicones, units of the General Electric Company from 1986 to 1998.
      Michael J. Roney, President, European Union Tire. Mr. Roney served in various international financial, sales and managerial posts until September 1, 1998, when he was appointed Vice President for the Asia/ Pacific Region, in which capacity he was responsible for Goodyear’s tire operations in the Asia, Australia and Western Pacific region. On December 1, 1998, Mr. Roney was appointed President and Managing Director of Compania Hulera Goodyear-Oxo, S.A. de C.V., a wholly-owned subsidiary operating in Mexico. Effective July 1, 1999, Mr. Roney was appointed, and on August 3, 1999 he was elected, President, Eastern Europe, Middle East and Africa, serving as the executive officer responsible for Goodyear’s tire operations in Eastern Europe, Middle East and Africa. Mr. Roney was elected President, European Union Tire on May 7, 2001. Mr. Roney is the executive officer responsible for Goodyear’s tire operations in Western Europe. Goodyear employee since 1981.
      Jarro F. Kaplan, President, Eastern Europe, Middle East and Africa Tire. Mr. Kaplan served in various development and sales and marketing managerial posts until he was appointed Managing Director of Goodyear Turkey in 1993 and thereafter Managing Director of Goodyear Great Britain Limited in 1996. He was appointed Managing Director of Deutsche Goodyear in 1999. On May 7, 2001, Mr. Kaplan was elected President, Eastern Europe, Middle East and Africa and is the executive officer responsible for Goodyear’s tire operations in Eastern Europe, the Middle East and Africa. Goodyear employee since 1969.
      Eduardo A. Fortunato, President, Latin American Tire. Mr. Fortunato served in various international managerial, sales and marketing posts with Goodyear until he was elected President and Managing Director of Goodyear Brazil in 2000. On November 4, 2003, Mr. Fortunato was elected President, Latin American Tire. Mr. Fortunato is the executive officer responsible for Goodyear’s tire operations in Mexico, Central America and South America. Goodyear employee since 1975.
      Timothy R. Toppen, President, Engineered Products. Mr. Toppen served in various research, technology and marketing posts until April 1, 1997 when he was appointed Director of Research and Development for Engineered Products. Mr. Toppen was elected President, Chemical Division, on August 1, 2000, serving in that office until he was elected President, Engineered Products on August 7, 2001. Mr. Toppen is the executive officer responsible for Goodyear’s engineered products operations worldwide. Goodyear employee since 1978.

      Pierre Cohade, President, Asia/ Pacific Tire. Mr. Cohade joined Goodyear in October, 2004 and was elected President Asia/ Pacific Tire on October 5, 2004. Mr. Cohade is the executive officer responsible for Goodyear’s tire operations in Asia, Australia and the Western Pacific. Prior to joining Goodyear, Mr. Cohade served in various finance and managerial posts with the Eastman Kodak Company from 1985 to 2001, including chairman of Eastman Kodak’s Europe, Africa, Middle East and Russian Region from 2001 to 2003. From February 2003 to April 2004, Mr. Cohade served as the Executive Vice President of Groupe Danone’s beverage division.
      Lawrence D. Mason, President, North American Tire Consumer Business. Mr. Mason joined Goodyear on October 7, 2003 and was elected President, North American Tire Consumer Business effective October 13, 2003. Mr. Mason is the executive officer responsible for the business activities of Goodyear’s tire consumer business in North America. Prior to joining Goodyear, Mr. Mason was employed by Huhtamaki — Americas as Division President of North American Foodservice and Retail Consumer Products from 2002 to 2003. From 1983 to 2001, Mr. Mason served in various sales and managerial posts with The Procter & Gamble Company.
      Richard J. Kramer, Executive Vice President and Chief Financial Officer. Mr. Kramer joined Goodyear on March 6, 2000, when he was appointed a Vice President for corporate finance. On April 10, 2000, Mr. Kramer was elected Vice President-Corporate Finance, serving in that capacity as the Company’s principal accounting officer until August 6, 2002, when he was elected Vice President, Finance — North American Tire. Effective August 28, 2003 he was appointed, and on October 7, 2003 he was elected, Senior Vice President, Strategic Planning and Restructuring. He was elected Executive Vice President and Chief Financial Officer on June 1, 2004. Mr. Kramer is the principal financial officer of the Company. Prior to joining Goodyear, Mr. Kramer was an associate of PricewaterhouseCoopers LLP for 13 years, including two years as a partner.
      Joseph M. Gingo, Executive Vice President, Quality Systems and Chief Technical Officer. Mr. Gingo served in various research and development and managerial posts until November 5, 1996, when he was elected a Vice President, responsible for Goodyear’s operations in Asia, Australia and the western Pacific. On September 1, 1998, Mr. Gingo was placed on special assignment with the office of the Chairman of the Board. From December 1, 1998 to June 30, 1999, Mr. Gingo served as the Vice President responsible for Goodyear’s worldwide Engineered Products operations. Effective July 1, 1999 to June 1, 2003, Mr. Gingo served as Senior Vice President, Technology and Global Products Planning. On June 2, 2003, Mr. Gingo was elected Executive Vice President, Quality Systems and Chief Technical Officer. Mr. Gingo is the executive officer responsible for Goodyear’s research and tire technology development and product planning operations worldwide. Goodyear employee since 1966.
      C. Thomas Harvie, Senior Vice President, General Counsel and Secretary. Mr. Harvie joined Goodyear on July 1, 1995, when he was elected a Vice President and the General Counsel. Effective July 1, 1999, Mr. Harvie was appointed, and on August 3, 1999 he was elected, Senior Vice President and General Counsel. He was elected Senior Vice President, General Counsel and Secretary effective June 16, 2000. Mr. Harvie is the chief legal officer and is the executive officer responsible for the government relations and real estate activities of Goodyear.
      Charles L. Sinclair, Senior Vice President, Global Communications. Mr. Sinclair served in various public relations and communications positions until 2002, when he was named Vice President, Public Relations and Communications for North American Tire. Effective June 16, 2003, he was appointed, and on August 5, 2003, he was elected Senior Vice President, Global Communications. Mr. Sinclair is the executive officer responsible for Goodyear’s worldwide communications activities. Goodyear employee since 1984.
      Christopher W. Clark, Senior Vice President, Global Sourcing. Mr. Clark served in various managerial and financial posts until October 1, 1996, when he was appointed managing director of P.T. Goodyear Indonesia Tbk, a subsidiary of Goodyear. On September 1, 1998, he was appointed managing director of Goodyear do Brasil Produtos de Borracha Ltda, a subsidiary of Goodyear. On August 1, 2000, he was elected President, Latin America Tire. On November 4, 2003, Mr. Clark was named Senior Vice President, Global

Sourcing. Mr. Clark is the executive officer responsible for coordinating Goodyear’s supply activities worldwide. Goodyear employee since 1973.
      Kathleen T. Geier, Senior Vice President, Human Resources. Ms. Geier served in various managerial and human resources posts until July 1, 2002 when she was appointed and later elected, Senior Vice President, Human Resources. Ms. Geier is the executive officer responsible for Goodyear’s human resources activities worldwide. Goodyear employee since 1978.
      Darren R. Wells, Senior Vice President, Business Development and Treasurer. Mr. Wells joined Goodyear on August 1, 2002 and was elected Vice President and Treasurer on August 6, 2002. On May 11, 2005, Mr. Wells was named Senior Vice President, Business Development and Treasurer. Mr. Wells is the executive officer responsible for Goodyear’s treasury operations, risk management and pension asset management activities as well as its worldwide business development activities. Prior to joining Goodyear, Mr. Wells served in various financial posts with Ford Motor Company units from 1989 to 2000 and was the Assistant Treasurer of Visteon Corporation from 2000 to July 2002.
      Thomas A. Connell, Vice President and Controller. Mr. Connell joined Goodyear on September 1, 2003 and was elected Vice President and Controller on October 7, 2003. Mr. Connell serves as Goodyear’s principal accounting officer. Prior to joining Goodyear, Mr. Connell served in various financial positions with TRW Inc. from 1979 to June 2003, most recently as its Vice President and corporate controller. From 1970 to 1979, Mr. Connell was an audit supervisor with the accounting firm of Ernst & Whinney.
      Donald D. Harper, Vice President. Mr. Harper served in various organizational effectiveness and human resources posts until June 1996, when he was appointed Vice President of Human Resources Planning, Development and Change. Effective December 1, 2003, Mr. Harper has served as the Vice President, Human Resources, North America Shared Services. Mr. Harper was elected a Vice President effective December 1, 1998 and is the executive officer responsible for corporate human resources activities in North America. Goodyear employee since 1968.
      William M. Hopkins, Vice President. Mr. Hopkins served in various tire technology and managerial posts until appointed Director of Tire Technology for North American Tire effective June 1, 1996. He was elected a Vice President effective May 19, 1998. He served as the executive officer responsible for Goodyear’s worldwide tire technology activities until August 1, 1999. Since August 1, 1999, Mr. Hopkins has served as the executive officer responsible for Goodyear’s worldwide product marketing and technology planning activities. Goodyear employee since 1967.
      Isabel H. Jasinowski, Vice President. Ms. Jasinowski served in various government relations posts until she was appointed Vice President of Government Relations in 1995. On April 2, 2001, Ms. Jasinowski was elected Vice President, Government Relations, serving as the executive officer primarily responsible for Goodyear’s governmental relations and public policy activities. Goodyear employee since 1981.
      Gary A. Miller, Vice President. Mr. Miller served in various management and research and development posts until he was elected a Vice President effective November 1, 1992. Mr. Miller was elected Purchasing and Chief Procurement Officer in May 2003. He is the executive officer primarily responsible for Goodyear’s purchasing operations worldwide. Goodyear employee since 1967.
      James C. Boland, Director. Mr. Boland was the President and Chief Executive Officer of Cavs/ Gund Arena Company (the Cleveland Cavaliers professional basketball team and Gund Arena) from 1998 to December 31, 2002, when he became Vice Chairman. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee. Mr. Boland is a director of Invacare Corporation and The Sherwin-Williams Company.
      John G. Breen, Director. Mr. Breen was the Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company from January 15, 1979 to October 25, 1999, when he retired as Chief Executive Officer. He served as Chairman of the Board of The Sherwin-Williams Company until April 26, 2000, when he retired. He is a director of The Sherwin-Williams Company, Mead Westvaco Corporation, Parker-Hannifin Corporation and The Stanley Works.
      Gary D. Forsee, Director. Mr. Forsee has served as Sprint Corp.’s Chief Executive Officer since March 19, 2003. Mr. Forsee has also served as Sprint’s Chairman of the Board of Directors since May 12, 2003. Prior to joining Sprint Mr. Forsee served as the Vice Chairman-Domestic Operations of BellSouth Corporation from December 2001 to February 2003, and held other managerial positions at BellSouth from September 1999 to December 2001. Prior to joining BellSouth, Mr. Forsee was President and Chief Executive Officer of Global One, a global telecommunications joint venture, from January 1998 to July 1999.
      William J. Hudson, Jr., Director. Mr. Hudson was the President and Chief Executive Officer of AMP, Incorporated from January 1, 1993 to August 10, 1998. Mr. Hudson served as the Vice Chairman of AMP, Incorporated from August 10, 1998 to April 30, 1999. Mr. Hudson is a member of the Executive Committee of the United States Council for International Business.
      Steven A. Minter, Director. Mr. Minter was the President and Executive Director of The Cleveland Foundation, Cleveland, Ohio, from January 1, 1984 to June 30, 2003, when he retired. Since September 1, 2003, Mr. Minter has served as a part-time Executive-in-Residence at Cleveland State University. Mr. Minter is a director of KeyCorp and a trustee of The College of Wooster.
      Denise M. Morrison, Director. Ms. Morrison has served as the President Global Sales and Chief Customer Officer of Campbell Soup Company since April 2003. Prior to joining Campbell Soup, Ms. Morrison served in various managerial positions at Kraft Foods, including as Executive Vice President/ General Manager of the Snacks Division from October 2001 to March 2003 and the Confections Division from January 2001 to September 2001. Ms. Morrison also served in various managerial positions at Nabisco Inc. from 1995 to 2000 and at Nestle USA from 1984 to 1995. Ms. Morrison is also a director of Ballard Power Systems Inc., a Canadian manufacturer of proton exchange membrane fuel cell products.
      Rodney O’Neal, Director. Mr. O’Neal has served in various managerial positions at Delphi Corporation since 1999 and has served as the President and Chief Operating Officer since January 7, 2005, when he was also elected to Delphi’s Board of Directors. Mr. O’Neal also served in various managerial and engineering positions at General Motors Corporation from 1976 to 1999, including Vice President of General Motors and President of Delphi Interior Systems prior to Delphi’s separation from General Motors.
      Shirley D. Peterson, Director. Mrs. Peterson was President of Hood College from 1995-2000. From 1989 to 1993 she served in the U.S. Government, first appointed by the President as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of the Internal Revenue Service. She was also a partner in the law firm of Steptoe & Johnson LLP where she served a total of 22 years from 1969 to 1989 and from 1993 to 1994. Mrs. Peterson is also a director of AK Steel Corp., Champion Enterprises Federal-Mogul Corp., Wolverine World Wide, Inc. and is an independent trustee for Scudder Mutual Funds.
      Thomas H. Weidemeyer, Director. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world’s largest transportation company, since January 2001, and President of UPS Airlines since June 1994. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and in 1994 was elected its President and Chief Operating Officer. Mr. Weidemeyer became Manager of the Air Group and a member of the Management Committee that same year. In 1998 he was elected as a Director and he became Chief Operating Officer of United Parcel Service, Inc. in 2001. Mr. Weidemeyer is also a director of NRG Energy, Inc. and Waste Management, Inc.
      Michael R. Wessel, Director. Since 1999, Mr. Wessel has served as a consultant for, and Senior Vice President of, Downey McGrath Group, Inc., a government affairs consulting firm located in Washington, D.C. Prior to joining Downey McGrath, Mr. Wessel served in various staff positions for Congressman Richard Gephardt from 1977 to 1997, including the Congressman’s general counsel and chief policy advisor. Since

April 2001, Mr Wessel has also served as a Commissioner on the U.S.-China Economic and Security Review Commission. Mr. Wessel was nominated for director by the United Steelworkers of America (the “USW”) pursuant to the terms of the master collective bargaining agreement between Goodyear and the USW.
Compensation of Directors
      Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, $17,500 per calendar quarter. The Presiding Director receives an additional $13,750 per calendar quarter. The chairperson of the Audit Committee receives an additional $3,750 per calendar quarter and the chairpersons of all other committees receive an additional $1,250 per calendar quarter. Any director who attends more than 24 board and committee meetings will receive $1,700 for each additional meeting attended ($1,000 if the meeting is attended by telephone). Travel and lodging expenses incurred in attending board and committee meetings are paid by Goodyear. A director who is also an officer or an employee of Goodyear or any of its subsidiaries does not receive additional compensation for his or her services as a director.
      Directors who are not current or former employees of Goodyear or its subsidiaries participate in the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”). The Directors’ Equity Plan is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of the Common Stock. Under the Directors’ Equity Plan, on the first business day of each calendar quarter each eligible director who has been a director for the entire preceding calendar quarter will have $20,000 accrued to his or her plan account. On April 13, 2004, individuals who had served as director since October 1, 2003 had an additional $20,000 accrued to their account pursuant to an April 13, 2004 amendment to the Directors’ Equity Plan. Amounts accrued are converted into units equivalent in value to shares of Common Stock at the fair market value of the Common Stock on the accrual date. The units will receive dividend equivalents at the same rate as the Common Stock, which dividends will also be converted into units in the same manner. The Directors’ Equity Plan also permits each participant to annually elect to have 25%, 50%, 75% or 100% of his or her retainer and meeting fees deferred and converted into share equivalents on substantially the same basis.
      A participating director is entitled to benefits under the Directors’ Equity Plan after leaving the Board of Directors unless the Board of Directors elects to deny or reduce benefits. Benefits may not be denied or reduced if, prior to leaving the Board of Directors, the director either (i) attained the age of 70 with at least five years of Board service or (ii) attained the age of 65 with at least ten years of Board service. The units will be converted to a dollar value at the price of the Common Stock on the later of the first business day of the seventh month following the month during which the participant ceases to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Such amount will be paid in ten annual installments or, at the discretion of the Compensation Committee, in a lump sum or in fewer than ten installments beginning on the fifth business day following the aforesaid conversion from units to a dollar value. Amounts in Plan accounts will earn interest from the date converted to a dollar value until paid at a rate one percent higher than the prevailing yield on United States Treasury securities having a ten-year maturity on the conversion date.
      The units accrued to the accounts of the participating directors under the Directors’ Equity Plan at September 30, 2005 are set forth in the “Deferred Share Equivalent Units” column of the Beneficial Ownership of Directors and Management table set forth in “Security Ownership of Certain Beneficial Owners and Management.”
      Goodyear also sponsors a Directors’ Charitable Award Program funded by life insurance policies owned by Goodyear on the lives of pairs of directors. Goodyear donates $1 million per director to one or more qualifying charitable organizations recommended by each director after both of the paired directors are deceased. Assuming current tax laws remain in effect, Goodyear will recover the cost of the program over time with the proceeds of the insurance policies purchased. Directors derive no financial benefit from the program. This program is only available to current directors. Future directors will not be offered the program.

Compensation of Executive Officers

Summary of Compensation
      The table below sets forth information regarding the compensation of the Chief Executive Officer of Goodyear and the persons who were, at December 31, 2004, the other four most highly compensated executive officers of Goodyear (the “Named Officers”) for services in all capacities to Goodyear and its subsidiaries during 2004, 2003 and 2002.

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

						Securities
						Underlying	Long Term
					Restricted	Options/	Incentive
				Other Annual	Stock	SARs	Plan	All Other
		Salary	Bonus	Compensation	Award(s)	(Number	Payouts	Compensation
Name and Principal Position	Year	(Dollars)	(Dollars)(1)	(Dollars)(2)	(Dollars)(3)	of Shares)	(Dollars)(4)	(Dollars)(5)

Robert J. Keegan	2004	$1,050,000	$2,600,000	—	—	261,548	$472,113	$1,000,000
Chairman of the Board, Chief	2003	1,000,000	509,200	—	—	200,000	—	—
Executive Officer and President(6)	2002	840,000	—	—	—	140,000	—	5,100
Jonathan D. Rich	2004	420,000	680,000	—	—	52,000	55,080	500,000
President,	2003	345,000	63,476	—	—	45,000	—	—
North American Tire(7)	2002	223,333	131,770	—	—	25,000	—	5,100
C. Thomas Harvie	2004	431,000	560,000	—	—	49,087	157,371	200,000
Senior Vice President, General	2003	415,000	175,000	—	—	42,700	—	—
Counsel and Secretary	2002	415,000	102,537	—	—	32,000	—	6,655
Richard Kramer	2004	378,750	587,704	—	—	47,861	78,686	500,000
Executive Vice President and	2003	300,000	50,496	—	—	41,600	—	—
Chief Financial Officer(8)	2002	289,583	251,216	—	$155,400	26,000	—	5,782
Michael J. Roney	2004	394,667	570,000	$132,665	—	48,000	157,371	664,152
President	2003	380,000	133,000	147,754	—	37,300	—	271,450
European Union Tire	2002	370,000	224,000	153,251	—	28,000	—	181,509

(1)	Represents amounts awarded under the Performance Recognition Plan. Additional information regarding the amounts awarded to the Named Officers and other executive officers under the Performance Recognition Plan is set forth below under “— Other Compensation Plan Information — Performance Recognition Plan.” In addition, the amount reported for Mr. Kramer in 2002 includes an award of 15,000 shares of unrestricted stock on August 6, 2002 valued at $233,250.

(2)	These amounts represent reimbursements made to Mr. Roney for incremental taxes resulting from his foreign assignment.

(3)	Mr. Kramer purchased 10,000 shares of Common Stock for a purchase price of $.01 per share on August 6, 2002. Through August 6, 2005, the shares are subject to transfer and other restrictions and to Goodyear’s option to repurchase under specified circumstances at a price of $.01 per share. The dollar value reported ($155,400) represents the market value of the shares at the date of grant ($15.55 per share on August 6, 2002), less the purchase price. The restrictions and Goodyear’s option in respect of all 10,000 shares of Common Stock will lapse if Mr. Kramer continues to be a Goodyear employee through August 5, 2005. If Mr. Kramer ceases to be an employee prior to that date due to his death or disability, he will be entitled to receive 277 of the shares of Common Stock for each full month of service. Mr. Kramer receives all dividends, if any, paid on the shares of Common Stock. The value of the 10,000 shares of Common Stock (net of the purchase price) was $156,600 at December 31, 2004, based on a closing price on the New York Stock Exchange of $15.67 per share on that date. No other shares of restricted stock were granted, awarded or issued by Goodyear to any Named Officer during 2004, 2003 or 2002.

(4)	The payouts for 2004 relate to performance equity units granted on December 3, 2001 and August 6, 2002. Amounts earned were determined by the extent to which the performance goals related to the units were achieved during the three year performance period ended December 31, 2004. Payouts are to be made 50% in cash and 50% in shares of Common Stock. The performance measure for 50% of each unit was based on Goodyear’s average annual return on invested capital and the other 50% was based on

Goodyear’s total shareholder return relative to a peer group consisting of the firms included in the S&P Auto Parts & Equipment Index. Payouts ranging from 0% to 150% of the units granted could have been earned. Amounts earned were determined based on Goodyear’s average annual total shareholder return (potential payouts ranged from 30% of the units if the total shareholder return equaled or exceeded the 30th percentile of the peer group to 75% of the units if Goodyear’s total shareholder return during the relevant performance period equaled or exceeded the 75th percentile of the peer group) and its return on the invested capital (with potential payouts ranging from 35% of the units if a 7.6% average annual return were achieved to 75% of the units if a 13.6% average annual return were achieved) during the performance period. As a result of the achievement of the target levels during the performance period, each participant earned 89.64% of the units granted. The value of each unit, $14.63, is based on the average of the high and low sale price of the Common Stock on December 31, 2004.

(5)	All Other Compensation for each Named Officer in 2004 consists of the guaranteed payout related to grants to the Named Officers under the Executive Performance Plan (the “EP Plan”). This payout will only be made if the Named Officer remains an employee of Goodyear through December 31, 2006. Additional information on grants made under the EP Plan is set forth below under “— Long Term Incentive Awards.” In addition, with respect to Mr. Roney, all other compensation includes payments generally applicable to employees temporarily assigned outside their home countries in an amount aggregating $264,152. This amount includes a foreign housing allowance, tuition for foreign schooling and a foreign service premium payment.

(6)	Mr. Keegan became a Goodyear employee on October 1, 2000 and served as President and Chief Operating Officer from October 3, 2000 until he was elected the President and Chief Executive Officer effective January 1, 2003. Mr. Keegan became Chairman of the Board effective June 30, 2003.

(7)	Mr. Rich has served as President of North American Tire since December of 2002. He previously served as President of Chemical Products.

(8)	Mr. Kramer has served as Executive Vice President and Chief Financial Officer since June of 2004. He previously served as Vice President-Corporate Finance from March 2000 to July 2002, Vice President, Finance-North American Tire from July 2002 to August 2003 and Senior Vice President, Strategic Planning and Restructuring from September 2003 to June 2004.

Option/ SAR Grants In 2004
      The table below shows all grants of stock options and SARs during 2004 to the Named Officers. Ordinarily, Stock Options and SARs are granted annually in December of each year.

	Individual Grants				Potential Realizable Value
					at Assumed Annual Rates
		% of Total			of Stock Price Appreciation
	Number of	Options/SARs			for Option Term
	Securities Underlying	Granted to	Exercise or Base		(Dollars)(3)
	Options/SARs Granted	Employees in	Price (Dollars	Expiration
Name	(Number of Shares)(1)	2004	per Share)(2)	Date	5%	10%

Robert J. Keegan	233,000	5.6%	$12.54	12-9-14	$1,838,370	$4,657,670
	28,548	7	10.91	12-3-12	507,298	807,908
Jonathan D. Rich	52,000	1.3	12.54	12-9-14	410,280	1,039,480
C. Thomas Harvie	43,000	1.0	12.54	12-9-14	339,270	859,570
	6,087	.2	12.27	12-3-12	121,679	193,749
Richard J. Kramer	45,000	1.1	12.54	12-9-14	355,050	899,550
	2,861	.1	12.21	12-3-12	56,905	90,608
Michael J. Roney	48,000	1.2	12.54	12-9-14	378,720	959,520

(1)	On December 9, 2004, stock options in respect of an aggregate of 4,031,135 shares of Common Stock were granted to 867 persons, including the Named Officers. In the case of each Named Officer, incentive stock options were granted on December 9, 2004 in respect of 7,800 shares. All other shares are the subject of non-qualified stock options. Each stock option will vest at the rate of 25% per annum. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until its expiration date, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option will become exercisable and remain exercisable for up to three years after the date of death of the optionee. Each option also includes the right to the automatic grant of a new option (a “reinvestment option”) for that number of shares tendered in the exercise of the original stock option. The reinvestment option will be granted on, and will have an exercise price equal to the fair market value of the Common Stock on, the date of the exercise of the original stock option and will be subject to the same terms and conditions as the original stock option except for the exercise price and the reinvestment option feature. The following reinvestment options were granted during 2004: Mr. Keegan, 28,548 shares on August 19, 2004; Mr. Harvie, 6,087 shares on November 18, 2004; and Mr. Kramer, 2,861 shares on November 23, 2004.

(2)	The exercise price of each stock option is equal to 100% of the per share fair market value of the Common Stock on the date granted. The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the market value on the date of exercise.

(3)	The dollar amounts shown reflect calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. No economic benefit to the optionees is possible without an increase in price of the Common Stock, which will benefit all shareholders commensurately.

Option/ SAR 2003 Exercises and Year-End Values
      The table below sets forth certain information regarding option and SAR exercises during 2004, and the value of options/ SARs held at December 31, 2004, by the Named Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
			December 31, 2004		December 31, 2004
	Shares Acquired	Value	(Number of Shares)		(Dollars)(1)
	on Exercise	Realized
Name	(Number of Shares)	(Dollars)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Keegan	35,000	$103,775	482,500	504,048	$627,700	$2,248,915
Jonathan D. Rich	-0-	-0-	40,550	101,850	172,313	459,178
C. Thomas Harvie	8,000	34,600	167,675	105,112	137,559	464,624
Richard J. Kramer	3,750	16,013	70,650	97,061	106,840	397,729
Michael J. Roney	-0-	-0-	116,875	96,225	167,281	415,444

(1)	Determined using $14.66 per share, the closing price of the Common Stock on December 31, 2004, as reported on the New York Stock Exchange Composite Transactions tape.

Long Term Incentive Awards
      The table below sets forth the long term incentive grants made in 2004 to the Named Officers, all of which were grants made under the Executive Performance Plan.

		Performance or	Estimated Future Pay-Outs Under
		Other Period Until	Non-Stock Price-Based Plans(2)
	Number of	Maturation or
Name	Units(1)	Pay-Out	Threshold	Target	Maximum

Robert J. Keegan	40,000	1/1/04-12/31/06	$1,000,000	$4,000,000	$8,000,000
	44,000	1/1/05-12/31/07	—	4,400,000	8,800,000
Jonathan D. Rich	10,000	1/1/04-12/31/06	500,000	1,000,000	2,000,000
	11,000	1/1/05-12/31/07	—	1,100,000	2,200,000
C. Thomas Harvie	8,000	1/1/04-12/31/06	200,000	800,000	1,600,000
	8,300	1/1/05-12/31/07	—	830,000	1,660,000
Richard J. Kramer	10,000	1/1/04-12/31/06	500,000	1,000,000	2,000,000
	10,700	1/1/05-12/31/07	—	1,070,000	2,140,000
Michael J. Roney	8,000	1/1/04-12/31/06	400,000	800,000	1,600,000

(1)	Represents units granted under the Executive Performance Plan. Following the respective performance period, each unit will have a value of between $0 to $200 depending upon the level of achievement of the performance measures. The performance measure for 50% of each unit is based on a cumulative target level of net income over the performance period. The other 50% is based on a cumulative target level of total cash flow over the performance period.

(2)	The target amount represents the amount to be paid if the units are paid out at a value of $100 per unit. The maximum amount represents the amount to be paid if the units are paid out of a value of $200 per unit. With respect to the units with a performance period ending December 31, 2007, no award will be paid out if the minimum target levels of net income and cash flow are not achieved. With respect to the units with a performance period ending December 31, 2006, the threshold amount represents the amount guaranteed to be paid if the Named Officer remains in the continuous employ of the Company through the performance period.

Other Compensation Plan Information

Performance Recognition Plan
      Approximately 806 key employees, including all executive officers of Goodyear, will participate in the Performance Recognition Plan of Goodyear (the “Performance Plan”) for plan year 2005. On December 9, 2004, the Compensation Committee selected the participants, established their respective target bonuses, and, on February 22, 2005, approved the performance criteria and goals. Awards in respect of plan year 2005 will be made in 2006 based on each participant’s level of achievement of his or her goals, the Chief Executive Officer’s (or, in the case of participants who are not officers, other officers’ of Goodyear) evaluation of the extent of the participant’s contribution to Goodyear, and the Committee’s determination of the amount available for payment to the relevant group of participants. Awards, if any, are generally paid in cash, although executive officers may elect to defer all or a portion of their award in the form of cash or stock units. If deferred in the form of stock units, the Company will match 20% of the amount deferred. The stock units are converted to shares of common stock and paid to the participant on the first business day of the third year following the end of the plan year under which the award was earned. Target bonuses under the Performance Plan have been established for calendar year 2005 as follows: Mr. Keegan, $1,500,000; Mr. Rich, $385,000; Mr. Harvie, $290,000; Mr. Kramer, $330,000; and Mr. Roney, $361,000 and all participants (806 persons as a group), approximately $27.8 million.

Executive Performance Plan
      On December 1, 2003, the Compensation Committee established the Executive Performance Plan (the “EP Plan”). The purpose of the EP Plan is to provide long-term incentive compensation opportunities to attract, retain and reward key personnel and to motivate key personnel to achieve business objectives. Upon the attainment of performance goals established by the Committee, participants will be eligible to receive a cash award at the end of the performance period subject to adjustment and approval by the Committee. Grants under the EP Plan have a three year performance period and payment on each unit may range between $0 and $200, depending upon the attainment of the performance criteria and assuming the recipient remains in the continuous employ of the Company through the performance period. The performance criteria for the performance period is based 50% on net income and 50% on total cash flow.
      In 2004, an aggregate of 326,100 units were granted to executive officers and key employees under the EP Plan. As a result of retention considerations, 172,900 units granted under the EP Plan in 2004 are subject to a guaranteed minimum payout of between $25 and $50 per unit. These grants are payable in 2007 based on a performance period ending December 31, 2006. The remaining units granted do not have a guaranteed minimum payout and are payable in 2008 based on a performance period ending December 31, 2007.

Savings Plan
      Goodyear sponsors the Employee Savings Plan for Salaried Employees (the “Savings Plan”). An eligible employee, including officers, may contribute 1% to 50% of his or her compensation to the Savings Plan, subject to an annual contribution ceiling ($14,000 in 2005). Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually up to a specified amount ($4,000 in 2005). Contributions to the Savings Plan are not included in the current taxable income of the employee pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. Employee contributions are invested, at the direction of the participant, in any one or more of the nine available funds and/or in mutual funds under a self directed account. Prior to January 1, 2003, Goodyear matched at a 50% rate each dollar contributed by a participating employee up to a maximum of the lesser of (i) 6% of the participant’s annual compensation or (ii) legally imposed limits. Goodyear contributions were invested by the Savings Plan trustee in shares of Common Stock. Goodyear suspended the matching program effective January 1, 2003.
      Eligible employees hired after January 1, 2005 will not participate in the pension plan described below, but will receive company contributions to their Savings Plan accounts in an amount equal to 5% of compensation up to the Social Security wage base ($90,000 in 2005), plus 11.2% of compensation in excess of the wage base. The maximum company contribution for any individual in 2005 is $17,940.

Severance Plan
      The Goodyear Employee Severance Plan (the “Severance Plan”), adopted on February 14, 1989, provides that, if a full-time salaried employee of Goodyear or any of the domestic subsidiaries (who participates in the Salaried Pension Plan) with at least one year of service is involuntarily terminated (as defined in the Severance Plan) within two years following a change in control, the employee is entitled to severance pay, either in a lump sum or, at the employee’s election, on a regular salary payroll interval basis.
      The severance pay will equal the sum of (a) two weeks’ pay for each full year of service with Goodyear and its subsidiaries and (b) one month’s pay for each $12,000 of total annual compensation (the base salary rate in effect at the date of termination, plus all incentive compensation received during the twelve months prior to his or her separation). Severance pay may not exceed two times the employee’s total annual compensation.
      In addition, medical benefits and basic life insurance coverage will be provided to each employee on the same basis as in effect prior to his or her separation for a period of weeks equal to the number of weeks of severance pay. A change in control is deemed to occur upon the acquisition of 35% or more of the Common

Stock by any “acquiring person” or any change in the composition of the Board of Directors of Goodyear with the effect that a majority of the directors are not “continuing directors.”
      If the Named Officers had been involuntarily terminated as of December 31, 2004 (following a change in control), the amount of severance pay due would have been: Mr. Keegan, $3,118,400; Mr. Rich, $966,952; Mr. Harvie, $1,212,000; Mr. Kramer, $970,992; and Mr. Roney, $1,070,000.
      The Company also follows general guidelines for providing severance benefits to executive officers of the Company whose employment terminates prior to retirement, and under appropriate circumstances. Executive officers eligible for such benefits typically receive a separation allowance based on individual circumstances, including length of service, in an amount generally equivalent to 6 to 18 months of base salary plus an amount based on the individual’s target bonus then in effect over an equivalent period. The separation allowance may be paid in a single lump sum or in installments. The Company may also provide limited outplacement and personal financial planning services to eligible executive officers following their termination.

Deferred Compensation Plan
      Goodyear’s Deferred Compensation Plan for Executives provides that an eligible employee may elect to defer all or a portion of his or her Performance Plan award and/or annual salary by making a timely deferral election. Several deferral period options are available. All amounts deferred earn amounts equivalent to the returns on one or more of five reference investment funds, as selected by the participant. The plan was amended in 2002 to eliminate a provision that required the automatic deferral of any cash compensation earned which, if paid as and when due, would not be deductible by Goodyear for federal income tax purposes by reason of Section 162(m) of the Code.

Retirement Benefits
      Goodyear maintains a Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under the Code, in which many salaried employees, including most executive officers, hired prior to January 1, 2005 participate. The Pension Plan permits any eligible employee to make monthly optional contributions of 1% of the first $45,000 of compensation and 2% on compensation between $45,000 and $210,000 in 2005. The Code limits the maximum amount of earnings that may be used in calculating benefits under the Pension Plan, which limit is $210,000 for 2005. The Pension Plan provides benefits to participants who have at least five years of service upon any termination of employment. Under the Pension Plan, benefits payable to a participant who retires prior to age 65 are subject to a reduction for each full month of retirement before age 65.
      Goodyear also maintains a Supplementary Pension Plan (the “Supplementary Plan”), a non-qualified plan partially funded by a Rabbi Trust which provides additional retirement benefits to certain officers. The Supplementary Plan provides pension benefits to participants who have at least 30 years of service or have ten years of service and are age 55 or older. Under the Supplementary Plan, benefits payable to a participant who retires prior to age 62 are subject to a reduction for each month of retirement before age 62.
      Participants may elect a lump sum payment of benefits under the Pension Plan and the Supplementary Plan (the “Pension Plans”) for benefits accrued prior to January 1, 2005, subject to the approval of the Company’s ERISA appeals committee in respect of benefits under the Supplementary Plan. For benefits accrued after January 1, 2005, a lump sum will be the default form of payment; however, these benefits cannot be distributed prior to six months after separation of service.
      The table below shows estimated annual benefits payable at selected earnings levels under the Pension Plans assuming retirement on July 1, 2005 at age 65 after selected periods of service. The amounts shown in the table include the estimated benefits provided under both the Pension Plan and the Supplementary Plan.
      The pension benefit amounts shown include the maximum benefits obtainable and assume payments are made on a five year certain and life annuity basis and are not subject to any deduction for social security or any other offsets. Pension benefits are based on the retiree’s highest average annual earnings, consisting of salary and cash payments under the Performance Recognition Plan, for any five calendar years out of the ten years immediately preceding his or her retirement (assuming full participation in the contributory feature of the Pension Plan).
      Earnings covered by the Pension Plans are substantially equivalent to the sum of the amounts set forth under the “Salary” and “Bonus” columns of the Summary Compensation Table set forth below under “— Summary of Compensation.” The years of credited service used to determine the amounts in the table for the Named Officers are: Mr. Keegan, 33 years; Mr. Rich, 4 years; Mr. Harvie, 29 years; Mr. Kramer, 4 years; and Mr. Roney, 23 years. As described below in “Employment Agreement,” Mr. Keegan’s years of credited service include his years of service with Eastman Kodak Company. Mr. Harvie’s years of credited service also include his years of service with his prior employer. The benefits paid to Mr. Keegan and Mr. Harvie under the Pension Plans will be reduced by amounts they are entitled to receive under the pension plans maintained by their prior employers.

	Estimated Annual Benefits Upon Retirement at July 1, 2005, for Years of Service Indicated

5 Year Average Annual Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years

$ 250,000	$50,355	$68,881	$87,158	$99,137	$111,170	$118,400
500,000	105,355	143,881	182,158	206,637	231,170	245,900
750,000	160,355	218,881	277,158	314,137	351,170	373,400
1,000,000	215,355	293,881	372,158	421,637	471,170	500,900
1,250,000	270,355	368,881	467,158	529,137	591,170	628,400
1,500,000	325,355	443,881	562,158	636,637	711,170	755,900
1,750,000	380,355	518,881	657,158	744,137	831,170	883,400
2,000,000	435,355	593,881	752,158	851,637	951,170	1,010,900
2,500,000	545,355	743,881	942,158	1,066,637	1,191,170	1,265,900
3,000,000	655,355	893,881	1,132,158	1,281,637	1,431,170	1,520,900
3,500,000	765,355	1,043,881	1,322,158	1,496,637	1,671,170	1,775,900
4,000,000	875,355	1,193,881	1,512,158	1,711,637	1,911,170	2,030,900
Compensation Committee Interlocks and Insider Participation
      During fiscal year 2004, the Compensation Committee consisted of the following directors: John G. Breen (chair), James C. Boland, Gary D. Forsee and William J. Hudson, Jr. None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been our employee.
Employment Agreement
      Mr. Keegan and Goodyear entered into an agreement, dated September 11, 2000, which provided, among other things, for the employment of Mr. Keegan as President and Chief Operating Officer.
      As contemplated by the agreement, on December 4, 2000, Mr. Keegan was granted stock options for 80,000 shares of Common Stock at an exercise price of $17.68 per share and on December 5, 2000 he was awarded performance unit grants for 12,000 units for the performance period ending December 31, 2001, for 24,000 units for the performance period ending December 31, 2002, and for 36,000 units for the performance period ending December 31, 2003.
      In accordance with the agreement and under the 1997 Plan, Mr. Keegan entered into a Restricted Stock Purchase Agreement dated October 3, 2000, pursuant to which he purchased 50,000 shares of the Common Stock for $.01 per share, which shares could not be transferred by Mr. Keegan prior to October 3, 2002 and were subject to a repurchase option whereby Goodyear could have repurchased all or a portion of such shares at $.01 per share through October 3, 2002 if Mr. Keegan ceased to be employed by Goodyear for any reason (other than his death or disability) prior to October 3, 2002. On October 3, 2002 Goodyear’s conditional repurchase option expired and all other restrictions on transfer lapsed.

      Mr. Keegan will also receive a total pension benefit equal to what he would have earned under the Pension Plans if his service with Goodyear were equal to the total of his service with Goodyear and Eastman Kodak Company. He also receives the same non-salary benefits generally made available to Goodyear executive officers.
      Mr. Keegan’s agreement was supplemented on February 3, 2004 to provide for the payment of severance compensation to Mr. Keegan upon the termination of his employment with Goodyear under the circumstances outlined in the supplemental agreement. If paid, the severance compensation would consist of (i) two times the sum of Mr. Keegan’s annual base salary and target bonus then in effect, plus (ii) the pro rata portion of Mr. Keegan’s target bonus for the then current fiscal year. In the event that severance compensation is paid to Mr. Keegan under the agreement, the agreement restricts Mr. Keegan from participating in any business that competes with Goodyear for a period of two years. The term of the supplemental agreement is from February 3, 2004 to February 28, 2009. If Mr. Keegan’s employment was terminated as of December 31, 2004 and the supplemental agreement was in effect at that time, the amount of severance due Mr. Keegan would have been $6,000,000. This amount would not be payable if Mr. Keegan received benefits under the previously described Severance Plan.

Security Ownership of Certain
Beneficial Owners and Management
      The firm identified in the table below has reported that it beneficially owned more than five percent of our Common Stock.

	Shares of
	Common Stock
	Beneficially		Percent
Name and Address	Owned		of Class

Brandes Investment Partners, L.P.	27,847,547	(1)	15.8%
and related parties
11988 El Camino Real, Suite 500
San Diego, California 92130
State Street Bank and Trust Company, acting in various fiduciary capacities	9,223,879	(2)	5.2%
225 Franklin Street
Boston, Massachusetts 02110
Impala Asset Management LLC	8,878,400	(3)	5.0%
134 Main Street
New Canaan, Connecticut 06840

(1)	As set forth in a Form 13F filed with the SEC on November 15, 2005.

(2)	As set forth in a Schedule 13G filed with the SEC on November 10, 2005.

(3)	As set forth in Schedule 13G filed with the SEC on October 11, 2005

      In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, has indicated that, at September 30, 2005, it held 18,452,204 shares, or approximately 10.5% of the outstanding shares of our Common Stock, as the trustee of three employee savings plans sponsored by Goodyear and certain subsidiaries.
      On September 30, 2005, each of our directors, each of the executive officers named below and all of our directors and executive officers as a group beneficially owned the number of shares of Common Stock set forth in the table below.

	Shares of		Shares of	Shares of
	Common		Common	Common	Deferred
	Stock		Stock Held	Stock Subject	Share
	Owned		in Savings	to Exercisable	Equivalent		Percent of
Name	Directly(2)		Plan(3)	Options(4)	Units		Class

James C. Boland	3,000		-0-	-0-	15,364	(11)	*
John G. Breen	5,200	(5)(6)	-0-	-0-	45,773	(11)	*
Gary D. Forsee	1,000		-0-	-0-	20,113	(11)	*
C. Thomas Harvie	18,076		1,075	152,087	-0-		*
William J. Hudson, Jr.	5,000		-0-	-0-	34,444	(11)	*
Robert J. Keegan	114,532	(7)	433	426,048	-0-		*
Richard J. Kramer	29,802		209	62,111	455	(12)	*
Steven A. Minter	3,580	(6)	-0-	-0-	26,879	(11)	*
Denise M. Morrison	1,100		-0-	-0-	1,335	(11)	*
Rodney O’Neal	-0-		-0-	-0-	7,349	(11)	*
Shirley D. Peterson	-0-		-0-	-0-	5,447	(11)	*
Jonathan D. Rich	4,761	(8)	3,146	35,896	23,405	(12)	*
Michael J. Roney	32,703	(9)	213	88,550	697	(12)	*
Thomas H. Weidemeyer	1,000		-0-	-0-	2,649	(11)	*
All directors and executive officers as a group (29 persons)	337,638	(10)	20,371	1,420,992	195,313		1.0%

*	Less than 1%.

(1)	The number of shares indicated as beneficially owned by each of the director and named executive officers, and the 1,779,001 shares of Common Stock indicated as beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.

(2)	Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

(3)	Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees.

(4)	Shares which may be acquired upon the exercise of options which are exercisable prior to August 1, 2005 under Goodyear’s 2002 Performance Plan (the “2002 Plan”), Goodyear 1997 Performance Incentive Plan (the “1997 Plan”) and the 1989 Goodyear Performance and Equity Incentive Plan (the “1989 Plan”).

(5)	Includes 5,000 shares jointly owned by Mr. Breen and his spouse.

(6)	Includes 200 shares acquired pursuant to Goodyear’s 1994 Restricted Stock Award Plan for non-employee Directors, which shares are subject to certain restrictions.

(7)	Includes 13,000 shares owned by Mr. Keegan’s spouse.

(8)	Includes 1,000 shares owned jointly by Mr. Rich and his spouse.

(9)	Includes 200 shares owned jointly by Mr. Roney and his spouse. Mr. Roney resigned as President, European Union Tire effective September 16, 2005. Mr. Roney remained an employee of Goodyear through October 31, 2005.

(10)	Includes 303,140 shares owned of record and beneficially or owned beneficially through a nominee, and 34,498 shares held by or jointly with family members of certain directors and executive officers.

(11)	Deferred units, each equivalent to a hypothetical share of Common Stock, accrued to the accounts of the director under Goodyear’s Outside Director’s Equity Participation Plan, payable in cash following retirement from the Board of Directors.

(12)	Units, each equivalent to a hypothetical share of Common Stock, deferred pursuant to performance awards earned under the 2002 Plan, 1997 Plan and the 1989 Plan and receivable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.

Selling Security Holders
      We originally issued the notes to Goldman, Sachs & Co., Deutsche Bank Securities Inc. and, J.P. Morgan Securities Inc. as initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act in reliance on Rule 144A under the Securities Act to persons reasonably believed by them to be qualified institutional buyers.
      The selling security holders identified below, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes of such selling security holder described below and the common stock into which such notes are convertible. Any selling security holder may also elect not to sell any notes or common stock issuable upon conversion of the notes held by it. Certain selling security holders identified below may already have sold, transferred or disposed of all or a portion of their notes or shares of common stock issuable upon conversion of the notes since the date on which they provided the information regarding their ownership of those securities included in this prospectus and other selling security holders identified below may have purchased such notes or shares of common stock issuable upon conversion of such notes. Only those notes and shares of common stock issuable upon conversion of the notes listed below or in any supplement hereto may be offered for resale by the selling holders pursuant to this prospectus.
      The following table sets forth recent information with respect to the selling security holders of the notes and the number of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. We prepared this table based on information supplied to us by or on behalf of the selling holders. Because the selling security holders may offer all or only some portion of the notes or the common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling holders upon termination of any sales.

	Aggregate			Shares of
	Principal			Common Stock
	Amount of Notes	Shares of		Beneficially
	Beneficially	Common Stock	Shares of	Owned After
	Owned and	Beneficially	Common Stock	Completion of
Selling Holder	Offered	Owned(1)	Offered	the Offering(2)

AHFP Context(3)	300,000	24,921	24,921	0
Allstate Insurance Company(4)	750,000	72,803	62,303	10,500
American Beacon Funds(5)	225,000	18,690	18,690	0
Aristeia International Limited(6)	23,750,000	1,972,920	1,972,920	0
Aristeia Partners LP(7)	3,550,000	294,900	294,900	0
Arkansas Teacher Retirement(8)	3,525,000	292,822	292,822	0
Aventis Pension Master Trust(5)	280,000	23,260	23,260	0
Baptist Health of South Florida(8)	630,000	52,334	52,334	0
Boilermakers — Blacksmith Pension Trust(5)	1,800,000	149,527	149,527	0
CALAMOS Convertible Fund — CALAMOS Investment Trust(5)	10,400,000	863,931	863,931	0
CALAMOS Growth & Income Fund — CALAMOS Investment Trust(5)	32,000,000	2,658,250	2,658,250	0
CALAMOS Global Growth & Income Fund — CALAMOS Investment Trust(5)	1,450,000	120,452	120,452	0
CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust(5)	230,000	19,106	19,106	0
CALAMOS Market Neutral Fund — CALAMOS Investment Trust(5)	8,000,000	664,562	664,562	0
The California Wellness Foundation(5)	400,000	33,228	33,228	0
Canadian Imperial Holdings Inc.(9)	1,000,000	83,070	83,070	0
CEMEX Pension Plan(5)	115,000	9,553	9,553	0
Citigroup Global Markets Inc.	3,063,000	254,444	254,444	0
City of Knoxville Pension System(5)	200,000	21,598	21,598	0
CNH CA Master Account, L.P.(11)	17,750,000	1,474,498	1,474,498	0

	Aggregate			Shares of
	Principal			Common Stock
	Amount of Notes	Shares of		Beneficially
	Beneficially	Common Stock	Shares of	Owned After
	Owned and	Beneficially	Common Stock	Completion of
Selling Holder	Offered	Owned(1)	Offered	the Offering(2)

The Cockrell Foundation(5)	70,000	5,815	5,815	0
Context Convertible Arbitrage Fund, LP (3)	1,850,000	153,680	153,680	0
Context Convertible Arbitrage Offshore, LTD (3)	5,350,000	444,426	444,426	0
Credit Suisse First Boston Europe LTD(10)	5,000,000	415,352	415,352	0
Delta Pilots Disability and Survivorship Trust(5)	385,000	31,982	31,982	0
Deutsche Bank Securities Inc.(12)	595,000	49,427	49,427	0
Dorinco Reinsurance Company(5)	750,000	62,303	62,303	0
The Dow Chemical Company Employees’ Retirement Plan(5)	2,000,000	166,141	166,141	0
Ellington Overseas Partners, Ltd.(13)	1,000,000	83,070	83,070	0
Engineers Joint Pension Fund(8)	290,000	24,090	24,090	0
The Fondren Foundation(5)	110,000	9,138	9,138	0
Galleon Explorers Partners, L.P.(14)	32,000	2,658	2,658	0
Galleon Explorers Offshore, Ltd.(14)	128,000	10,633	10,633	0
Goldman, Sachs & Co.	64,278,000	5,339,593	5,339,593	0
Grace Convertible Arbitrage Fund, Ltd.(15)	2,000,000	166,141	166,141	0
HMBC LLC (16)	2,500,000	207,675	207,675	0
JMG Capital Partners, LP(17)	2,500,000	207,675	207,675	0
JMG Triton Offshore Fund, Ltd(18)	2,500,000	207,675	207,675	0
Kettering Medical Center Funded Depreciation Account(5)	90,000	7,476	7,476	0
Knoxville Utilities Board Retirement System(5)	120,000	9,968	9,968	0
Louisiana Workers’ Compensation Corporation(5)	350,000	29,075	29,075	0
Lyxor/ Context Fund LTD(3)	1,050,000	87,224	87,224	0
Macomb County Employees’ Retirement System(5)	300,000	24,921	24,921	0
McMahan Securities Co. L.P.(19)	500,000	41,535	41,535	0
Morgan Stanley Convertible Securities Trust(20)	600,000	49,842	49,842	0
National Bank of Canada(3)	850,000	70,609	70,609	0
National Benefit Life Insurance Company(21)	4,000	332	332	0
NFJ Dividend, Interest & Premium Strategy Fund(8)	7,075,000	587,722	587,722	0
Nicholas Applegate U.S. Convertible & Income(8)	11,900,000	988,537	988,537	0
Nicholas Applegate Capital Management U.S. Convertible & Income 2(8)	11,700,000	971,923	971,923	0
Nicholas Applegate Capital Management U.S. Convertible Mutual Fund(8)	315,000	26,167	26,167	0
Northern Income Equity Fund	5,000,000	415,352	415,352	0
Oakwood Assurance Company Ltd(5)	45,000	3,738	3,738	0
Oakwood Healthcare Inc. — OHP(5)	10,000	831	831	0

	Aggregate			Shares of
	Principal			Common Stock
	Amount of Notes	Shares of		Beneficially
	Beneficially	Common Stock	Shares of	Owned After
	Owned and	Beneficially	Common Stock	Completion of
Selling Holder	Offered	Owned(1)	Offered	the Offering(2)

Oakwood Healthcare Inc. Endowment/ A & D(5)	8,000	665	665	0
Oakwood Healthcare Inc. Funded Depreciation(5)	80,000	6,646	6,646	0
Oakwood Healthcare Inc. Pension(5)	147,000	12,211	12,211	0
Oppenheimer Convertible Securities Fund	2,000,000	166,140	166,140	0
Port Authority of Allegheny Consolidated Trust Fund(5)	100,000	8,307	8,307	0
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union(5)	600,000	49,842	49,842	0
Primerica Life Insurance Company(21)	38,000	3,157	3,157	0
Prisma Foundation(5)	150,000	12,461	12,461	0
Radcliffe SPC, Ltd.(22)	19,600,000	1,628,178	1,628,178	0
Sage Capital Management, LLC(23)	4,650,000	386,277	386,277	0
San Diego City Retirement(8)	730,000	60,641	60,641	0
San Diego County Convertible(8)	980,000	81,409	81,409	0
SCI Endowment Care Common Trust Fund — Wachovia(5)	35,000	2,907	2,907	0
SCI Endowment Care Common Trust Fund — SunTrust Bank(5)	80,000	6,646	6,646	0
SCI Endowment Care Common Trust Fund — National Fiduciary Services(5)	145,000	12,045	12,045	0
SPT(5)	1,300,000	107,991	107,991	0
Sturgeon Limited	352,000	29,241	29,241	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	1,500,000	124,605	124,605	0
UFJ International PLC	100,000	8,307	8,307	0
Union Carbide Retirement Account(5)	1,100,000	91,377	91,377	0
United Food and Commercial Workers Local 1262 and Employers Pension Fund(5)	300,000	24,921	24,921	0
Univar USA Inc. Retirement Plan(5)	320,000	26,582	26,582	0
Whitebox Diversified Convertible Arbitrage Partners L.P.(24)	1,000,000	83,070	83,070	0
Wyoming State Treasurer(8)	630,000	52,334	52,334	0

(1)	The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 83.0703 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2)	Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(3)	Michael Rosen and William Fertig exercise voting or investment control over the notes owned by this selling security holder.
(4) Allstate Insurance Company is a wholly-owned subsidiary of The Allstate Corporation.

(5)	Nick Calamos exercises voting or investment control over the notes owned by this selling security holder.

(6)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Franscella and Bill Techar.

(7)	Aristeia Advisors LLC is the investment manager for Aristeia Trading Partners LP. Aristeia Advisors LLC is jointly owned by Robert H. Lynch Jr., Kevin Toner, Anthony Franscella and Bill Techar.

(8)	This selling security holder has delegated full authority to Nicholas-Applegate Capital Management (“Nicholas-Applegate”) as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Nicholas-Applegate’s proxy committee sets policies on the voting of all of Nicholas-Applegate’s clients’ securities to be voted by Nicholas-Applegate for clients.

(9)	Canadian Imperial Holdings Inc. is a wholly-owned subsidiary of Canadian Imperial Bank of Commerce.

(10)	Gerry Murtagh exercises voting or investment control over the notes owned by this selling security holder.

(11)	CNH Partners, LLC is the investment advisor of the selling security holder with respect to the notes owned by this selling holder and has sole voting and dispositive power over the notes. The Investment Principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Palvino.

(12)	Thomas Sullivan exercises voting or investment control over the notes owned by this selling security holder.

(13)	Ellington Management Group, LLC is the investment adviser of this selling security holder. Michael Vranos, as principal of Ellington Management Group, LLC, exercises voting or investment control over the notes owned by this selling security holder. Mr. Vranos disclaims beneficial ownership over the notes offered by this selling security holder except to the extent of any indirect ownership interest he may have in such notes through his economic participation in this selling security holder.

(14)	Raj Rajaratnam exercises voting or investment control over the notes owned by this selling security holder.

(15)	Bradford Whitmore and Michael Brailov exercise voting or investment control over the notes owned by this selling security holder.

(16)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of HBMC LLC (“HBMC”) and consequently has voting control and investment discretion over securities held by HBMC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HMBC.

(17)	JMG Capital Management, LLC exercises voting and investment control over securities held by JMG Capital Partners, L.P. The equity interests of JMP Capital Management, LLC are owned by JMP Capital Management, Inc. and Asset Alliance Holding Corp. Jonathan M. Glaser is the executive officer and director of JMG Capital Management, Inc. and exercises sole investment control over the notes owned by this selling security holder.

(18)	Pacific Assets Management LLC has voting and investment control over JMG Triton Offshore Fund, Ltd. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific Capital Management, Inc. are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David. Jonathan M. Glaser and Roger Richter have sole investment control over the notes owned by this selling security holder.

(19)	The executive committee that exercises voting or investment control over the notes owned by this selling security holder consists of Ronald Fertig, Jay Glassman, Joe Dwyer, D. Bruce McMahon, Scott Dillinger and Norman Ziegleb.

(20)	This selling security holder is a wholly-owned subsidiary of Morgan Stanley.

(21)	This selling security holder is a wholly-owned subsidiary of Citigroup, Inc.

(22)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(23)	Peter deLisser exercises voting or investment control over the notes owned by this selling security holder.

(24)	Andrew Redleaf exercises voting or investment control over the notes owned by this selling security holder.

      To our knowledge, other than their ownership of the securities described in the above table, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our affiliates, except that Deutsche Bank Securities Inc. and Goldman, Sachs & Co. were initial purchasers of the notes, Citigroup Global Markets Inc. was a placement agent for our 11% Senior Secured Notes and Senior Secured Floating Rate Notes due 2011 and Citigroup Global Markets Inc. and Goldman, Sachs & Co. were initial purchasers of our 9.00% Senior Notes due 2015. In addition, in the ordinary course of business, the above-referenced entities and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to Goodyear and its affiliates for which they have received customary compensation and may receive customary compensation in the future. Affiliates of certain of the above-referenced entities are lenders under certain of the Company’s credit facilities.

Plan of Distribution
      The notes and the common stock issuable upon conversion of the notes may be offered and sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may from time to time offer those securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders or the purchasers of the securities for whom they act as agents. The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.
      The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the securities may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on exchanges or in the over-the-counter market;

•	through the writing and exercise of options; or

•	through the settlement of short sales.
      In connection with the sale of the notes and the underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.
      At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling security holders, the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.
      To comply with the securities laws of some jurisdictions, if applicable, the securities will be offered or sold in some jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or any exemption from registration or qualification is available and is complied with.
      The selling security holders and any other person participating in the distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations under the Securities Exchange Act, including, without limitation, Regulation M of the Securities Exchange Act, which may limit the timing of purchases and sales of any of the offered securities by the selling security holders and any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular offered securities being distributed. Compliance with the Securities Exchange Act, as described in this paragraph, may affect the marketability of the offered securities and the ability of any person or entity to engage with respect to the offered securities.

      Broker-dealers or agents who participate in the sale of the notes and the underlying common stock will be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. The following selling security holders are underwriters within the meaning of the Securities Act: Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., Goldman, Sachs & Co. and McMahon Securities Co., L.P. None of the selling security holders who are affiliates of broker-dealers, other than the initial purchasers, purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.
      Pursuant to a registration rights agreement, we have borne all fees and expenses incurred in connection with the registration of the notes and the common stock issuable upon conversion of the notes, except that selling security holders will pay all broker’s commissions and underwriting discounts and commissions, if any, in connection with any sales effected pursuant to this prospectus. The registration rights agreement provides that we will indemnify the selling security holders against some civil liabilities, including some liabilities under the Securities Act or the Securities Exchange Act or otherwise, or alternatively the selling security holders will be entitled to contribution in connection with those liabilities.

Description of the Notes
      The notes were issued under an indenture dated as of July 2, 2004, between us and Wells Fargo Bank, N.A., as trustee, which we refer to in this prospectus as the indenture. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.
      The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.
      For purposes of this description, references to “the Company,” “Goodyear,” “we,” “our” and “us” refer only to The Goodyear Tire & Rubber Company and not to any of its subsidiaries.
General
      The Notes:

•	are general unsecured obligations of Goodyear and rank equally in right of payment with all of our other existing and future unsubordinated unsecured debt and prior to all of our subordinated debt;

•	are issued in an aggregate principal amount of $350 million;

•	will mature on June 15, 2034, unless earlier converted, purchased by us (whether at your option or upon a designated event (as defined below)) or redeemed;

•	accrue interest at a rate of 4.00% per year payable in cash on each June 15 and December 15, beginning December 15, 2004;

•	were issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form;

•	are redeemable by us for cash, at our option, in whole or in part beginning on June 20, 2008 at the redemption prices set forth below under “— Optional Redemption”, plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the redemption date;

•	are subject to repurchase by us for cash at the option of the holder on June 15 of 2011, 2014, 2019, 2024 and 2029, or upon a designated event; and

•	in the case of certain designated events, will entitle holders to a make whole premium upon the repurchase of notes as described below under “— Designated Event Permits Holders to Require Us to Purchase Notes” and upon the conversion of notes as described below under “— Conversion in Connection with a Fundamental Change”.
      You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your notes into our common stock initially at a conversion rate of 83.0703 shares of common stock per $1,000 principal amount of notes (subject to adjustment as described below). This conversion rate is equivalent to an initial conversion price of approximately $12.04 per share of common stock. Upon conversion of a note, you will receive only shares of our common stock and a cash payment to account for fractional shares. In lieu of delivering common stock upon conversion of all or any portion of the notes, we may elect to pay holders surrendering notes for conversion cash or any combination of cash and common stock as described herein. See “— Conversion Rights.”
      If any interest payment date, maturity date, redemption date, purchase date or repurchase date (including upon the occurrence of a designated event as described below) falls on a day that is not a business day, the required payment of principal, premium (if any) and interest will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, purchase date or repurchase date (including upon the occurrence of a designated event as described below), as the case may be, to that next succeeding business day. The term “business day” means, with respect to any note, any day other than Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.
      We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, securing our debt or issuing or repurchasing our securities.
      You are not afforded protection in the event of a highly leveraged transaction, or a change of control of us under the indenture, except to the extent described below under the caption “— Designated Event Permits Holders to Require Us to Purchase Notes” and “— Conversion in Connection with a Fundamental Change.”
      We do not intend to list the notes for trading on any national security exchange or on the Nasdaq Stock Market.
      When we refer to “common stock,” we mean the common stock, without par value, of The Goodyear Tire & Rubber Company.
Additional Notes
      We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and the interest accrued prior to the issue date of the additional notes. Any such additional notes will be fungible with the notes offered hereby and will have the same CUSIP numbers as the notes offered hereby. The notes offered by this prospectus and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture, including with respect to waivers, amendments, redemptions and offers to purchase. No additional notes may be issued if any event of default has occurred with respect to the notes.
Ranking
      The notes are our general unsecured obligations and rank senior in right of payment to all existing and future debt that is expressly subordinated in right of payment to the notes. The notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations from the notes only after all debt secured by such assets has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.
      The indenture under which the notes were issued does not limit us or our subsidiaries from incurring additional indebtedness.
      As of September 30, 2005, we had approximately $4.5 billion of indebtedness (including capital leases) outstanding, of which $2.3 billion was senior secured indebtedness. None of our subsidiaries will guarantee our obligations under the notes. As such, the notes are structurally subordinated to all liabilities of our subsidiaries, which are distinct legal entities having no legal obligation to pay any amounts pursuant to the notes or to make funds available therefor. At September 30, 2005, the total subsidiary liabilities, including guarantees of our indebtedness, was approximately $8.0 billion, which would effectively rank senior to the notes.

Interest
      The notes accrue interest at a rate of 4.00% per annum from the most recent interest payment date to which interest has been paid or duly provided for on the unregistered notes, and any accrued and unpaid interest (including liquidated damages, if any) will be payable semi-annually in arrears on June 15 and December 15 of each year. Interest will be paid to the person in whose name a note is registered at the close of business on the June 1 or December 1 (any of which we refer to as a “record date”) immediately preceding the relevant interest payment date. However, in the case of a note redeemed by us at our option or repurchased upon the occurrence of a designated event, as described below, during the period from the applicable record date to, but excluding, the next succeeding interest payment date, accrued interest (including liquidated damages, if any) will be payable to the holder of the note redeemed or repurchased, and we will not be required to pay interest on such interest payment date in respect of any such note (or portion thereof). Interest is be computed on the basis of a 360-day year comprised of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. Interest payments for the notes include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding the related interest payment date or date of maturity, as the case may be.
Conversion Rights
      Subject to the conditions and during the periods described below, prior to the close of business on the maturity date of the notes (subject to prior redemption or repayment), you may convert all or some of your notes into shares of our common stock initially at a conversion rate of 83.0703 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $12.04 per share of common stock. The conversion rate in effect at any given time will be subject to adjustment as described below. A note for which a holder has delivered a purchase notice or a notice requiring us to repurchase such note upon a designated event may be surrendered for conversion only if such notice is withdrawn three business days prior to the repurchase date and in accordance with the indenture. You may convert fewer than all of your notes so long as the notes converted are an integral multiple of $1,000 principal amount.
      Upon conversion, you will not receive any payment of interest (including liquidated damages, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the record holder on such record date, or unless included in the payment of a make whole premium (if any). We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares. Our delivery to you of the full number of shares of our common stock into which a note is convertible, or cash or a combination of cash and shares of common stock, including any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	all accrued but unpaid interest (including liquidated damages, if any).
      As a result, accrued but unpaid interest (including liquidated damages, if any) will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to you of receiving our common stock upon conversion. See “Certain United States Federal Income Tax Considerations.”
      Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest (including liquidated damages, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including liquidated damages, if any) payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a designated event repurchase date that is after a record date and on or prior to the next interest payment date, or (3) to the extent of any overdue interest (including liquidated damages, if any) if any overdue interest exists at the time of conversion with respect to such note.
      In the event any holder exercises its right to require us to purchase any notes on any purchase date, such holder’s conversion right with respect to such notes will terminate on the close of business on the relevant purchase date, unless we default on the payment due upon purchase of such notes or the holder elects to withdraw the submission of election to have such notes purchased. See “— Purchase of Notes by Us at the Option of the Holders.” In the event any holder exercises its right to require us to repurchase any notes upon a designated event, such holder’s conversion right with respect to such notes will terminate on the close of business on the designated event purchase date, unless we default on the payment due upon repurchase of such notes or the holder elects to withdraw the submission of election to have such notes repurchased. See “— Designated Event Permits Holders to Require Us to Purchase Notes.”
      To convert your note into common stock you must do the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
      The conversion date will be the date on which the note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note. The note will be deemed to have been converted immediately prior to the close of business on the conversion date. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.
      Except as described below under “— Conversion in Connection with a Fundamental Change,” if you surrender your notes for conversion, we will have the right to deliver cash, shares of our common stock, or a combination of cash and shares of our common stock. We will inform the holders through the trustee no later than two trading days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of shares of common, unless we have already informed holders of our election in connection with our optional redemption of the notes as described below under “— Optional Redemption.” If we elect to deliver all of such payment in shares of common stock, the shares of common stock will be delivered through the trustee no later than the fifth trading day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of common stock, will be made to holders surrendering notes no later than the 15th trading day following the conversion date. If an event of default, as described below under “— Events of Default and Remedies” (other than a default in a cash payment upon conversion of the notes) has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares).
      If we elect to satisfy the entire conversion obligation with shares of our common stock, we will deliver to the holders a number of shares equal to (1) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (2) the applicable conversion rate.

      If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holders cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (2) the applicable conversion rate, and

•	the average of the last reported sale prices (as defined below) of our common stock for the ten consecutive trading days beginning on the third day after the conversion date (the “cash settlement averaging period”).
      If we elect to satisfy a fixed amount (but not all) of the conversion obligation per $1,000 principal amount of notes in cash, we will deliver to you (x) such fixed amount per $1,000 principal amount of notes (the “cash amount”) and (y) a number of shares of our common stock per $1,000 principal amount of notes equal to the sum, for each trading day of the cash settlement averaging period, of the greater of:

•	zero; and

•	a number of shares determined by the following formula:
(last reported sale price of our common stock on such trading day X applicable conversion rate) — the cash amount last reported sale price of our common stock on such trading day X number of trading days in the cash settlement averaging period
      We are not required to issue fractional shares of common stock upon conversion of notes and, in each case, in lieu of such fractional shares, we will pay a cash adjustment based upon the last reported sale price of our common stock during the trading day immediately preceding the conversion date.
      Our ability to pay holders cash in lieu of shares of common stock upon a conversion of the notes is prohibited under our existing credit facilities (the latest of which currently expires in March 2006) and may be prohibited or limited in the future by the terms of our borrowing agreements in effect from time to time. At any time prior to maturity, we may at our option elect, by notice to the trustee and the holders of the notes, that upon conversion of the notes at any time following the date of such notice, we shall be required to deliver cash in an amount at least equal to the principal amount of the notes converted. If we make this election, we will also be required to deliver cash only in connection with any principal value conversion pursuant to the trading price condition.
Conversion upon Satisfaction of Sale Price Condition
      You may surrender your notes for conversion into our common stock: (1) on any business day in any fiscal quarter commencing prior to the maturity date of the notes (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the eleventh trading day of such fiscal quarter is greater than 120% of the applicable conversion price per share of our common stock on such eleventh trading day (initially 120% of $12.04, or $14.45, which we refer to as the conversion trigger price) and (2) on any business day after June 15, 2029 (through the business day immediately prior to the maturity of the notes) if the last reported sale price of our common stock on any trading date after June 15, 2029 is greater than 120% of the applicable conversion trigger price. Upon surrender of notes for conversion, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock.
      The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last reported bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, we will determine the “last reported sale price” on the basis we consider appropriate.
Conversion Based on Trading Price of the Notes
      You also may surrender your notes for conversion during the five consecutive business day period following any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes for each day of that trading period, as determined following a request by a holder of notes in accordance with the procedures described below, was less than 98% of the product of the last reported sale price of our common stock on such corresponding trading day and the applicable conversion rate (the “trading price condition”). Upon surrender of notes for conversion, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock.
      Notwithstanding the foregoing paragraph, if, on the date of any conversion pursuant to the trading price condition that is on or after June 15, 2029, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% but less than 120% of the conversion price, then holders surrendering notes for conversion will receive, in lieu of shares of our common stock (or cash or a combination of cash and shares of our common stock) based on the then applicable conversion rate, an amount in cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of the notes being converted, plus accrued and unpaid interest (including liquidated damages, if any), as of the conversion date (a “principal value conversion”). Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the average of the last reported sale price of our common stock for a five trading day period starting on the third trading day following the conversion date of the notes.
      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee (or another conversion agent obtained by us) for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least three such bids cannot be reasonably obtained by the trustee (or another conversion agent obtained by us), but two such bids are obtained by the trustee (or another conversion agent obtained by us), then the average of the two bids shall be used, and if only one bid can be reasonably obtained by the trustee (or another conversion agent obtained by us), such one bid shall be used. If the trustee (or another conversion agent obtained by us) cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from an independent nationally recognized securities dealer on any date, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes on such date, then the trading price of the notes on such date will be deemed to be less than 98% of (a) the last reported sale price of our common stock on such date multiplied by (b) the conversion rate of the notes on the date of determination.
      In connection with any conversion upon satisfaction of the above trading price condition, the trustee (or other conversion agent appointed by us) shall have no obligation to determine the trading price of the notes unless we have requested such determination. We will have no obligation to make that request unless a holder of notes provides us with reasonable evidence that the trading price of the notes may be less than 98% of the last reported sale price of our common stock multiplied by the applicable conversion rate. At such time, we shall instruct the trustee or conversion agent, as the case may be, to determine the trading price of the notes beginning on the next trading day and on each successive trading day until, and only until, the trading price per $1,000 principal amount of notes on a trading day is greater than or equal to 98% of the average last reported sale prices of our common stock multiplied by the applicable conversion rate.

Conversion upon Notice of Redemption
      If we call any or all of the notes for redemption, you may surrender any of your notes that have been called for redemption for conversion at any time prior to the close of business on the second business day prior to the redemption date; provided that if we elect to redeem less than all of the notes, only those notes called for redemption may be converted. Upon surrender of notes for conversion after a redemption call, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock. We will give notice of our election to pay cash in lieu of common stock in the notice of redemption.
Conversion upon Specified Corporate Transactions
      If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. If the distribution does not take place, no notes surrendered for conversion will be converted.
Conversion in Connection with a Fundamental Change
      We must give notice to all record holders and to the trustee at least 10 trading days prior to the anticipated effective date of a fundamental change (as defined below). We must also give notice to all record holders and to the trustee that such fundamental change has become effective within the five trading day period after the date such fundamental change becomes effective. You may surrender your notes for conversion at any time during the period from the opening of business on the date we give notice of the anticipated effective date of the fundamental change to the close of business on the 10th trading day from and including the date of our notice (the “effective date notice”) that such fundamental change has become effective, or, if later, the related repurchase date, if any, for that fundamental change.
      If you convert your notes in connection with a fundamental change, you will receive

•	if you are entitled to the make whole premium, an amount determined as set forth below under “— Determination of the Make Whole Premium” which will be payable on the repurchase date for the notes after a certain fundamental change as described under “— Designated Event Permits Holders to Require Us to Purchase Notes” and an amount equal to any accrued but unpaid cash interest to, but excluding, the conversion date, which interest will be payable in cash; plus

•	the number of shares of our common stock (or cash or a combination of cash and common stock, as described above) into which your notes are convertible (if you surrender your notes for conversion prior to the record date for receiving distributions in connection with the fundamental change or, if earlier, the effective time of the fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of our common stock into which your notes were convertible immediately prior to the transaction (if you surrender your notes for conversion after such record date or effective time, as the case may be).

Conversion Rate Adjustments
      The conversion rate (as well as the stock price (as defined below) used to determine the make whole premium described under “— Determination of the Make Whole Premium”) will be adjusted as described below, except that we will not make any adjustments to the conversion rate (or the stock price used to determine the make whole premium) if holders of the notes participate in any of the transactions described below.
      (1) If we issue shares of our common stock as a dividend or distribution on our common stock, or if we effect a stock split or stock combination, the conversion rate will be adjusted based on the following formula:

OS(1)
CR(1)	=	CR(o	)	×
OS(o)
      where,

CR(o)	=	the conversion rate in effect immediately prior to such event
CR(1)	=	the conversion rate in effect immediately after such event
OS(o)	=	the number of shares of our common stock outstanding immediately prior to such event
OS(1)	=	the number of shares of our common stock outstanding immediately prior to such event plus the total number of shares constituting such dividend or distribution
      (2) If we issue to all or substantially all holders of our common stock any rights, warrants or options entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the last reported sale price of our common stock on the trading day immediately preceding the day on which such issuance is announced, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration):

OS(o) + X
CR(1)	=	CR(o)	×
OS(o) + Y
      where,

CR(o)	=	the conversion rate in effect immediately prior to such event
CR(1)	=	the conversion rate in effect immediately after such event
OS(o)	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants or options
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the record date for the issuance of such rights, warrants or options
      (3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, warrants, options or securities referred to in clause (1) or (2) above; and

•	dividends or distributions in cash referred to in clause (4) below;
      then the conversion rate will be adjusted based on the following formula:

SP(O)
CR(1)	=	CR(o)	×
SP(O) - FMV
      where,

CR(o)	=	the conversion rate in effect immediately prior to such distribution
CR(1)	=	the conversion rate in effect immediately after such distribution
SP(o)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the ex dividend date for such distribution
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex dividend date for such distribution
      With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

FMV + MP(o)
CR(1)	=	CR(o)	×
MP(o)
      where,

CR(o)	=	the conversion rate in effect immediately prior to such distribution
CR(1)	=	the conversion rate in effect immediately after such distribution
FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 trading days after the effective date of the spin-off
MP(o)	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off
      (4) If we make cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

SP(o)
CR(1)	=	CR(o)	×
SP(o) - C
      where,

CR(o)	=	the conversion rate in effect immediately prior to the record date for such distribution
CR(1)	=	the conversion rate in effect immediately after the ex dividend date for such distribution
SP(o)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the ex dividend date of such distribution
C	=	the amount in cash per share we distribute to holders of our common stock

      (5) If we or any of our subsidiaries purchase shares of our common stock pursuant to a tender offer or exchange offer which involves an aggregate consideration that exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer, the conversion rate will be increased based on the following formula:

AC + (SP(1) × OS(1))
CR(1)	=	CR(o)	×
SP(1) × OS(o)
      where,

CR(o)	=	the conversion rate in effect on the date such tender offer or exchange offer expires
CR(1)	=	the conversion rate in effect on the day next succeeding the date such tender offer or exchange offer expires
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for all shares of common stock that the Company or one of its subsidiaries purchases in the tender offer or exchange offer
OS(o)	=	the number of shares of our common stock outstanding immediately prior to the date such tender offer or exchange offer expires
OS(1)	=	the number of shares of our common stock outstanding immediately after the date such tender offer or exchange offer expires
SP(1)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender offer or exchange offer expires
      If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.
      Notwithstanding the foregoing, in the event of an adjustment pursuant to clauses (4) or (5) above, in no event will the conversion rate exceed 107.9914, subject to adjustment pursuant to clauses (1), (2) and (3) above.
      To the extent that we adopt any stockholder rights plan, upon conversion of the notes into our common stock, you will receive, in addition to our common stock, the rights under the rights plan unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets or property as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      No adjustment to the conversion rate or the ability of a holder of a note to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of a note.
      Except as stated herein, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.
      In particular, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including liquidated damages, if any).
      Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.
      We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days (or such longer period as may be required by law) if our Board of Directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase common stock in connection with a dividend or distribution of stock (or rights to acquire stock) or similar event.
      Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Certain United States Federal Income Tax Considerations.”
Exchange in Lieu of Conversion
      When you surrender the notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, a number of shares of our common stock equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof. If the designated institution accepts any such notes, it will deliver the appropriate number of shares of our common stock to the conversion agent and the conversion agent will deliver those shares to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following determination of the applicable stock price, convert the notes and deliver cash, shares of our common stock or a combination of cash and shares of our common stock as described under “— Conversion Rights.”
      Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for exchange, we will convert those notes into shares of our common stock, cash, or a combination of cash and shares of our common stock, as described under “— Conversion Rights.”
      We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.
Optional Redemption
      Prior to June 20, 2008, the notes will not be redeemable. On or after June 20, 2008, we may redeem for cash all or a portion of the notes at any time at the declining redemption prices below, plus any accrued and unpaid interest (including liquidated damages, if any) to but excluding the redemption date. We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. If the redemption date is an interest payment date, interest (including liquidated damages, if any) shall be paid on such interest payment date to the record holder on the relevant record date. The redemption price, expressed as a percentage of the principal amount of the notes to be redeemed, is as follows for the following periods:

Redemption
Period	Price

Beginning June 20, 2008 and ending on June 14, 2009	101.714%
Beginning June 15, 2009 and ending on June 14, 2010	101.143%
Beginning June 15, 2010 and ending on June 14, 2011	100.571%
Beginning June 15, 2011 and thereafter	100.000%
      Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. We will give notice of our election to pay cash in lieu of shares of common stock upon a conversion in the notice of redemption.
      If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.
      If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.
      We may not redeem the notes if we have failed to pay any interest on the notes (including liquidated damages, if any) and such failure to pay is continuing.
Purchase of Notes by Us at the Option of the Holders
      Holders have the right to require us to purchase for cash all or a portion of their notes on June 15 of 2011, 2014, 2019, 2024 and 2029 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the third business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes.
      The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest (including liquidated damages, if any) to, but excluding, the purchase date.
      On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the purchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their notes.
      On or prior to the date we provide such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.
      The purchase notice given by each holder electing to require us to purchase notes shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

•	if certificated notes have been issued, the certificate numbers of the notes;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
      If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.
      You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.
      If the notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.
      You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).
      Our ability to pay holders cash may be prohibited or limited in the future by the terms of our borrowing agreements in effect from time to time. Although we may become obligated to purchase any outstanding notes on a purchase date, we may not have sufficient funds to pay the purchase price on that purchase date.
      We may not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes other than an event of default that is cured by the payment of the repurchase price of the notes.
Designated Event Permits Holders to Require Us to Purchase Notes
      If a designated event occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. We will pay a designated event repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the designated event repurchase date, plus, in the case of a fundamental change that is a change of control (as defined below), a make whole premium, if any, determined as described below under “— Determination of the Make Whole Premium.”
      A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading”; provided that a fundamental change occurring on or prior to June 15, 2011, will not be a designated event unless the transaction or event resulting in such fundamental change also constitutes a “change of control”.
      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not at least 90% (excluding cash payments for fractional shares) common shares, common stock or American depositary shares that are (i) listed on, or immediately after the transaction or event will be listed on, the New York Stock Exchange or a United States national securities exchange; or (ii) approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.
      A “change of control” will be deemed to have occurred at the time any of the following occurs after the notes are originally issued:

(1) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or any of our or their employee benefit plans files a Schedule TO, Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity entitled to vote generally in the election of directors; or

(2) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of the Company’s common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of the voting stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change of control.
      A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the Nasdaq National Market or another established automated over-the-counter trading market in the United States, and no American depositary shares or similar instruments for such common stock are so listed or approved for listing in the United States.
      On or before the fifth trading day after the occurrence of a designated event, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a designated event;

•	the date of the designated event;

•	the last date on which a holder may exercise the repurchase right;

•	the designated event repurchase price;

•	the designated event repurchase date;

•	the name and address of the paying agent and conversion agent;

•	the conversion price and any adjustments to the conversion price;

•	that the notes with respect to which a designated event repurchase notice has been given by the holder may be converted, if permitted under the terms of the indenture, only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
      In connection with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.
      To exercise the repurchase right, you must deliver, on or before the close of business on the third business day immediately preceding the designated event repurchase date, subject to extension to comply with applicable law, a written repurchase notice and the form entitled “Form of Designated Event Repurchase

Election” on the reverse side of the notes duly completed, to the paying agent. Your repurchase election must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
      If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.
      You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the designated event repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase election.
      If the notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.
      You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase election to receive payment of the designated event repurchase price. We will be required to repurchase the notes no later than 35 days after the day of our notice of the occurrence of the relevant designated event subject to extension to comply with applicable law. You will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the designated event repurchase price of the notes on the business day following the designated event repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the designated event repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).
      The repurchase rights of the holders could discourage a potential acquirer of us. The designated event repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
      The term designated event is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
      The definition of designated event includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
      No notes may be repurchased at the option of holders (other than through the issuance of shares of common stock and cash in lieu of fractional shares) upon a designated event if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the designated event repurchase price of the notes.

      If a designated event were to occur, we may not have enough funds to pay the designated event repurchase price in cash. See “Risk Factors — We May be Unable to Repay or Repurchase the Notes.” If we fail to repurchase the notes when required following a designated event, we will be in default under the indenture. Under our existing credit facilities, the occurrence of certain types of designated events would be an event of default and allow the lenders to accelerate the debt under that facility. This could result in an event of default under the notes. See “— Events of Default and Remedies.” In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
      Our obligation to make a repurchase upon a designated event will be satisfied if a third party makes the designated event repurchase offer in a manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a designated event repurchase offer made by us, purchases all notes properly tendered and not withdrawn under the designated event repurchase offer and otherwise complies with its obligations in connection therewith.
Determination of Make Whole Premium
      If a fundamental change that constitutes a change of control becomes effective on or prior to June 15, 2011, holders of notes will be entitled to a make whole premium upon the repurchase of notes as described above under “— Designated Event Permits Holders to Require Us to Purchase Notes” and upon the conversion of notes as described above under “— Conversion in Connection with a Fundamental Change.”
      Holders will not be entitled to the make whole premium if the “stock price” (as defined below) is less than $9.26 (subject to adjustment).
      The make whole premium will be a percentage of the original principal amount of the notes being purchased or converted. The make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective and the stock price.
      For these purposes, the price paid per share of our common stock in the transaction constituting the fundamental change, or “stock price”, will be determined as follows:

•	if holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share; and

•	otherwise, the stock price will be the average of the last reported sale price of our common stock on the 10 trading days up to but not including the effective date of such transaction.
      We may satisfy the make whole premium solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which shares of our common stock have been converted in connection with the fundamental change. If holders of our common stock have the right to elect the form of consideration received in a fundamental change, then for purposes of the foregoing the consideration into which a share of our common stock has been converted shall be deemed to equal the aggregate consideration distributed in respect of all shares of our common stock divided by the total number of shares of our common stock participating in the distribution.
      The value of the shares of our common stock, or other consideration to be received, for purposes of determining the number of shares to be issued, or other consideration to be delivered, in respect of the make whole premium will be calculated as follows:

•	in the case of a fundamental change in which all or substantially all of the shares of our common stock have been converted as of the effective date into the right to receive securities or other assets or property, then the value of the shares of our common stock will equal the value of the consideration paid per share, with the consideration valued as follows:

•	securities that are traded on an United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the average last reported sale price on the 10 trading days prior to but excluding the repurchase date,

•	other securities, assets or property (other than cash) which holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized investment banks selected by the trustee, and

•	100% of any cash; and

•	in all other cases, the value of our shares of common stock will equal 98% of the average last reported sale price on the 10 trading days prior to but excluding the repurchase date.
      Notwithstanding the foregoing, in no event shall the value of the shares of our common stock be less than 50% of the stock price used to determine the amount of the make whole premium.
      The stock prices set forth in the first row of the first following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before that adjustment of the conversion rate of the notes multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.
      The table below sets forth the additional premiums prior to June 20, 2008 (table in percentages).

	Stock Price

Effective Date of Fundamental Change	$9.26	$10.00	$11.00	$12.00	$13.00	$15.00	$20.00	$50.00	$100.00

July 2, 2004	0.0	4.6	10.9	17.4	16.4	14.0	9.3	0.6	0.0
June 15, 2005	0.0	2.4	8.8	15.4	14.6	11.5	7.8	0.4	0.0
June 15, 2006	0.0	1.0	6.9	13.4	11.9	9.5	5.3	0.4	0.0
June 15, 2007	0.0	0.5	4.5	10.5	9.3	6.0	2.9	0.4	0.0
June 19, 2008	0.0	1.7	1.7	1.7	1.7	1.7	1.7	1.7	0.0
      The exact stock price and repurchase dates may not be set forth on the table; in which case, if the stock price is:

•	between two stock price amounts on the table or the repurchase date is between two dates on the table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

•	more than $100.00 per share (subject to adjustment), no make whole premium will be paid; and

•	less than the last reported sale price of our common stock on the date of pricing (subject to adjustment), no make whole premium will be paid.
      The table below sets forth the additional premiums on or after June 20, 2008 (table in percentages):

Make Whole
Effective Date of Fundamental Change	Premiums

Beginning June 20, 2008 and ending on June 14, 2009	1.7%
Beginning June 15, 2009 and ending on June 14, 2010	1.1%
Beginning June 15, 2010 and ending on June 15, 2011	0.6%

Merger and Consolidation
      We will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets to, any person, unless:

(1) the resulting, surviving or transferee person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, if form satisfactory to the trustee, all the obligations of the company under the notes and the indenture;

(2) immediately after giving effect to such transaction, no default will have occurred and be continuing; and

(3) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.
      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the company under the indenture, and the predecessor company, other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the notes.
      Notwithstanding the foregoing, we may merge with an affiliate incorporated solely for the purpose of reincorporating the company in another jurisdiction to realize tax or other benefits.
Events of Default and Remedies
      An event of default is defined in the indenture as being:

(1) a default in payment of the principal of, or premium (if any) on, any of the notes when due at maturity, upon redemption, required repurchase or otherwise;

(2) a default in any payment of interest (including liquidated damages, if any) on any note when due and payable and continued for 30 days;

(3) a default for 10 days in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

(4) a failure to comply with or observe in any material respect any other covenant or agreement in respect of the notes contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5) the failure by the Company or any significant subsidiary (as defined in Rule 1-02 of Regulation S-X) to pay any indebtedness (other than indebtedness owing to the Company or a significant subsidiary) within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

(6) the rendering of any final nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $50.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a significant subsidiary (as defined in Rule 1-02 of Regulation S-X) if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment;

(7) a failure to give notice of the right to require us to repurchase notes following the occurrence of a designated event within the time required to give such notice; or

(8) certain events of bankruptcy, insolvency or reorganization affecting the Company or a significant subsidiary.

      A default under clauses (5) and (6) will not constitute an event of default until the trustee notifies the Company or the holders of at least 25% in principal amount of the outstanding notes notify the Company and the trustee of the default and the Company does not cure such default within the time specified in clauses (5) or (6) hereof after receipt of such notice.
      If an event of default (other than an event of default specified in clause (8) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest (including liquidated damages, if any) on, all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest (including liquidated damages, if any), will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (8) above occurs, all unpaid principal of, and accrued and unpaid interest (including liquidated damages, if any) on, the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.
      However, if we cure all defaults, except the nonpayment of principal or interest (including liquidated damages, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.
      Payments of principal or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.
      The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.
      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including liquidated damages, if any) on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to institute proceedings in respect of such event of default;

•	the holder has offered reasonable indemnity to the trustee against any costs, expenses or liabilities of the trustee;

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes.
      The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest (including liquidated damages, if any) on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.
      A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a default under our credit facilities or other indebtedness.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the amount of notes whose holders must consent to an amendment;

•	reduce the stated rate of or extend the stated time for payment of interest (including liquidated damages, if any) on any note;

•	reduce the principal of or extend the stated maturity of any note;

•	affect our obligation to redeem any notes on a redemption date in a manner adverse to such holders;

•	affect our obligation to repurchase any note at the option of the holder in a manner adverse to such holders;

•	affect our obligation to repurchase any note upon a designated event in a manner adverse to such holders;

•	reduce the amount payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased;

•	make the principal or interest on any note payable in money other than that stated in the note;

•	impair the right of a holder to convert any note or reduce the number of shares of common stock or any other property receivable upon conversion;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

•	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
      Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture;

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	modify the restrictions on, and procedures for, resale and other transfers of shares pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect.

      The holders of a majority in principal amount of the outstanding notes may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment of principal or interest on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.
Satisfaction and Discharge of the Indenture
      The indenture will generally cease to be of any further effect with respect to the notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes (with certain limited exceptions); or

•	all notes not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any repurchase date (including upon the occurrence of a designated event), or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common stock (as applicable under the terms of the indenture) sufficient to pay all the outstanding notes, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.
Calculations in Respect of the Notes
      Unless otherwise specified, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, the amount of accrued interest (including liquidated damages, if any) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Limitations of Claims of Bankruptcy
      If a bankruptcy proceeding is commenced in respect of the company, the claim of a holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note together with any unpaid cash interest that has accrued from the date of issue to the commencement of the proceeding.
Governing Law
      The indenture provides that the notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.
Form, Exchange, Registration and Transfer
      We issued the notes in fully registered form, without interest coupons, in denominations of $1,000 principal amount and integral multiples thereof. We will not charge a service fee for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.
      If the notes become certificated, the notes will be exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations, in accordance with the indenture. Also, holders may present certificated notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
      We have initially appointed the trustee as security registrar for the notes and holders may present notes for conversion, registration of transfer and exchange at the Corporate Trust Office of the trustee in the City of

New York. We may at any time rescind that designation or approve a change in the location through which any such security registrar acts. We are required to maintain an office or agency for transfer and exchanges in each place of payment. We may at any time designate additional registrars for the notes.
      The registered holder of a note will be treated as the owner of it for all purposes.
Payment and Paying Agent
      We will maintain an office in the Borough of Manhattan, The City of New York, which shall initially be an office of the agent of the trustee, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount of notes in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.
Notices
      Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.
Reports
      We are required to file with the trustee and the SEC, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act is required to be filed with the trustee within 15 days after it is so required to be filed with the SEC.
The Trustee
      We have appointed Wells Fargo Bank, N.A., the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.
No Recourse Against Others
      None of our directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.
      Anyone who receives this prospectus may obtain a copy of the indenture, without charge, by writing to The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316.

Book-Entry System
      Notes were issued in the form of global notes held in book-entry form. We deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global notes to such persons may be limited.
      Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of global notes, Cede & Co. for all purposes will be considered the sole holder of such global notes. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.
      We will pay interest on and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.
      In order to ensure that DTC’s nominee will timely exercise a right conferred by the notes, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify DTC of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in the notes in order to ascertain the deadline for ensuring that timely notice will be delivered to DTC.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, we may at any time and in our sole discretion determine not to have notes represented by global notes and in such event will issue certificates in definitive form in exchange for the global notes.

Description of Capital Stock
      This section contains a description of our common stock. The following description is based on our Amended Articles of Incorporation, as amended (“Articles of Incorporation”), our Code of Regulations, as amended (“Code of Regulations”) and applicable provisions of Ohio law. The summary is not complete. Our Articles of Incorporation and Code of Regulations are filed as exhibits to this registration statement on Form S-1. You should read our Articles of Incorporation and Code of Regulations for the provisions that are important to you.
      Our authorized capital stock consists of:

•	300,000,000 shares of common stock, without par value; and

•	50,000,000 shares of preferred stock, issuable in series.
      At September 30, 2005, there were 176,403,442 shares of common stock issued and an additional 19,275,226 outstanding and issued shares of common stock which we hold as treasury shares. No shares of preferred stock were issued or outstanding at September 30, 2005. The outstanding shares of our common stock are listed on the New York Stock Exchange. EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.
Common Stock

Voting Rights
      Each share of our common stock is entitled to one vote per share on each matter (other than the election of directors) voted upon by shareholders, subject to the rights of the holders of shares of preferred stock, if any, that may be outstanding.
      Except as may otherwise be required by our Articles of Incorporation, our Code of Regulations or Ohio law in respect of certain matters, the affirmative vote of at least a majority of the shares of common stock outstanding on the record date is required for any proposal to be adopted. Various matters, including the approval of certain transactions and certain amendments to the Articles of Incorporation or Code of Regulations, require the affirmative vote of the holder of two-thirds (2/3) of the shares of common stock outstanding.
      In voting for the election of directors, each share is entitled to one vote for each director to be elected. In the election of directors, the candidates for directorships to be filled receiving the most votes will be elected. Any holder of shares of common stock may request that voting for the election of directors be cumulative. In voting cumulatively, as a shareholder you may give any one candidate for director a number of votes equal to the number of directors to be elected multiplied by the number of shares you are entitled to vote, or you may distribute your votes on the same principle among two or more candidates as you desire.
      If any shares of a series of preferred stock are outstanding and if six quarterly dividends thereon have not been paid as provided by the terms of that outstanding series of preferred stock, then the holders of the preferred stock have the right to elect, as a class, two members of our board of directors, which rights continue until the dividend payment default is cured. In addition, the separate affirmative vote or consent of the holders of any outstanding preferred stock may be required to authorize certain corporate actions, including mergers and certain amendments to our Articles of Incorporation.

Dividend Rights
      The holders of shares of our common stock are entitled to receive dividends and other distributions if, as and when declared by our board of directors, out of funds legally available for that purpose. These rights are subject to any preferential rights and any sinking fund, redemption or repurchase rights of any outstanding shares of preferred stock. We are not permitted to pay dividends to holders of our common stock if we have not paid or provided for the dividends, if any, fixed with respect to any outstanding shares of preferred stock.

In addition, under our restructured credit facilities we are prohibited from paying dividends on our common stock.

Liability for Calls and Assessments
      The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preemptive Rights
      Holders of shares of our common stock do not have preemptive rights or conversion rights as to additional issuances of shares of our common stock or of securities convertible into, or entitling the holder to purchase, shares of our common stock.

Liquidation Rights
      If Goodyear is voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of preferred stock.

Other Information
      Holders of shares of our common stock have no conversion, redemption or call rights related to their shares. We may, pursuant to action authorized by our board of directors, offer to repurchase or otherwise reacquire shares of our common stock, but we may not redeem issued and outstanding shares.
Policy Regarding Shareholder Rights Plans
      Until recently, we had a shareholder rights plan that would have resulted in substantial dilution to a person or group that attempted to acquire us on terms not approved by our board of directors. Our board of directors terminated our shareholder rights plan effective as of June 1, 2004. The board of directors has also agreed to the following policy, which is set forth in our corporate governance guidelines, with respect to the future adoption of a rights plan:

•	if we ever were to adopt a rights plan, the board of directors would seek prior shareholder approval of the plan unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt a plan before obtaining shareholder approval; and

•	if a rights plan is adopted without prior shareholder approval, the plan must either be ratified by shareholders or must expire within one year.
Certain Provisions of Ohio Law and Goodyear’s Articles of Incorporation and Code of Regulations
      There are statutory provisions of Ohio law and provisions in our Articles of Incorporation and Code of Regulations that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of Goodyear, including transactions in which our shareholders might otherwise receive a premium over the then current market prices for their shares.

Articles and Code
      Our Articles of Incorporation and Code of Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of Goodyear that is not approved by the board of directors. These provisions include:

•	the right of our board of directors to issue authorized and unissued shares of common stock without shareholder approval;

•	the right of our board of directors to issue shares of preferred stock in one or more series and to designate the number of shares of those series and certain terms, rights and preferences of those series, including redemption terms and prices and conversion rights, without shareholder approval;

•	a board of directors divided into three classes such that at each annual meeting of shareholders directors of one class (comprising approximately one-third of the entire board of directors) are elected, on a rotating basis, to serve for three-year terms; and

•	provisions prohibiting the removal of directors except upon the vote of holders of two-thirds of the combined voting power represented by the outstanding shares of common stock.

Ohio Law Provisions
      Under Ohio law, any person who proposes to make a “control share acquisition” must provide written notice thereof to the target corporation and must obtain prior shareholder approval. A “control share acquisition” is the acquisition of shares in an “issuing public corporation” resulting in the person being able to exercise voting power in the election of directors of the issuing public corporation within any of three ranges: (i) one-fifth to one-third, (ii) one-third to one-half, and (iii) more than one-half of that voting power. We are an “issuing public corporation.” Assuming compliance with the notice and information filing requirements prescribed by the statute, the proposed control share acquisition may take place only if the acquisition is approved by a majority of the voting power of the target corporation and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer, directors of the target corporation who are also employees and officers of the target corporation and persons that acquire specified amounts of shares after the public disclosure of the proposed control share acquisition.
      Further, Ohio law prohibits any person who owns 10% or more of an issuing public corporation’s stock from engaging in mergers, consolidations, majority share acquisitions, asset sales, loans and other specified transactions with the corporation for a three-year period after acquiring the 10% ownership, unless approval is first obtained from the corporation’s board of directors. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things: (i) approval is received from two-thirds of all voting shares and from a majority of shares not held by the 10% shareholder or certain affiliated persons; or (ii) the transaction meets specified criteria designed to ensure fairness to all remaining shareholders. We are also an issuing public corporation under this statute.
      In addition, other provisions of Ohio law:

•	permit a corporation to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation;

•	impose advance filing and notice requirements for tenders of more than 10% of certain Ohio corporations; and

•	provide that directors of a classified board may be removed only for cause.

Market Price of and Dividends on the Common Stock and
Related Shareholder Matters
Price Range of Our Common Stock
      Our common stock trades on the New York Stock Exchange under the symbol “GT.” The following table sets forth, for the periods indicated, the high and low sale prices for our common stock, as reported by the New York Stock Exchange. On December 8, 2005, the closing price of our common stock was $16.83 per share.

	High	Low

2005:
First Quarter	$16.08	$13.11
Second Quarter	15.46	11.24
Third Quarter	18.59	15.00
Fourth Quarter (through December 8, 2005)	17.20	13.00
2004:
First Quarter	11.97	7.06
Second Quarter	10.45	7.66
Third Quarter	12.00	8.70
Fourth Quarter	15.01	9.15
2003:
First Quarter	7.33	3.35
Second Quarter	7.35	4.55
Third Quarter	8.19	4.49
Fourth Quarter	7.94	5.55
2002:
First Quarter	28.31	21.29
Second Quarter	23.70	18.50
Third Quarter	18.52	8.49
Fourth Quarter	9.36	6.60
      On September 30, 2005, there were approximately 26,456 holders of record of our common stock.
Dividend Policy
      Under the terms of our credit facilities, we are permitted to pay dividends on our common stock of $10 million or less in any fiscal year. This limit increases to $50 million in any fiscal year if Moody’s public sector implied rating and Standard & Poor’s (S&P) corporate credit rating improve to Ba2 or better and BB or better, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Dividends.”

Certain United States Federal Income Tax Consequences
      The following is a summary of certain of the material United States federal income tax consequences of the ownership and disposition of the notes and shares of common stock into which the notes are convertible (the “securities”). Unless otherwise stated, this summary deals only with U.S. holders who hold the notes and any shares of common stock into which the notes are converted as capital assets. This summary assumes that transfers of the notes and payments thereon will be made in accordance with the applicable indenture.
      As used herein, “U.S. holders” are any beneficial owners of the securities, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the securities, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the securities.
      This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss securities held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) U.S. persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders, partners or beneficiaries of a holder of the securities. Further, it does not include any description of any estate, gift or alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities.
      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.
      You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the ownership and disposition of the securities.
Taxation of U.S. Holders

Characterization of the Notes
      As discussed in the offering memorandum related to the notes, our obligation to pay liquidated damages in the form of additional interest on the notes in the event of a default under the registration rights agreement potentially implicate Treasury regulations governing contingent payment debt instruments. The special mandatory accrual and other rules applicable to contingent payment debt instruments do not apply to debt instruments subject to contingencies that are either remote or incidental. At the time the notes were originally issued, we determined that the likelihood of payments of liquidated damages, as described above, was remote. As a result, we determined that the rules applicable to contingent payment debt instruments did not apply to the notes at the time of their original issuance.
      Because liquidated damages began to accrue on December 7, 2004, a determination had to be made whether as of that date the notes had become subject to the rules related to contingent payment debt instruments. We have determined that the contingency related to the possible payment of a premium upon conversion of the notes or the exercise of certain options remains a remote contingency. Moreover, we have determined that the contingency related to the payment of liquidated damages upon a registration default is an incidental contingency because, at the time liquidated damages began to accrue, we believed that, under all reasonably expected market conditions, the potential amount of liquidated damages due prior to our curing of the registration default was insignificant relative to the total expected amount of the remaining payments on the notes. Our determination that the contingency related to the payment of liquidated damages is an incidental contingency has not changed since the time liquidated damages began to accrue.
      Our determination that the contingencies with respect to the notes are either remote or incidental is binding on all holders of notes (but not on the Internal Revenue Service) unless a holder explicitly discloses on a statement attached to the holder’s timely filed federal income tax return for the year that includes its acquisition of a note that its determination is different from ours. Unless specified otherwise, the remainder of this discussion assumes that our determination that the contingencies with respect to the notes are either remote or incidental is correct.

Interest
      Payments of interest on the notes (including liquidated damages resulting from a registration default) generally will be taxable as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

Notes Purchased with Market Discount
      A holder will be considered to have purchased a note with “market discount” if the holder’s tax basis in the note immediately after purchase is less than the note’s stated redemption price at maturity. A note is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity on the purchase date multiplied by the number of complete years to maturity remaining as of such date.
      If a note is treated as having market discount, any gain recognized upon the sale, redemption or other disposition of the note will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the note that has not been previously included in income. Alternatively, a holder of a note may elect to include market discount in income currently over the life of the note. Such an election applies to all notes with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the note with respect to which it is made and is irrevocable. A holder of a note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such note in an amount not exceeding the accrued market discount on such note until the maturity or disposition of such note.

Notes Purchased at a Premium
      A holder will be considered to have purchased a note at a premium if the holder’s tax basis in the note immediately after the purchase (which does not include any amount paid in respect of accrued interest on the note) is greater than the amount payable at maturity. For this purpose only, a holder’s basis in a note is reduced by an amount equal to the value of the option to convert the note into common stock; the value of this conversion option may be determined under any reasonable method. A holder may elect to treat such premium as “amortizable bond premium,” in which case the amount of interest required to be included in the holder’s income each year with respect to the note will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder’s yield to maturity) to such year with a corresponding decrease in the holder’s tax basis in the note. Any election to amortize bond premium is applicable to all notes (other than a tax-exempt note) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Conversion of Notes
      A U.S. holder will generally not recognize income, gain or loss (except with respect to cash in lieu of a fractional share and shares attributable to accrued but unpaid interest not previously included in the income of the holder) upon the conversion of a note solely into common stock. A U.S. holder’s tax basis in the common stock received (other than common stock attributable to accrued but unpaid interest) will be the same as the U.S. holder’s tax basis in the note at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for any common stock received pursuant to a conversion of a note (including any fractional share treated as received but excluding common stock attributable to accrued but unpaid interest) will include the holding period for the note. If cash is received in lieu of a fractional share, the holder will be treated as having received the fractional share and as having immediately sold it for an amount equal to such cash. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder’s tax basis in the fractional share.
      If a U.S. holder converts a note and we deliver a combination of shares of common stock and cash, the tax treatment to the holder is uncertain. A holder may be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received (other than cash received in lieu of a fractional share or attributable to accrued but unpaid interest). In such case, a holder’s basis in the common stock received in the conversion (including any basis allocable to a fractional share but excluding shares of common stock attributable to accrued but unpaid interest) would be equal to such holder’s tax basis in the note, reduced by any cash received in the conversion (other than cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). Alternatively, the cash payment may be treated as proceeds from a sale of a portion of the note, as described below under “— Sale, Exchange or Redemption of Notes.” In such case, a holder’s tax basis in the note would be allocated pro rata between the common stock received and the portion of the note that is treated as sold for cash (including any fractional share treated as received but excluding any amounts attributable to accrued and unpaid interest). If cash is received in lieu of a fractional share, the holder will be treated as having received the fractional share and as having immediately sold it for an amount equal to such cash. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder’s tax basis in the fractional share. The holding period for any common stock received in a conversion (including any fractional share treated as received but excluding any common stock received that is attributable to accrued but unpaid interest) will include the holding period for the note. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion of the notes.
      If a U.S. holder converts a note and we deliver solely cash in satisfaction of our obligation, such cash payment will generally be treated as received from a sale of the note by the U.S. holder as described below under “— Sale, Exchange or Redemption of Notes.”
      If a U.S. holder converts a note and the conversion agent directs the holder to surrender the note to a financial institution (as described in “Description of the Notes — Exchange in Lieu of Conversion”), any amounts paid by the financial institution will generally be treated as received from a sale of the note by the U.S. holder as described below under “— Sale, Exchange or Redemption of Notes.”
      The amount of cash and the fair market value of any common stock received by the holder that is attributable to accrued but unpaid interest not previously included in the income will be taxable to the holder as ordinary income. A holder’s tax basis in any such shares of common stock will equal such accrued interest and the holding period will begin on the day following the conversion.
      Any amount of market discount accrued on a note that has not been recognized as ordinary income prior to, or as a result of, the conversion of a note will carry over to the common stock received upon conversion. As a result, any gain on the sale or exchange of common stock received upon conversion will be treated as ordinary income, rather than capital gain, to the extent of such carried over accrued market discount.

Adjustment of Conversion Rate
      If at any time we make a distribution of property to shareholders that would be taxable as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to a U.S. holder of the notes to the extent of our current and accumulated earnings and profits. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to the U.S. holder.

Sale, Exchange or Redemption of Notes
      Except as set forth under “— Conversion of Notes” above, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note (except to the extent the amount realized is attributable to accrued unpaid interest not previously included in income, which will be taxable as ordinary interest income) and the holder’s tax basis in such note. A holder’s tax basis in the note generally will be the initial purchase price paid therefore, increased by any market discount previously included in income with respect to the note and reduced by any amortizable bond allocable to periods prior to the sale, exchange, redemption or other disposition.
      In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. To the extent the amount realized is less than the holder’s tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Alternative Tax Treatment of the Notes
      If our determination that the contingencies with respect to the notes are remote and incidental is not correct, the notes will be subject to the regulations governing contingent payment debt instruments. Under the contingent payment debt instrument regulations, a U.S. holder, regardless of its method of tax accounting, would be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the “comparable yield”). The comparable yield would be based on the yield at which we could have issued on November 7, 2004, a fixed rate, nonconvertible debt instrument with no contingent payments, but with terms otherwise similar to those of the notes. Accordingly, if the contingent payment debt instrument regulations were to apply to the notes, U.S. holders generally would be required to include in income an amount of interest in excess of the stated interest and liquidated damage payments on the notes.
      If the contingent payment debt instrument regulations were applicable to the notes, solely for purposes of determining the amount of interest income that a U.S. holder would be required to accrue we would be required to construct a “projected payment schedule” in respect of the notes representing a series of payments (including issuances of our common stock upon conversion) the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Based on the comparable yield and the issue price of the notes, a U.S. holder of a note (regardless if its tax accounting method) would be required to accrue as interest income the sum of the daily portions of interest on the notes for each day in the taxable year on which the U.S. holder holds the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes were originally sold to the public, excluding bond houses, brokers or similar persons acting in the capacity as underwriters, placement agents or wholesalers.
      If the contingent payment debt regulations were applicable to the notes, the daily portions of interest in respect of the notes would be determined by allocating to each day in an accrual period the ratable portion of interest on the notes that accrues in the accrual period. The amount of interest on a note that would accrue in an accrual period would be the product of the comparable yield (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note. The adjusted issue price of a note at the beginning of the first accrual period will be its issue price and at the beginning of any accrual period thereafter would be equal to (x) the sum of the issue price of such note and any interest previously accrued thereon (disregarding any positive or negative adjustments, described below) minus (y) the amount of the non-contingent stated interest paid on the notes and the projected amount of contingent payments previously made on the notes for previous accrual periods.
      In addition to the interest accruals discussed above, if the contingent debt regulations were applicable to the notes, a U.S. holder would be required to recognize interest income equal to the amount of any excess of actual payments over projected payments (a “positive adjustment”) in respect of a note for a taxable year. For this purpose, the payments in a taxable year would include the fair market value of property (including our common stock issued upon conversion) received in that year. If a U.S. holder receives actual payments that are less than the projected payments in a taxable year, the holder would incur a “negative adjustment” equal to the amount of such difference. This negative adjustment would (i) first reduce the amount of interest in respect of the note that a U.S. holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, would give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the holder’s net negative adjustments treated as ordinary losses in prior taxable years. A net negative adjustment is not subject to the two-percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) above would be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.
      If the notes were subject to the contingent payment debt instrument regulations, if a U.S. holder’s basis in a note upon its acquisition is different than the note’s adjusted issue price at such time, such holder would be required to reasonably allocate such difference to daily portions of interest or projected payments over the remaining term of the note. If a U.S. holder’s basis is greater than the note’s adjusted issue price at the time of acquisition, the allocable portion of such difference would be treated as a negative adjustment in such period subject to the rules related to negative adjustments described above. If a U.S. holder’s basis is less than the note’s adjusted issue price at the time of acquisition, the allocable portion of such difference would be treated as a positive adjustment in such period subject to the rules related to positive adjustment described above.
      If the notes were subject to the contingent payment debt instrument regulations, the tax consequences of a sale, exchange or retirement of a note (other than a conversion) would be the same as had the contingent payment debt instrument regulations not applied to the notes except that any gain recognized would be treated as ordinary income rather than capital gains, and any loss would be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss (and the balance of any loss would be a capital loss). In addition, if the notes were subject to the contingent payment debt instrument regulations, the conversion of a note would be a taxable event. The amount realized upon conversion would include the fair market value of our common stock received and any gain or loss would be recognized as described above in this paragraph. A U.S. holder’s basis in our common stock received upon conversion would equal the then current fair market value of such stock and the holder’s holding period would commence on the day immediately following the date of conversion.

Distributions on Common Stock
      The amount of any distribution we make in respect of the common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below. In general, a dividend distribution to a corporate holder will qualify for the dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations.

      Dividends received by a non-corporate taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer held the stock for more than 60 days during a specified period of time and certain other requirements are met. Dividends received by a non-corporate taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.

Sale or Exchange of Common Stock
      Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the holder’s tax basis in the common stock. However, a U.S. holder will recognize any gain as ordinary income upon the sale or exchange of common stock received upon conversion to the extent of any accrued market discount not previously recognized as ordinary income by such holder with respect to its notes. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder’s holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax
      In general, information reporting requirements will apply to payments of principal and interest on the notes, payments of dividends on the common stock and payments of the proceeds of the sale of the notes or common stock. A backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service. Certain taxpayers, including all corporations, are exempt from the information reporting and backup withholding rules.
Taxation of Non-U.S. Holders
      The rules governing United States federal income taxation of a non-U.S. holder of the securities are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as treaties, with regard to an investment in the securities, including any reporting requirements.

Interest Income
      Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a note by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (i) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of Goodyear stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above.

If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury regulations.
      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Conversion of Notes
      In general, a non-U.S. holder will not recognize gain upon conversion of a note to the extent such holder receives common stock (except with respect to shares attributable to accrued but unpaid interest not previously included in the income of the holder, which would be subject to the rules described under “— Interest Income” above). To the extent a non-U.S. holder receives cash upon conversion of a note (except with respect to cash attributable to accrued but unpaid interest not previously included in the income of the holder, which would be subject to the rules described under “— Interest Income” above), such cash may give rise to gain that would be subject to the rules described under “— Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock” below. If a non-U.S. holder converts a note and the conversion agent directs the holder to surrender the note to a financial institution (as described in “Description of the Notes — Exchange in Lieu of Conversion”), any amounts paid by the financial institution will generally be treated as received from a sale of the note by the non-U.S. holder as described under “— Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock” below.
      If the notes were subject to the regulations applicable to contingent payment debt instruments, any gain realized upon a sale, exchange, retirement or conversion of a note would be treated as interest income subject to the same rules as described under “— Interest Income” above.

Adjustment of Conversion Rate
      Certain adjustments in the conversion rate of the notes may be treated as a taxable dividend to a non-U.S. holder. See “Taxation of U.S. Holders — Adjustment of Conversion Rate” above and “— Dividends” below.

Dividends
      Distributions we make with respect to the common stock that are treated as dividends paid, as described above under “Taxation of U.S. Holders — Distributions on Common Stock,” to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale, Exchange or Redemption of Notes; Sale or Exchange of Common Stock
      Except as set forth under “— Conversion of Notes” above, a non-U.S. holder generally will be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note or the sale or exchange of common stock if (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (iii) in the event that we are or have been characterized as a United States real property holding corporation for U.S. federal income tax purposes. Goodyear believes that it is not and, within the past five years, has not been a “U.S. real property holding corporation” for U.S. federal income tax purposes.
      Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the capital gain derived from a sale, which may be offset by certain United States-related capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of notes or common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax
      United States backup withholding tax will not apply to payments on the notes or payments of dividends on the common stock to a non-U.S. holder if the requirements described in clause (iv) of “— Interest Income” above are satisfied with respect to the holder unless the payor has actual knowledge or reason to know that the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the notes and dividend payments on the common stock, in which event the amount of interest or dividends paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service.
      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of notes or common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies the requirements described in clause (iv) of “— Interest Income” above or otherwise establishes an exemption.
      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Benefit Plan Considerations
      If you intend to use the assets of any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); any plan described in Section 4975(e)(1) of the Code; any plan, individual retirement account, or other arrangement that is subject to provisions of any federal, state, local, foreign, or other law, rule, or regulation that is similar to provisions of ERISA and the Code (“Similar Laws”); or any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (each of the foregoing is hereafter referred to as a “Plan”), directly or indirectly to purchase any of the notes offered for sale in connection with this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of ERISA and the Code and the provisions of any Similar Laws.
      The following summary relates to Plans that are subject to ERISA and/or the Code (“ERISA Plans”) and is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance might change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted. In addition, benefit plans that are not subject to ERISA or the Code might be subject to comparable requirements under applicable Similar Laws.
Fiduciary Responsibilities
      ERISA imposes requirements on ERISA Plans and fiduciaries of ERISA Plans. Under ERISA, fiduciaries generally include persons who exercise authority or control over ERISA Plan assets, or who render investment advice with respect to an ERISA Plan for compensation. Before investing any ERISA Plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

1. is permitted under the plan document and other instruments governing the ERISA Plan; and

2. is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.
      You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.
      We are not making any representation that the sale of any notes to an ERISA Plan meets the fiduciary requirements for investment by ERISA Plans generally or any particular ERISA Plan or that such an investment is appropriate for ERISA Plans generally or any particular ERISA Plan. We are not providing investment advice to any ERISA Plan, through this prospectus or otherwise, in connection with the sale of the notes.
Foreign Indicia of Ownership
      ERISA also prohibits ERISA Plan fiduciaries from maintaining the indicia of ownership of any ERISA Plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.
Prohibited Transactions
      ERISA and the Code prohibit a wide range of transactions involving ERISA Plans, on the one hand, and persons who have specified relationships to such ERISA Plans, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes an ERISA Plan to engage in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the

Code. As a result, if you are considering using ERISA Plan assets directly or indirectly to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.
      Prohibited transactions may arise, for example, if the notes are acquired by an ERISA Plan with respect to which we, the initial purchasers and/or any of our or their respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply, depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. These exemptions include:

1. Prohibited transaction class exemption (“PTCE”) 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers, and banks);

2. PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

3. PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

4. PTCE 91-38 (relating to specified transactions by bank collective investment funds);

5. PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

6. PTCE 96-23 (relating to specified transactions directed by in-house asset managers).
      These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.
Treatment of Insurance Company Assets as Plan Assets
      Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), assets in the general account of an insurance company might be deemed to be ERISA Plan assets under certain circumstances. If general account assets are deemed to be ERISA Plan assets, an insurance company’s purchase of the notes with assets of its general account might be subject to ERISA’s fiduciary responsibility provisions or might give rise to prohibited transactions under ERISA and the Code. Insurance companies that intend to use assets of their general accounts to purchase the notes should consider the potential effects of Section 401(c) of ERISA, PTCE 95-60, and Department of Labor Regulations Section 2550.401c-1 on their purchase.
Representations and Warranties
      If you acquire or accept a note (or any interest therein) offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

1. you have not used the assets directly or indirectly of any Plan to acquire such note; or

2. your acquisition and holding of such note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, (B) meets the applicable fiduciary requirements of ERISA, and (C) does not violate any applicable Similar Law.
      Any subsequent purchaser of such note will be required to make the same representations concerning the use of Plan assets to purchase the note.

Legal Matters
      The validity of the notes offered hereby will be passed upon for us by Covington & Burling, New York, New York. C. Thomas Harvie, our general counsel, will pass upon the validity of the shares of common stock issuable upon conversion of the notes. Mr. Harvie is paid a salary and a bonus by us, is a participant in our Performance Recognition Plan and Executive Performance Plan, and owns and has options to purchase shares of our common stock. See “Management — Compensation of Executive Officers.”
Experts
      The financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph related to the Company’s restatement of its financial statements as described in Note 2 to the financial statements and which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements of South Pacific Tyres as of June 30, 2004, 2003 and 2002 and for each of the years in the three-year period ended June 30, 2004, have been included herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
      The report of KPMG refers to the Partnerships’ restatement of its description of significant differences between generally accepted accounting principles in Australia and generally accepted accounting principles in the United States and their effects on financial performance and partners’ equity for each of the years in the two-year period ended June 30, 2003.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
      Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In order to evaluate the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, management conducted an assessment, including testing, using the criteria in the Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.
      A material weakness is a control deficiency or combination of control deficiencies that result in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. As of December 31, 2004 the Company did not maintain effective controls over certain account reconciliations and did not maintain adequate segregation of duties at the application control level in certain information technology environments. A description of the material weaknesses that existed as of December 31, 2004, as well as their actual and potential effect on the presentation of the Company’s consolidated financial statements issued during their existence, is discussed below.
      Account Reconciliations. At December 31, 2004, the Company did not maintain effective control over the preparation and review of account reconciliations of certain general ledger accounts. This control deficiency primarily related to account reconciliations of goodwill, deferred charges, fixed assets, compensation and benefits, accounts payable-trade and the accounts of a retail subsidiary in France. This control deficiency resulted in misstatements that were part of the restatement of the Company’s consolidated financial statements for 2003, 2002 and 2001, for each of the quarters for the year ended December 31, 2003 and for the first, second and third quarters for the year ended December 31, 2004. Additionally, this control deficiency could result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.
      Segregation of Duties. At December 31, 2004, the Company did not maintain effective controls over the segregation of duties at the application control level in certain information technology environments as a result of not restricting the access of certain individuals in both information technology and finance. These deficiencies existed in varying degrees in certain business segments within the revenue and purchasing processes. This control deficiency did not result in any adjustments to the annual or interim consolidated financial statements; however, this control deficiency could result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.
      Because of the material weaknesses described above, management has concluded that, as of December 31, 2004, the Company did not maintain effective internal controls over financial reporting, based on criteria established in Internal Control — Integrated Framework.
      Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of The Goodyear Tire & Rubber Company
      We have completed an integrated audit of The Goodyear Tire & Rubber Company’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedules
      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of The Goodyear Tire & Rubber Company and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 8 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 46R (revised December 2003), “Consolidation of Variable Interest Entities,” as of January 1, 2004.
      As described in Note 2, “Restatement,” the Company has restated its previously issued consolidated financial statements.
Internal control over financial reporting
      Also, we have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that The Goodyear Tire & Rubber Company did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effects of not maintaining effective controls over certain account reconciliations and not maintaining adequate segregation of duties at the application control level in certain information technology environments, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment.
      Account Reconciliations. At December 31, 2004, the Company did not maintain effective control over the preparation and review of account reconciliations of certain general ledger accounts. This control deficiency primarily related to account reconciliations of goodwill, deferred charges, fixed assets, compensation and benefits, accounts payable-trade and the accounts of a retail subsidiary in France. This control deficiency resulted in misstatements that were part of the restatement of the Company’s consolidated financial statements for 2003, 2002 and 2001, for each of the quarters for the year ended December 31, 2003 and for the first, second and third quarters for the year ended December 31, 2004. Additionally, this control deficiency could result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.
      Segregation of Duties. At December 31, 2004, the Company did not maintain effective controls over the segregation of duties at the application control level in certain information technology environments as a result of not restricting the access of certain individuals in both information technology and finance. These deficiencies existed in varying degrees in certain business segments within the revenue and purchasing processes. This control deficiency did not result in any adjustments to the annual or interim consolidated financial statements however, this control deficiency could result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.
      These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.
      In our opinion, management’s assessment that The Goodyear Tire & Rubber Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, The Goodyear Tire & Rubber Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Cleveland, Ohio
March 16, 2005 except for Notes 18 and 24, as to which the date is June 20, 2005.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,

		Restated

	2004	2003	2002
(Dollars in millions, except per share amounts)
Net Sales	$18,352.5	$15,101.6	$13,828.4
Cost of Goods Sold	14,691.3	12,481.0	11,287.6
Selling, Administrative and General Expense	2,833.1	2,374.2	2,202.4
Rationalizations (Note 3)	55.6	291.5	5.5
Interest Expense (Note 15)	368.8	296.3	242.7
Other (Income) and Expense (Note 4)	8.2	260.9	48.5
Foreign Currency Exchange (Gain) Loss	23.4	40.7	(8.7)
Equity in (Earnings) Losses of Affiliates	(8.4)	14.5	13.8
Minority Interest in Net Income of Subsidiaries	57.8	32.8	55.6

Income (Loss) before Income Taxes	322.7	(690.3)	(19.0)
United States and Foreign Taxes on Income (Loss) (Note 14)	207.9	117.1	1,227.9

Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)

Net Income (Loss) Per Share — Basic	$0.65	$(4.61)	$(7.47)

Average Shares Outstanding (Note 12)	175.4	175.3	167.0
Net Income (Loss) Per Share — Diluted	$0.63	$(4.61)	$(7.47)

Average Shares Outstanding (Note 12)	192.3	175.3	167.0
The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,

		Restated

	2004	2003
(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents (Note 1)	$1,967.9	$1,546.3
Restricted cash (Note 1)	152.4	23.9
Accounts and notes receivable (Note 5)	3,408.8	2,602.3
Inventories (Note 6)	2,784.8	2,467.7
Prepaid expenses and other current assets	299.2	305.4

Total Current Assets	8,613.1	6,945.6
Long Term Accounts and Notes Receivable	307.5	289.7
Investments in and Advances to Affiliates	34.9	184.2
Other Assets (Note 8)	78.3	71.5
Goodwill (Note 7)	720.3	658.2
Other Intangible Assets (Note 7)	162.6	150.4
Deferred Income Tax (Note 14)	83.4	70.5
Prepaid and Deferred Pension Costs (Note 13)	829.9	869.9
Deferred Charges	248.1	255.9
Properties and Plants (Note 9)	5,455.2	5,205.2

Total Assets	$16,533.3	$14,701.1

LIABILITIES
Current Liabilities:
Accounts payable-trade	$1,970.4	$1,557.8
Compensation and benefits (Note 13)	1,029.2	977.9
Other current liabilities	741.6	584.3
United States and foreign taxes	271.3	270.7
Notes payable (Note 11)	220.6	146.7
Long term debt and capital leases due within one year (Note 11)	1,009.9	113.5

Total Current Liabilities	5,243.0	3,650.9
Long Term Debt and Capital Leases (Note 11)	4,449.1	4,825.8
Compensation and Benefits (Note 13)	5,035.8	4,512.9
Deferred and Other Noncurrent Income Taxes (Note 14)	405.8	380.6
Other Long Term Liabilities	480.7	509.1
Minority Equity in Subsidiaries	846.1	854.0

Total Liabilities	16,460.5	14,733.3
Commitments and Contingent Liabilities (Note 20)
Shareholders’ Equity (Deficit)
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—
Common Stock, no par value:
Authorized, 300,000,000 shares
Outstanding shares, 175,619,639 (175,326,429 in 2003)	175.6	175.3
Capital Surplus	1,391.8	1,390.2
Retained Earnings	1,069.9	955.1
Accumulated Other Comprehensive Income (Loss) (Note 19)	(2,564.5)	(2,552.8)

Total Shareholders’ Equity (Deficit)	72.8	(32.2)

Total Liabilities and Shareholders’ Equity	$16,533.3	$14,701.1

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

					Accumulated
					Other
	Common Stock				Comprehensive	Total
			Capital	Retained	Income	Shareholders’
	Shares	Amount	Surplus	Earnings	(Loss)	Equity
(Dollars in millions, except per share)
Balance at December 31, 2001 as originally restated(A) (after deducting 32,512,970 treasury shares)	163,165,698	$163.2	$1,245.4	$3,089.3	$(1,870.1)	$2,627.8
Effect of restatement on periods ending on or before December 31, 2001				(0.1)	(30.9)	(31.0)

Balance at December 31, 2001 (as restated)	163,165,698	$163.2	$1,245.4	$3,089.2	$(1,901.0)	$2,596.8
Comprehensive income (loss):
Net loss				(1,246.9)
Foreign currency translation (net of tax benefit of $0)					74.4
Minimum pension liability (net of tax of $42.4)					(1,283.6)
Unrealized investment gain (net of tax of $0)					7.3
Deferred derivative gain (net of tax of $0)					60.6
Reclassification adjustment for amounts recognized in income (net of tax of $0)					(64.5)
Total comprehensive loss						(2,452.7)
Cash dividends — $0.48 per share				(79.8)		(79.8)
Common stock issued from treasury:
Domestic pension funding	11,300,000	11.3	126.6			137.9
Common stock issued for acquisitions	693,740	0.7	15.2			15.9
Stock compensation plans	147,995	0.1	2.9			3.0

Balance at December 31, 2002 (as restated) (after deducting 20,371,235 treasury shares)	175,307,433	175.3	1,390.1	1,762.5	(3,106.8)	221.1
Comprehensive income (loss):
Net loss				(807.4)
Foreign currency translation (net of tax benefit of $0)					393.7
Minimum pension liability (net of tax of $2.2)					128.3
Unrealized investment gain (net of tax of $0)					4.1
Reclassification adjustment for amounts recognized in income (net of tax of $8.7)					8.8
Deferred derivative gain (net of tax of $0)					46.3
Reclassification adjustment for amounts recognized in income (net of tax of $1.9)					(27.2)
Total comprehensive loss						(253.4)
Common stock issued from treasury:
Stock compensation plans	18,996		0.1			0.1

Balance at December 31, 2003 (as restated) (after deducting 20,352,239 treasury shares)	175,326,429	175.3	1,390.2	955.1	(2,552.8)	(32.2)
Comprehensive income (loss):
Net income				114.8
Foreign currency translation (net of tax benefit of $0)					253.2
Minimum pension liability (net of tax of $34.2)					(283.8)
Unrealized investment gain (net of tax of $0)					13.4
Deferred derivative gain (net of tax of $0)					29.6
Reclassification adjustment for amounts recognized in income (net of tax of $(3.5))					(24.1)
Total comprehensive income						103.1
Common stock issued from treasury:
Stock compensation plans	293,210	0.3	1.6			1.9

Balance at December 31, 2004 (after deducting 20,059,029 treasury shares)	175,619,639	$175.6	$1,391.8	$1,069.9	$(2,564.5)	$72.8

(A)	As reported in Form 10-K filed on May 19, 2004.
The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,

		Restated

	2004	2003	2002
(In millions)
Cash Flows from Operating Activities:
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	628.7	691.6	605.3
Amortization of debt issuance costs	86.1	50.3	17.9
Deferred tax provision (Note 14)	(4.5)	(9.9)	1,131.2
Rationalizations (Note 3)	32.4	132.4	2.4
(Gain) loss on asset sales (Note 4)	7.5	16.4	(23.6)
Fire loss deductible expense (Note 4)	11.6	—	—
Insurance settlement gain (Note 4)	(156.6)	—	—
Minority interest and equity earnings	47.5	39.3	71.4
Net cash flows from sale of accounts receivable (Note 5)	(117.7)	(839.6)	34.8
Pension contributions	(264.6)	(115.7)	(226.9)
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	(305.7)	(104.7)	43.1
Inventories	(53.9)	38.2	60.4
Accounts payable — trade	147.5	(103.5)	96.3
Prepaid expenses and other current assets	64.1	202.1	(131.4)
Deferred charges	(19.6)	1.9	(9.7)
Long term compensation and benefits	689.4	(20.3)	1,511.2
Accumulated other comprehensive income (loss) — deferred pension gain (loss)	(244.2)	191.1	(1,265.8)
Other long term liabilities	96.7	221.5	(88.7)
Other assets and liabilities	(39.7)	127.5	105.0

Total adjustments	605.0	518.6	1,932.9

Total cash flows from operating activities	719.8	(288.8)	686.0
Cash Flows from Investing Activities:
Capital expenditures	(518.6)	(375.4)	(458.1)
Short term securities acquired	—	—	(64.7)
Short term securities redeemed	—	26.6	38.5
Asset dispositions	19.3	104.4	55.6
Asset acquisitions	(61.8)	(71.2)	(54.8)
Other transactions	35.9	79.6	(56.8)

Total cash flows from investing activities	(525.2)	(236.0)	(540.3)
Cash Flows from Financing Activities:
Short term debt incurred	162.5	323.1	84.1
Short term debt paid	(139.2)	(469.2)	(87.5)
Long term debt incurred	2,066.7	2,983.8	38.4
Long term debt paid	(1,693.9)	(1,612.1)	(125.2)
Common stock issued (Notes 8, 12)	1.8	0.2	18.7
Dividends paid to minority interests in subsidiaries	(28.9)	(38.6)	(16.2)
Dividends paid to Goodyear shareholders	—	—	(79.8)
Debt issuance costs	(51.4)	(104.1)	—
Increase in restricted cash	(128.5)	(23.9)	—
Other transactions	—	27.9	—

Total cash flows from financing activities	189.1	1,087.1	(167.5)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	37.9	64.2	(13.7)

Net Change in Cash and Cash Equivalents	421.6	626.5	(35.5)
Cash and Cash Equivalents at Beginning of the Period	1,546.3	919.8	955.3

Cash and Cash equivalents at End of the Period	$1,967.9	$1,546.3	$919.8

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Note 1.	Accounting Policies
      A summary of the significant accounting policies used in the preparation of the accompanying financial statements follows:

Principles of Consolidation
      The consolidated financial statements include the accounts of all majority-owned subsidiaries in which no substantive participating rights are held by minority shareholders. All intercompany transactions have been eliminated. Our investments in companies in which we have the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. Accordingly, our share of the earnings of these companies is included in consolidated net income (loss). Investments in other companies are carried at cost.
      The consolidated financial statements also include the accounts of entities consolidated pursuant to the provisions of Interpretation No. 46 of the Financial Accounting Standards Board, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51,” as amended by FASB Interpretation No. 46 (revised December 2003) (collectively, “FIN 46”). FIN 46 requires companies to consolidate, at fair value, the assets, liabilities and results of operations of variable interest entities (VIEs) in which the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties. In addition, FIN 46 requires consolidation of VIEs in which a company holds a controlling financial interest through means other than the majority ownership of voting equity.
      We applied the provisions of FIN 46, effective July 1, 2003, to VIEs representing lease-financing arrangements with special purpose entities (SPEs). Effective January 1, 2004, we applied the provisions of FIN 46 to entities that are not SPEs. This resulted in the consolidation of South Pacific Tyres (SPT), a tire manufacturer, marketer and exporter of tires in Australia and New Zealand, and T&WA, a wheel mounting operation in the United States which sells to original equipment manufacturers.
      Refer to Note 8 and Note 10.

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to:

•	allowance for doubtful accounts,

•	recoverability of intangibles and other long-lived assets,

•	deferred tax asset valuation allowances,

•	workers’ compensation,

•	litigation,

•	general and product liabilities,

•	environmental liabilities,

•	pension and other postretirement benefits, and

•	various other operating allowances and accruals, based on currently available information.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

Revenue Recognition
      Revenues are recognized when finished products are shipped to unaffiliated customers, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured. A provision for sales returns and allowances is recorded at the time of sale. Appropriate provision is made for uncollectible accounts based on historical experience and specific circumstances, as appropriate.

Shipping and Handling Fees and Costs
      Expenses for transportation of products to customers are recorded as a component of cost of goods sold.

Research and Development Costs
      Research and development costs include, among other things, materials, equipment, compensation and contract services. These costs are expensed as incurred and included as a component of cost of goods sold. Refer to Note 16.

Warranty
      We offer warranties on the sale of certain of our products and services and record an accrual for estimated future claims at the time revenue is recognized. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. Refer to Note 20.

Environmental Cleanup Matters
      We expense environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. We determine our liability on a site by site basis and record a liability at the time when it is probable and can be reasonably estimated. Our estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. Our estimated liability is not discounted or reduced for possible recoveries from insurance carriers. Refer to Note 20.

Legal Expenses
      We record a liability for estimated legal and defense costs related to pending general and product liability claims, environmental matters and workers’ compensation claims. Refer to Note 20.

Advertising Costs
      Costs incurred for producing and communicating advertising are generally expensed when incurred. Costs incurred under our cooperative advertising program with dealers and franchisees are recorded as reductions of sales as related revenues are recognized. Refer to Note 17.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

Rationalizations
      We adopted Statement of Financial Accounting Standards No. 146 (SFAS 146), “Accounting for Costs Associated with Exit or Disposal Activities,” effective for all exit or disposal activities initiated after December 31, 2002. SFAS 146 requires, among other things, that liabilities for costs associated with exit or disposal activities be recognized when the liabilities are incurred, rather than when an entity commits to an exit plan. SFAS 146 changes the timing of liability and expense recognition related to exit or disposal activities, but not the ultimate amount of such expenses. Refer to Note 3.

Income Taxes
      Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Refer to Note 14.

Cash and Cash Equivalents/ Consolidated Statement of Cash Flows
      Cash and cash equivalents include cash on hand and in the bank as well as all short term securities held for the primary purpose of general liquidity. Such securities normally mature within three months from the date of acquisition. Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged. Unpresented checks are recorded within accounts payable-trade and totaled $180.5 million and $139.6 million at December 31, 2004 and 2003, respectively. Cash flows associated with unpresented checks are classified as financing activities.

Restricted Cash and Restricted Net Assets
      Restricted cash includes the settlement fund balance related to Entran II litigation as well as cash deposited in support of trade agreements and performance bonds, and historically has included cash deposited in support of borrowings incurred by subsidiaries. At December 31, 2004, cash balances totaling $152.4 million were subject to such restrictions, compared to $23.9 million at December 31, 2003.
      In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make distributions of cash. At December 31, 2004, approximately $220.6 million of net assets were subject to such restrictions, compared to approximately $259 million at December 31, 2003.

Inventories
      Inventories are stated at the lower of cost or market. Cost is determined using FIFO or the average cost method. Costs include direct material, direct labor and applicable manufacturing and engineering overhead. Refer to Note 6.

Goodwill and Other Intangible Assets
      Goodwill is recorded when the cost of acquired businesses exceeds the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when events or circumstances indicate that impairment may have occurred, as provided in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. We elected to perform the goodwill impairment test annually as of July 31. The carrying amount of goodwill and intangible assets with indefinite useful lives is reviewed whenever events or circumstances indicated that

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
revisions might have been warranted. Goodwill and intangible assets with indefinite useful lives would be written down to fair value if considered impaired. Intangible assets with finite useful lives are amortized to their estimated residual values over such finite lives, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Refer to Note 7.

Investments
      Investments in marketable equity securities are stated at fair value. Fair value is determined using quoted market prices at the end of the reporting period and, when appropriate, exchange rates at that date. Unrealized gains and losses on marketable equity securities classified as available-for-sale are recorded in Accumulated Other Comprehensive Income (Loss), net of tax. Refer to Notes 8 and 19.

Properties and Plants
      Properties and plants are stated at cost. Depreciation is computed using the straight-line method. Additions and improvements that substantially extend the useful life of properties and plants, and interest costs incurred during the construction period of major projects, are capitalized. Repair and maintenance costs are charged to income in the period incurred. Properties and plants are depreciated to their estimated residual values over their estimated useful lives, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Refer to Notes 9 and 15.

Foreign Currency Translation
      Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as Accumulated Other Comprehensive Income (Loss). Where the U.S. dollar is the functional currency, translation adjustments are recorded in income.

Derivative Financial Instruments and Hedging Activities
      To qualify for hedge accounting, hedging instruments must be designated as hedges and meet defined correlation and effectiveness criteria. These criteria require that the anticipated cash flows and/or financial statement effects of the hedging instrument substantially offset those of the position being hedged.
      Derivative contracts are reported at fair value on the Consolidated Balance Sheet as both current and long term Accounts Receivable or Other Liabilities. Deferred gains and losses on contracts designated as cash flow hedges are recorded in Accumulated Other Comprehensive Income (Loss) (OCI). Ineffectiveness in hedging relationships is recorded as Other (Income) and Expense in the current period.
      Interest Rate Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in OCI. Amounts are transferred from OCI and recognized in income as Interest Expense in the same period that the hedged item is recognized in income. Gains and losses on contracts designated as fair value hedges are recognized in income in the current period as Interest Expense. Gains and losses on contracts with no hedging designation are recorded in income in the current period as Other (Income) and Expense.
      Foreign Currency Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in OCI. Amounts are transferred from OCI and recognized in income in the same period and on the same line that the hedged item is recognized in income. Gains and losses on contracts with no hedging designation are recorded in income currently as Foreign Currency Exchange.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      We do not include premiums paid on forward currency contracts in our assessment of hedge effectiveness. Premiums on contracts designated as hedges are recognized in income as Foreign Currency Exchange over the life of the contract.
      Net Investment Hedging — Nonderivative instruments denominated in foreign currencies are used to hedge net investments in foreign subsidiaries. Gains and losses on these instruments are deferred and recorded in OCI as Foreign Currency Translation Adjustment. These gains and losses are only recognized in income upon the complete or partial sale of the related investment or the complete liquidation of the investment.
      Termination of Contracts — Gains and losses (including deferred gains and losses in OCI) are recognized in income as Other (Income) and Expense when contracts are terminated concurrently with the termination of the hedged position. To the extent that such position remains outstanding, gains and losses are amortized to Interest Expense or Foreign Currency Exchange over the remaining life of that position. Gains and losses on contracts that we temporarily continue to hold after the early termination of a hedged position, or that otherwise no longer qualify for hedge accounting, are recognized in income as Other (Income) and Expense.
      Refer to Note 11.

Stock-Based Compensation
      We used the intrinsic value method to measure compensation cost for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our common stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance units is recorded based on the quoted market price of our common stock at the end of the reporting period. Refer to Note 12.
      The following table presents the pro forma effect of using the fair value method to measure compensation cost:

	Year Ended December 31,

		Restated

	2004	2003	2002
(In millions, except per share)
Net income (loss) as reported	$114.8	$(807.4)	$(1,246.9)
Add: Stock-based compensation expense (income) included in net income (loss) (net of tax)	6.4	1.3	(5.6)
Deduct: Stock-based compensation expense calculated using the fair value method (net of tax)	(20.2)	(28.0)	(28.7)

Net income (loss) as adjusted	$101.0	$(834.1)	$(1,281.2)

Net income (loss) per share:
Basic — as reported	$0.65	$(4.61)	$(7.47)
— as adjusted	0.58	(4.76)	(7.67)
Diluted — as reported	$0.63	$(4.61)	$(7.47)
— as adjusted	0.56	(4.76)	(7.67)

Earnings Per Share of Common Stock
      Basic earnings per share were computed based on the average number of common shares outstanding. Diluted earnings per share reflects the dilutive impact of outstanding stock options (computed using the treasury stock method) and in 2004, contingently convertible debt.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      We have adopted the provisions of Emerging Issues Task Force Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”. This pronouncement requires shares, issuable under contingent conversion provisions in debt agreements, to be included in the calculation of diluted earnings per share regardless of whether the provisions of the contingent features had been met. The provisions of Issue No. 04-08 are effective for reporting periods ending after December 15, 2004. Retroactive restatement of diluted earnings per share is required. Refer to Note 12.
      All earnings per share amounts in these notes to financial statements are diluted, unless otherwise noted. Refer to Note 12.

Reclassification
      Certain items previously reported in specific financial statement captions have been reclassified to conform to the 2004 presentation.

Recently Issued Accounting Standards
      The Financial Accounting Standards Board (FASB) issued Staff Position No. 129-1, “Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities” (FSP 129-1). FSP 129-1 clarified certain disclosure requirements of the contingent conversion features of convertible securities. FSP 129-1 was effective immediately upon its release. Our disclosures related to our $350 million 4% Convertible Senior Notes due 2034 are in compliance with the disclosure requirements of FSP 129-1.
      The FASB issued, on May 19, 2004, FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2). FSP 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive transition approaches. Based on the proposed regulations, during 2004 we determined that the overall impact of the adoption of FSP 106-2 was a reduction of expense in 2004 and in future annual periods of approximately $2 million on an annual basis. The adoption of FSP 106-2 also reduced our accumulated postretirement benefit obligation by approximately $19.7 million during 2004. On January 21, 2005 final regulations were issued. Based on the clarifications provided in the final regulations, our net periodic postretirement cost is expected to be lower by approximately $50 million in 2005, and the accumulated postretirement benefit obligation is expected to be reduced by approximately $475 million to $525 million during 2005.
      The FASB has issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). Under the provisions of SFAS 123R, companies are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. We must adopt the provisions of SFAS 123R as of the beginning of the first interim reporting period that begins after June 15, 2005 (i.e. the third quarter of 2005), with early adoption encouraged. SFAS 123R applies to all awards granted, modified, repurchased or cancelled by us after June 30, 2005.
      SFAS 123R allowed companies various transition approaches. We are currently assessing the timing and the transition method that we will use for the adoption of SFAS 123R. We expect to recognize additional compensation cost of approximately $3 million to $4 million per quarter that was not previously required to be recognized, beginning in the quarter in which we first implement the provisions of SFAS 123R. We do not

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
expect the adoption of SFAS 123R to have a material impact on our results of operations, financial position or liquidity.
      On October 22, 2004, the American Jobs Creation Act of 2004 (the Act) was signed into law. The Act, when fully phased-in, includes a tax deduction of up to 9 percent of the lesser of (a) qualified production activities income or (b) taxable income, both as defined in the Act. In addition, the Act includes a special one-time tax deduction of 85 percent of certain foreign earnings that are repatriated no later than in the 2005 tax year. The FASB issued two staff positions to address the accounting for income taxes in conjunction with the Act. FASB Staff Position No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004” (FSP 109-1), was effective upon its release on December 22, 2004. FSP 109-1 requires us to treat the tax deduction as a special deduction instead of a change in tax rate that would have impacted our existing deferred tax balances. Based on current earnings levels, this provision should not have a material impact on our income tax provision.
      FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP 109-2), established accounting and disclosure requirements for enterprises in the process of evaluating, or completing the evaluation of, the repatriation provision of the Act. We have started an evaluation of the effects of the repatriation provision. We do not anticipate repatriating foreign earnings under the Act, as it may not provide an overall tax benefit. However, we do not expect to be able to complete this evaluation until our 2005 tax position has been more precisely determined and Congress or the Treasury Department provide additional clarifying language on key elements of the provision. If we ultimately determine to elect to repatriate earnings under the Act, it would not have a material impact on our results of operations, financial position or liquidity.
      The FASB has issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS 151). The provisions of SFAS 151 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the International Accounting Standards Board (IASB) related to inventory costs, in particular, abnormal amounts of idle facility expense, freight, handling costs and spoilage. SFAS 151 requires that these costs be recognized as current period charges regardless of the extent to which they are considered abnormal. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on our results of operations, financial position or liquidity.
      The FASB has issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29” (SFAS 153). The provisions of SFAS 153 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the IASB related to the value on which the measurement of nonmonetary exchanges should be based. APB Opinion No. 29 (APB 29) provides that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. An exception was provided in APB 29 to measure exchanges of similar productive assets based on book values. SFAS 153 eliminates the exception in APB 29 for similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary exchanges occurring in periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on our results of operations, financial position or liquidity.
      The EITF issued Topic 03-06, “Participating Securities and the Two — Class Method under FASB Statement No. 128”, (EITF 03-06). EITF 03-06 requires the use of the two-class method of computing EPS for enterprises with participating securities or multiple classes of common stock. The provisions of EITF 03-06 are effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-06 did not have an impact on our EPS.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 2.	Restatement
      These consolidated financial statements have been restated to reflect adjustments to our previously reported quarterly financial data and annual financial statements included in our Form 10-K for the year ended December 31, 2003, as filed on May 19, 2004, and our previously-filed quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004. The restatement also affected periods prior to 2003. References to quarterly amounts are unaudited. All amounts are before tax unless otherwise noted. Refer to Supplementary Data (Unaudited) for the effect of the restatement on quarterly periods of 2004 and 2003. We intend to file an amended Form 10-K for the year ended December 31, 2003 as expeditiously as possible.

Restatements Included in 2003 Form 10-K
      Our 2003 Form 10-K, filed on May 19, 2004, contained a restatement of our previously-issued quarterly financial data and annual financial statements. We identified adjustments through May 19, 2004 which reduced previously reported net income in 2003 and prior years by a total of $280.8 million. Of this amount, $56.2 million was included in 2003 net income and $224.6 million was included in net income in prior years. The impact on net income for the years ended December 31, 2002 and 2001 was $121.2 million and $50.5 million, respectively. The impact related to years prior to 2001 was a decrease in retained earnings of $52.9 million at January 1, 2001. Total shareholders’ equity at September 30, 2003 was reduced by adjustments to Accumulated Other Comprehensive Income (Loss) (OCI) of $183.9 million.
      The total reductions in net income of $280.8 million include $31.3 million recorded in the quarter ended June 30, 2003; $84.7 million in additional items previously reflected in the restated financial results included in the Form 8-K filed on November 20, 2003 and the Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003; and $164.8 million in additional items reflected in the financial statements included in the Form 10-K for the year ended December 31, 2003 filed on May 19, 2004.
      The restatements initially arose out of an intensified effort to reconcile certain general ledger accounts in the second and third quarters of 2003. As a result of our efforts to reconcile these accounts, we identified various adjustments that were recorded in the second quarter of 2003 and subsequently identified additional adjustments that needed to be recorded. Based on an assessment of the impact of the adjustments, management and the Audit Committee decided to restate our previously issued financial statements on Form 10-Q for the quarter ended September 30, 2003 and for prior periods. Following the identification of these adjustments, PricewaterhouseCoopers LLP (PwC) advised us in October 2003 that the failure to identify certain issues that had affected several years financial statements related to the monitoring and review of general ledger accounts collectively resulted in a material weakness in internal controls that required strengthening of procedures for account reconciliations.
      In December 2003, we discovered accounting irregularities in our European Union Tire business segment. The Audit Committee initiated a special investigation of these irregularities, and this investigation was subsequently expanded to other overseas locations. The investigations identified accounting irregularities primarily related to earnings management whereby accrual accounts were improperly adjusted between periods or expenses were improperly deferred. In the first and second quarters of 2004, we identified other adjustments. Some of these adjustments resulted from accounting irregularities including the understatement of workers’ compensation liability and the valuation of real estate received in payment of trade accounts receivable in Chile. The Audit Committee also initiated an investigation into these adjustments. As a result of these investigations, management and the Audit Committee decided that a further restatement of our financial statements for 2003 and prior years was necessary.
      In May 2004, PwC advised us that the circumstances it previously identified to us as collectively resulting in a material weakness had each individually become a material weakness. PwC advised us that this

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
determination was due to the number of previously undetected errors that were attributable to the material weakness previously identified. A significant portion of these errors were detected by us. PwC further identified an additional material weakness resulting from intentional overrides of internal controls by those in authority, particularly related to the European Union Tire segment and workers’ compensation liability in the United States. These material weaknesses, if unaddressed, could result in material errors in our financial statements. In addition, PwC advised us that it had identified as reportable conditions our need to enhance certain finance personnel’s knowledge of U.S. GAAP and internal controls and the need to enhance controls related to the establishment of bank accounts.
      The restatement also included changes to the timing of certain previously recognized adjustments not arising from account reconciliations as well as other adjustments identified during the restatement process.
      The adjustments resulting from our initial restatement efforts, the special overseas accounting and workers’ compensation investigations and the 2003 year-end closing process are described as follows:
      Accounting Irregularities. This category includes adjustments reducing income by a total of $29.0 million related to periods ending September 30, 2003 and earlier. Of this amount, $0.4 million of income was included in income in 2003 and $29.4 million of expense was included in income in prior years. These adjustments resulted from the overseas special accounting investigation, the understatement of our liability for workers’ compensation payments, the improper deferral of manufacturing variances in 1998, and certain adjustments in Chile, including the correction of the valuation of real estate received in payment for trade accounts receivable.
      Adjustments reducing income by a total of $9.2 million were included in the restatement as a result of the special accounting investigation in Europe and Asia. The majority of the adjustments addressed accrual accounts that were improperly adjusted between periods or expenses that were improperly deferred beyond the third quarter of 2003. These adjustments primarily related to accounts receivable, fixed assets, accounts payable-trade and other long-term liability accounts that were improperly adjusted. As part of this investigation, an adjustment was made to defer a gain on a sale-leaseback transaction of $3.9 million beyond the third quarter of 2003 that was improperly recognized in prior periods.
      The workers’ compensation adjustments totaled $17.7 million related to periods ending on September 30, 2003 and earlier. These adjustments resulted from an understatement of our potential liability for estimated payments relating to workers’ compensation claims by employees. In the first quarter of 2004, it was noted that claims arising from one of our United States tire manufacturing plants were under-reserved. As a result, with the assistance of the outside administrator we reviewed approximately 85% of the open claims handled by this administrator at this plant as well as other facilities and determined that reserves needed to be increased to accurately value the claims. The under-reserving resulted in part from improper efforts to reduce, or restrict the amount of increase in, the reserves for certain workers’ compensation claims leading to claims data in our workers’ compensation claims database that did not reflect our probable ultimate exposure. Of the $17.7 million adjustment, $4.1 million affected income for the nine months ended 2003, $5.6 million and $2.3 million affected income for the years ended December 31, 2002 and 2001, respectively, and $5.7 million affected pre-2001 income. In addition, in the fourth quarter of 2003, $6.2 million was recorded relating to the understatement.
      In the second quarter of 1999, we discovered that $18.1 million of manufacturing variances at one of our United States tire manufacturing plants had been improperly deferred from 1998 to 1999. When the matter was discovered in the second quarter of 1999, we recorded the remaining costs that had not previously been recorded. As part of this restatement, we reduced income in 1998 by $18.1 million and increased income in 1999 by the same amount.
      In 2000, our subsidiary in Chile received approximately 13 acres of land in Santiago, Chile, in payment for trade accounts receivable from one of its Chilean customers. At the time, the subsidiary recorded the land

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
based upon an inappropriate appraisal. In the first quarter of 2004, we had an additional appraisal performed that appropriately valued the land at a much lower value. The Audit Committee requested an investigation into the matter, and as a result, we recorded an adjustment to reduce the valuation of the land. The adjustment reduced income by $1.5 million in 2000. We also identified other adjustments in Chile whereby accrual accounts were improperly adjusted between periods or expenses were improperly deferred. Adjustments of $0.6 million were recorded related to these accounts.
      A summary of the accounting irregularities adjustments and the time periods affected follows:

		Year Ended
	Nine Months Ended	December 31,
	September 30,
	2003	2002	2001	Pre-2001	Total

(In millions)	(Unaudited)
Income (Expense)
Accruals and deferred expenses — Europe and Asia	$4.5	$0.5	$(8.3)	$(2.0)	$(5.3)
Deferred income — Europe	—	(2.9)	(1.0)	—	(3.9)
Workers’ compensation	(4.1)	(5.6)	(2.3)	(5.7)	(17.7)
Accruals and deferred expenses — Chile	—	4.5	(1.6)	(3.5)	(0.6)
Land valuation — Chile	—	—	—	(1.5)	(1.5)

	$0.4	$(3.5)	$(13.2)	$(12.7)	$(29.0)

      Account Reconciliations. This category includes adjustments totaling $144.9 million resulting from the failure to either reconcile accounts or resolve certain reconciliation issues in a timely manner. Of this amount, $42.8 million was included in income in 2003 and $102.1 million was included in income in prior years. The most significant adjustments in this category relate to certain reconciliations for accounts receivable, inventories, fixed assets, intercompany accounts, prepaid expenses and accounts payable-trade. Certain of these adjustments were associated with the integration of a new enterprise resource planning system (ERP) into our accounting processes beginning in 1999.
      The following categories represent a majority of the account reconciliation adjustments included in the restatement:

A. Interplant. We use an internal system, the Interplant System, to track the procurement and transfer of fixed assets, raw materials and spare parts acquired or manufactured by Goodyear units in the United States for our foreign manufacturing locations. The $28.8 million Interplant charge corrects an overstatement of income and assets. The most significant items in this category are 1) fixed assets and inventory of $26.0 million which were not properly relieved from the Interplant System when they were billed to the foreign manufacturing locations and accordingly now have to be expensed and 2) the correction of a failure to depreciate $2.8 million of fixed assets.

B. North American Tire (NAT) Receivables. The adjustment to accounts receivable of $25.0 million is attributable to amounts erroneously recorded in our general ledger during the period April 1999 to November 2000. During this period, we implemented certain modules of an ERP accounting system. These modules were not properly integrated with existing systems resulting in an overstatement of sales and accounts receivable in the general ledger. This overstatement had to be reversed. Billings to customers and cash collections were appropriate during this period.

C. Engineered Products (EPD). It was not possible to allocate the amount of this adjustment to specific periods and accordingly, we recorded substantially all of this adjustment in the first quarter of 2003. This adjustment includes the write-off of $21.3 million consisting of $3.7 million in intercompany

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

accounts and $17.6 million related to payables and other accounts. Several factors relating to our ERP systems implementation resulted in EPD’s inability to locate or recreate account reconciliations for prior periods.

D. Wingfoot Commercial Tire Systems, LLC. On November 1, 2000, we made a contribution, which included inventory, to Wingfoot Commercial Tire Systems, LLC, a consolidated subsidiary. On a consolidated basis, the inventory was valued at our historical cost. Upon the sale of the inventory, consolidated cost of goods sold was understated by $11.0 million. Additionally, inventory and fixed asset losses totaling $4.2 million were not expensed as incurred and were written off in connection with the restatement.

E. Fixed Assets. The adjustments to other fixed assets totaled $13.1 million and related primarily to the understatement of depreciation expenses and the write-off of assets previously disposed.

F. General and Product Liability. The expense for general and product claims increased $11.6 million for the third quarter and nine months ended September 30, 2003, and related to the timing of the recognition of certain liabilities for Entran II claims. We reached final agreement with one of our insurers in November 2003, prior to filing the third quarter 10-Q, and recorded both a receivable and separately a corresponding liability related to Entran II matters. This amount was reflected in our amended quarterly report on Form 10-Q/ A for the period ended September 30, 2003 filed on August 3, 2004, which has subsequently been restated, as discussed below in “Restatements Included in 2004 Form 10-K”.
      Adjustments totaling $23.0 million were recorded in OCI in the 2003 Form  10-K filed on May 19, 2004. An adjustment was made to record an $18.0 million charge to deferred derivative losses, with an offsetting credit to liabilities. This adjustment was associated with three interest rate swaps and a cross-currency contract for the period March 2001 through March 2003. An adjustment was also made to record a $6.8 million charge to currency translation, with an offsetting credit to long-term assets. The adjustment affected the period from January 1, 2003 to September 30, 2003. These adjustments were identified in conjunction with the completion of account reconciliations.
      Out-of-Period Adjustments. This category includes adjustments previously identified but deemed to be immaterial and recorded in the period we identified the error or in a subsequent period. Adjustments in this category change the timing of income and expense items that were previously recognized. The cumulative amount of out-of-period adjustments was a decrease to income of $0.6 million. Of this amount, $0.8 million of income was included in income in 2003 and $1.4 million of expense was included in income in prior years.
      The most significant item in this category relates to the timing of the recognition of certain SAG expenses. As a result of the integration of the new enterprise resource planning system into our accounting processes beginning in 1999, certain expenses were incorrectly capitalized in inventory during 2001, 2000 and 1999. In the 2003 Form 10-K, we recorded an adjustment totaling $16.8 million during 2002 to correct the impact on prior years. Of this amount, $13.9 million applied to 2001.
      Discount Rate Adjustments. In preparing our 2003 Form 10-K, we reassessed the estimate of the discount rate used in determining the net periodic benefit cost and benefit obligations for a majority of its domestic pension, workers’ compensation and other postretirement benefit plans. Consistent with that effort and the restatement process, we determined that it would be appropriate to make similar reassessments for discount rates for all periods presented. As a result, the discount rate was revised to 6.75%, 7.25% and 7.50% from 7.25%, 7.75% and 8.00% for 2003, 2002 and 2001, respectively. Total reductions to income for 2000-2003 were $18.9 million, of which $13.0 million decreased income for the nine months ended September 30, 2003, and $14.9 million and $5.5 million decreased income for the years ended December 31, 2002 and 2001, respectively. Pre-2001 income was increased by $14.5 million as a result of these adjustments. This change also resulted in a charge to deferred pension costs in accumulated other comprehensive income (loss) (OCI) totaling $150.1 million for the years ended December 31, 2002 and 2001. Additionally, in 2002, we had

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
established a valuation allowance against our net Federal and state deferred tax assets. Accordingly, this restatement includes a charge to income tax expense of $81.2 million to provide a valuation allowance against the tax benefit included in the adjustment to OCI in 2001, and a charge to OCI of $10.8 million to provide a valuation allowance against the tax benefit included in the adjustment to OCI in 2002.
      Chemical Products Segment. This category primarily includes adjustments identified as a result of a stand-alone audit conducted in 2003 of a portion of our Chemical Products business (which was integrated into our North American Tire segment on January 1, 2005). The most significant adjustments in this category relate to the timing of the recognition of manufacturing variances to reflect the actual cost of inventories, the fair value adjustment of a hedge for natural gas, and the correction of intercompany profit elimination in inventory to eliminate selling and administrative expenses in inventory. The cumulative effect of Chemical Products adjustments at September 30, 2003 was a decrease to income of $7.7 million. Of this amount, $(0.6) million was included in income in 2003 and $8.3 million was included in income in prior years.
      Tax Adjustments. As a result of the restatement adjustments included in the 2003 Form 10-K, an additional Federal and state valuation allowance of $121.6 million (including the $81.2 million charge for discount rate adjustments discussed above) was required to be recognized in 2002, the period in which we previously provided for our valuation allowance. The remaining amounts related to the correction of errors in the computation of deferred tax assets and liabilities.

Restatements Included in 2004 Form 10-K
      On November 5, 2004, we announced that we would file an amended 2003 Form 10-K to include summarized financial information related to certain investments in affiliates. We also announced a restatement of our previously reported financial statements. On December 30, 2004, we announced that we were working to resolve an accounting issue concerning an Australian affiliate, South Pacific Tyres (“SPT”), and that the resolution of this matter could have an impact on our previously reported financial results. Although the primary focus of this effort was to resolve the accounting treatment for a 10-year supply agreement between the Company and SPT, we also noted the possibility that other items having an impact on SPT’s prior period financial statements could arise in the course of the review. On February 25, 2005, we announced that we would restate our 2004 third quarter Form 10-Q for additional adjustments identified subsequent to its filing on November 9, 2004. These consolidated financial statements reflect the resolution of the SPT accounting matters. The restatements of our previously issued quarterly and annual financial statements reflected adjustments that reduced previously reported net income by $19.8 million, of which $12.9 million related to SPT, as discussed below. Of this amount, $5.5 million of income was included in 2004 net income and $25.3 million of expense was included in net income in prior years. The impact on net income for the years ended December 31, 2003 and 2002 was $5.3 million and $19.9 million, respectively. The impact on years prior to 2002 was $0.1 million.
      The total reduction in net income of $19.8 million included $4.6 million of expense for additional items previously reflected in the restated financial results included in the Form 10-Q filed on November 9, 2004. Of this amount, $2.7 million of income was recorded in the quarter ended March 31, 2004; $0.3 million of income was recorded in the quarter ended June 30, 2004; and $7.6 million of expense was recorded in the quarter ended September 30, 2004. Additional items totaling $15.2 million of expense are reflected in the financial statements for the year ended December 31, 2004.
      The adjustments included in the restatements are described as follows:

SPT. These adjustments reduced income by $12.9 million and resulted primarily from the recognition of a contractual obligation related to a supply agreement that was entered into in 2000 with our 50% owned affiliate in Australia, South Pacific Tyres, an impairment of certain property, plant and equipment, the timing of the recognition of certain rationalization charges and other adjustments

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

identified in conjunction with a restatement of SPT’s historical U.S. GAAP financial results. Of this amount, a benefit of $0.6 million was included in income in 2004 and charges of $13.5 million were included in income in prior years. The adjustments included a charge that reduced income by $6.9 million to recognize payments we made pursuant to a long term supply agreement as a capital contribution. We made certain payments to SPT totaling $13.8 million under the terms of the supply agreement. As part of this restatement, we are recording 50% of those payments as capital contributions to SPT and 50% in expense, representing amounts contributed on behalf of our joint venture partner pursuant to the provisions of Emerging Issues Task Force Issue 00-12, “Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee”. We also recorded a charge that reduced income by $4.3 million for the write-down of assets at a closed manufacturing facility.

General and Product Liability. We identified adjustments related to general and product liability — discontinued products which increased income by $9.5 million. Of this amount, $2.2 million was included in income in 2004 and $7.3 million was included in income in 2003. These adjustments were the result of the valuation firm’s review of additional historical defense costs data.

Account Reconciliations. We identified adjustments related to account reconciliation items in 2004 which reduced cumulative income by $4.0 million. Of this amount, a benefit of $2.5 million was included in income in 2004 and charges of $6.5 million were included in income in prior years. These adjustments were primarily comprised of $4.1 million in net expense related to the write-off of goodwill associated with certain retail stores previously sold in France, $2.9 million in expense related to the write-off of certain deferred charges, $1.8 million in expense related to a clerical error in recording adjustments to our workers’ compensation reserve as part of our restatement as of December 31, 2003, and $1.5 million in expense related to the reconciliation of an intra-company account, partially offset by favorable adjustments related to an overaccrual for payroll deductions of approximately $3.3 million, and additional equity in earnings of affiliates of approximately $1.0 million. Also included in the adjustments were an offsetting charge and credit of $2.7 million identified in 2004 that related to a leased tire asset account. Since it was not possible to allocate these offsetting $2.7 million adjustments to the applicable periods, we recorded both adjustments in the first quarter of 2004.We also reassessed our estimate of the discount rate used in determining net periodic pension cost and benefit obligations for two minor pension plans, and recorded a $1.3 million expense related to these two plans.
      Other restatement adjustments included $3.2 million in expense resulting from the incorrect calculation of depreciation on certain fixed assets, $2.6 million in expense related to account reconciliations at a subsidiary in Europe, $2.0 million in expense resulting from the failure to record expenses related to bank credit facilities and $1.8 million in expense from a physical inventory of fixed assets at a manufacturing facility. Adjustments were also identified that increased income by $4.8 million related to the reduction of previously recorded amortization expense resulting primarily from the revaluation of foreign currency-denominated goodwill related to a subsidiary in Europe from 1996 to 2001, $3.8 million for an overstatement of accounts payable, $2.6 million to reverse a loss on an asset write-off recorded in the third quarter of 2004 and $1.3 million related to asset sales at a retail chain in Europe. Other less significant adjustments reflected in the restatement amounted to an increase in cumulative income of $0.4 million.
      Additionally, we identified an error related to intercompany transactions arising from a programming and systems interface change with a computer program. This error caused sales and cost of goods sold in North American Tire to be understated by equal amounts. The restatement reflects an increase in sales and costs of goods sold during the first quarter of 2004 of $10.4 million each, and an increase in sales and cost of goods sold during the second quarter of 2004 of $10.8 million each to correct this. There was no effect on net income in any period.
      We also identified a misclassification of deferred income tax assets and liabilities on our Consolidated Balance Sheet at December 31, 2003. We had recorded certain deferred tax assets and liabilities on a gross

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
basis rather than netting short-term deferred tax assets with short-term deferred tax liabilities and long-term deferred tax assets with long-term deferred tax liabilities. The misclassification overstated total assets and total liabilities by $356.7 million beginning at December 31, 2003. This had no impact on shareholders’ equity, net income, or cash flows.
      We also identified an adjustment to OCI totaling $5.8 million, primarily related to the revaluation of various foreign currency-denominated goodwill accounts and certain other accounts. This revaluation error resulted in goodwill and minority equity being understated and shareholders’ equity (deficit) being overstated by approximately $40 million, $31 million and $9 million, respectively, at December 31, 2003. The U.S. dollar value of these accounts increased since the time the goodwill was initially recorded, due primarily to the recent strengthening of the euro.
      Tax Adjustments. We identified an additional adjustment to our net deferred tax valuation allowance that reduced net income by $11.5 million. The remaining tax adjustments relate to the correction of errors in the computation of deferred tax assets and liabilities.
      Certain 2004 quarterly financial information has also been restated in these consolidated financial statements to reflect adjustments to our previously reported financial information on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. Refer to Supplementary Data (Unaudited) for further information. We intend to file amended Form 10-Qs for these quarterly periods of 2004 as expeditiously as possible.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the effects of the restatement adjustments for both “Restatement Included in 2003 Form 10-K” and “Restatement Included in 2004 Form 10-K”, as discussed above, on the Consolidated Statement of Operations for the years ended December 31, 2003, 2002, and 2001, as well as the cumulative effect on periods ending prior to January 1, 2001.
Effect of restatement adjustments on Goodyear’s previously issued financial statements
Increase (decrease) in Income (loss)

	Year Ended December 31,

	Restated

	2003	2002	2001	Pre-2001	Total
(In millions, except per share amounts)
Net loss as originally reported(A)		$(1,105.8)	$(203.6)
Adjustments (pretax):
Accounting Irregularities		(3.5)	(13.2)	$(12.7)	$(29.4)
Account Reconciliations		(6.8)	(12.8)	(82.5)	(102.1)
Out-of-Period		15.2	(14.5)	(2.1)	(1.4)
Discount Rate Adjustments		(14.9)	(5.5)	14.5	(5.9)
Chemical Products		14.2	(18.9)	(3.6)	(8.3)

Total adjustments (pretax)		4.2	(64.9)	(86.4)	(147.1)
Tax effect of restatement adjustments		(2.9)	17.9	32.3	47.3
Tax adjustments		(122.5)	(3.5)	1.2	(124.8)

Total taxes		(125.4)	14.4	33.5	(77.5)

Total net adjustments		(121.2)	(50.5)	$(52.9)	$(224.6)

Net loss as previously reported(B)	$(802.1)	$(1,227.0)	$(254.1)
SPT	(2.3)	(3.5)	0.6	(8.3)	(13.5)
General and Product Liability	7.3	—	—	—	7.3
Account Reconciliations	(5.4)	(1.8)	(1.7)	2.4	(6.5)

Total adjustments (pretax)	(0.4)	(5.3)	(1.1)	(5.9)	(12.7)
Tax effect of restatement adjustments	(0.1)	(7.4)	0.5	6.4	(0.6)
Tax adjustments	(4.8)	(7.2)	—	—	(12.0)

Total taxes	(4.9)	(14.6)	0.5	6.4	(12.6)

Total net adjustments	(5.3)	(19.9)	(0.6)	$0.5	$(25.3)

Net loss as restated	$(807.4)	$(1,246.9)	$(254.7)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	Restated

	2003	2002	2001	Pre-2001	Total
(In millions, except per share amounts)
Net Income (Loss) Per Share:
Basic as originally reported(A)		$(6.62)	$(1.27)
Effect of net adjustments		(0.73)	(0.32)

Basic as previously reported(B)	$(4.58)	$(7.35)	$(1.59)
Effect of net adjustments	(0.03)	(0.12)	—

Basic as restated	$(4.61)	$(7.47)	$(1.59)

Diluted as originally reported(A)		$(6.62)	$(1.27)
Effect of net adjustments		(0.73)	(0.32)

Diluted as previously reported(B)	$(4.58)	$(7.35)	$(1.59)
Effect of net adjustments	(0.03)	(0.12)	—

Diluted as restated	$(4.61)	$(7.47)	$(1.59)

(A)	As reported in 2002 Form 10-K filed on April 3, 2003.

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.
      The following table sets forth the effects of the restatement adjustments discussed above on the Consolidated Statement of Operations for the year ended December 31, 2003.

	Year Ended
	December 31, 2003

	As Originally
	Reported(A)	Restated
(In millions, except per share amounts)
Net Sales	$15,119.0	$15,101.6
Cost of Goods Sold	12,495.3	12,481.0
Selling, Administrative and General Expense	2,371.2	2,374.2
Rationalizations	291.5	291.5
Interest Expense	296.3	296.3
Other (Income) and Expense	267.3	260.9
Foreign Currency Exchange	40.2	40.7
Equity in Earnings of Affiliates	12.1	14.5
Minority Interest	35.0	32.8

Loss Before Income Taxes	(689.9)	(690.3)
U.S. and Foreign Taxes on Income (Loss)	112.2	117.1

Net Loss	$(802.1)	$(807.4)

Net Loss Per Share — Basic	$(4.58)	$(4.61)
Average Shares Outstanding	175.3	175.3
Net Loss Per Share — Diluted	$(4.58)	$(4.61)
Average Shares Outstanding	175.3	175.3

(A)	As reported in 2003 Form 10-K filed on May 19, 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the effects of the restatement adjustments discussed above on the Consolidated Statement of Operations for the years ended December 31, 2002 and 2001.

	Year Ended December 31, 2002

	As Originally	As Previously
	Reported(A)	Reported(B)	Restated
(In millions, except per share amounts)
Net Sales	$13,850.0	$13,856.2	$13,828.4
Cost of Goods Sold	11,313.9	11,303.9	11,287.6
Selling, Administrative and General Expense	2,223.9	2,203.2	2,202.4
Rationalizations	8.6	5.5	5.5
Interest Expense	241.3	241.7	242.7
Other (Income) and Expense	25.8	56.8	48.5
Foreign Currency Exchange	(10.2)	(9.7)	(8.7)
Equity in Earnings of Affiliates	8.8	13.2	13.8
Minority Interest	55.8	55.3	55.6

Loss Before Income Taxes	(17.9)	(13.7)	(19.0)
U.S. and Foreign Taxes on Income (Loss)	1,087.9	1,213.3	1,227.9

Net Loss	$(1,105.8)	$(1,227.0)	$(1,246.9)

Net Loss Per Share — Basic	$(6.62)	$(7.35)	$(7.47)
Average Shares Outstanding	167.0	167.0	167.0
Net Loss Per Share — Diluted	$(6.62)	$(7.35)	$(7.47)
Average Shares Outstanding	167.0	167.0	167.0

	Year Ended December 31, 2001

	As Originally	As Previously
	Reported(A)	Reported(B)	Restated
(In millions, except per share amounts)
Net Sales	$14,147.2	$14,162.5	$14,139.7
Cost of Goods Sold	11,619.5	11,685.3	11,670.1
Selling, Administrative and General Expense	2,248.8	2,220.5	2,219.1
Rationalizations	206.8	210.3	210.3
Interest Expense	292.4	297.1	298.0
Other (Income) and Expense	11.8	40.8	35.9
Foreign Currency Exchange	0.1	10.0	8.8
Equity in Earnings of Affiliates	40.6	39.7	39.5
Minority Interest	0.2	(3.3)	(3.0)

Loss Before Income Taxes	(273.0)	(337.9)	(339.0)
U.S. and Foreign Taxes on Income (Loss)	(69.4)	(83.8)	(84.3)

Net Loss	$(203.6)	$(254.1)	$(254.7)

Net Loss Per Share — Basic	$(1.27)	$(1.59)	$(1.59)
Average Shares Outstanding	160.0	160.0	160.0
Net Loss Per Share — Diluted	$(1.27)	$(1.59)	$(1.59)
Average Shares Outstanding	160.0	160.0	160.0

(A)	As reported in 2002 Form 10-K filed on April 3, 2003.

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the effects of the restatement adjustments discussed above on the Consolidated Balance Sheet at December 31, 2003.

	December 31, 2003

	As Originally	As Previously
	Reported(A)	Reported(B)	Restated
(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$1,541.0	$1,544.2	$1,546.3
Short term securities	23.9	23.9	23.9
Accounts and notes receivable	2,621.5	2,622.7	2,602.3
Inventories	2,465.0	2,464.6	2,467.7
Prepaid expenses and other current assets	336.7	305.7	305.4

Total Current Assets	6,988.1	6,961.1	6,945.6
Long Term Accounts and Notes Receivable	255.0	255.0	289.7
Investments in and Advances to Affiliates	177.5	178.9	184.2
Other Assets	74.9	71.5	71.5
Goodwill	622.5	618.6	658.2
Other Intangible Assets	161.8	161.9	150.4
Deferred Income Tax	397.5	70.5	70.5
Prepaid and Deferred Pension Costs	868.3	869.9	869.9
Deferred Charges	252.7	246.7	255.9
Properties and Plants	5,207.2	5,208.9	5,205.2

Total Assets	$15,005.5	$14,643.0	$14,701.1

LIABILITIES
Current Liabilities:
Accounts payable-trade	$1,572.9	$1,574.9	$1,557.8
Compensation and benefits	983.1	982.7	977.9
Other current liabilities	572.2	571.5	584.3
United States and foreign taxes	306.1	268.7	270.7
Notes payable	137.7	137.7	146.7
Long term debt and capital leases due within one year	113.5	113.5	113.5

Total Current Liabilities	3,685.5	3,649.0	3,650.9
Long Term Debt and Capital Leases	4,826.2	4,825.8	4,825.8
Compensation and Benefits	4,540.4	4,542.6	4,512.9
Deferred and Other Noncurrent Income Taxes	689.4	370.1	380.6
Other Long Term Liabilities	451.4	451.4	509.1
Minority Equity in Subsidiaries	825.7	825.0	854.0

Total Liabilities	15,018.6	14,663.9	14,733.3
Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—	—
Common Stock, no par value:
Authorized, 300,000,000 shares
Outstanding shares, 175,309,002	175.3	175.3	175.3
Capital Surplus	1,390.2	1,390.2	1,390.2
Retained Earnings	980.4	972.8	955.1
Accumulated Other Comprehensive Income (Loss)	(2,559.0)	(2,559.2)	(2,552.8)

Total Shareholders’ Equity	(13.1)	(20.9)	(32.2)

Total Liabilities and Shareholders’ Equity	$15,005.5	$14,643.0	$14,701.1

(A)	As reported in 2003 Form 10-K filed on May 19, 2004.

(B)	As reported in 2004 Form 10-Q filed on November 9, 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the effects of the restatement adjustments discussed above on the Consolidated Balance Sheet at December 31, 2002.

	December 31, 2002

	As Originally	As Previously
	Reported(A)	Reported(B)	Restated
(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$923.0	$918.1	$919.8
Short term securities	24.3	24.3	24.3
Accounts and notes receivable	1,459.7	1,438.1	1,426.8
Inventories	2,371.6	2,346.2	2,345.6
Prepaid expenses and other current assets	448.1	453.7	453.1

Total Current Assets	5,226.7	5,180.4	5,169.6
Long Term Accounts and Notes Receivable	236.3	242.8	253.4
Investments in and Advances to Affiliates	141.7	139.2	145.9
Other Assets	254.9	253.0	249.6
Goodwill	607.4	602.6	589.1
Other Intangible Assets	161.3	161.4	146.5
Deferred Income Tax	207.5	187.0	187.0
Prepaid and Deferred Pension Costs	913.4	913.4	912.5
Deferred Charges	205.1	202.7	203.9
Properties and Plants	5,192.3	5,156.2	5,155.6

Total Assets	$13,146.6	$13,038.7	$13,013.1

LIABILITIES
Current Liabilities:
Accounts payable-trade	$1,502.2	$1,515.4	$1,512.8
Compensation and benefits	961.2	913.6	907.4
Other current liabilities	481.6	512.3	511.1
United States and foreign taxes	473.2	358.2	359.8
Notes payable	283.4	283.4	283.4
Long term debt and capital leases due within one year	369.8	369.8	369.8

Total Current Liabilities	4,071.4	3,952.7	3,944.3
Long Term Debt and Capital Leases	2,989.0	2,989.8	2,989.5
Compensation and Benefits	4,194.2	4,497.3	4,487.0
Deferred and Other Noncurrent Income Taxes	194.9	298.6	305.0
Other Long Term Liabilities	306.3	317.1	341.3
Minority Equity in Subsidiaries	740.2	727.8	724.9

Total Liabilities	12,496.0	12,783.3	12,792.0
Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—	—
Common Stock, no par value:
Authorized, 300,000,000 shares
Outstanding shares, 175,309,002	175.3	175.3	175.3
Capital Surplus	1,390.3	1,390.1	1,390.1
Retained Earnings	2,007.1	1,782.5	1,762.5
Accumulated Other Comprehensive Income (Loss)	(2,922.1)	(3,092.5)	(3,106.8)

Total Shareholders’ Equity	650.6	255.4	221.1

Total Liabilities and Shareholders’ Equity	$13,146.6	$13,038.7	$13,013.1

(A)	As reported in 2002 Form 10-K filed on April 3, 2003.

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 3.     Costs Associated with Rationalization Programs
      To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess capacity, eliminating redundancies and reducing costs. The net amounts of rationalization charges to the Consolidated Statement of Income were as follows:

	2004	2003	2002
(In millions)
New charges	$94.8	$307.2	$26.5
Reversals	(39.2)	(15.7)	(18.0)
Other credits	—	—	(3.0)

	$55.6	$291.5	$5.5

      The following table presents the reconciliation of the liability balance between periods:

	Associate-
	Related Costs	Other Than	Total
		Associate-
	Restated	Related Costs	Restated
(In millions)
Accrual balance at December 31, 2001	$69.1	$53.3	$122.4
2002 charges	19.5	7.0	26.5
Incurred	(49.5)	(11.7)	(61.2)
Reversed to goodwill	(0.5)	—	(0.5)
Reversed to the income statement	(13.3)	(4.7)	(18.0)

Accrual balance at December 31, 2002	25.3	43.9	69.2
2003 charges	295.3	11.9	307.2
Incurred	(199.3)	(15.5)	(214.8)
Reversed to goodwill	—	(2.9)	(2.9)
Reversed to the income statement	(11.7)	(4.0)	(15.7)

Accrual balance at December 31, 2003	109.6	33.4	143.0
2004 charges	75.7	19.1	94.8
Incurred	(109.6)	(22.9)	(132.5)
FIN 46 adoption	—	1.5	1.5
Reversed to the income statement	(34.9)	(4.3)	(39.2)

Accrual balance at December 31, 2004	$40.8	$26.8	$67.6

      2004 rationalizations consisted primarily of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, manufacturing, sales, research and development and administrative associate reductions in North American Tire, and administrative associate reductions in European Union Tire and corporate functional groups.
      In 2004, net charges were recorded totaling $55.6 million ($52.0 million after tax or $0.27 per share). The net charges included reversals of $39.2 million ($32.2 million after tax or $0.17 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $94.8 million ($84.2 million after tax or $0.44 per share). Included in the $94.8 million of new charges are $77.4 million for plans initiated in 2004, as described above. Approximately 1,400 associates will be released under programs initiated in 2004, of which approximately 640 were released by December 31, 2004. The costs of the 2004 actions consisted of $40.1 million related to future cash outflows, primarily for associate severance costs, including $31.9 million in non-cash pension curtailments and postretirement benefit costs and

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
$5.4 million for noncancelable lease costs and other exit costs. Costs in 2004 also included $16.3 million related to plans initiated in 2003, consisting of $13.7 million of noncancelable lease costs and other exit costs and $2.6 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $34.9 million and lower leasehold and other exit costs of $4.3 million. Of the $34.9 million of associate severance cost reversals, $12.0 million related to previously approved plans in Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.
      In 2004, $75.0 million was incurred primarily for associate severance payments, $34.6 million for non-cash pension curtailments and postretirement benefit costs, and $22.9 million was incurred for noncancelable lease costs and other costs. The remaining accrual balance for all programs was $67.6 million at December 31, 2004, substantially all of which is expected to be utilized within the next 12 months.
      Accelerated depreciation charges totaling $10.4 million were recorded in 2004 for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2003 and 2004 in European Union Tire, Latin American Tire and Engineered Products. During 2004, $7.7 million was recorded as CGS and $2.7 million was recorded as SAG.
      The following table summarizes, by segment, the total charges expected to be recorded and the total charges recorded in 2004, related to the new plans initiated in 2004:

	Expected	Charges	Charges
	Total	Recorded in	Reversed in
	Charge	2004	2004
(In millions)
North American Tire	$7.6	$7.6	$—
European Union Tire	31.7	29.3	3.5
Eastern Europe, Middle East and Africa Tire	3.7	3.7	—
Engineered Products	37.4	34.7	—
Corporate	2.1	2.1	0.4

	$82.5	$77.4	$3.9

      A significant portion of the additional restructuring costs not yet recorded is expected to be recorded in the first quarter of 2005.
      In 2003, net charges were recorded totaling $291.5 million ($267.1 million after tax or $1.52 per share). The net charges included reversals of $15.7 million ($14.3 million after tax or $0.08 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $307.2 million ($281.4 million after tax or $1.60 per share). The 2003 rationalization actions consisted of manufacturing, research and development, administrative and retail consolidations in North America, Europe and Latin America. Of the $307.2 million of new charges, $174.8 million related to future cash outflows, primarily associate severance costs, and $132.4 million related primarily to non-cash special termination benefits and pension and retiree benefit curtailments. Approximately 4,400 associates will be released under the programs initiated in 2003, of which approximately 2,700 were exited in 2003 and approximately 1,500 were exited during 2004. The reversals are primarily the result of lower than initially estimated associate-related payments of approximately $12 million, favorable sublease contract signings in the European Union of approximately $3 million and lower contract termination costs in the United States of approximately $1 million. These reversals do not represent changes in the plans as originally approved by management.
      As part of the 2003 rationalization program, we closed our Huntsville, Alabama tire facility in the fourth quarter of 2003. Of the $307.2 million of new rationalization charges in 2003, approximately $138 million related to the Huntsville closure and were primarily for associate-related costs, including severance, special termination benefits and pension and retiree benefit curtailments. The Huntsville closure also resulted in

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
charges to CGS of approximately $35 million for asset impairments and $85 million for accelerated depreciation and the write-off of spare parts. In addition, 2003 CGS included charges totaling approximately $8 million to write-off construction in progress related to the research and development rationalization plan, and approximately $5 million for accelerated depreciation on equipment taken out of service at European Union Tire’s facility in Wolverhampton, England.
      The following table summarizes, by segment, the total charges expected to be recorded, the new charges recorded in 2004, the total charges recorded to-date and the total amounts reversed to-date, related to plans initiated in 2003:

	Expected	Charges	Charges	Charges
	Total	Recorded in	Recorded to	Reversed to
	Charge	2004	Date	Date
(In millions)
North American Tire	$216.4	$10.3	$211.0	$15.2
European Union Tire	63.6	4.3	63.6	6.4
Latin American Tire	11.7	1.3	11.7	4.5
Engineered Products	29.8	0.4	29.8	12.2
Corporate	7.4	—	7.4	2.5

	$328.9	$16.3	$323.5	$40.8

      A significant portion of the additional restructuring costs not yet recorded is expected to be recorded in the first quarter of 2005.
      In 2002, net charges were recorded totaling $5.5 million ($6.4 million after tax or $0.03 per share). The net charges included reversals of $18.0 million ($14.3 million after tax or $0.09 per share) for reserves from rationalization actions no longer needed for their originally intended purpose. In addition, new charges were recorded totaling $26.5 million ($23.0 million after tax or $0.14 per share) and other credits were recorded totaling $3.0 million ($2.3 million after tax or $0.02 per share). The 2002 rationalization actions consisted of a manufacturing facility consolidation in Europe, the closure of a mold manufacturing facility and a plant consolidation in the United States, and administrative consolidations. Of the $26.5 million charge, $24.2 million related to future cash outflows, primarily associate severance costs, and $2.3 million related to a non-cash write-off of equipment taken out of service in Engineered Products and North American Tire.

Note 4.	Other (Income) and Expense

	2004	2003	2002
(In millions)
		Restated

Asset sales	$4.2	$25.1	$(28.0)
Interest income	(34.4)	(28.4)	(25.4)
Financing fees and financial instruments	116.5	99.4	48.4
General and product liability — discontinued products	52.7	138.1	33.8
Insurance fire loss deductible	11.7	—	—
Environmental insurance settlement	(156.6)	—	—
Miscellaneous	14.1	26.7	19.7

	$8.2	$260.9	$48.5

      Net losses on asset sales in 2004 were $4.2 million. Asset sales included a gain of $13.3 million ($10.3 million after tax or $0.05 per share) on the sale of assets in North American Tire, European Union Tire and Engineered Products. In addition, a loss of $17.5 million ($17.8 million after tax or $0.09 per share) was

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
recorded on the sale of corporate assets and assets in North American Tire and European Union Tire, including a loss of $14.5 million on the write-down of assets of our natural rubber plantations in Indonesia.
      Net losses on asset sales in 2003 were $25.1 million. Asset sales included a loss of $17.6 million ($8.9 million after tax or $0.05 per share) on the sale of 20,833,000 shares of common stock of Sumitomo Rubber Industries, Ltd. A loss of $14.4 million ($13.2 million after tax or $0.08 per share) was recorded in 2003 on the sale of assets in Engineered Products, North American Tire and European Union Tire. A gain of $6.9 million ($5.8 million after tax or $0.04 per share) was recorded in 2003 resulting from the sale of assets in Asia/ Pacific Tire, Latin American Tire and European Union Tire.
      Net gains on asset sales in 2002 were $28.0 million ($23.7 million after tax or $0.14 per share), and resulted from the sale of assets in Latin American Tire, Engineered Products and European Union Tire. The write-off of a miscellaneous investment of $4.1 million ($4.1 million after tax or $0.02 per share) was also included in Other (income) and expense in 2002.
      Interest income consisted primarily of amounts earned on cash deposits. The increase in 2004 and 2003 was due primarily to higher levels of cash deposits in the United States. At December 31, 2004, significant concentrations of cash, cash equivalents and restricted cash held by our international subsidiaries included the following amounts:

•	$590.3 million or 27.8% in Europe, primarily Western Europe, ($650.8 million (as restated) or 41.4% at December 31, 2003),

•	$197.8 million or 9.3% in Latin America, primarily Brazil, ($176.4 million or 11.2% at December 31, 2003), and

•	$140.1 million or 6.6% in Asia ($116.8 million or 7.4% at December 31, 2003).
      Financing fees and financial instruments included amortization of debt issuance costs and commitment fees, debt refinancing fees and accounts receivable sales fees totaling $116.5 million, $99.4 million and $48.4 million in 2004, 2003 and 2002, respectively. The increase in financing fees and financial instruments is due to the costs incurred in connection with the restructuring and refinancing of our bank credit and receivables securitization facilities, including $20.5 million of deferred costs written-off in 2004 in connection with our refinancing activities in 2004. Financing fees and financial instruments included $45.6 million in 2003 related to new facilities. Refer to Note 11.
      General and product liability-discontinued products charges were $52.7 million, $138.1 million (as restated) and $33.8 million in 2004, 2003 and 2002, respectively. These charges related to asbestos personal injury claims and for liabilities related to Entran II claims, net of insurance recoveries. Of the $52.7 million of net expense recorded in 2004, $41.4 million related to Entran II claims ($141.4 million of expense and $100.0 million of insurance recoveries) and $11.3 million related to asbestos claims ($13.0 million of expense and $1.7 million of probable insurance recoveries). Of the $138.1 million (as restated) of net expense recorded in 2003, $180.4 million related to Entran II claims ($255.4 million of expense and $75.0 million of probable insurance recoveries) and $(42.3) million (as restated) related to asbestos claims ($24.3 million of expense and $66.6 million of probable insurance recoveries). Of the $33.8 million of net expense recorded in 2002, $9.8 million related to Entran II claims and $24.0 million related to asbestos claims. We did not record any probable insurance recoveries in 2002.
      Insurance fire loss deductible included a charge of $11.7 million ($11.6 million after tax or $0.07 per share) related to fires at our facilities in Germany, France and Thailand. During 2004, approximately $36 million in insurance recoveries were received related to these fire losses. At December 31, 2004 we had recorded an insurance receivable of approximately $16.2 million to recover additional expenses associated with the fire losses in Germany. We did not record any insurance recoveries in excess of the net book value of the assets destroyed (less the insurance deductible limits) and other costs incurred. Additional insurance

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
recoveries in future periods will be accounted for pursuant to FASB Statement No. 5, “Accounting for Contingencies.”
      Environmental insurance settlement in 2004 included a benefit of $156.6 million resulting from a settlement with certain insurance companies. We will receive $159.4 million ($156.6 million plus imputed interest of $2.8 million) in installments in 2005 and 2006 in exchange for releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded in prior years.
      Miscellaneous items included financial transaction taxes in Latin America of $7.5 million, $12.6 million and $7.9 million in 2004, 2003 and 2002, respectively. Costs related to the exploration of a possible sale of Chemical Products totaling $3.5 million and $3.4 million were included in 2004 and 2003, respectively. A $6.1 million charge for the adoption of FIN 46 for lease-financing SPEs was recorded in 2003. Charges of $7.2 million for the write-off of miscellaneous investments were recorded in 2002.

Note 5.	Accounts and Notes Receivable

	2004	2003
(In millions)
		Restated

Accounts and notes receivable	$3,553.2	$2,731.2
Allowance for doubtful accounts	(144.4)	(128.9)

	$3,408.8	$2,602.3

      Accounts and Notes Receivable included non-trade receivables totaling $436.0 million and $340.6 million at December 31, 2004 and 2003, respectively. These amounts related to an environmental insurance settlement in 2004, derivative financial instruments, general and product liability insurance and various other items.
      The allowance for doubtful accounts represents an estimate of the losses expected from our accounts and notes receivable portfolio. The level of the allowance is based on many quantitative and qualitative factors, including historical loss experience by region, portfolio duration, economic conditions and credit risk quality. The adequacy of the allowance is assessed quarterly.
      Prior to April 1, 2003, we maintained a program for the continuous sale of substantially all of our domestic trade accounts receivable to Wingfoot A/ R LLC, a wholly-owned limited liability subsidiary company that was a bankruptcy-remote special purpose entity. A similar program also was maintained for substantially all of the trade accounts receivable of our wholly-owned subsidiary in Canada. The results of operations and financial position of Wingfoot A/ R LLC were not included in our consolidated financial statements as provided by Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This program was terminated on April 1, 2003. Accordingly, accounts receivable sold under this program are now recognized on our Consolidated Balance Sheet. Our consolidated debt increased by $577.5 million at April 1, 2003 in connection with the termination of this program.
      The following table presents certain cash flows related to this program:

2003
(In millions)
Proceeds from collections reinvested in previous securitizations	$1,089.1
Servicing fees received	1.2
Reimbursement for rebates and discounts issued	28.2
Cash used for termination of program	545.3

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Certain of our international subsidiaries had established accounts receivable continuous sales programs whereunder these subsidiaries may receive proceeds from the sale of certain of their receivables to SPE affiliates of certain banks. These subsidiaries retained servicing responsibilities. At December 31, 2004, there were no amounts utilized under these programs. The value in U.S. dollars of which these international subsidiaries could borrow was $104.2 million at December 31, 2003. The following table presents certain cash flows related to these programs:

	2004	2003
(In millions)
Proceeds from collections reinvested in previous securitizations	$632.7	$1,440.3
Reimbursement for rebates and discounts issued	59.3	76.5
      In addition, various other international subsidiaries sold certain of their trade receivables under off-balance sheet programs during 2004 and 2003. The receivable financing programs of these international subsidiaries did not utilize an SPE at December 31, 2004. At December 31, 2004, the value in U.S. dollars of which these international subsidiaries could borrow was $4.8 million, compared to $18.6 million at December 31, 2003. The total amount of financing provided from all domestic and international agreements worldwide was $4.8 million at December 31, 2004, compared to $122.8 million at December 31, 2003.

Note 6.	Inventories

	2004	2003
(In millions)
		Restated

Raw materials	$585.9	$483.2
Work in process	139.5	109.7
Finished products	2,059.4	1,874.8

	$2,784.8	$2,467.7

Note 7.	Goodwill and Other Intangible Assets
      Goodwill and intangible assets with indefinite lives are tested for impairment annually or when events or circumstances indicate that impairment may have occurred. We elected to perform the annual impairment testing as of July 31. Based on the results of the testing, no impairment of goodwill or intangible assets with indefinite lives has been indicated.
      The following table presents information about goodwill and other intangible assets:

	2004			2003

				Restated

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(In millions)
Goodwill	$833.5	$(113.2)	$720.3	$764.8	$(106.6)	$658.2

Intangible assets with indefinite lives	$123.5	$(7.3)	$116.2	$117.3	$(7.3)	$110.0
Trademarks and Patents	50.5	(21.0)	29.5	44.6	(16.8)	27.8
Other intangible assets	25.6	(8.7)	16.9	19.9	(7.3)	12.6

Total Other intangible assets	$199.6	$(37.0)	$162.6	$181.8	$(31.4)	$150.4

      The net carrying amount of goodwill increased by approximately $45 million during 2004 due to currency translation, approximately $5 million due to the consolidation of SPT and T&WA and approximately $12 million due to the net affect of acquisitions and divestitures. Refer to Notes 1, 8 and 10.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The carrying amount of intangible assets with indefinite lives totaled $116.2 million and $110.0 million (as restated) at December 31, 2004 and 2003, respectively. This amount is comprised of the right to use certain brand names and trademarks on a non-competitive basis related to our global alliance with Sumitomo Rubber Industries, Ltd.
      Amortization expense for intangible assets totaled $4.5 million, $4.8 million and $4.3 million in 2004, 2003, 2002, respectively. We estimate that annual amortization expense related to intangible assets will range from approximately $3 million to $4 million during each of the next five years and the weighted average remaining amortization period is approximately 18 years.
      The net carrying amount of goodwill allocated by reporting unit, and changes during 2004, follow:

	Restated
	Balance at	Purchase		Translation &	Balance at
	December 31,	Price	FIN 46	Other	December 31,
	2003	Allocation	Impact	Adjustments	2004
(In millions)
North American Tire	$100.6	$—	$2.6	$(1.5)	$101.7
European Union Tire	357.3	13.5	—	29.4	400.2
Eastern Europe, Middle East and Africa Tire	116.7	0.7	—	12.9	130.3
Latin American Tire	1.2	—	—	(0.1)	1.1
Asia/ Pacific Tire	62.6	—	1.9	2.5	67.0
Engineered Products	19.8	—	—	0.2	20.0

	$658.2	$14.2	$4.5	$43.4	$720.3

      The net carrying amount of goodwill allocated by reporting unit, and changes during 2003, follow:

	Restated

	Balance at	Purchase Price	Translation &	Balance at
	December 31,	Allocation	Other	December 31,
	2002	Reversals	Adjustments	2003
(In millions)
North American Tire	$99.6	$—	$1.0	$100.6
European Union Tire	305.9	(2.9)	54.3	357.3
Eastern Europe, Middle East and Africa Tire	103.7	—	13.0	116.7
Latin American Tire	1.5	—	(0.3)	1.2
Asia/ Pacific Tire	60.0	—	2.6	62.6
Engineered Products	18.4	—	1.4	19.8

	$589.1	$(2.9)	$72.0	$658.2

Note 8.	Investments

Consolidation of Variable Interest Entities
      As discussed in Note 1, FIN 46 became effective immediately for all VIEs created after January 31, 2003, and required certain disclosures in financial statements issued after January 31, 2003, about the nature, purpose, size and activities of all VIEs covered by its provisions, and their maximum exposure to loss. FIN 46 also required companies to consolidate VIEs created before February 1, 2003, in financial statements for periods ending after June 15, 2003. During 2003, the FASB delayed the required implementation date of FIN 46 for entities that are not special purpose entities (SPEs) until the first reporting period ending after March 15, 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      We applied the provisions of FIN 46, effective July 1, 2003, to VIEs representing lease-financing arrangements with SPEs. We were a party to lease agreements with several unrelated SPEs that are VIEs as defined by FIN 46. The agreements were related to certain North American distribution facilities and certain corporate aircraft. The assets, liabilities and results of operations of these SPEs were consolidated in the third quarter of 2003. Refer to Note 10.
      We had evaluated the impact of FIN 46 for entities that are not SPEs and deferred, until the first quarter of 2004, the application of FIN 46 to two previously unconsolidated investments. South Pacific Tyres (SPT), a tire manufacturer, marketer and exporter of tires in Australia and New Zealand, and T&WA, a wheel mounting operation in the United States which sells to original equipment manufacturers, were consolidated effective January 1, 2004. This consolidation was treated as a non-cash transaction on the Consolidated Statements of Cash Flows with the exception of approximately $24 million of cash and cash equivalents from SPT and T&WA, which was included in Other assets and liabilities in the Operating activities section of the statement. The consolidation of SPT and T&WA resulted in an increase in total assets of approximately $371 million and total liabilities of approximately $373 million. Net sales for SPT and T&WA in 2004 were $707.4 million and $523.8 million, respectively, and were included in our consolidated net sales for 2004. SPT recorded net income of $0.4 million in 2004 and T&WA recorded a net loss of $2.7 million in 2004. In connection with the consolidation of SPT and T&WA, we recorded approximately $5 million of goodwill.
      Our parent company (Goodyear) and certain of our subsidiaries have guaranteed certain debt obligations of SPT and T&WA. Goodyear, Goodyear Australia PTY Limited (a wholly-owned subsidiary of Goodyear) and certain subsidiaries of Goodyear Australia PTY Limited guarantee SPT’s obligations under credit facilities in the amount of $74.2 million. The guarantees are unsecured. Assets of certain subsidiaries of SPT secure the SPT credit facilities. At December 31, 2004, the carrying amount of the secured assets of these subsidiaries was $224.4 million, consisting primarily of accounts receivable, inventory and fixed assets. Goodyear has guaranteed an industrial revenue bond obligation of T&WA in the amount of $5.4 million. The guarantee is unsecured.

Investments and Acquisitions
      We owned 3,421,305 shares of Sumitomo Rubber Industries, Ltd. (“SRI”) at December 31, 2004 and 2003 (the “Sumitomo Investment”). The fair value of the Sumitomo Investment was $32.1 million and $18.6 million at December 31, 2004 and 2003, respectively, and was included in Other Assets on the Consolidated Balance Sheet. We have classified the Sumitomo Investment as available-for-sale, as provided in Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accordingly, gains and losses resulting from changes in the fair value of the Sumitomo Investment are deferred and reported on the Consolidated Balance Sheet as Accumulated Other Comprehensive Income (OCI). At December 31, 2004, OCI included a gross unrealized holding gain on the Sumitomo Investment of $15.6 million ($17.0 million after tax), compared to $2.1 million ($3.6 million after tax) at December 31, 2003.
      During 2003, we sold 20,833,000 shares of the Sumitomo Investment for approximately $83 million and recorded a loss of $17.6 million ($8.9 million after tax or $0.05 per share). We had acquired a 10% ownership of SRI as part of the 1999 global alliance between the two companies. We now hold approximately 1.3% of SRI’s outstanding shares.
      During 2002, we acquired additional shares of Sava Tires Joint Venture Holding d.o.o. (“Sava Tire”), a tire manufacturing subsidiary in Slovenia, at a cost of $38.9 million. Our ownership of this subsidiary increased from 60% to 80%. During 2003, we transferred our 80% ownership of Sava Tire to Goodyear Dunlop Tires Europe B.V. (“GDTE”), a 75% owned subsidiary, for $282.3 million. In June 2004, we exercised our call option, purchased the remaining outstanding 20% ownership interest of Sava Tires for approximately $52 million, and sold it to GDTE for approximately $85.2 million. As a result of these transactions, we now

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
indirectly own 75% of Sava Tire, with GDTE’s joint venture partner, SRI, owning the remaining 25%. The acquisition was accounted for using the purchase method of accounting. Pursuant to these transactions, we recorded additions to goodwill of $0.7 million in 2004 and $6.8 million in 2002. The purchase price allocation has been completed at December 31, 2004.
      In July 2004, GDTE completed the acquisition of the remaining 50% outstanding ownership interest of Däckia, a major tire retail group in Sweden, for approximately $10 million. We originally acquired a 50% stake in 1995. As a result of this transaction, we now indirectly own 75% of Däckia, with SRI owning the remaining 25%. The acquisition was accounted for using the purchase method of accounting. The asset valuations have been completed and the purchase price has been allocated. Pursuant to the purchase and resulting consolidation, we recorded an addition to goodwill of $13.5 million. We also recorded intangible assets, including customer relationships, trademarks and partner relationships, totaling $8.2 million.
      In 2003, we purchased Arkansas Best Corporation’s remaining 19% ownership interest in Wingfoot Commercial Tire Systems, LLC, a joint venture company formed by Goodyear and Arkansas Best Corporation to sell and service commercial truck tires, provide retread services and conduct related business, for $71.2 million.
      Dividends received from our consolidated subsidiaries were $155.1 million, $219.0 million and $113.1 million in 2004, 2003 and 2002, respectively. Dividends received from our unconsolidated affiliates accounted for using the equity method were $3.4 million, $2.8 million and $1.6 million in 2004, 2003 and 2002, respectively.

Non-cash Investing and Financing Activities
      In 2002, we issued 11.3 million shares of our Common Stock from Treasury and recorded $137.9 million as a contribution to certain domestic pension plans.

Note 9.	Properties and Plants

	2004			2003

				Restated

	Owned	Capital Leases	Total	Owned	Capital Leases	Total
(In millions)
Properties and plants, at cost:
Land and improvements	$360.1	$16.6	$376.7	$343.1	$9.3	$352.4
Buildings and improvements	1,778.6	94.0	1,872.6	1,653.0	67.9	1,720.9
Machinery and equipment	10,491.2	102.5	10,593.7	9,873.6	92.1	9,965.7
Construction in progress	448.7	—	448.7	418.9	—	418.9

	13,078.6	213.1	13,291.7	12,288.6	169.3	12,457.9
Accumulated depreciation	(7,746.3)	(90.2)	(7,836.5)	(7,168.8)	(83.9)	(7,252.7)

	$5,332.3	$122.9	$5,455.2	$5,119.8	$85.4	$5,205.2

      The useful lives of property used in arriving at the annual amount of depreciation provided are as follows: buildings and improvements, 40 years; machinery and equipment, 15 years.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 10.	Leased Assets
      Net rental expense charged to income follows:

	2004	2003	2002
(In millions)
Gross rental expense	$349.4	$330.5	$298.8
Sublease rental income	(74.0)	(64.9)	(68.4)

	$275.4	$265.6	$230.4

      We enter into leases primarily for vehicles, data processing equipment and our wholesale and retail distribution facilities under varying terms and conditions. A portion of our domestic retail distribution network is sublet to independent dealers. Many of the leases require us to pay taxes assessed against leased property and the cost of insurance and maintenance.
      While substantially all subleases and some operating leases are cancellable for periods beyond 2005, management expects that in the normal course of its business nearly all of its independent dealer distribution network will be actively operated. As leases and subleases for existing locations expire, we evaluate such leases and either renew the leases or substitute another more favorable retail location.
      The following table presents minimum future lease payments:

						2010 and
	2005	2006	2007	2008	2009	Beyond	Total
(In millions)
Capital Leases
Minimum lease payments	$10.4	$9.5	$9.0	$8.9	$8.5	$44.8	$91.1
Imputed interest							(29.5)
Executory costs							(1.2)

Present value							$60.4

Operating Leases
Minimum lease payments	$320.3	$262.6	$203.1	$146.8	$110.5	$476.0	$1,519.3
Minimum sublease rentals	(52.2)	(42.9)	(34.2)	(25.6)	(17.0)	(32.0)	(203.9)

	$268.1	$219.7	$168.9	$121.2	$93.5	$444.0	1,315.4

Imputed interest							(369.4)

Present value							$946.0

      At December 31, 2004 and 2003, we were a party to lease agreements with certain unrelated SPEs that are VIEs as defined by FIN 46. The agreements were related to certain North American distribution facilities and, in 2003, certain corporate aircraft. The corporate aircraft agreements were terminated during 2004. At December 31, 2004, the carrying amount of these North American distribution facilities totaled $26.8 million. Refer to Note 11.
      The assets, liabilities and results of operations of these SPEs were consolidated effective July 1, 2003, pursuant to the provisions of FIN 46. This resulted in an increase in Total Liabilities of approximately $34 million and an increase in Properties and Plants of approximately $28 million. We also recorded a $6.1 million charge in Other (Income) and Expense due to the adoption of FIN 46 for these SPEs. Financing costs related to these SPEs were included in SAG prior to July 1, 2003. Subsequent to that date, the financing costs were recognized as Interest Expense. Refer to Notes 1 and 8.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 11.	Financing Arrangements and Derivative Financial Instruments
      At December 31, 2004, we had total credit arrangements totaling $7.30 billion, of which $1.12 billion were unused.

Notes Payable, Long Term Debt due Within One Year and Short Term Financing Arrangements
      At December 31, 2004, we had short term committed and uncommitted credit arrangements totaling $413.1 million, of which $122.5 million related to consolidated VIEs. Of these amounts, $192.4 million and $31.1 million, respectively, were unused. These arrangements are available primarily to certain of our international subsidiaries through various banks at quoted market interest rates. There are no commitment fees associated with these arrangements.
      The following table presents information about amounts due within one year at December 31:

	2004	2003
(In millions)
Notes payable:
Amounts related to VIEs	$91.4	$—
Other international subsidiaries	129.2	146.7

	$220.6	$146.7

Weighted-average interest rate	6.35	4.81%
Long term debt due within one year:
Amounts related to VIEs	$24.4	$—
6.375% Euro Notes due 2005	542.0	—
European credit facilities	400.0	—
Other (including capital leases)	43.5	113.5

	$1,009.9	$113.5

Weighted-average interest rate	6.78%	5.25%
Total obligations due within one year	$1,230.5	$260.2

      Amounts related to VIEs in Notes payable represent short term debt of SPT. Amounts related to VIEs in Long term debt due within one year represented amounts owed by T&WA and under lease-financing arrangements with SPEs. At December 31, 2004, we were a party to lease agreements with certain SPEs that are VIEs as defined by FIN 46. The agreements were related to certain North American distribution facilities.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

Long Term Debt and Financing Arrangements
      At December 31, 2004, we had long term credit arrangements totaling $6.9 billion, of which $923.7 million were unused.
      The following table presents long term debt at December 31:

	2004	2003
(In millions)
6.375% Euro Notes due 2005 5.375% Swiss franc bonds due 2006	$542.0	$504.6
5.375% Swiss franc bonds due 2006 6.375% Euro Notes due 2005	139.3	128.0
4.00% Convertible Senior Notes due 2034	350.0	—
Notes:
6 5/8% due 2006	222.5	264.5
8 1/2% due 2007	300.0	300.0
6 3/8% due 2008	99.9	99.8
7 6/7% due 2011	650.0	650.0
Floating rate notes due 2011	200.0	—
11% due 2011	447.7	—
7% due 2028	149.1	149.1
Bank term loans:
$645 million senior secured U.S. term facility due 2005	—	583.3
$400 million senior secured term loan European facility due 2005	400.0	400.0
$800 million senior secured asset-based term loan due 2006	800.0	800.0
$650 million senior secured asset-based term loan due 2006	650.0	—
Revolving credit facilities due 2005 and 2006	—	839.0
Pan-European accounts receivable facility due 2009	224.7	—
Amounts related to VIEs	94.4	60.4
Other domestic and international debt	129.0	112.9

	5,398.6	4,891.6
Capital lease obligations	60.4	47.7

	5,459.0	4,939.3
Less portion due within one year	(1,009.9)	(113.5)

	$4,449.1	$4,825.8

      The following table presents information about long term fixed rate debt at December 31:

	2004	2003
(In billions)
Carrying amount	$3.05	$2.23
Fair value	3.22	2.11
      The fair value was estimated using quoted market prices or discounted future cash flows. The increase in the carrying amount and fair value from 2003 was due primarily to the issuance of the 11% Notes due 2011 and the 4% Convertible Senior Notes due 2034. The fair value exceeded the carrying amount at December 31, 2004 due primarily to an improvement in our credit spreads. The fair value of the 6 5/8% Notes due 2006 was hedged by floating rate swap contracts with notional principal amounts totaling $200 million at December 31, 2004 and 2003.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The fair value of our variable rate debt approximated its carrying amount at December 31, 2004 and 2003.
      The principal and interest of the Swiss franc bonds due 2006 were hedged by currency swap agreements at December 31, 2004 and 2003, as discussed below.
      The Euro Notes, Swiss franc bonds, Convertible Senior Notes and other Notes have an aggregate face amount of $3.10 billion and are reported net of unamortized discounts totaling $3.7 million ($1.96 billion and $1.7 million, respectively, at December 31, 2003).
      At December 31, 2004, the floating rate term loans due 2005 and 2006 and Notes due 2011 totaled $2.05 billion and were variable rate agreements based upon LIBOR plus a fixed spread. The weighted-average interest rate on amounts outstanding under these agreements was 6.87%. At December 31, 2003, $1.78 billion was outstanding at a weighted-average interest rate of 5.17%. The interest rate on $325 million principal amount of these borrowings was hedged by fixed rate swap contracts at December 31, 2003.
      At December 31, 2004, there were no borrowings outstanding under the revolving credit facilities due 2005 and 2006. At December 31, 2003, amounts outstanding were comprised of $839.0 million of variable rate agreements based upon LIBOR plus a fixed spread, with a weighted-average interest rate of 5.15%.
      The five-year pan-European accounts receivable facility due 2009 involves the twice-monthly sale of substantially all of the trade accounts receivable of certain subsidiaries of GDTE to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. At December 31, 2004, $224.7 million was outstanding with a weighted-average Euribor-based interest rate of 5.16%.
      At December 31, 2004, amounts related to VIEs represented long term debt of SPT and T&WA, and amounts owed under lease-financing arrangements with SPEs. At December 31, 2004, we were a party to lease agreements with certain SPEs that are VIEs as defined by FIN 46. The weighted-average rate in effect under the terms of these loans was 6.41%. The agreements were related to certain North American distribution facilities at December 31, 2004. At December 31, 2003, these amounts represented lease-financing arrangements with SPEs related to North American distribution facilities and corporate aircraft.
      Other domestic and international debt at December 31, 2004, consisted of fixed and floating rate loans denominated in U.S. dollars and other currencies that mature in 2005-2023. The weighted-average interest rate in effect under these loans was 6.15% at December 31, 2004, compared to 6.25% at December 31, 2003.

$350 Million Convertible Senior Note Offering
      On July 2, 2004, we completed an offering of $350 million aggregate principal amount of 4.00% convertible senior notes due June 15, 2034. The notes are convertible into shares of our common stock initially at a conversion rate of 83.07 shares of common stock per $1,000 principal amount of notes, which is equal to an initial conversion price of $12.04 per share. The proceeds from the notes were used to repay temporarily a revolving credit facility and for working capital purposes.

$650 Million Senior Secured Notes
      On March 12, 2004, we completed a private offering of $650 million of senior secured notes, consisting of $450 million of 11% senior secured notes due 2011 and $200 million of floating rate notes due 2011, which accrue interest at LIBOR plus 8%. The proceeds of the notes were used to prepay the remaining outstanding amount under the then-existing U.S. term loan facility, permanently reduce commitments under the then-existing revolving credit facility by $70 million, and for general corporate purposes. The notes are guaranteed by the same subsidiaries that guarantee the U.S. deposit-funded credit facility and asset-based credit facilities. The notes are secured by perfected fourth-priority liens on the same collateral securing those facilities (pari-

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
passu with the liens on that domestic collateral securing the parent guarantees of the European revolving credit facility).
      We have the right to redeem the fixed rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 105.5%, 102.75%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. We may also redeem the fixed rate notes prior to March 1, 2008 at a redemption price equal to 100% of the principal amount plus a make-whole premium. We have the right to redeem the floating rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 104.0%, 102.0%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. In addition, prior to March 1, 2007, we have the right to redeem up to 35% of the fixed and floating rate notes with net cash proceeds from one or more public equity offerings. The redemption price would be 111% for the fixed rate notes and 100% plus the then applicable floating rate for the floating rate notes, plus accrued and unpaid interest to the redemption date.
      The indenture for the senior secured notes contains restrictions on our operations, including limitations on:

•	incurring additional indebtedness or liens,

•	paying dividends, making distributions and stock repurchases,

•	making investments,

•	selling assets, and

•	merging and consolidating.
      The deposit-funded credit facility also limits the amount of capital expenditures we may make to $500 million in 2004, 2005 and 2006, and $375 million in 2007 (through September 30, 2007). The amounts of permitted capital expenditures may be increased by the amount of net proceeds retained by us from permitted asset sales and equity and debt issuances. In addition, unused capital expenditures may be carried over into the next year. As a result of certain activities, the capital expenditure limit for 2004 was increased from $500 million to approximately $1.10 billion. Our capital expenditures for 2004 totaled $518.6 million. The capital expenditure carryover from 2004 was $603.0 million, and in the absence of any other transactions, the limit for 2005 will be $1.10 billion.
      In the event that the senior secured notes have a rating equal to or greater than Baa3 from Moody’s and BBB-from Standard and Poor’s, a number of those restrictions will not apply, for so long as those credit ratings are maintained.

$645 Million Senior Secured U.S. Term Facility
      At December 31, 2003, the balance due on the U.S. term facility was $583.3 million due to a partial pay-down of the balance during the second quarter of 2003. On March 12, 2004, all outstanding amounts under the facility were prepaid and the facility was retired. The U.S. term facility had a maturity date of April 30, 2005.

$650 Million Senior Secured European Facilities
      Goodyear Dunlop Tires Europe B.V. and subsidiaries (“GDTE”) is party to a $250 million senior secured revolving credit facility and a $400 million senior secured term loan facility (collectively, the “European facilities”). These facilities mature on April 30, 2005. As of December 31, 2004, there were no borrowings outstanding under the revolving credit facility and $400 million outstanding under the term facility.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      GDTE pays an annual commitment fee of 75 basis points on the undrawn portion of the commitments under the European revolving facility. GDTE may obtain loans under the European facilities bearing interest at LIBOR plus 400 basis points or an alternative base rate (the higher of JPMorgan’s prime rate or the federal funds rate plus 50 basis points) plus 300 basis points.
      The collateral pledged under the European facilities includes:

•	all of the capital stock of Goodyear Finance Holding S.A. and certain subsidiaries of GDTE,

•	a perfected first-priority interest in and mortgages on substantially all the tangible and intangible assets of GDTE in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable used in securitization programs, and

•	with respect to the European revolving credit facility, a perfected fourth priority interest in and mortgages on the collateral pledged under the deposit-funded credit facility and the asset-based facilities, except for real estate other than our U.S. corporate headquarters.
      Consistent with the covenants applicable to Goodyear in the U.S. facilities, the European facilities contain certain representations, warranties and covenants applicable to GDTE and its subsidiaries which, among other things, limit GDTE’s ability to:

•	incur additional indebtedness (including a limit of €275 million in accounts receivable transactions),

•	make investments,

•	sell assets beyond specified limits,

•	pay dividends, and

•	make loans or advances to Goodyear companies that are not subsidiaries of GDTE.
      The European facilities also contain certain additional covenants identical to those in the U.S. facilities. The European facilities also limit the amount of capital expenditures that GDTE may make to $100 million in 2005 (through April 30).
      Subject to the provisions in the European facilities and agreements with our joint venture partner, Sumitomo Rubber Industries, Ltd. (SRI), GDTE is permitted to transfer funds to Goodyear. These provisions and agreements include limitations on loans and advances from GDTE to Goodyear and a requirement that transactions with affiliates be consistent with past practices or on arms-length terms.
      Any amount outstanding under the term facility is required to be prepaid with:

•	75% of the net cash proceeds of all sales and dispositions of assets by GDTE and its subsidiaries greater than $5 million, and

•	50% of the net cash proceeds of debt and equity issuances by GDTE and its subsidiaries.
      The U.S. and European facilities can be used, if necessary, to fund ordinary course of business needs, to repay maturing debt, and for other needs as they arise.

U.S. Deposit-Funded Credit Facility
      On August 18, 2004, we refinanced our then existing $680 million senior secured U.S. revolving credit facility with a U.S. deposit-funded credit facility, which is a synthetic revolving credit and letter of credit facility. Pursuant to the refinancing, the lenders deposited the entire $680 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The lenders under the new facility will receive

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
annual compensation on the amount of the facility equivalent to 450 basis points over LIBOR, which includes commitment fees on the entire amount of the commitment (whether drawn or undrawn) and a usage fee on the amounts drawn. The full amount of the facility is available for the issuance of letters of credit or for revolving loans. The $500.7 million of letters of credit that were outstanding under the U.S. revolving credit facility as of June 30, 2004 were transferred to the deposit-funded credit facility. As of December 31, 2004, there were $509.9 million of letters of credit issued under the facility. The facility matures on September 30, 2007.
      Our obligations under the deposit-funded credit facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by collateral that includes:

•	subject to certain exceptions, perfected first-priority security interests in the equity interests in our U.S. subsidiaries and 65% of the equity interests in our non-European foreign subsidiaries,

•	a perfected second priority security interest in 65% of the capital stock of Goodyear Finance Holding S.A., a Luxembourg company,

•	perfected first-priority security interests in and mortgages on our U.S. corporate headquarters and certain of our U.S. manufacturing facilities,

•	perfected third-priority security interests in all accounts receivable, inventory, cash and cash accounts pledged as security under our asset-based facilities, and

•	perfected first-priority security interests in substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.
      The bond agreement for our Swiss franc bonds due 2006 limits our ability to use our U.S. tire and automotive parts manufacturing facilities as collateral for secured debt without triggering a requirement that holders of the bonds be secured on an equal and ratable basis. The manufacturing facilities indicated above were pledged to ratably secure the bonds to the extent required by the bond agreement. However, the aggregate amount of our debt secured by these manufacturing facilities is limited to 15% of our positive consolidated shareholders’ equity. Consequently, the security interests granted to the lenders under the U.S. senior secured funded credit facility are not required to be shared with the holders of debt outstanding under our other existing unsecured bond indentures.
      The deposit-funded credit facility contains certain covenants that, among other things, limit our ability to incur additional unsecured and secured indebtedness (including a limit, subject to certain exceptions, of 275 million euros in accounts receivable transactions), make investments and sell assets beyond specified limits. The facility prohibits us from paying dividends on our common stock. We must also maintain a minimum consolidated net worth (as such term is defined in the deposit-funded credit facility) of at least $2.0 billion for quarters ending in 2005 and the first quarter of 2006, and $1.75 billion for each quarter thereafter through September 30, 2007. We are not permitted to allow the ratio of Consolidated EBITDA to consolidated interest expense to fall below a ratio of 2.00 to 1.00 for any period of four consecutive fiscal quarters. In addition, our ratio of consolidated senior secured indebtedness to Consolidated EBITDA is not permitted to be greater than 4.00 to 1.00 at any time.
      The deposit-funded credit facility also limits the amount of capital expenditures we may make to $500 million in 2004, 2005 and 2006, and $375 million in 2007 (through September 30, 2007). The amounts of permitted capital expenditures may be increased by the amount of net proceeds retained by us from permitted asset sales and equity and debt issuances. In addition, unused capital expenditures may be carried over into the next year. As a result of certain activities, the capital expenditure limit for 2004 was increased from $500 million to approximately $1.10 billion. Our capital expenditures for 2004 totaled $518.6 million.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
The capital expenditure carryover from 2004 was $603.0 million, and in the absence of any other transactions, the limit for 2005 will be $1.10 billion.

$1.95 Billion Senior Secured Asset-Based Credit Facilities
      In April 2003, we entered into senior secured asset-based credit facilities in an aggregate principal amount of $1.30 billion, consisting of a $500 million revolving credit facility and an $800 million term loan facility. At December 31, 2004, we had no borrowings outstanding under the revolving credit facility and $800 million drawn against the term loan asset-based facility, compared to $389 million and $800 million, respectively, at December 31, 2003. On February 20, 2004, we added a $650 million term loan tranche to the existing $1.30 billion facility, which was fully drawn as of December 31, 2004. The $650 million tranche is not subject to the borrowing base and provides for junior liens on the collateral securing the facility. The $650 million tranche was used partially to prepay our U.S. term loan facility, to repay other indebtedness, and for general corporate purposes. The facilities mature on March 31, 2006.
      Availability under the facilities, other than the $650 million term loan tranche, is limited by a borrowing base equal to the sum of (a) 85% of adjusted eligible accounts receivable and (b) (i) if the effective advance rate for inventory is equal to or greater than 85% of the recovery rate (as determined by a third party appraisal) of such inventory, 85% of the recovery rate multiplied by the inventory value, or (ii) if the effective advance rate for inventory is less than 85% of the recovery rate, (A) 35% of eligible raw materials, 65% of adjusted eligible finished goods relating to the North American Tire segment, and 60% of adjusted eligible finished goods relating to the retail division, Engineered Products segment, Chemical Products segment and Wingfoot Commercial Tire Systems minus (B) a rent reserve equal to three months’ rent and warehouse charges at facilities where inventory is stored and a priority payables reserve based on liabilities for certain taxes or certain obligations related to employees that have a senior or pari passu lien on the collateral.
      The calculation of the borrowing base and reserves against accounts receivable and inventory included in the borrowing base are subject to adjustment from time to time by the administrative agent and the majority lenders in their discretion (not to be exercised unreasonably). Adjustments would be based on the results of ongoing collateral and borrowing base evaluations and appraisals. A $50 million availability block further limits availability under the facilities. If at any time the amount of outstanding borrowings under the facilities subject to the borrowing base exceeds the borrowing base, we will be required to prepay borrowings sufficient to eliminate the excess or maintain compensating deposits with the agent bank.
      The facilities are collateralized by first and second priority security interests in all accounts receivable and inventory of Goodyear and its domestic and Canadian subsidiaries (excluding accounts receivable and inventory related to our North American joint venture with SRI). In addition, effective as of February 20, 2004, collateral included second and third priority security interests on the other assets securing the U.S. facilities. The facilities contain certain representations, warranties and covenants which are materially the same as those in the U.S. facilities, with capital expenditures of $500 million and $150 million permitted in 2005 and 2006 (through March 31), respectively. In addition, we must maintain a minimum consolidated net worth of at least $2.00 billion for quarters ending in 2005 and 2006 (through March 31, 2006).

International Accounts Receivable Securitization Facilities — On-Balance-Sheet Financing
      On December 10, 2004, GDTE and certain of its subsidiaries entered into a new five-year pan-European accounts receivable securitization facility. The facility initially provides €165 million of funding, but has the ability to be expanded to €275 million, and will be subject to customary annual renewal of back-up liquidity lines. The new facility replaces an €82.5 million facility in a subsidiary in France.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The new facility involves the twice-monthly sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retained servicing responsibilities. It is an event of default under the facility if:

•	the ratio of our consolidated EBITDA to our consolidated interest expense falls below 2.00 to 1.00,

•	the ratio of our consolidated senior secured indebtedness to our consolidated EBITDA is greater than 4.00 to 1.00,

•	the ratio of GDTE’s third party indebtedness (net of cash held by GDTE and its consolidated subsidiaries in excess of $100 million) to its consolidated EBITDA is greater than 3.00 to 1.00, or

•	for so long as such a provision is in our European Credit Facilities, our consolidated net worth is less than $2 billion on or prior to March 31, 2006, or is less than $1.75 billion after March 31, 2006, in each case subject to a 60 day grace period.
      The financial covenants listed above will be automatically amended to conform to the European Credit Facilities upon the refinancing of the European Credit Facilities. The defined terms used in the events of default tests are similar to those in the European Credit Facilities. As of December 31, 2004, the amount outstanding and fully-utilized under this program totaled $224.7 million. The program did not qualify for sale accounting pursuant to the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and accordingly, this amount is included in consolidated long term debt.
      In addition to the pan-European accounts receivable securitization facility discussed above, SPT and other subsidiaries in Australia had transferred accounts receivable under other programs totaling $63.2 million and $7.7 million at December 31, 2004 and 2003, respectively.

Debt Maturities
      The annual aggregate maturities of long term debt and capital leases for the five years subsequent to December 31, 2004 are presented below. Maturities of debt credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

	2005	2006	2007	2008	2009
(In millions)
Debt incurred under revolving credit agreements	$—	$—	$—	$—	$—
Other — domestic	569.7	111.0	2.9	6.4	229.8
Other — international	440.2	1,814.1	302.4	102.4	2.5

	$1,009.9	$1,925.1	$305.3	$108.8	$232.3

Derivative Financial Instruments
      We utilize derivative financial instrument contracts and nonderivative instruments to manage interest rate, foreign exchange and commodity price risks. We have established a control environment that includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. Company policy prohibits holding or issuing derivative financial instruments for trading purposes.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

Interest Rate Exchange Contracts
      We manage our fixed and floating rate debt mix, within defined limitations, using refinancings and unleveraged interest rate swaps. We will enter into fixed and floating interest rate swaps to hedge against the effects of adverse changes in interest rates on consolidated results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce our risk of increased interest costs during periods of rising interest rates, and are normally designated as cash flow hedges. Floating rate swaps are used to convert the fixed rates of long term borrowings into short term variable rates, and are normally designated as fair value hedges. We use interest rate swap contracts to separate interest rate risk management from the debt funding decision. At December 31, 2004, the interest rate on 50% of our debt was fixed by either the nature of the obligation or through the interest rate contracts, compared to 47% at December 31, 2003.
      The following tables present contract information and weighted average interest rates. Current market pricing models were used to estimate the fair values of interest rate exchange contracts.

	December 31,		December 31,
	2003	Settled	2004
(Dollars in millions)
Fixed rate contracts:
Notional principal amount	$325.0	$325.0	$—
Pay fixed rate	5.00%	5.00%	—
Receive variable LIBOR	1.17	1.18	—
Average years to maturity	0.25	—	—
Fair value: asset (liability)	$(3.1)	$—	$—
Carrying amount:
Current liability	(3.1)	—	—
Long term liability	—	—	—
Floating rate contracts:
Notional principal amount	$200.0	$—	$200.0
Pay variable LIBOR	2.96%	—	4.31%
Receive fixed rate	6.63	—	6.63
Average years to maturity	2.95	—	1.95
Fair value: asset (liability)	$13.0	$—	$6.0
Carrying amount:
Current asset	7.4	—	3.7
Long term asset	5.6	—	2.3

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Weighted average interest rate swap contract information follows:

	Twelve Months Ended
	December 31,

	2004	2003	2002
(Dollars in millions)
Fixed rate contracts:
Notional principal amount	$81.0	$325.0	$325.0
Pay fixed rate	5.00%	5.00%	5.00%
Receive variable LIBOR	1.18	1.24	1.91
Floating rate contracts:
Notional principal amount	$200.0	$207.0	$210.0
Pay variable LIBOR	3.27%	3.03%	3.68%
Receive fixed rate	6.63	6.63	6.63

Interest Rate Lock Contracts
      We will use, when appropriate, interest rate lock contracts to hedge the risk-free rate component of anticipated long term debt issuances. These contracts are designated as cash flow hedges of forecasted transactions. Gains and losses on these contracts are amortized to income over the life of the debt. No contracts were outstanding at December 31, 2004 or 2003.

Foreign Currency Contracts
      We will enter into foreign currency contracts in order to reduce the impact of changes in foreign exchange rates on consolidated results of operations and future foreign currency-denominated cash flows. These contracts reduce exposure to currency movements affecting existing foreign currency-denominated assets, liabilities, firm commitments and forecasted transactions resulting primarily from trade receivables and payables, equipment acquisitions, intercompany loans, royalty agreements and forecasted purchases and sales. In addition, the principal and interest on our Swiss franc bonds due 2006 and €100 million of Euro Notes due 2005 are hedged by currency swap agreements.
      Contracts hedging the Swiss franc bonds and the Euro Notes are designated as cash flow hedges. Contracts hedging short term trade receivables and payables normally have no hedging designation.
      Amounts are reclassified from OCI into earnings each period to offset the effects of exchange rate movements on the hedged amounts of principal and interest of the Swiss franc bonds and the Euro Notes. Amounts are also reclassified concurrently with the recognition of intercompany royalty expense and sales of intercompany purchases to third parties.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table presents foreign currency contract information at December 31:

	2004		2003

	Fair	Contract	Fair	Contract
	Value	Amount	Value	Amount
(In millions)
Buy currency:
Euro	$159.2	$115.9	$145.7	$111.3
Swiss franc	139.7	80.6	125.8	80.6
Japanese yen	22.6	22.7	13.0	16.7
U.S. dollar	144.4	144.9	137.3	136.3
All other	13.0	12.6	—	—

	$478.9	$376.7	$421.8	$344.9

Contract maturity:
Swiss franc swap	3/06		3/06
Euro swap	6/05		6/05
All other	1/05 - 10/19		1/04 - 10/19

	2004		2003

	Fair	Contract	Fair	Contract
	Value	Amount	Value	Amount
(In millions)
Sell currency:
British pound	$217.4	$218.8	$157.9	$155.2
Swedish krona	34.1	34.2	44.2	44.3
Canadian dollar	62.4	63.4	93.0	91.7
Euro	77.0	74.3	71.3	70.0
All other	23.0	23.1	19.8	19.8

	$413.9	$413.8	$386.2	$381.0

Contract maturity	1/05 - 12/05		1/04
      The following table presents foreign currency contract carrying amounts at December 31:

	2004	2003

Carrying amount — asset (liability):
Swiss franc swap — current	$(0.3)	$(1.6)
Swiss franc swap — long term	59.5	46.8
Euro swaps — current	46.4	20.5
Euro swaps — long term	—	13.2
Other — current asset	5.2	7.2
Other — current (liability)	(8.8)	(14.4)
      We were not a party to any foreign currency option contracts at December 31, 2004 or 2003.
      The counterparties to our interest rate and foreign exchange contracts were substantial and creditworthy multinational commercial banks or other financial institutions that are recognized market makers. Due to the creditworthiness of the counterparties, we consider the risk of counterparty nonperformance associated with these contracts to be remote. However, the inability of a counterparty to fulfill its obligations when due could

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
have a material effect on our consolidated financial position, results of operations or liquidity in the period in which it occurs.

Hedges of Net Investment in Foreign Operations
      In order to reduce the impact of changes in foreign exchange rates on consolidated shareholders’ equity, we will from time to time designate certain foreign currency-denominated non-derivative instruments as hedges of our net investment in various foreign operations. There were no such designations at December 31, 2004 or 2003.

Results of Hedging Activities
      Charges for ineffectiveness and premium amortization totaled $0.2 million and $1.0 million during the twelve months ended December 31, 2004 and 2003, respectively. At December 31, 2004, there were no deferred net pretax gains or losses on hedges of forecasted transactions expected to be recognized in income during the twelve months ending December 31, 2005. It is not practicable to estimate the amount of deferred gains and losses that will be recognized in income resulting from the remeasurement of certain long term currency exchange agreements.
      Deferred losses totaling $4.2 million were recorded as Foreign Currency Translation Adjustment during the twelve months ended December 31, 2003 as a result of the designation of nonderivative instruments as net investment hedges. These gains and losses are only recognized in earnings upon the complete or partial sale of the related investment or the complete liquidation of the investment.

Note 12.	Stock Compensation Plans and Dilutive Securities
      Our 1989 Goodyear Performance and Equity Incentive Plan, the 1997 Performance Incentive Plan of The Goodyear Tire & Rubber Company and the 2002 Performance Plan of The Goodyear Tire & Rubber Company provide for the granting of stock options and stock appreciation rights (SARs), restricted stock, performance grants and other stock-based awards. For options granted in tandem with SARs, the exercise of a SAR cancels the stock option; conversely, the exercise of the stock option cancels the SAR. The 1989 Plan expired on April 14, 1997, and the 1997 Plan expired on December 31, 2001, except, in each case, with respect to grants and awards outstanding. The 2002 Plan will expire by its terms on April 15, 2005, except with respect to grants and awards then outstanding. A maximum of 12,000,000 shares of our Common Stock are available for issuance pursuant to grants and awards made under the 2002 Plan through April 15, 2005. Stock options and related SARs granted under the above plans generally have a maximum term of ten years and vest pro rata over four years.
      Performance units granted during 2002 and 2001 are earned based on Return on Invested Capital and Total Shareholder Return relative to the S&P Auto Parts & Equipment Companies (each weighted at 50%) over a three year performance period beginning January 1 of the year subsequent to the year of grant. To the extent earned, a portion of the performance units will generally be paid 50% in cash and 50% in stock (subject to deferral under certain circumstances). A portion may be automatically deferred in the form of units until the participant is no longer an employee of the Company. Each unit is equivalent to a share of our Common Stock and payable in cash, shares of our Common Stock or a combination thereof at the election of the participant.
      On December 4, 2000, we adopted The Goodyear Tire & Rubber Company Stock Option Plan for Hourly Bargaining Unit Employees, under which options in respect of up to 3,500,000 shares of our Common Stock may be granted. We also adopted on that date the Hourly and Salaried Employee Stock Option Plan, under which options in respect of up to 600,000 shares of our Common Stock may be granted. Stock options granted under these plans generally have a maximum term of ten years and vest over one to three years. The Hourly

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Bargaining Unit Plan expired on September 30, 2001, and the Hourly and Salaried Plan expired on December 31, 2002, except, in each case, with respect to options then outstanding.
      Stock-based compensation activity for the years 2004, 2003 and 2002 follows:

	2004		2003		2002

	Shares	SARs	Shares	SARs	Shares	SARs

Outstanding at January 1	26,999,985	4,965,789	24,476,229	4,110,830	21,841,798	3,398,781
Options granted	4,149,660	1,103,052	3,907,552	1,009,588	3,454,724	863,372
Options without SARs exercised	(293,795)	—	—	—	(110,642)	—
Options with SARs exercised	(16,300)	(16,300)	—	—	(6,439)	(6,439)
SARs exercised	(360)	(360)	—	—	(400)	(400)
Options without SARs expired	(1,105,084)	—	(1,011,943)	—	(509,313)	—
Options with SARs expired	(188,931)	(188,931)	(154,629)	(154,629)	(144,484)	(144,484)
Performance units granted	—	—	8,500	—	227,100	—
Performance unit shares issued	—	—	—	—	(28,196)	—
Performance units cancelled	(222,143)	—	(225,724)	—	(247,919)	—

Outstanding at December 31	29,323,032	5,863,250	26,999,985	4,965,789	24,476,229	4,110,830

Exercisable at December 31	20,362,573	3,517,595	18,697,146	2,899,381	15,205,724	2,314,354

Available for grant at December 31	965,138		4,846,238		8,497,830

      Significant option groups outstanding at December 31, 2004 and related weighted average price and remaining life information follows:

	Options	Options	Exercisable	Remaining
Grant Date	Outstanding	Exercisable	Price	Life (Years)

12/09/04	4,031,135	—	$12.54	10
12/03/03	3,597,453	890,136	6.81	9
12/03/02	2,554,120	1,376,049	7.94	8
12/03/01	2,795,299	2,303,256	22.05	7
12/04/00	5,290,258	5,290,258	17.68	6
12/06/99	2,956,808	2,956,808	32.00	5
11/30/98	1,946,282	1,946,282	57.25	4
12/02/97	1,708,037	1,708,037	63.50	3
12/03/96	1,452,268	1,452,268	50.00	2
01/09/96	1,077,217	1,077,217	44.00	1
All other	1,562,163	1,362,262	26.23	4.7
      The 1,562,163 options in the “All other” category were outstanding at exercise prices ranging from $5.52 to $74.25, with a weighted average exercise price of $24.44. All options, SARs and performance units were granted at an exercise price equal to the fair market value of our Common Stock at the date of grant.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Weighted average option exercise price information follows:

	2004	2003	2002

Outstanding at January 1	$26.90	$30.28	$33.87
Granted during the year	12.54	6.81	7.94
Exercised during the year	7.61	—	17.78
Outstanding at December 31	24.96	26.90	30.28
Exercisable at December 31	31.02	33.80	38.13
      Forfeitures and cancellations were insignificant.
      Weighted average fair values at date of grant for grants in 2004, 2003 and 2002 follow:

	2004	2003	2002

Options	$6.36	$3.41	$3.59
Performance units	12.54	6.81	7.94
      The above fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

	2004	2003	2002

Expected life (years)	5	5	5
Interest rate	3.55%	3.41%	3.18%
Volatility	54.7	54.0	47.5
Dividend yield	—	—	—

Earnings Per Share Information
      Basic earnings per share have been computed based on the average number of common shares outstanding.
      We have adopted the provisions of Emerging Issues Task Force Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”. Refer to Note 1.
      There are contingent conversion features included in our $350 million 4% Convertible Senior Notes due 2034, issued on July 2, 2004. Accordingly, average shares outstanding — diluted in 2004 included approximately 29.1 million contingently issuable shares in each of the third and fourth quarters and 14.5 million shares in the full year. Net income per share — diluted in 2004 included an earnings adjustment representing avoided after-tax interest expense of $3.5 million in each of the third and fourth quarters resulting from the assumed conversion of the Notes. Diluted earnings per share in 2004 was reduced by approximately $0.02 in the third quarter, $0.08 in the fourth quarter and $0.01 in the full year as a result of the adoption of this standard.
      The following table presents the number of incremental weighted-average shares used in computing diluted per share amounts:

	2004	2003	2002

Average shares outstanding — basic	175,377,316	175,314,449	167,020,375
4% Convertible Senior Notes due 2034	14,534,884	—	—
Stock options	2,346,070	—	—

Average shares outstanding — diluted	192,258,270	175,314,449	167,020,375

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      In 2004, 2003 and 2002, approximately 23.1 million, 21.4 million and 21.1 million, respectively, equivalent shares related to stock options, restricted stock and performance grants with exercise prices that were greater than the average market price of our common shares were excluded from average shares outstanding-diluted, as inclusion would have been anti-dilutive. In addition, in 2003 and 2002, approximately 1.0 million and 2.6 million, respectively, equivalent shares of stock options, restricted stock and performance grants with exercise prices that were less than the average market price of our common shares were excluded from average shares outstanding — diluted as we were in a net loss position and inclusion would also have been anti-dilutive.
      The following table presents the computation of adjusted net income used in computing net income (loss) per share — diluted. The computation assumes that after-tax interest costs incurred on the 4% Convertible Senior Notes due 2034 would have been avoided had the Notes been converted when issued on July 2, 2004:

	2004	2003	2002
(In millions)
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)
After-tax impact of 4% Convertible Senior Notes due 2034 Stock options	7.0	—	—

Adjusted Net Income (Loss)	$121.8	$(807.4)	$(1,246.9)

Note 13.	Pension, Other Postretirement Benefit and Savings Plans
      We provide substantially all employees with pension benefits. The principal domestic hourly plan provides benefits based on length of service. The principal domestic plans covering salaried employees provide benefits based on final five-year average earnings formulas. Salaried employees making voluntary contributions to these plans receive higher benefits. Effective January 1, 2005, the U.S. salaried pension plan was frozen to new participants. Other pension plans provide benefits similar to the principal domestic plans as well as termination indemnity plans at certain international subsidiaries. At the end of 2004 and 2003, assets exceeded accumulated benefits in certain plans and accumulated benefits exceeded assets in others.
      We also provide substantially all domestic employees and employees at certain international subsidiaries with health care and life insurance benefits upon retirement. Insurance companies provide life insurance and certain health care benefits through premiums based on expected benefits to be paid during the year. Substantial portions of the health care benefits for domestic retirees are not insured and are paid by us. Benefit payments are funded from operations. At December 31, 2004, our benefit obligation for other postretirement benefits includes $15.2 million for the increase in our contribution requirements based upon the anticipated attainment of certain profit levels by certain businesses in 2004, 2005 and 2006.
      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) was signed into law. The Act will provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor’s postretirement health care plans. FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the FSP), was issued on May 19, 2004. The FSP provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive transition approaches. Based on the proposed regulations, during 2004 we determined that the overall impact of the adoption of FSP 106-2 was a reduction of expense in 2004 of approximately $2 million on an annual basis. The adoption of FSP 106-2 also reduced our accumulated postretirement benefit obligation by approximately $19.7 million during 2004. On January 21, 2005 final regulations were issued. Based on the clarifications provided in the final regulations, our net periodic

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
postretirement cost is expected to be lower by approximately $50 million in 2005, and the accumulated postretirement benefit obligation is expected to be reduced by approximately $475 million to $525 million during 2005.
      We use a December 31 measurement date for the majority of our plans.
      Pension cost follows:

	2004	2003	2002
(In millions)
Service cost — benefits earned during the period	$85.8	$122.6	$116.7
Interest cost on projected benefit obligation	421.0	399.8	385.0
Expected return on plan assets	(350.3)	(310.6)	(391.1)
Amortization of unrecognized: — prior service cost	75.2	74.2	81.6
— net (gains) losses	118.0	125.9	36.7
— transition amount	1.3	1.1	0.6

Net periodic pension cost	351.0	413.0	229.5
Curtailments/settlements	6.8	45.2	0.3
Special termination benefits	4.2	43.0	0.8

Total pension cost	$362.0	$501.2	$230.6

      Postretirement benefit cost follows:

	2004	2003	2002
(In millions)
Service cost — benefits earned during the period	$24.7	$24.1	$19.5
Interest cost on accumulated benefit obligation	188.1	174.0	186.9
Amortization of unrecognized: — net losses	35.2	32.0	26.2
— prior service cost	44.5	17.0	19.4

Net periodic postretirement cost	292.5	247.1	252.0
Curtailments/settlements	12.5	23.6	—
Special termination benefits	0.3	20.0	—

Total postretirement cost	$305.3	$290.7	$252.0

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The change in benefit obligation and plan assets for 2004 and 2003 and the amounts recognized in our Consolidated Balance Sheet at December 31, 2004 and 2003 are as follows:

	Pension Plans		Other Benefits

	2004	2003	2004	2003
(In millions)
Change in benefit obligation:
Beginning balance	$(6,883.5)	$(6,070.2)	$(3,078.6)	$(2,723.1)
Newly adopted plans	(87.0)	—	(0.5)	—
Service cost — benefits earned	(85.8)	(122.6)	(24.7)	(24.1)
Interest cost	(421.0)	(399.8)	(188.1)	(174.0)
Plan amendments	1.1	(112.4)	4.0	(275.8)
Actuarial loss	(532.2)	(348.9)	(165.4)	(88.9)
Employee contributions	(19.2)	(18.8)	(8.8)	(6.6)
Curtailments/settlements	(1.6)	16.3	0.5	(15.0)
Special termination benefits	(4.3)	(42.9)	(0.3)	(21.3)
Foreign currency translation	(171.7)	(257.6)	(14.0)	(22.9)
Benefit payments	484.9	473.4	257.6	273.1

Ending balance	(7,720.3)	(6,883.5)	(3,218.3)	(3,078.6)
Change in plan assets:
Beginning balance	$4,129.1	$3,602.4	$—	$—
Newly adopted plans	84.4	—
Actual return on plan assets	478.7	707.4	—	—
Company contributions	264.6	115.7	—	—
Employee contributions	19.2	18.8	—	—
Foreign currency translation	107.2	158.2	—	—
Benefit payments	(484.9)	(473.4)	—	—

Ending balance	$4,598.3	$4,129.1	$—	$—
Funded status	(3,122.0)	(2,754.4)	(3,218.3)	(3,078.6)
Unrecognized prior service cost	418.1	503.4	420.1	480.9
Unrecognized net loss	2,548.5	2,194.1	895.4	763.1
Unrecognized net obligation at transition	2.8	3.9	—	—

Net amount recognized	$(152.6)	$(53.0)	$(1,902.8)	$(1,834.6)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Amounts recognized in the Consolidated Balance Sheet consist of:

	Pension Plans		Other Benefits

	2004	2003	2004	2003
(In millions)
Prepaid benefit cost — current	$41.0	$86.4	$—	$—
— long term	374.2	345.1	—	—
Accrued benefit cost — current	(85.2)	(110.8)	(303.1)	(287.4)
— long term	(3,219.6)	(2,830.8)	(1,599.7)	(1,547.2)
Intangible asset	429.7	512.4	—	—
Deferred income taxes	305.0	273.0	—	—
Minority shareholders’ equity	173.3	126.5	—	—
Accumulated other comprehensive income (OCI)	1,829.0	1,545.2	—	—

Net amount recognized	$(152.6)	$(53.0)	$(1,902.8)	$(1,834.6)

      The increase (decrease) in minimum pension liability adjustment (net of tax) included in OCI follows:

	Pension Plans

		Restated		Other Benefits

	2004	2003	2002	2004	2003	2002
(In millions)
Increase (decrease) in minimum pension liability adjustment included in OCI	$283.8	$(128.3)	$1,283.6	N/A	N/A	N/A
      The following table presents significant weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Plans		Other Benefits

	2004	2003	2004	2003

Discount rate: — U.S.	5.75%	6.25%	5.75%	6.25%
— International	5.41	5.93	6.91	7.22
Rate of compensation increase: — U.S.	4.04	4.00	4.00	4.00
— International	3.48	3.43	4.67	4.47
      The following table presents significant weighted-average assumptions used to determine net periodic pension/benefit cost for the years ended December 31:

	Pension Plans			Other Benefits

	2004	2003	2002	2004	2003	2002

Discount rate: — U.S.	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
— International	5.93	6.20	6.50	7.22	7.48	7.50
Expected long term return on plan assets: — U.S.	8.50	8.50	9.50	—	—	—
— International	8.03	8.03	8.50	—	—	—
Rate of compensation increase: — U.S.	4.00	4.00	4.00	4.00	4.00	4.00
— International	3.43	3.50	3.50	4.47	4.80	4.50
      For 2004, an assumed long-term rate of return of 8.5% was used for the U.S. pension plans. In developing this rate, we evaluated the compound annualized returns of our U.S. pension fund over periods of 15 years or more (through December 31, 2003). In addition, we evaluated input from our pension fund consultant on

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
asset class return expectations and long-term inflation. For our international locations, a weighted-average assumed long-term rate of return of 7.95% was used. Input from local pension fund consultants concerning asset class return expectations and long-term inflation form the basis of this assumption.
      The following table presents estimated future benefit payments from the plans as of December 31, 2004:

	Pension Plans	Other Benefits
(In millions)
2005	$419.3	$303.9
2006	437.5	320.7
2007	455.0	273.7
2008	469.9	266.5
2009	496.3	260.3
2010-2014	2,789.2	1,199.4
      The payments shown above for other benefits are gross of expected subsidy reimbursements under the Medicare Act. The subsidy is expected to be approximately $14 million in 2006 and approximately $1 million annually thereafter.
      The accumulated benefit obligation for all defined benefit pension plans was $7,448 million and $6,606 million at December 31, 2004 and 2003, respectively.
      For pension plans that are not fully-funded:

	2004	2003
(In millions)
Projected benefit obligation	$7,559.2	$6,768.7
Accumulated benefit obligation	7,303.2	6,507.6
Fair value of plan assets	4,431.6	4,020.5
      Certain international subsidiaries maintain unfunded pension plans consistent with local practices and requirements. At December 31, 2004, these plans accounted for $232.7 million of our accumulated pension benefit obligation, $247.4 million of our projected pension benefit obligation and $42.5 million of our minimum pension liability adjustment ($208.3 million, $215.9 million and $22.0 million, respectively, at December 31, 2003).
      Our pension plan weighted-average asset allocation at December 31, by asset category, follows:

	2004	2003

Equity securities	64%	69%
Debt securities	34	30
Cash and short term securities	2	1

Total	100%	100%

      At December 31, 2004, we did not directly hold any of our Common Stock. At December 31, 2003, equity securities included $35.6 million (0.9% of total plan assets) of our Common Stock.
      Our pension investment policy recognizes the long-term nature of pension liabilities, the benefits of diversification across asset classes and the effects of inflation. The diversified portfolio is designed to maximize returns consistent with levels of liquidity and investment risk that are prudent and reasonable. All assets are managed externally according to guidelines we have established individually with investment managers. The manager guidelines prohibit the use of any type of investment derivative without our prior approval. Portfolio risk is controlled by having managers comply with guidelines, establishing the maximum size of any single holding in their portfolios and by using managers with different investment styles. We periodically undertake

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
asset and liability modeling studies to determine the appropriateness of the investments. The portfolio includes holdings of domestic, international, and private equities, global high quality and high yield fixed income securities, and short-term interest bearing deposits. The target asset allocation of the U.S. pension fund is 70% equities and 30% fixed income.
      We expect to contribute approximately $470 million to $505 million to our funded major U.S. and international pension plans in 2005.
      Assumed health care cost trend rates at December 31 follow:

	2004	2003

Health care cost trend rate assumed for the next year	12.0%	12.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0	5.0
Year that the rate reaches the ultimate trend rate	2013	2013
      A 1% change in the assumed health care cost trend would have increased (decreased) the accumulated postretirement benefit obligation at December 31, 2004 and the aggregate service and interest cost for the year then ended as follows:

	1% Increase	1% Decrease
(In millions)
Accumulated postretirement benefit obligation	$35.9	$(31.0)
Aggregate service and interest cost	2.8	(2.4)

Savings Plans
      Substantially all domestic employees are eligible to participate in a savings plan. The main Hourly Bargaining Plans provided for matching contributions, through April 20, 2003, (up to a maximum of 6% of the employee’s annual pay or, if less, $12,000) at the rate of 50%. We suspended the matching contributions for all participants in the main Salaried Plan effective January 1, 2003. Effective January 1, 2005, all salaried new hires in the U.S. will be eligible for a company-funded contribution into the Salaried Plan. This contribution will be 5% of their compensation up to an IRS determined compensation limit. Expenses recognized for Goodyear domestic contributions were $4.1 million, $9.8 million and $41.9 million for 2004, 2003 and 2002, respectively.
      In addition, defined contribution pension plans are available for certain foreign employees. Expenses recognized for our contributions to these plans were $13.7 million, $5.2 million and $3.8 million in 2004, 2003 and 2002, respectively. Expenses in 2004 increased from 2003 due primarily to the consolidation of SPT. Refer to Note 8.

Note 14.	Income Taxes
      The components of Income (Loss) before Income Taxes, adjusted for Minority Interest in Net Income (Loss) of Subsidiaries, follow:

	2004	2003	2002
(In millions)
U.S.	$(328.8)	$(1,047.8)	$(426.0)
Foreign	651.5	357.5	407.0

	322.7	(690.3)	(19.0)
Minority Interest in Net Income (Loss) of Subsidiaries	57.8	32.8	55.6

	$380.5	$(657.5)	$36.6

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A reconciliation of income taxes at the U.S. statutory rate to income taxes provided follows:

	2004	2003	2002
(In millions)
U.S. Federal income tax at the statutory rate of 35%	$133.2	$(230.1)	$12.8
Adjustment for foreign income taxed at different rates	(12.1)	(0.3)	(18.7)
Valuation allowance for U.S. tax assets	—	—	1,217.7
U.S. loss with no tax benefit	97.6	358.9	—
State income taxes, net of Federal benefit	(1.2)	(4.2)	(4.4)
Foreign operating loss with no tax benefit provided	45.3	35.9	5.5
Settlement of prior years’ liabilities	(46.3)	(44.2)	(36.4)
Provision for repatriation of foreign earnings	(4.9)	7.7	50.2
Other	(3.7)	(6.6)	1.2

United States and Foreign Taxes on Income (Loss)	$207.9	$117.1	$1,227.9

      The components of the provision (benefit) for income taxes by taxing jurisdiction follow:

	2004	2003	2002
(In millions)
Current:
Federal	$(59.7)	$(49.2)	$(46.6)
Foreign income and withholding taxes	273.3	180.4	150.9
State	(1.2)	(4.2)	(7.6)

	212.4	127.0	96.7
Deferred:
Federal	(1.0)	(7.5)	1,027.2
Foreign	(3.5)	(2.4)	(14.4)
State	—	—	118.4

	(4.5)	(9.9)	1,131.2

United States and Foreign Taxes on Income (Loss)	$207.9	$117.1	$1,227.9

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Temporary differences and carryforwards giving rise to deferred tax assets and liabilities at December 31 follow:

	2004	2003
(In millions)
Postretirement benefits and pensions	$1,234.8	$1,163.9
Tax credit and operating loss carryforwards	457.3	448.9
Capitalized expenditures for tax reporting	258.5	324.7
Accrued expenses deductible as paid	276.7	250.7
Alternative minimum tax credit carryforwards	62.0	68.2
Vacation and sick pay	52.1	39.0
Rationalizations and other provisions	16.8	25.9
Other	105.0	51.1

	2,463.2	2,372.4
Valuation allowance	(2,072.0)	(2,041.9)

Total deferred tax assets	391.2	330.5
Tax on undistributed subsidiary earnings	(18.4)	(22.9)
Total deferred tax liabilities:
— property basis differences	(481.8)	(446.4)

Total deferred tax assets (liabilities)	$(109.0)	$(138.8)

      In the fourth quarter of 2002, we recorded a non-cash charge of $1.22 billion (as restated), ($6.95 per share (as restated) in the fourth quarter or $7.29 per share (as restated) on a year-to-date basis), to establish a valuation allowance against net Federal and state deferred tax assets. In addition, a valuation allowance of $352.9 million was established against tax benefits related to our minimum pension liability adjustment that were recorded in OCI in 2002. We intend to maintain a valuation allowance until sufficient positive evidence exists to support realization of the Federal and state deferred tax assets.
      At December 31, 2004, we had $325.6 million of tax assets for net operating loss and tax credit carryforwards related to certain international subsidiaries, some of which are subject to expiration beginning in 2005. A valuation allowance totaling $287.6 million has been recorded against these and other deferred tax assets where recovery of the asset or carryforward is uncertain. In addition, we had $131.7 million of Federal and state tax assets for net operating loss and tax credit carryforwards, some of which are subject to expiration beginning in 2005. A full valuation allowance has also been recorded against these deferred tax assets as recovery is uncertain.
      We determined in 2002 that earnings of certain international subsidiaries would no longer be permanently reinvested in working capital. Accordingly, we recorded a provision of $50.2 million in 2002 for the incremental taxes incurred or to be incurred upon inclusion of such earnings in Federal taxable income. No provision for Federal income tax or foreign withholding tax on undistributed earnings of international subsidiaries of $1.70 billion is required because the amount has been or will be reinvested in properties and plants and working capital. It is not practicable to calculate the deferred taxes associated with the remittance of these investments.
      The American Job Creation Act of 2004 was signed into law in October 2004 and replaces an export incentive with a deduction from domestic manufacturing income. As we are both an exporter and a domestic manufacturer and in a U.S. tax loss position, this change should not have a material impact on our income tax provision. It also provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated no later than 2005. We have started an evaluation of the effects of the repatriation provision. We

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
do not anticipate that the repatriation of foreign earnings under the Act would provide an overall tax benefit to us. However, we do not expect to be able to complete this evaluation until our 2005 tax position has been more precisely determined and the U.S. Congress or the U.S. Treasury Department provide additional guidance on certain of the Act’s provisions. Any repatriation of earnings under the Act is not expected to have a material impact on our results of operations, financial position or liquidity.
      Net cash payments for income taxes were $201.3 million, $73.0 million and $125.9 million in 2004, 2003 and 2002, respectively.

Note 15.	Interest Expense
      Interest expense includes interest and amortization of debt discounts, less amounts capitalized as follows:

	2004	2003	2002
(In millions)
			Restated

Interest expense before capitalization	$375.5	$304.3	$249.9
Capitalized interest	(6.7)	(8.0)	(7.2)

	$368.8	$296.3	$242.7

      Cash payments for interest were $356.5 million, $282.5 million (as restated) and $259.7 million (as restated) in 2004, 2003 and 2002, respectively.

Note 16.	Research and Development
      Research and development expenditures were $378.2 million, $351.0 million (as restated) and $386.5 million (as restated) in 2004, 2003 and 2002, respectively, and were expensed as incurred.

Note 17.	Advertising Costs
      Advertising costs, including costs for our cooperative advertising programs with dealers and franchisees, were $383.5 million, $331.3 million and $281.4 million in 2004, 2003 and 2002, respectively.

Note 18.	Business Segments
      Segment information reflects our strategic business units (SBUs), which are organized to meet customer requirements and global competition.
      The Tire business is comprised of five regional SBUs. Engineered Products is managed on a global basis. Segment information is reported on the basis used for reporting to our Chairman of the Board, Chief Executive Officer and President.
      Each of the five regional tire business segments is involved in the development, manufacture, distribution and sale of tires. Certain of the tire business segments also provide related products and services, which include retreads, automotive repair services and merchandise purchased for resale.
      North American Tire provides original equipment and replacement tires for autos, motorcycles, trucks, farm, aircraft and construction applications in the United States, Canada and export markets. North American Tire also provides related products and services including tread rubber, tubes, retreaded tires, automotive repair services and merchandise purchased for resale. North American Tire information in 2004 includes T&WA, which was consolidated effective January 1, 2004 pursuant to FIN 46. Refer to Note 8. Effective January 1, 2005, we integrated our Chemical Products business segment into our North American Tire business segment. Segment information for all periods presented has been restated to reflect the integration. Chemical Products develops, manufactures and sells synthetic rubber and rubber latices, synthetic

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
resins, and other organic chemical products for internal and external customers worldwide. Chemical Products also engages in natural rubber purchasing operations and, through 2004, plantation operations.
      The integration did not affect net income. During 2004, $818.6 million, or 53.4%, of Chemical Products’ sales and 75.2% of its segment operating income resulted from intercompany transactions. Our total segment sales no longer reflect these intercompany sales. In addition, the segment operating income previously attributable to Chemical Products’ intercompany transactions is no longer included in the total segment operating income that we report.
      European Union Tire provides original equipment and replacement tires for autos, motorcycles, trucks, farm and construction applications in Western Europe and export markets. European Union Tire also retreads truck and aircraft tires.
      Eastern Europe, Middle East and Africa Tire provides original equipment and replacement tires for autos, trucks, farm, bicycle, construction and mining applications in Eastern Europe, the Middle East, Africa and export markets.
      Latin American Tire provides original equipment and replacement tires for autos, trucks, tractors, aircraft and construction applications in Central and South America, Mexico and export markets. Latin American Tire also manufactures materials for tire retreading.
      Asia/ Pacific Tire provides original equipment and replacement tires for autos, trucks, farm, aircraft and construction applications in Asia, the Pacific and export markets. Asia/ Pacific Tire also retreads aircraft tires. Asia/ Pacific Tire information in 2004 includes SPT, which was consolidated effective January 1, 2004 pursuant to FIN 46. Refer to Note 8.
      Engineered Products develops, manufactures and sells belts, hoses, molded products, airsprings, tank tracks and other products for original equipment and replacement transportation applications and industrial markets worldwide.
      As part of our continuing effort to divest non-core businesses, in November 2004 we entered into an agreement to sell our natural rubber plantations in Indonesia for approximately $65 million, pending government approvals. Other (Income) and Expense in 2004 included a loss of $14.5 million ($15.6 million after tax) on the write-down of these assets, due primarily to the devaluation of the Indonesian rupiah versus the U.S. dollar over the years we held the investment. At December 31, 2004, the plantations were classified as held for sale and accordingly, the assets and liabilities were reclassified on the Consolidated Balance Sheet. Assets held for sale were included in Prepaid expenses and other current assets and totaled $33.6 million. Liabilities held for sale were included in Other current liabilities and totaled $16.3 million.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table presents segment sales and operating income, and the reconciliation of segment operating income to Income (Loss) before Income Taxes:

	2004	2003	2002
(In millions)
		Restated

Net Sales
North American Tire	$8,568.6	$7,279.2	$7,095.4
European Union Tire	4,476.2	3,921.5	3,319.4
Eastern Europe, Middle East and Africa Tire	1,279.0	1,073.4	807.1
Latin American Tire	1,245.4	1,041.0	947.7
Asia/ Pacific Tire	1,312.0	581.8	531.3

Total Tires	16,881.2	13,896.9	12,700.9
Engineered Products	1,471.3	1,204.7	1,127.5

Total Segment Sales	18,352.5	15,101.6	13,828.4

Segment Operating Income
North American Tire	$73.5	$(102.5)	$(21.5)
European Union Tire	252.7	129.8	101.1
Eastern Europe, Middle East and Africa Tire	193.8	146.6	93.2
Latin American Tire	251.2	148.6	107.6
Asia/ Pacific Tire	61.1	49.9	43.7

Total Tires	832.3	372.4	324.1
Engineered Products	113.2	46.8	39.0

Total Segment Operating Income	945.5	419.2	363.1
Rationalizations and asset sales	(59.8)	(316.6)	22.5
Accelerated depreciation, asset impairment and asset write-offs	(10.4)	(132.8)	—
Interest expense	(368.8)	(296.3)	(242.7)
Foreign currency exchange	(23.4)	(40.7)	8.7
Minority interest in net (income) loss of subsidiaries	(57.8)	(32.8)	(55.6)
Financing fees and financial instruments	(116.5)	(99.4)	(48.4)
Equity in earnings (losses) of corporate affiliates	1.0	(18.3)	(15.7)
General and product liability — discontinued products	(52.7)	(138.1)	(33.8)
Expenses for fire loss deductibles	(11.7)	—	—
Professional fees associated with the restatement	(30.2)	(6.3)	—
Professional fees associated with Sarbanes-Oxley	(18.2)	(0.1)	—
Expenses for environmental remediation at non-operating sites	(11.7)	—	(8.3)
Environmental insurance settlement	156.6	—	—
Other	(19.2)	(28.1)	(8.8)

Income (Loss) before Income Taxes	$322.7	$(690.3)	$(19.0)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table presents segment assets at December 31:

	2004	2003
(In millions)
		Restated

Assets
North American Tire	$5,692.5	$5,687.3
European Union Tire	4,264.0	4,001.9
Eastern Europe, Middle East and Africa Tire	1,315.1	1,102.7
Latin American Tire	845.6	710.0
Asia/ Pacific Tire	1,153.8	669.5

Total Tires	13,271.0	12,171.4
Engineered Products	764.7	680.5

Total Segment Assets	14,035.7	12,851.9
Corporate	2,497.6	1,849.2

	$16,533.3	$14,701.1

      Results of operations in the Tire and Engineered Products segments were measured based on net sales to unaffiliated customers and segment operating income. Segment operating income included transfers to other SBUs. Segment operating income was computed as follows: Net Sales less CGS (excluding accelerated depreciation charges, asset impairment charges and asset writeoffs) and SAG (including certain allocated corporate administrative expenses). Segment operating income also included equity in (earnings) losses of most unconsolidated affiliates. Equity in (earnings) loss of certain unconsolidated affiliates, including SPT (in 2003 and 2002) and Rubbernetwork.com, was not included in segment operating income. Segment operating income did not include rationalization charges (credits) and certain other items. Segment assets included those assets under the management of the SBU.
      Effective January 1, 2004, we consolidated our investment in South Pacific Tyres into Asia/ Pacific Tire and our investment in Tire & Wheels Assemblies into North American Tire pursuant to the provisions of FIN 46. For 2003, results of operations of SPT and T&WA were not reported in segment results, but were reflected in our Consolidated Statement of Income using the equity method.
      The following table presents segment investments in and advances to affiliates at December 31:

	2004	2003
(In millions)
		Restated

Investments in and Advances to Affiliates
North American Tire	$13.8	$57.8
European Union Tire	2.3	13.2
Eastern Europe, Middle East and Africa	3.1	2.3
Asia/ Pacific Tire	15.3	11.2

Total Segment Investments in and Advances to Affiliates	34.5	84.5
Corporate	0.4	99.7

	$34.9	$184.2

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table presents 100% of the sales and operating income (loss) of SPT for 2003 and 2002:

	2003	2002
(In millions)
Net Sales	$640.3	$523.4
Operating Income (Loss)	8.4	(0.5)
      SPT operating income (loss) did not include net rationalization charges (credits) of approximately $8.7 million in 2003 and $3.2 million in 2002. SPT debt totaled $255.2 million at December 31, 2003, of which $72.0 million was payable to Goodyear. Refer to Note 23.
      The following table presents geographic information. Net sales by country were determined based on the location of the selling subsidiary. Long-lived assets consisted primarily of properties and plants, deferred charges and other miscellaneous assets. Management did not consider the net sales or long-lived assets of individual countries outside the United States to be significant to the consolidated financial statements.

	2004	2003	2002
(In millions)
		Restated

Net Sales
United States	$8,459.1	$7,194.3	$7,117.7
International	9,893.4	7,907.3	6,710.7

	$18,352.5	$15,101.6	$13,828.4

Long-Lived Assets
United States	$3,046.5	$3,148.2
International	3,524.5	3,225.7

	$6,571.0	$6,373.9

      Portions of the items described in Note 3, Rationalizations, and Note 4, Other (Income) and Expense, were not charged (credited) to the SBUs for performance evaluation purposes but were attributable to the SBUs as follows:

	2004	2003	2002
(In millions)
		Restated

Rationalizations
North American Tire	$8.4	$191.9	$(1.9)
European Union Tire	23.1	54.3	(0.4)
Eastern Europe, Middle East and Africa Tire	3.6	(0.1)	(0.4)
Latin American Tire	(1.7)	10.0	—
Asia/ Pacific Tire	—	—	(1.7)

Total Tires	33.4	256.1	(4.4)
Engineered Products	22.8	29.4	4.6

Total Segment Rationalizations	56.2	285.5	0.2
Corporate	(0.6)	6.0	5.3

	$55.6	$291.5	$5.5

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

	2004	2003	2002

		Restated

Other (Income) and Expense
North American Tire	$13.2	$3.8	$4.1
European Union Tire	(6.2)	1.5	(13.7)
Eastern Europe, Middle East and Africa Tire	0.1	—	—
Latin American Tire	—	(2.0)	(13.7)
Asia/ Pacific Tire	—	(2.1)	—

Total Tires	7.1	1.2	(23.3)
Engineered Products	(2.5)	6.3	(0.6)

Total Segment Other (Income) and Expense	4.6	7.5	(23.9)
Corporate	3.6	253.4	72.4

	$8.2	$260.9	$48.5

      The following table presents segment capital expenditures, depreciation and amortization:

(In millions)
Capital Expenditures
North American Tire	$171.2	$144.0	$250.5
European Union Tire	111.6	84.5	84.8
Eastern Europe, Middle East and Africa Tire	56.4	31.7	20.2
Latin American Tire	64.6	35.3	19.3
Asia/ Pacific Tire	66.6	48.7	30.2

Total Tires	470.4	344.2	405.0
Engineered Products	28.1	16.8	21.3

Total Segment Capital Expenditures	498.5	361.0	426.3
Corporate	20.1	14.4	31.8

	$518.6	$375.4	$458.1

		Restated

Depreciation and Amortization
North American Tire	$303.3	$313.7	$310.0
European Union Tire	129.7	120.4	119.6
Eastern Europe, Middle East and Africa Tire	45.8	44.1	44.2
Latin American Tire	24.3	19.6	23.4
Asia/ Pacific Tire	51.6	30.9	29.5

Total Tires	554.7	528.7	526.7
Engineered Products	32.9	39.1	33.1

Total Segment Depreciation and Amortization	587.6	567.8	559.8
Corporate	41.1	123.8	45.5

	$628.7	$691.6	$605.3

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 19.     Accumulated Other Comprehensive Income (Loss)
      The components of Accumulated Other Comprehensive Income (Loss) follow:

	2004	2003
(In millions)
		Restated

Foreign currency translation adjustment	$(758.3)	$(1,011.5)
Minimum pension liability adjustment	(1,829.0)	(1,545.2)
Unrealized investment gain (loss)	17.0	3.6
Deferred derivative gain (loss)	5.8	0.3

	$(2,564.5)	$(2,552.8)

Note 20.     Commitments and Contingent Liabilities
      At December 31, 2004, we had binding commitments for raw materials and investments in land, buildings and equipment of $755.9 million and off-balance-sheet financial guarantees written and other commitments totaling $18.2 million.

Warranty
      At December 31, 2004 and 2003, we had recorded, in Other current liabilities, $15.6 million and $12.4 million, respectively, for potential claims under warranties offered by us. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. The amount of our ultimate liability in respect of these matters may differ from these estimates.
      The following table presents changes in the warranty reserve during 2004 and 2003:

	2004	2003
(In millions)
Balance at January 1	$12.4	$11.0
Payments made during the period	(20.6)	(17.0)
Expense recorded during the period	23.8	18.4

Balance at December 31	$15.6	$12.4

Environmental Matters
      We had recorded liabilities totaling $39.5 million at December 31, 2004 and $32.6 million (as restated) at December 31, 2003 for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us. Of these amounts, $8.5 million and $7.5 million (as restated) were included in Other current liabilities at December 31, 2004 and December 31, 2003, respectively. The costs include:

•	legal and consulting fees,

•	site studies,

•	the design and implementation of remediation plans, and

•	post-remediation monitoring and related activities.
      These costs will be paid over several years. The amount of our ultimate liability in respect of these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
extent to which other responsible parties contribute. During 2004, we reached a settlement with certain insurance companies under which we will receive approximately $159 million in installments during 2005 and 2006 in exchange for our releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded in prior years.

Workers’ Compensation
      We had recorded liabilities, on a discounted basis, totaling $230.7 million and $195.7 million (as restated) for anticipated costs related to workers’ compensation at December 31, 2004 and December 31, 2003, respectively. Of these amounts, $99.3 million and $112.6 million (as restated) were included in Current Liabilities as part of Compensation and benefits at December 31, 2004 and December 31, 2003, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically update our loss development factors based on actuarial analyses. The increase in the liability from 2003 to 2004 was due primarily to an increase in reserves for existing claims, reflecting revised estimates of our ultimate liability in these cases, and updated actuarial assumptions related to unasserted claims. At December 31, 2004, the liability was discounted using the risk-free rate of return.

General and Product Liability and Other Litigation
      We had recorded liabilities totaling $549.4 million at December 31, 2004 and $495.3 million (as restated) at December 31, 2003 for potential product liability and other tort claims, including related legal fees expected to be incurred. Of these amounts, $114.5 million and $147.4 million (as restated) were included in Other current liabilities at December 31, 2004 and 2003, respectively. The amounts recorded were estimated based on an assessment of potential liability using an analysis of available information with respect to pending claims, historical experience and, where available, recent and current trends. We had recorded insurance receivables for potential product liability and other tort claims of $116.9 million at December 31, 2004 and $210.2 million (as restated) at December 31, 2003. Of these amounts, $14.2 million and $91.5 million (as restated) were included in Current Assets as part of Accounts and notes receivable at December 31, 2004 and December 31, 2003, respectively.
      Asbestos. We are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or to asbestos in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts. To date, we have disposed of approximately 26,600 cases by defending and obtaining the dismissal thereof or by entering into a settlement. The sum of our accrued asbestos-related liability and gross payments to date, including legal costs, totaled $226.3 million through December 31, 2004, compared to $211.7 million (as restated) at December 31, 2003.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A summary of approximate asbestos claims activity in recent years follows. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate significantly from period to period.

	2004	2003	2002
(Dollars in millions)
Pending claims, beginning of year	118,000	99,700	64,200
New claims filed during the year	12,700	26,700	38,900
Claims settled/dismissed during the year	(3,400)	(8,400)	(3,400)

Pending claims, end of year	127,300	118,000	99,700

Payments(1)	$29.9	$29.6	$18.8

(1)	Represents amount spent by Goodyear and its insurers on asbestos litigation defense and claim resolution.
      Beginning with the preparation of our 2003 financial statements, we engaged an independent asbestos valuation firm to

•	review our existing reserves for pending claims,

•	determine whether or not we could make a reasonable estimate of the liability associated with unasserted asbestos claims, and

•	review our method of determining our receivables from probable insurance recoveries.
      Prior to the fourth quarter of 2003, our estimate for asbestos liability was based upon a review of the various characteristics of the pending claims by an experienced asbestos counsel. In addition, at that time we did not have an accrual for unasserted claims, as sufficient information was deemed to be not available to reliably estimate such an obligation prior to the fourth quarter of 2003. The valuation firm further confirmed this conclusion. The available information was deemed to be sufficient to begin reliably estimating an accrual for unasserted claims as of December 31, 2003.
      After reviewing our recent settlement history by jurisdiction, law firm, disease type and alleged date of first exposure, the valuation firm cited two primary reasons for us to refine our valuation assumptions. First, in calculating our estimated liability, the valuation firm determined that we had previously assumed that we would resolve more claims in the foreseeable future than is likely based on our historical record and nationwide trends. As a result, we now assume that a smaller percentage of pending claims will be resolved within the predictable future. Second, the valuation firm determined that it was not possible to estimate a liability for as many non-malignancy claims as we had done in the past. As a result, our current estimated liability includes fewer liabilities associated with non-malignancy claims than were included prior to December 2003.
      We had recorded liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $119.3 million at December 31, 2004 and $134.7 million (as restated) at December 31, 2003. The recorded liability represents our estimated liability through 2008, which represents the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or changed circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. The portion of the liability associated with unasserted asbestos claims was $37.9 million at December 31, 2004 and $54.4 million (as restated) at December 31, 2003. At December 31, 2004, our liability with respect to asserted claims and related defense costs was $81.4 million, compared to $80.3 million (as restated) at December 31, 2003.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      We maintain primary insurance coverage under coverage-in-place agreements as well as excess liability insurance with respect to asbestos liabilities. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery.
      Prior to 2003, we did not record a receivable for expected recoveries from excess carriers in respect of asbestos related matters. We have instituted coverage actions against certain of these excess carriers. After consultation with our outside legal counsel and giving consideration to relevant factors including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts, we determined an amount we expect is probable of recovery from such carriers. Accordingly, we recorded a receivable during 2003, which represents an estimate of recovery from our excess coverage insurance carriers relating to potential asbestos related liabilities.
      The valuation firm also reviewed our method of valuing receivables recorded for probable insurance recoveries. Based upon the model employed by the valuation firm, as of December 31, 2004, (i) we had recorded a receivable related to asbestos claims of $107.8 million, compared to $121.3 million (as restated) at December 31, 2003, and (ii) we expect that approximately 90% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $9.4 million and $11.8 million (as restated) was included in Current Assets as part of Accounts and notes receivable at December 31, 2004 and 2003, respectively.
      We believe that at December 31, 2004, we had at least $260 million in aggregate limits of excess level policies potentially applicable to indemnity payments for asbestos products claims in addition to limits of available primary insurance policies. Some of these excess policies provide for payment of defense costs in addition to indemnity limits. A portion of the availability of the excess level policies is included in the $107.8 million insurance receivable recorded at December 31, 2004. We also had approximately $23 million in aggregate limits for products claims as well as coverage for premise claims on a per occurrence basis and defense costs available with our primary insurance carriers through coverage-in-place agreements at December 31, 2004.
      We believe that our reserve for asbestos claims, and the insurance asset recorded in respect of these claims, reflects reasonable and probable estimates of these amounts, subject to the exclusion of claims for which it is not feasible to make reasonable estimates. The estimate of the assets and liabilities related to pending and expected future asbestos claims and insurance recoveries is subject to numerous uncertainties, including, but not limited to, changes in:

•	the litigation environment,

•	federal and state law governing the compensation of asbestos claimants,

•	our approach to defending and resolving claims, and

•	the level of payments made to claimants from other sources, including other defendants.
      As a result, with respect to both asserted and unasserted claims, it is reasonably possible that we may incur a material amount of cost in excess of the current reserve, however such amount cannot be reasonably estimated. Coverage under insurance policies is subject to varying characteristics of asbestos claims including, but not limited to, the type of claim (premise vs. product exposure), alleged date of first exposure to our products or premises and disease alleged. Depending upon the nature of these characteristics, as well as the resolution of certain legal issues, some portion of the insurance may not be accessible by us.
      Heatway (Entran II). On June 4, 2004, we entered into an amended settlement agreement that was intended to address the claims arising out of a number of Federal, state and Canadian actions filed against us

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
involving a rubber hose product, Entran II. We supplied Entran II from 1989 to 1993 to Chiles Power Supply, Inc. (d/b/a Heatway Systems), a designer and seller of hydronic radiant heating systems in the United States. Heating systems using Entran II are typically attached or embedded in either indoor flooring or outdoor pavement, and use Entran II hose as a conduit to circulate warm fluid as a source of heat. We had recorded liabilities related to Entran II claims totaling $307.2 million at December 31, 2004 and $246.1 million at December 31, 2003.
      On October 19, 2004, the amended settlement received court approval. As a result, we will make annual cash contributions to a settlement fund of $60 million, $40 million, $15 million, $15 million and $20 million in 2004, 2005, 2006, 2007 and 2008, respectively. In addition to these annual payments, we contributed approximately $170 million we had received from insurance contributions to a settlement fund pursuant to the terms of the settlement agreement. We do not expect to receive any additional insurance reimbursements for Entran II related matters. In November 2004, we made our first annual cash contribution, approximately $60 million, to the settlement fund.
      Approximately 57 sites have been opted out of the amended settlement. There are three state court actions filed against us involving approximately 17 of these sites and additional actions may be filed against us in the future. Although any liability resulting from the opt outs will not be covered by the amended settlement, we will be entitled to assert a proxy claim against the settlement fund for the payment such claimant would have been entitled to under the amended settlement.
      In addition to the sites that have been opted out of the amended settlement, any liability related to five actions in which we have received adverse judgments also will not be covered by the amended settlement. With respect to two of these matters, however, we will be entitled to assert a proxy claim against the settlement fund for amounts (if any) paid to plaintiffs in these actions. Our recorded liabilities related to these five claims totaled $48.5 million at December 31, 2004.
      The ultimate cost of disposing of Entran II claims is dependent upon a number of factors, including our ability to resolve claims not subject to the amended settlement (including the cases in which we have received adverse judgments) and whether or not claimants opting out of the amendment settlement pursue claims against us in the future.
      Other Actions. We are currently a party to various claims and legal proceedings in addition to those noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and when no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling one or more products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods.

Tax Matters
      The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
positions will be sustained when challenged by the taxing authorities. As of December 31, 2004 we had not recognized tax benefits of approximately $180 million relating to the reorganization of legal entities in 2001. Pursuant to the reorganization, our tax payments have been reduced by approximately $67 million through December 31, 2004. Should the ultimate outcome be unfavorable, we would be required to make a cash payment for all tax reductions claimed as of that date.

Guarantees
      We are a party to various agreements under which we have undertaken obligations resulting from the issuance of certain guarantees. Guarantees have been issued on behalf of our affiliates or our customers. Normally there is no separate premium received by us as consideration for the issuance of guarantees. Our performance under these guarantees would normally be triggered by the occurrence of one or more events as provided in the specific agreements. Collateral and recourse provisions available to us under these agreements were not significant.
      Customer Financing. In the normal course of business, we will from time to time issue guarantees to financial institutions on behalf of our customers. We normally issue these guarantees in connection with the arrangement of financing by the customer. We generally do not require collateral in connection with the issuance of these guarantees. In the event of non-payment by a customer, we would be obligated to make payment to the financial institution, and would typically have recourse to the assets of that customer. At December 31, 2004, we had guarantees outstanding under which the maximum potential amount of payments totaled $7.5 million, and which expire at various times through 2012. We cannot estimate the extent to which the customers’ assets, in the aggregate, would be adequate to recover the maximum amount of potential payments. There were no recorded liabilities associated with these guarantees on the Consolidated Balance Sheet at December 31, 2004 or 2003.
      Affiliate Financing. We will from time to time issue guarantees to financial institutions on behalf of certain of our affiliates, which are accounted for using the equity method. The financing arrangements of the affiliates may be for either working capital or capital expenditures. We generally do not require collateral in connection with the issuance of these guarantees. In the event of non-payment by an affiliate, we are obligated to make payment to the financial institution, and will typically have recourse to the assets of that affiliate. At December 31, 2004, we had guarantees outstanding under which the maximum potential amount of payments totaled $9.8 million, and which expire at various times through 2007. We are unable to estimate the extent to which the affiliates’ assets would be adequate to recover the maximum amount of potential payments with that affiliate.
      Employee Guarantees. We will from time to time issue guarantees to financial institutions or other companies on behalf of certain employees or associates that are relocated to international operations. At December 31, 2004, we had guarantees outstanding under which the maximum potential amount of payments totaled $0.9 million.
      Indemnifications. At December 31, 2004, we were a party to various agreements under which we had assumed obligations to indemnify the counterparties from certain potential claims and losses. These agreements typically involve standard commercial activities undertaken by us in the normal course of business; the sale of our assets; the formation of joint venture businesses to which we have contributed assets in exchange for ownership interests; and other financial transactions. Indemnifications provided by us pursuant to these agreements relate to various matters including, among other things, environmental, tax and shareholder matters; intellectual property rights; government regulations and employment-related matters; and dealer, supplier and other commercial matters.
      Certain indemnifications expire from time to time, and certain other indemnifications are not subject to an expiration date. In addition, our potential liability under certain indemnifications is subject to maximum

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
caps, while other indemnifications are not subject to caps. Although we have been subject to indemnification claims in the past, we cannot reasonably estimate the number, type and size of indemnification claims that may arise in the future. Due to these and other uncertainties associated with the indemnifications, our maximum exposure to loss under these agreements cannot be estimated.
      We have determined that there are no guarantees other than liabilities for which amounts are already recorded or reserved in our financial statements under which it is probable that we have incurred a liability.

Note 21.	Preferred Stock Purchase Rights Plan
      On February 3, 2004, the Company’s Board of Directors approved an amendment to the Rights Agreement to change the final expiration date of the Rights Agreement from July 26, 2006 to June 1, 2004. As a result, the preferred stock purchase rights granted under the Rights Agreement expired at the close of business on June 1, 2004.

Note 22.	Future Liquidity Requirements
      At December 31, 2004, we had $1.97 billion in cash and cash equivalents, of which $1.02 billion was held in the United States and $415.6 million was in accounts of GDTE. The remaining amounts were held in our other non-U.S. operations. Our ability to move cash and cash equivalents among our various operating locations is subject to the operating needs of the operating locations as well as restrictions imposed by local laws and applicable credit facility agreements. At December 31, 2004, approximately $219.9 million of cash was held in locations where significant tax or legal impediments would make it difficult or costly to execute monetary transfers. Unused availability under our various credit agreements totaled approximately $1.12 billion at December 31, 2004. Based upon our projected operating results, we expect that cash flow from operations, together with amounts available under our primary credit facilities and other sources of liquidity, will be adequate to meet our anticipated liquidity requirements through December 31, 2005 (including working capital, debt service, pension funding and capital expenditures).
      The aggregate amount of long-term debt maturing in calendar years 2005 and 2006 is approximately $1.01 billion and $1.92 billion, respectively. Included in the amount for 2005 is $400.0 million related to our primary European credit facilities maturing on April 30, 2005 and our €400 million 6.375% Euro Notes due June 2005 (equivalent to approximately $542 million at December 31, 2004). In March 2006, $1.45 billion related to our asset-based facilities matures, and the $250 million 6 5/8% Senior Notes are due in December 2006. On February 23, 2005 we announced that we intend to refinance approximately $3.3 billion of our credit facilities. These include:

•	a $1.3 billion asset-based credit facility, due March 31, 2006,

•	a $650 million asset-based term loan, due March 31, 2006,

•	a $680 million deposit funded credit facility, due September 30, 2007, and

•	$650 million in credit facilities for our Goodyear Dunlop Tires Europe B.V. affiliate, due April 30, 2005.
      We expect to replace these facilities with $3.35 billion in new five-year facilities that will be due in 2010 and include:

•	a $1.5 billion asset-based credit facility,

•	a $1.2 billion second lien term loan, and

•	the Euro equivalent of $650 million in credit facilities for Goodyear Dunlop Tires Europe B.V.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      These transactions are subject to market conditions and the execution of definitive documentation and are expected to close in April 2005. We expect to record pretax charges of approximately $40 million for the write-off of unamortized costs related to the replaced facilities, and the costs of refinancing could be significant. Failure to refinance the European credit facilities or asset-based facilities before they mature could have a material adverse affect on our liquidity. In order to ensure that our future liquidity requirements are addressed, we plan to seek additional financing in the capital markets. Because of our debt ratings, operating performance over the past few years and other factors, access to the capital markets cannot be assured.
      Our ongoing ability to access the capital markets is also dependent on the degree of success we have implementing our North American Tire turnaround strategy. Successful implementation of the turnaround strategy is also crucial to ensuring that we have sufficient cash flow from operations to meet our obligations. While we made progress in implementing the turnaround strategy in 2004, there is no assurance that our progress will continue, or that we will be able to sustain any future progress to a degree sufficient to maintain access to capital markets and meet liquidity requirements. As a result, failure to complete the turnaround strategy successfully could have a material adverse effect on our financial position, results of operations and liquidity.
      Future liquidity requirements also may make it necessary for us to incur additional debt. However, a substantial portion of our assets is already subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. In addition, unless we sustain or improve our financial performance, our ability to raise unsecured debt may be limited.
      In addition to maturing debt, we are required to make contributions to our domestic defined benefit pension plans. These contributions are required under the minimum funding requirements of the Employee Retirement Income Security Act (“ERISA”). Although subject to change, we expect to be required by ERISA to make contributions to our domestic pension plans of approximately $400 million to $425 million in 2005. At the end of 2005, the current interest rate relief measures used for pension funding calculations expire. If current measures are extended, we estimate that required contributions in 2006 will be in the range of $600 million to $650 million. If new legislation is not enacted, the interest rate used for 2006 and beyond will be based upon a 30-year U.S. Treasury bond rate, as calculated and published by the U.S. government as a proxy for the rate that could be attained if 30-year Treasury bonds were currently being issued. Using an estimate of these rates would result in estimated required contributions during 2006 in the range of $725 million to $775 million. The assumptions used to develop these estimates are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingencies.” We are not able to reasonably estimate our future required contributions beyond 2006. Nevertheless, we expect that the amount of contributions required in years beyond 2006 will be substantial. In 2005, in addition to required domestic plan contributions, we expect to contribute approximately $70 million to our funded international pension plans.
      Our postretirement benefit plans will require amounts to cover benefit payments in the future. Benefit payments are expected to be approximately $304 million in 2005, $321 million in 2006 and $274 million in 2007. These estimates are based upon the plan provisions currently in effect. Ultimate payments are expected to be $2.6 billion as calculated on December 31, 2004. The majority of these payments would be made more than five years hence. The estimated payments do not include an estimated reduction in our obligations totaling approximately $475 million to $525 million resulting from the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.
      Pursuant to an agreement entered into in 2001, Ansell Ltd. (Ansell), our joint venture partner in South Pacific Tyres (SPT), has the right, during the period beginning August 2005 and ending one year later, to require Goodyear to purchase Ansell’s 50% interest in SPT. The purchase price is a formula price based on the earnings of SPT, subject to various adjustments. If Ansell does not exercise its right, we may require Ansell to

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
sell its interest to us during the 180 days following the expiration of Ansell’s right at a price established using the same formula.
      We are subject to various legal proceedings, including those described in Note 20. In the event we wish to appeal any future adverse judgment in any proceeding, we would be required to post an appeal bond with the relevant court. If we do not have sufficient availability under our U.S. deposit-funded credit facility to issue a letter of credit to support an appeal bond, we may be required to (i) pay down borrowings under the facility in order to increase the amount available for issuing letters of credit, or (ii) deposit cash collateral in order to stay the enforcement of the judgment pending an appeal. A significant deposit of cash collateral may have a material adverse effect on our liquidity.
      A substantial portion of our borrowings is at variable rates of interest and exposes us to interest rate risk. If interest rates rise, our debt service obligations would increase. An unanticipated significant rise in interest rates could have a material adverse effect on our liquidity in future periods.

Note 23.	Investments in Unconsolidated Affiliates
      At December 31, 2004, we had a number of investments in entities that engaged in the manufacture, distribution and sale of tires and tire related products and services. In addition, we had an investment in a rubber purchasing consortium, Rubbernetwork.com (RNC). Effective January 1, 2004, South Pacific Tyres (SPT) and Tire & Wheels Assemblies, Inc. (T&WA) were consolidated pursuant to FIN 46. Refer to Note 8. The other investments continued to be accounted for under the equity method.
      Investments in and Advances to Affiliates at December 31, 2004 and 2003 included balances related to the affiliates in the following table, among others. Balances related to SPT and T&WA were included only at December 31, 2003.
      Our percentage ownership of the investees indicated below follows:

Investment	Ownership

Dunlop Goodyear Kabushiki Kaisha	25.0%
Nippon Goodyear Kabushiki Kaisha	25.0
RNC	27.8
AOT, Inc.	50.0
Coast Tire & Auto Service (2002) Ltd	49.0
Fountain Tire Limited	49.0
SPT	50.0
T&WA	40.0
      Investments in and advances to the unconsolidated affiliates presented above totaled $28.9 million and $167.9 million (as restated) at December 31, 2004 and 2003, respectively. Our aggregate investments in and advances to unconsolidated affiliates were $34.9 million and $184.2 million (as restated) at December 31, 2004 and 2003, respectively. The balances at December 31, 2003 included SPT and T&WA.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Summarized financial information related to the unconsolidated affiliates in the table above is presented below.

	RNC	All Other	Total
(In millions)
2004
Statement of Income Information:
Net sales	$13.7	$981.6	$995.3
Gross profit	0.7	235.6	236.3
Net income (loss)	(1.0)	27.8	26.8
Financial Position Information:
Current assets	7.1	357.4	364.5
Noncurrent assets	0.5	37.6	38.1
Current liabilities	3.2	283.3	286.5
Noncurrent liabilities	12.1	25.3	37.4

	SPT	RNC	All Other	Total

2003
Statement of Income Information:
Net sales	$640.3	$9.0	$1,302.4	$1,951.7
Gross profit (loss)	183.6	(6.5)	267.4	444.5
Net income (loss)	(19.5)	(29.7)	12.9	(36.3)
Financial Position Information:
Current assets	287.8	10.1	354.3	652.2
Noncurrent assets	194.9	0.8	111.7	307.4
Current liabilities	321.5	12.8	314.7	649.0
Noncurrent liabilities	97.6	10.5	88.9	197.0
2002
Statement of Income Information:
Net sales	$523.4	$9.0	$1,056.1	$1,588.5
Gross profit (loss)	137.2	(6.9)	208.0	338.3
Net income (loss)	(14.5)	(15.3)	6.8	(23.0)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 24.	Consolidating Financial Information
      Certain of our subsidiaries have guaranteed Goodyear’s obligations under $650 million of senior secured notes issued in March 2004. The following presents the condensed consolidating financial information separately for:

(i)	The Goodyear Tire & Rubber Company (the “Parent Company”), the issuer of the guaranteed obligations,

(ii)	Guarantor subsidiaries, on a combined basis, as specified in the Indenture related to Goodyear’s obligations under $650 million of Senior Secured Notes issued on March 12, 2004 ($450 million of 11% Senior Secured Notes due 2011 and $200 million of Senior Secured Floating Rate Notes due 2011 (the “Notes”)),

(iii)	Non-guarantor subsidiaries, on a combined basis,

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions and (b) eliminate the investments in our subsidiaries and (c) record consolidating entries, and

(v)	The Goodyear Tire & Rubber Company and Subsidiaries on a consolidated basis.
      Each guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for using the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.
      Certain non-guarantor subsidiaries of the Parent Company are restricted from remitting funds to it by means of dividends, advances or loans, primarily due to restrictions in credit facility agreements entered into by those subsidiaries. At December 31, 2004 and 2003, approximately $221 million and $259 million, respectively, of non-guarantor net assets were restricted. There were no restrictions on the ability of the guarantor subsidiaries to remit net assets to the Parent Company at December 31, 2004 or 2003.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheet

	December 31, 2004

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
ASSETS
Current Assets:
Cash and cash equivalents	$1,004.2	$50.2	$913.5	$—	$1,967.9
Restricted cash	137.0	—	15.4	—	152.4
Accounts and notes receivable	1,209.1	202.5	1,997.2	—	3,408.8
Accounts and notes receivable from affiliates	—	611.6	—	(611.6)	—
Inventories	1,162.4	249.6	1,426.4	(53.6)	2,784.8
Prepaid expenses and other current assets	89.6	13.9	185.7	10.0	299.2

Total Current Assets	3,602.3	1,127.8	4,538.2	(655.2)	8,613.1
Long Term Accounts and Notes Receivable	240.7	7.3	59.5	—	307.5
Investments in and Advances to Affiliates	4.2	10.0	20.7	—	34.9
Other Assets	61.9	—	16.4	—	78.3
Goodwill	—	35.2	470.4	214.7	720.3
Other Intangible Assets	100.7	41.2	61.3	(40.6)	162.6
Deferred Income Tax	—	13.9	69.5	—	83.4
Prepaid and Deferred Pension Costs	432.1	178.8	219.0	—	829.9
Deferred Charges	159.9	3.9	84.3	—	248.1
Investments in Subsidiaries	3,970.7	431.9	3,075.4	(7,478.0)	—
Properties and Plants	2,088.8	332.2	3,010.7	23.5	5,455.2

Total Assets	$10,661.3	$2,182.2	$11,625.4	$(7,935.6)	$16,533.3

LIABILITIES
Current Liabilities:
Accounts payable — trade	$529.1	$61.5	$1,379.8	$—	$1,970.4
Accounts payable to affiliates	528.3	—	83.3	(611.6)	—
Compensation and benefits	647.8	45.8	335.6	—	1,029.2
Other current liabilities	428.8	18.0	294.8	—	741.6
United States and foreign taxes	62.7	31.6	177.0	—	271.3
Notes payable	—	—	220.6	—	220.6
Long term debt and capital leases due within one year	562.5	0.2	447.2	—	1,009.9

Total Current Liabilities	2,759.2	157.1	2,938.3	(611.6)	5,243.0
Long Term Debt and Capital Leases	4,009.8	1.5	437.8	—	4,449.1
Compensation and Benefits	3,336.3	312.4	1,387.1	—	5,035.8
Deferred Income Tax	93.7	6.7	326.8	(21.4)	405.8
Other Long Term Liabilities	389.5	9.2	82.0	—	480.7
Minority Equity in Subsidiaries	—	—	632.0	214.1	846.1

Total Liabilities	10,588.5	486.9	5,804.0	(418.9)	16,460.5
Commitments and Contingent Liabilities
Shareholders’ Equity (Deficit):
Preferred Stock	—	—	—	—	—
Common Stock	175.6	668.8	4,190.5	(4,859.3)	175.6
Capital Surplus	1,391.8	12.2	865.6	(877.8)	1,391.8
Retained Earnings	1,069.9	1,291.0	2,082.2	(3,373.2)	1,069.9
Accumulated Other Comprehensive Income (Loss)	(2,564.5)	(276.7)	(1,316.9)	1,593.6	(2,564.5)

Total Shareholders’ Equity (Deficit)	72.8	1,695.3	5,821.4	(7,516.7)	72.8

Total Liabilities and Shareholders’ Equity (Deficit)	$10,661.3	$2,182.2	$11,625.4	$(7,935.6)	$16,533.3

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheet

	December 31, 2003

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
ASSETS
Current Assets:
Cash and cash equivalents	$584.7	$24.8	$936.8	$—	$1,546.3
Restricted cash	17.7	—	6.2	—	23.9
Accounts and notes receivable	941.3	180.7	1,480.3	—	2,602.3
Accounts and notes receivable from affiliates	—	587.6	118.3	(705.9)	—
Inventories	1,176.8	243.7	1,098.1	(50.9)	2,467.7
Prepaid expenses and other current assets	134.7	8.4	145.9	16.4	305.4

Total Current Assets	2,855.2	1,045.2	3,785.6	(740.4)	6,945.6
Long Term Accounts and Notes Receivable	271.3	7.5	53.8	(42.9)	289.7
Investments in and Advances to Affiliates	57.9	9.7	116.5	0.1	184.2
Other Assets	49.6	—	21.9	—	71.5
Goodwill	—	35.3	389.0	233.9	658.2
Other Intangible Assets	102.3	45.0	47.5	(44.4)	150.4
Deferred Income Tax	—	4.3	66.0	0.2	70.5
Prepaid and Deferred Pension Costs	506.1	153.2	210.6	—	869.9
Deferred Charges	160.4	3.7	91.2	0.6	255.9
Investments in Subsidiaries	3,670.4	428.7	3,039.7	(7,138.8)	—
Properties and Plants	2,201.7	352.1	2,622.1	29.3	5,205.2

Total Assets	$9,874.9	$2,084.7	$10,443.9	$(7,702.4)	$14,701.1

LIABILITIES
Current Liabilities:
Accounts payable — trade	$426.4	$54.7	$1,076.9	$(0.2)	$1,557.8
Accounts payable to affiliates	705.9	—	—	(705.9)	—
Compensation and benefits	641.6	46.1	290.2	—	977.9
Other current liabilities	340.0	22.0	222.3	—	584.3
United States and foreign taxes	96.5	14.5	157.7	2.0	270.7
Notes payable	—	—	146.7	—	146.7
Long term debt and capital leases due within one year	70.2	0.1	43.2	—	113.5

Total Current Liabilities	2,280.6	137.4	1,937.0	(704.1)	3,650.9
Long Term Debt and Capital Leases	4,060.3	1.8	763.7	—	4,825.8
Compensation and Benefits	3,116.7	252.5	1,143.7	—	4,512.9
Deferred Income Tax	42.8	7.0	321.4	9.4	380.6
Other Long Term Liabilities	406.7	9.4	126.7	(33.7)	509.1
Minority Equity in Subsidiaries	—	—	655.1	198.9	854.0

Total Liabilities	9,907.1	408.1	4,947.6	(529.5)	14,733.3
Commitments and Contingent Liabilities
Shareholders’ Equity (Deficit)
Preferred Stock	—	—	—	—	—
Common Stock	175.3	668.8	3,992.7	(4,661.5)	175.3
Capital Surplus	1,390.2	12.1	904.5	(916.6)	1,390.2
Retained Earnings	955.1	1,240.5	1,967.6	(3,208.1)	955.1
Accumulated Other Comprehensive Income (Loss)	(2,552.8)	(244.8)	(1,368.5)	1,613.3	(2,552.8)

Total Shareholders’ Equity (Deficit)	(32.2)	1,676.6	5,496.3	(7,172.9)	(32.2)

Total Liabilities and Shareholders’ Equity (Deficit)	$9,874.9	$2,084.7	$10,443.9	$(7,702.4)	$14,701.1

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Consolidating Statement of Income

	Year Ended December 31, 2004

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$8,728.2	$2,119.6	$14,902.3	$(7,397.6)	$18,352.5
Cost of Goods Sold	7,740.4	1,839.1	12,563.8	(7,452.0)	14,691.3
Selling, Administrative and General Expense	1,165.4	183.4	1,506.8	(22.5)	2,833.1
Rationalizations	40.6	(5.9)	20.9	—	55.6
Interest Expense	326.4	37.1	242.0	(236.7)	368.8
Other (Income) Expense	(200.9)	4.7	(93.9)	298.3	8.2
Foreign Currency Exchange	2.3	(3.3)	24.4	—	23.4
Equity in (Earnings) Loss of Affiliates	(2.0)	(0.5)	(5.9)	—	(8.4)
Minority Interest in Net Income of Subsidiaries	—	—	55.9	1.9	57.8

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(344.0)	65.0	588.3	13.4	322.7
United States and Foreign Taxes on Income	(53.3)	26.0	236.3	(1.1)	207.9
Equity in (Earnings) Loss of Subsidiaries	(405.5)	(30.3)	—	435.8	—

Net Income (Loss)	$114.8	$69.3	$352.0	$(421.3)	$114.8

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$7,798.2	$1,950.1	$11,598.4	$(6,245.1)	$15,101.6
Cost of Goods Sold	7,207.4	1,698.0	9,879.0	(6,303.4)	12,481.0
Selling, Administrative and General Expense	1,071.4	176.2	1,140.3	(13.7)	2,374.2
Rationalizations	74.7	14.9	201.9	—	291.5
Interest Expense	252.3	35.8	181.9	(173.7)	296.3
Other (Income) Expense	(17.4)	4.6	(118.4)	392.1	260.9
Foreign Currency Exchange	14.7	4.5	21.5	—	40.7
Equity in (Earnings) Loss of Affiliates	8.2	0.9	5.4	—	14.5
Minority Interest in Net Income of Subsidiaries	—	—	32.8	—	32.8

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(813.1)	15.2	254.0	(146.4)	(690.3)
United States and Foreign Taxes on Income	(38.2)	2.1	150.9	2.3	117.1
Equity in (Earnings) Loss of Subsidiaries	32.5	(16.7)	—	(15.8)	—

Net Income (Loss)	$(807.4)	$29.8	$103.1	$(132.9)	$(807.4)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$7,586.5	$1,890.0	$9,381.9	$(5,030.0)	$13,828.4
Cost of Goods Sold	6,707.1	1,662.3	7,965.4	(5,047.2)	11,287.6
Selling, Administrative and General Expense	1,077.8	178.1	957.3	(10.8)	2,202.4
Rationalizations	10.4	(1.7)	(3.2)	—	5.5
Interest Expense	210.3	32.8	122.5	(122.9)	242.7
Other (Income) Expense	64.1	(0.2)	(133.2)	117.8	48.5
Foreign Currency Exchange	(1.2)	0.5	(8.0)	—	(8.7)
Equity in (Earnings) Loss of Affiliates	10.1	(0.7)	4.4	—	13.8
Minority Interest in Net Income of Subsidiaries	—	—	55.6	—	55.6

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(492.1)	18.9	421.1	33.1	(19.0)
United States and Foreign Taxes on Income	1,108.6	5.4	110.3	3.6	1,227.9
Equity in (Earnings) Loss of Subsidiaries	(353.8)	(2.6)	—	356.4	—

Net Income (Loss)	$(1,246.9)	$16.1	$310.8	$(326.9)	$(1,246.9)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows

	Twelve Months Ended December 31, 2004

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Cash Flows From Operating Activities:
Total Cash Flows From Operating Activities	$182.8	$42.2	$811.9	$(317.1)	$719.8
Cash Flows From Investing Activities:
Capital expenditures	(153.2)	(11.5)	(353.3)	(0.6)	(518.6)
Asset sales	105.9	1.1	13.8	(101.5)	19.3
Asset acquisitions	(51.4)	—	(112.5)	102.1	(61.8)
Capital contributions	(9.4)	(3.2)	(31.3)	43.9	—
Capital redemptions	5.8	—	115.8	(121.6)	—
Other transactions	35.9	—	—	—	35.9

Total Cash Flows From Investing Activities	(66.4)	(13.6)	(367.5)	(77.7)	(525.2)
Cash Flows From Financing Activities:
Short term debt incurred	43.7	—	118.8	—	162.5
Short term debt paid	—	(2.7)	(136.5)	—	(139.2)
Long term debt incurred	1,675.3	—	391.4	—	2,066.7
Long term debt paid	(1,247.0)	(0.2)	(446.7)	—	(1,693.9)
Common stock issued	1.8	—	—	—	1.8
Capital contributions	—	—	35.3	(35.3)	—
Capital redemptions	—	—	(117.1)	117.1	—
Dividends to minority interests in subsidiaries	—	—	(341.9)	313.0	(28.9)
Debt issuance costs	(51.4)	—	—	—	(51.4)
Increase in restricted cash	(119.3)	—	(9.2)	—	(128.5)

Total Cash Flows From Financing Activities	303.1	(2.9)	(505.9)	394.8	189.1
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(0.3)	38.2	—	37.9

Net Change in Cash and Cash Equivalents	419.5	25.4	(23.3)	—	421.6
Cash and Cash Equivalents at Beginning of the Period	584.7	24.8	936.8	—	1,546.3

Cash and Cash Equivalents at End of the Period	$1,004.2	$50.2	$913.5	$—	$1,967.9

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows

	Twelve Months Ended December 31, 2003

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Cash Flows From Operating Activities:
Total Cash Flows From Operating Activities	$(721.4)	$(66.9)	$750.4	$(250.9)	$(288.8)
Cash Flows From Investing Activities:
Capital expenditures	(158.9)	(5.3)	(204.7)	(6.5)	(375.4)
Short term securities redeemed	—	—	26.6	—	26.6
Asset sales	367.8	—	18.6	(282.0)	104.4
Asset acquisitions	(71.2)	—	(282.3)	282.3	(71.2)
Capital contributions	(30.7)	—	—	30.7	—
Capital redemptions	43.6	16.3	162.0	(221.9)	—
Other transactions	2.7	4.4	142.4	(69.9)	79.6

Total Cash Flows From Investing Activities	153.3	15.4	(137.4)	(267.3)	(236.0)
Cash Flows From Financing Activities:
Short term debt incurred	8.3	—	314.8	—	323.1
Short term debt paid	—	(0.3)	(469.0)	0.1	(469.2)
Long term debt incurred	2,379.7	—	604.0	0.1	2,983.8
Long term debt paid	(1,510.2)	(0.1)	(101.8)	—	(1,612.1)
Common stock issued	0.2	—	—	—	0.2
Capital contributions	—	48.7	30.7	(79.4)	—
Capital redemptions	—	—	(205.4)	205.4	—
Dividends paid to minority interests in subsidiaries	—	—	(432.6)	394.0	(38.6)
Dividends paid to Goodyear shareholders	—	2.0	—	(2.0)	—
Debt issuance costs	(104.1)	—	—	—	(104.1)
Increase in restricted cash	(17.7)	—	(6.2)	—	(23.9)
Other transactions	27.9	—	—	—	27.9

Total Cash Flows From Financing Activities	784.1	50.3	(265.5)	518.2	1,087.1
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	2.4	61.8	—	64.2

Net Change in Cash and Cash Equivalents	216.0	1.2	409.3	—	626.5
Cash and Cash Equivalents at Beginning of the Period	368.7	23.6	527.5	—	919.8

Cash and Cash Equivalents at End of the Period	$584.7	$24.8	$936.8	$—	$1,546.3

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows

	Twelve Months Ended December 31, 2002

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Cash Flows From Operating Activities:
Total Cash Flows From Operating Activities	$(172.7)	$56.4	$868.4	$(66.1)	$686.0
Cash Flows From Investing Activities:
Capital expenditures	(247.1)	(19.2)	(171.8)	(20.0)	(458.1)
Short term securities acquired	—	—	(64.7)	—	(64.7)
Short term securities redeemed	—	—	38.5	—	38.5
Asset sales	104.4	—	57.9	(106.7)	55.6
Asset acquisitions	(15.9)	—	(142.7)	103.8	(54.8)
Capital contributions	(43.1)	(27.3)	(38.4)	108.8	—
Capital redemptions	280.4	—	36.0	(316.4)	—
Other transactions	(30.4)	(0.3)	(45.0)	18.9	(56.8)

Total Cash Flows From Investing Activities	48.3	(46.8)	(330.2)	(211.6)	(540.3)
Cash Flows From Financing Activities:
Short term debt incurred	—	—	84.1	—	84.1
Short term debt paid	(3.6)	—	(83.9)	—	(87.5)
Long term debt incurred	0.5	—	37.9	—	38.4
Long term debt paid	(45.8)	(0.1)	(79.3)	—	(125.2)
Common stock issued	18.7	—	—	—	18.7
Capital contributions	—	3.0	113.9	(116.9)	—
Capital redemptions	—	—	(272.8)	272.8	—
Dividends paid to minority interest in subsidiaries	—	—	(138.0)	121.8	(16.2)
Dividends paid to Goodyear shareholders	(79.8)	—	—	—	(79.8)

Total Cash Flows From Financing Activities	(110.0)	2.9	(338.1)	277.7	(167.5)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(0.2)	(13.5)	—	(13.7)

Net Change in Cash and Cash Equivalents	(234.4)	12.3	186.6	—	(35.5)
Cash and Cash Equivalents at Beginning of the Period	603.1	11.3	340.9	—	955.3

Cash and Cash Equivalents at End of the Period	$368.7	$23.6	$527.5	$—	$919.8

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 25.	Subsequent Events
      On February 28, 2005, we announced that we had entered into an agreement to sell the assets of our North American farm tire business to Titan International, Inc., for approximately $100 million, pending government, regulatory and union approvals. In connection with the transaction, we expect to record approximately $35 to 65 million of non-cash pension and retiree medical costs in the quarter in which the transaction closes. Additional charges also may be incurred in connection with the closing of the transaction. The assets to be sold include inventories and our manufacturing plant, property and equipment in Freeport, Illinois.
      Effective January 1, 2005, we integrated our Chemical Products business segment into our North American Tire business segment. The integration did not affect net income. Segment information for all periods presented has been restated. During 2004, $818.6 million, or 53.4%, of Chemical Products’ sales and 75.2% of its segment operating income resulted from intercompany transactions. Our total segment sales no longer reflect these intercompany sales. In addition, the segment operating income previously attributable to Chemical Products’ intercompany transactions is no longer included in the total segment operating income that we report.
      On January 21, 2005, final regulations were issued under the Medicare Prescription Drug, Improvement and Modernization Act. Based on the clarifications provided in the final regulations, our net periodic postretirement cost is expected to be lower by approximately $50 million in 2005, and the accumulated postretirement benefit obligation is expected to be reduced by approximately $475 million to $525 million during 2005. Refer to Note 13.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Supplementary Data
(Unaudited)
Quarterly Data and Market Price Information

	Quarter

	Restated

	First	Second	Third	Fourth	Year
(In millions, except per share amounts)
2004
Net Sales	$4,301.9	$4,519.4	$4,699.5	$4,831.7	$18,352.5
Gross Profit	826.0	930.2	949.5	955.5	3,661.2
Net Income (Loss)	$(78.1)	$29.8	$38.5	$124.6	$114.8

Net Income (Loss) Per Share — Basic	$(0.45)	$0.17	$0.22	$0.71	$0.65

— Diluted	$(0.45)	$0.17	$0.20	$0.62	$0.63

Average Shares Outstanding — Basic	175.3	175.3	175.4	175.5	175.4
— Diluted	175.3	176.8	206.9	207.8	192.3
Price Range of Common Stock:* High	$11.97	$10.45	$12.00	$15.01	$15.01
Low	7.06	7.66	8.70	9.15	7.06
Selected Balance Sheet Items at Quarter-End:
Total Assets	$15,164.4	$14,997.2	$15,774.3	$16,533.3
Total Debt	5,401.4	5,316.8	5,660.5	5,679.6
Shareholders’ Equity (Deficit)	(144.2)	(167.3)	(47.8)	72.8

	Quarter as Originally Reported

	First(A)	Second(B)	Third(C)
(In millions, except per share amounts)
2004
Net Sales	$4,290.9	$4,508.9	$4,713.7
Gross Profit	825.2	926.1	947.1
Net Income (Loss)	$(76.9)	$25.1	$36.5

Net Income (Loss) Per Share — Basic	$(0.44)	$0.14	$0.21

— Diluted	$(0.44)	$0.14	$0.21

Average Shares Outstanding — Basic	175.3	175.3	175.4
— Diluted	175.3	176.8	177.9
Price Range of Common Stock:* High	$11.97	$10.45	$12.00
Low	7.06	7.66	9.09
Selected Balance Sheet Items at Quarter-End:
Total Assets	$15,421.3	$15,261.8	$15,675.0
Total Debt	5,341.4	5,257.1	5,603.8
Shareholders’ Equity (Deficit)	(121.5)	(147.5)	(38.4)

(A)	As reported in 2004 Form 10-Q filed on June 18, 2004.

(B)	As reported in 2004 Form 10-Q filed on August 5, 2004.

(C)	As reported in 2004 Form 10-Q filed on November 9, 2004.

*	New York Stock Exchange — Composite Transactions

Effect of restatement adjustments on Goodyear’s previously issued financial statements
Increase (Decrease) in Income (Loss)

	2004 Quarter Ended

	March 31	June 30	September 30	Total
(In millions, except per share amounts)
	(Unaudited)
Net income (loss) as originally reported(A)	$(76.9)	$25.1	$36.5	$(15.3)
Adjustments (pretax):
SPT	1.2	(1.2)	0.6	0.6
General and Product Liability	(1.5)	4.1	(0.4)	2.2
Account Reconciliations	0.2	1.1	1.2	2.5

Total adjustments (pretax)	(0.1)	4.0	1.4	5.3
Tax effect of restatement adjustments	(0.5)	1.4	(0.4)	0.5
Tax adjustments	(0.6)	(0.7)	1.0	(0.3)

Total taxes	(1.1)	0.7	0.6	0.2

Total net adjustments	(1.2)	4.7	2.0	5.5

Net income (loss) as restated	$(78.1)	$29.8	$38.5	$(9.8)

Per Share of Common Stock:
Net income (loss) — Basic as originally reported	$(0.44)	$0.14	$0.21

Effect of net adjustments	(0.01)	0.03	0.01

Net income (loss) — Basic as restated	$(0.45)	$0.17	$0.22

Net income (loss) — Diluted as originally reported	$(0.44)	$0.14	$0.21
Effect of net adjustments	(0.01)	0.03	0.01
Effect of Convertible Senior Notes	—	—	(0.02)

Net income (loss) — Diluted as restated	$(0.45)	$0.17	$0.20

(A)	As reported in 2004 Forms 10-Q filed on June 18, August 5 and November 9, 2004, respectively.
      Net income per share — diluted as restated in the third and fourth quarters of 2004 reflected the dilutive impact of the assumed conversion of our $350 million Convertible Senior Notes into shares of our Common Stock. The Notes were issued on July 2, 2004. Net income per share — diluted in 2004 included a pro forma earnings adjustment representing avoided after-tax interest expense of $3.5 million in each of the third and fourth quarters. Average shares outstanding — diluted included 29.1 million shares in each of the third and fourth quarters, and 14.5 million shares in the full year, resulting from the assumed conversion. Refer to Note 12.
      The first quarter of 2004 included net after-tax gains of $2.1 million from asset sales and net favorable tax adjustments of $1.9 million. The first quarter also included net after-tax charges of $20.5 million for rationalizations, $11.6 million for insurance fire loss deductibles, $9.2 million for general and product liability-discontinued products and $4.1 million for accelerated depreciation.
      The second quarter of 2004 included net favorable tax adjustments of $4.9 million and net after-tax gains $1.1 million from asset sales. The second quarter also included net after-tax charges of $8.5 million for rationalizations, $8.1 million for general and product liability-discontinued products and $0.5 million for accelerated depreciation.
      The third quarter of 2004 included net favorable tax adjustments of $43.6 million and net after-tax gains of $1.1 million from asset sales. The third quarter also included net after-tax charges of $30.3 million for rationalizations, $8.1 million for general and product liability-discontinued products and $1.9 million for accelerated depreciation.

      The fourth quarter of 2004 included net favorable tax adjustments of $9.7 million and net after-tax gains of $156.6 million from an environmental insurance settlement, $19.3 million from a favorable lawsuit settlement with certain suppliers and $7.3 million from net reversals of rationalization charges. The fourth quarter also included net after-tax charges of $27.4 million for general and product liability-discontinued products, $11.8 million from asset sales (including a loss on the write-down of the assets of our natural rubber plantations in Indonesia) and $2.9 million for accelerated depreciation.
Quarterly Data and Market Price Information

	Quarter

	Restated

	First	Second	Third	Fourth	Year
(In millions, except per share amounts)
2003
Net Sales	$3,546.1	$3,753.6	$3,900.1	$3,901.8	$15,101.6
Gross Profit	583.0	712.0	710.5	615.1	2,620.6
Net Loss	$(200.5)	$(59.6)	$(120.3)	$(427.0)	$(807.4)

Net Loss Per Share — Basic	$(1.14)	$(0.34)	$(0.69)	$(2.44)	$(4.61)

— Diluted	$(1.14)	$(0.34)	$(0.69)	$(2.44)	$(4.61)

Average Shares Outstanding — Basic	175.3	175.3	175.3	175.3	175.3
— Diluted	175.3	175.3	175.3	175.3	175.3
Price Range of Common Stock:* High	$7.33	$7.35	$8.19	$7.94	$8.19
Low	3.35	4.55	4.49	5.55	3.35
Selected Balance Sheet Items at Quarter-End:
Total Assets	$13,227.8	$14,639.0	$14,586.0	$14,701.1
Total Debt	3,830.1	5,026.1	4,944.8	5,086.0
Shareholders’ Equity (Deficit)	90.1	171.8	63.5	(32.2)

	Quarter

	As Previously Reported(A)

	First	Second	Third	Fourth	Year
(In millions, except per share amounts)
2003
Net Sales	$3,545.8	$3,753.3	$3,906.1	$3,913.8	$15,119.0
Gross Profit	583.0	714.5	711.7	614.5	2,623.7
Net Income (Loss)	$(196.5)	$(53.0)	$(118.2)	$(434.4)	$(802.1)

Net Income (Loss) Per Share — Basic	$(1.12)	$(0.30)	$(0.67)	$(2.49)	$(4.58)

— Diluted	$(1.12)	$(0.30)	$(0.67)	$(2.49)	$(4.58)

Average Shares Outstanding — Basic	175.3	175.3	175.3	175.3	175.3
— Diluted	175.3	175.3	175.3	175.3	175.3
Price Range of Common Stock:* High	$7.33	$7.35	$8.19	$7.94	$8.19
Low	3.35	4.55	4.49	5.55	3.35
Selected Balance Sheet Items at Quarter-End:
Total Assets	$13,246.5	$14,636.0	$14,575.9	$15,005.5
Total Debt	3,829.1	5,025.1	4,943.8	5,077.4
Shareholders’ Equity (Deficit)	126.1	207.9	96.0	(13.1)

(A)	As reported in 2004 Form 10-K filed on May 19, 2004.

*	New York Stock Exchange — Composite Transactions

Quarterly Data and Market Price Information

	Quarter as Originally Reported

	First(A)	Second(B)	Third(C)
(In millions, except per share amounts)
2003
Net Sales	$3,545.5	$3,758.2	$3,906.0
Gross Profit	621.1	707.2	719.4
Net Loss	$(163.3)	$(73.6)	$(105.9)

Net Loss Per Share — Basic	$(0.93)	$(0.42)	$(0.60)

— Diluted	$(0.93)	$(0.42)	$(0.60)

Average Shares Outstanding — Basic	175.3	175.3	175.3
— Diluted	175.3	175.3	175.3
Price Range of Common Stock:* High	$7.33	$7.35	$8.19
Low	3.35	4.55	4.49
Selected Balance Sheet Items at Quarter-End:
Total Assets	$13,367.9	$14,740.7	$14,597.6
Total Debt	3,826.7	5,022.7	4,941.5
Shareholders’ Equity	562.0	611.2	429.3

(A)	As reported in 2003 Form 10-Q filed on April 30, 2003.

(B)	As reported in 2003 Form 10-Q filed on July 30, 2003.

(C)	As reported in 2003 Form 10-Q filed on November 19, 2003.

*	New York Stock Exchange — Composite Transactions
Effect of restatement adjustments on Goodyear’s previously issued 2003 quarterly financial statements
Increase (decrease) in Income (loss)

	2003 Quarter Ended

	March 31	June 30	September 30	December 31		Total
(In millions, except per share amounts)
Net loss as originally reported(A)	$(163.3)	$(73.6)	$(105.9)	$(434.4	)(B)	$(777.2)
Adjustments (pretax):
Accounting Irregularities	(1.6)	(2.9)	4.9	—		0.4
Account Reconciliations	(27.7)	20.9	(10.5)	—		(17.3)
Out-of-Period	0.7	(0.2)	0.4	—		0.9
Discount Rate Adjustments	(4.3)	(4.4)	(4.3)	—		(13.0)
Chemical Products	2.4	(0.7)	(1.1)	—		0.6

Total adjustments (pretax)	(30.5)	12.7	(10.6)	—		(28.4)
Tax effect of restatement adjustments	(2.7)	3.7	(1.7)	—		(0.7)
Tax adjustments	—	4.2	—	—		4.2

Total taxes	(2.7)	7.9	(1.7)	—		3.5

Total net adjustments	(33.2)	20.6	(12.3)	—		(24.9)

Net loss as previously reported(B)	$(196.5)	$(53.0)	$(118.2)	$(434.4)		$(802.1)

	2003 Quarter Ended

	March 31	June 30	September 30	December 31		Total
(In millions, except per share amounts)
SPT	(0.4)	(2.0)	(0.4)	0.5		(2.3)
General and Product Liability	—	—	—	7.3		7.3
Account Reconciliations	(2.9)	(2.0)	(1.0)	0.5		(5.4)

Total adjustments (pretax)	(3.3)	(4.0)	(1.4)	8.3		(0.4)
Tax effect of restatement adjustments	(0.1)	0.4	(0.1)	(0.3)		(0.1)
Tax adjustments	(0.6)	(3.0)	(0.6)	(0.6)		(4.8)

Total taxes	(0.7)	(2.6)	(0.7)	(0.9)		(4.9)

Total net adjustments	(4.0)	(6.6)	(2.1)	7.4		(5.3)

Net loss as restated	$(200.5)	$(59.6)	$(120.3)	$(427.0)		$(807.4)

Per Share of Common Stock:
Net loss — Basic as originally reported(A)	$(0.93)	$(0.42)	$(0.60)	$(2.49	)(B)	$(4.44)
Effect of net adjustments	(0.19)	0.12	(0.07)	—		(0.14)

Net loss — Basic as previously reported(B)	$(1.12)	$(0.30)	$(0.67)	$(2.49)		$(4.58)
Effect of net adjustments	(0.02)	(0.04)	(0.02)	0.05		(0.03)

Net loss — Basic as restated	$(1.14)	$(0.34)	$(0.69)	$(2.44)		$(4.61)

Net loss — Diluted as originally reported(A)	$(0.93)	$(0.42)	$(0.60)	$(2.49	)(B)	$(4.44)
Effect of net adjustments	(0.19)	0.12	(0.07)	—		(0.14)

Net loss — Diluted as previously reported(B)	$(1.12)	$(0.30)	$(0.67)	$(2.49)		$(4.58)
Effect of net adjustments	(0.02)	(0.04)	(0.02)	0.05		(0.03)

Net loss — Diluted as restated	$(1.14)	$(0.34)	$(0.69)	$(2.44)		$(4.61)

(A)	As reported in 2003 Forms 10-Q filed on April 30, July 30 and November 19, 2003, respectively.

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.
      The first quarter of 2003 included net after-tax charges of $57.9 million for rationalizations, $19.1 million for general and product liability-discontinued products and $7.5 million for accelerated depreciation. The first quarter also included net favorable tax adjustments of $1.2 million and a net after-tax gain of $0.2 million from asset sales.
      The second quarter of 2003 (as previously reported) included net charges for restatement adjustments totaling $25.6 million before tax ($31.3 million after tax). These adjustments related primarily to Interplant, Engineered Products and Tax adjustments, and have been restated to prior periods. Several factors relating to Goodyear’s enterprise resource planning systems implementation resulted in Engineered Products’ inability to locate or recreate account reconciliations for prior periods in the amount of $19.0 million before tax ($18.6 million after tax). As a result, Engineered Products was unable to allocate the amount to applicable periods and accordingly, recorded this adjustment in the first quarter of 2003.
      The second quarter of 2003 included net favorable tax adjustments of $12.8 million and a net after-tax gain of $9.1 million resulting from general and product liability-discontinued products. The second quarter also included net after-tax charges of $13.0 million for rationalizations, $6.4 million from asset sales and $0.5 million for accelerated depreciation.
      The third quarter of 2003 included net after-tax charges of $62.5 million for general and product liability-discontinued products, $46.3 million for rationalizations (including $1.5 million at SPT), $5.9 million from asset sales and $0.5 million for accelerated depreciation. The third quarter also included net favorable tax adjustments of $35.8 million.
      The fourth quarter of 2003 included net after-tax charges of $154.2 million for rationalizations (including $1.1 million at SPT), $122.9 million for accelerated depreciation, asset write-offs and impairments, $63.6 million (as restated) for general and product liability-discontinued products, $9.5 million related to a labor litigation judgment against Goodyear in Europe and $4.2 million (as restated) from asset sales. The fourth quarter also included net unfavorable tax adjustments of $0.2 million.

INDEX TO FINANCIAL STATEMENT SCHEDULES
Financial Statement Schedules:
All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.
      Financial statements relating to 50 percent or less owned companies other than SPT, the investments in which are accounted for by the equity method, have been omitted as permitted because these companies would not constitute a significant subsidiary.

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENT OF INCOME

	Year Ended December 31,

		Restated

	2004	2003	2002
(In millions, except per share amounts)
Net Sales	$8,728.2	$7,798.2	$7,586.5
Cost of Goods Sold	7,740.4	7,207.4	6,707.1
Selling, Administrative and General Expense	1,165.4	1,071.4	1,077.8
Rationalizations	40.6	74.7	10.4
Interest Expense	326.4	252.3	210.3
Other (Income) and Expense	(200.9)	(17.4)	64.1
Foreign Currency Exchange	2.3	14.7	(1.2)
Equity in (Earnings) Losses of Affiliates	(2.0)	8.2	10.1

Loss before Income Taxes and Equity in (Earnings) Losses of Subsidiaries	(344.0)	(813.1)	(492.1)
United States and Foreign Taxes on Income (Loss)	(53.3)	(38.2)	1,108.6
Equity in (Earnings) Losses of Subsidiaries	(405.5)	32.5	(353.8)

Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)

Net Income (Loss) Per Share — Basic	$0.65	$(4.61)	$(7.47)

Average Shares Outstanding	175.4	175.3	167.0
Net Income (Loss) Per Share — Diluted	$0.63	$(4.61)	$(7.47)

Average Shares Outstanding	192.3	175.3	167.0
The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY BALANCE SHEET

	December 31,

		Restated
	2004	2003
(In millions)
Assets
Current Assets:
Cash and cash equivalents	$1,004.2	$584.7
Restricted cash	137.0	17.7
Accounts and notes receivable, less allowance — $32.0 ($36.8 in 2003)	1,209.1	941.3
Inventories:
Raw materials	220.8	187.5
Work in process	64.2	47.8
Finished products	877.4	941.5

	1,162.4	1,176.8
Prepaid expenses and other current assets	89.6	134.7

Total Current Assets	3,602.3	2,855.2
Long Term Accounts and Notes Receivable	240.7	271.3
Investments in and Advances to Affiliates	4.2	57.9
Other Assets	61.9	49.6
Intangible Assets	100.7	102.3
Prepaid and Deferred Pension Costs	432.1	506.1
Deferred Charges	159.9	160.4
Investments in Subsidiaries	3,970.7	3,670.4
Properties and Plants, less accumulated depreciation — $4,445.6 ($4,311.0 in 2003)	2,088.8	2,201.7

Total Assets	$10,661.3	$9,874.9

Liabilities
Current Liabilities:
Accounts payable-trade	$529.1	$426.4
Intercompany current accounts	528.3	705.9
Compensation and benefits	647.8	641.6
Other current liabilities	428.8	340.0
United States and foreign taxes	62.7	96.5
Long term debt and capital leases due within one year	562.5	70.2

Total Current Liabilities	2,759.2	2,280.6
Long Term Debt and Capital Leases	4,009.8	4,060.3
Compensation and Benefits	3,336.3	3,116.7
Deferred and Other Noncurrent Income Taxes	93.7	42.8
Other Long Term Liabilities	389.5	406.7

Total Liabilities	10,588.5	9,907.1
Commitments and Contingent Liabilities
Shareholders’ Equity (Deficit)
Preferred Stock, no par value: Authorized, 50.0 shares, unissued	—	—
Common Stock, no par value:
Authorized, 300.0 shares; Outstanding shares, 175.6 (175.3 in 2003)	175.6	175.3
Capital Surplus	1,391.8	1,390.2
Retained Earnings	1,069.9	955.1
Accumulated Other Comprehensive Income (Loss)	(2,564.5)	(2,552.8)

Total Shareholders’ Equity (Deficit)	72.8	(32.2)

Total Liabilities and Shareholders’ Equity	$10,661.3	$9,874.9

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

					Accumulated
					Other
	Common Stock				Comprehensive	Total
			Capital	Retained	Income	Shareholders’
	Shares	Amount	Surplus	Earnings	(Loss)	Equity
(Dollars in millions, except per share)
Balance at December 31, 2001 as originally restated(A)	163,165,698	$163.2	$1,245.4	$3,089.3	$(1,870.1)	$2,627.8
(after deducting 32,512,970 treasury shares)
Effect of restatement on periods ending on or before December 31, 2001				(0.1)	(30.9)	(31.0)

Balance at December 31, 2001 (as restated)	163,165,698	163.2	1,245.4	3,089.2	(1,901.0)	2,596.8
Comprehensive income (loss):
Net loss				(1,246.9)
Foreign currency translation (net of tax benefit of $0)					74.4
Minimum pension liability (net of tax of $42.4)					(1,283.6)
Unrealized investment gain (net of tax of $0)					7.3
Deferred derivative gain (net of tax of $0)					60.6
Reclassification adjustment for amounts recognized in income (net of tax of $0)					(64.5)
Total comprehensive loss						(2,452.7)
Cash dividends — $0.48 per share				(79.8)		(79.8)
Common stock issued from treasury:
Domestic pension funding	11,300,000	11.3	126.6			137.9
Common stock issued for acquisitions	693,740	0.7	15.2			15.9
Stock compensation plans	147,995	0.1	2.9			3.0

Balance at December 31, 2002 (as restated)	175,307,433	175.3	1,390.1	1,762.5	(3,106.8)	221.1
(after deducting 20,371,235 treasury shares) Comprehensive income (loss):
Net loss				(807.4)
Foreign currency translation (net of tax benefit of $0)					393.7
Minimum pension liability (net of tax of $2.2)					128.3
Unrealized investment gain (net of tax of $0)					4.1
Reclassification adjustment for amounts recognized in income (net of tax of $8.7)					8.8
Deferred derivative gain (net of tax of $0)					46.3
Reclassification adjustment for amounts recognized in income (net of tax of $1.9)					(27.2)
Total comprehensive loss						(253.4)
Common stock issued from treasury:
Stock compensation plans	18,996		0.1			0.1

Balance at December 31, 2003 (as restated)	175,326,429	175.3	1,390.2	955.1	(2,552.8)	(32.2)
(after deducting 20,352,239 treasury shares)
Comprehensive income (loss):
Net income				114.8
Foreign currency translation (net of tax benefit of $0)					253.2
Minimum pension liability (net of tax of $34.2)					(283.8)
Unrealized investment gain (net of tax of $0)					13.4
Deferred derivative gain (net of tax of $0)					29.6
Reclassification adjustment for amounts recognized in income (net of tax of $(3.5))					(24.1)
Total comprehensive income						103.1
Common stock issued from treasury:
Stock compensation plans	293,210	0.3	1.6			1.9

Balance at December 31, 2004	175,619,639	$175.6	$1,391.8	$1,069.9	$(2,564.5)	$72.8

(after deducting 20,059,029 treasury shares)
(A) As reported in Form 10-K filed on May 19, 2004.
The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002
(Dollars in millions)
Cash Flows from Operating Activities:
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	291.1	372.2	289.0
Amortization of debt issue costs	86.1	44.3	17.9
Deferred tax provision	(7.6)	(1.7)	1,160.7
Rationalizations	31.4	29.2	2.4
Asset sales	(30.4)	(104.5)	68.5
Insurance settlement gain	(156.6)	—	—
Minority interest and equity earnings	(6.1)	(3.2)	9.5
Net cash flows from sale of accounts receivable	—	(826.2)	55.9
Pension contributions	(124.9)	(26.8)	(150.6)
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	(171.7)	10.0	(73.6)
Inventories	14.4	27.6	13.8
Accounts payable-trade	59.0	(18.0)	24.1
Prepaid expenses and other current assets	73.5	208.8	(129.9)
Deferred charges	(34.2)	8.1	(23.1)
Long term compensation and benefits	344.5	(106.3)	903.2
Accumulated other comprehensive income — deferred pension gain (loss)	(283.9)	191.0	(1,265.9)
Other long term liabilities	124.9	216.6	(82.9)
Other assets and liabilities	(141.5)	64.9	255.2

Total adjustments	68.0	86.0	1,074.2

Total cash flows from operating activities	182.8	(721.4)	(172.7)
Cash Flows from Investing Activities:
Capital expenditures	(153.2)	(158.9)	(247.1)
Asset dispositions	105.9	367.8	104.4
Asset acquisitions	(51.4)	(71.2)	(15.9)
Capital contributions to subsidiaries	(9.4)	(30.7)	(43.1)
Capital redemptions from subsidiaries	5.8	43.6	280.4
Other transactions	35.9	2.7	(30.4)

Total cash flows from investing activities	(66.4)	153.3	48.3
Cash Flows from Financing Activities:
Short term debt incurred	43.7	8.3	—
Short term debt paid	—	—	(3.6)
Long term debt incurred	1,675.3	2,379.7	0.5
Long term debt paid	(1,247.0)	(1,510.2)	(45.8)
Common stock issued	1.8	0.2	18.7
Debt issuance costs	(51.4)	(104.1)	—
Increase in restricted cash	(119.3)	(17.7)	—
Dividends paid to Goodyear shareholders	—	—	(79.8)
Other transactions	—	27.9	—

Total cash flows from financing activities	303.1	784.1	(110.0)

Net Change in Cash and Cash Equivalents	419.5	216.0	(234.4)
Cash and Cash Equivalents at Beginning of the Period	584.7	368.7	603.1

Cash and Cash Equivalents at End of the Period	$1,004.2	$584.7	$368.7

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
ACCOUNTING POLICIES
The Parent Company follows the same accounting policies as described in the consolidated financial statements, except that it uses the equity method of accounting for its ownership interests in other subsidiaries.
LONG TERM DEBT AND FINANCING ARRANGEMENTS
At December 31, 2004, the Parent Company was a party to various long-term financing facilities. Under the terms of these facilities, the Parent Company pledged a significant portion of its assets as collateral. The collateral included the capital stock of certain subsidiaries, first-priority security interests in certain property, plant and equipment and other tangible and intangible assets, and second-priority security interests in accounts receivable, inventory and cash. In addition, the facilities contain certain covenants that, among other things, limit the Parent Company’s ability to secure additional indebtedness, make investments, and sell assets beyond specified limits. The facilities prohibit the Parent Company from paying dividends on its common stock and limit the amount of capital expenditures the Parent Company, together with its consolidated subsidiaries, may make. The facilities also contain certain financial covenants including the maintenance of a minimum consolidated net worth, a ratio of consolidated EBITDA to consolidated interest expense, and a ratio of consolidated senior secured indebtedness to consolidated EBITDA (as such terms are defined in the respective facility agreements). Repayment of the facilities is required with a defined percentage of the proceeds from certain asset sales and debt or equity issuances. For further information, refer to the Note to the Consolidated Financial Statements No. 11, Financing Arrangements and Derivative Financial Instruments.
      The annual aggregate maturities of long-term debt and capital leases for the five years subsequent to 2004 are presented below. Maturities of debt supported by the availability of revolving credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

	2005	2006	2007	2008	2009
(In millions)
Debt incurred under or supported by revolving credit agreements	$—	$—	$—	$—	$—
Other	0.6	1,812.0	0.3	0.1	—

	$0.6	$1,812.0	$0.3	$0.1	$—

COMMITMENTS AND CONTINGENT LIABILITIES
At December 31, 2004, the Parent Company had off-balance-sheet financial guarantees written and other commitments totaling $9.8 million.
      At December 31, 2004, the Parent Company had recorded costs related to a wide variety of contingencies. These contingencies included, among other things, environmental matters, workers’ compensation, general and product liability and other matters. For further information, refer to the Note to the Consolidated Financial Statements No. 20, Commitments and Contingent Liabilities.
DIVIDENDS
The Parent Company used the equity method of accounting for investments in consolidated subsidiaries during 2004, 2003 and 2002.

THE GOODYEAR TIRE & RUBBER COMPANY
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS — Continued
      The following table presents dividends received during 2004, 2003 and 2002:

	2004	2003	2002
(In millions)
Consolidated subsidiaries	$155.1	$219.0	$113.1
50% or less-owned persons	0.5	2.5	1.8

	$155.6	$221.5	$114.9

Dividends received from consolidated subsidiaries included stock dividends of $14.7 million, $152.1 million and $31.9 million in 2004, 2003 and 2002, respectively.
SUPPLEMENTAL CASH FLOW INFORMATION
The Parent Company made cash payments for interest in 2004, 2003 and 2002 of $308.1 million, $234.8 million and $221.2 million, respectively. The Parent Company made net cash payments (receipts) for income taxes in 2004, 2003 and 2002 of $(10.0) million, $(43.9) million and $16.7 million, respectively.
INTERCOMPANY TRANSACTIONS
The following amounts included in the Parent Company Statement of Income have been eliminated in the preparation of the consolidated financial statements:

	2004	2003	2002
(In millions)
Sales	$1,506.2	$1,307.3	$1,255.1
Cost of goods sold	1,501.4	1,304.1	1,251.8
Interest expense	15.2	10.6	5.2
Other (income) and expense	(386.3)	(440.8)	(190.0)

Loss before income taxes	$375.9	$433.4	$188.1

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Year Ended December 31,

		Additions
(In millions)	Balance						Translation
	at	Charged	Charged	Acquired	Deductions		adjustment	Balance
	beginning	(credited)	(credited)	by	from		during	at end of
Description	of period	to income	to OCI	purchase	reserves		period	period

2004

Allowance for doubtful accounts	$128.9	$50.1	$—	$—	$(42.0	)(a)	$7.4	$144.4
Valuation allowance – deferred tax assets	2,041.9	(41.1)	57.3	—	—		13.9	2,072.0

2003

Allowance for doubtful accounts	$102.1	$55.1	$—	$—	$(39.9	)(a)	$11.6	$128.9
Valuation allowance – deferred tax assets	1,811.7	307.9	(66.6)	—	(11.1)		—	2,041.9

2002

Allowance for doubtful accounts	$88.1	$39.1	$—	$—	$(29.1	)(a)	$4.0	$102.1
Valuation allowance – deferred tax assets	258.4	1,245.1	352.9	—	(44.7)		—	1,811.7

Note:(a) Accounts and notes receivable charged off.

Report of Independent Registered Public Accounting Firm
The Partners
South Pacific Tyres:
      We have audited the accompanying consolidated statement of financial position of South Pacific Tyres (the Partnership) as of June 30, 2004, 2003 and 2002 and the related consolidated statements of financial performance, partners’ equity and cash flows for each of the years in the three-year-period ended June 30, 2004. These consolidated financial statements are the responsibility of the Partnerships’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of June 30, 2004, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2004 in conformity with generally accepted accounting principles in Australia.
      Accounting principles generally accepted in Australia vary in certain significant respects from accounting principles generally accepted in the United States. Information relating to the nature and effect of such differences as it relates to Partnership is presented in Notes 31 to 33 to the consolidated financial statements. The application of accounting principles generally accepted in the United States would have affected consolidated financial performance for each of the years in the three-year period ended June 30, 2004 and the determination of partners’ equity as of June 30, 2004, 2003 and 2002, to the extent summarized in Notes 31 to 33 to the consolidated financial statements.
      As discussed in Note 31 to the consolidated financial statements, the Partnership has restated its description of significant differences between generally accepted accounting principles in Australia and generally accepted accounting principles in the United States and their effects on financial performance and partners’ equity for each of the years in the two-year period ended June 30, 2003.

/s/ KPMG
Dated in Melbourne, Australia
October 13, 2004,
except for notes 31, 32 and 33
which are as of March 15, 2005

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
Statement of Financial Performance
For the Year Ended 30th June 2004

		2004	2003	2002
	Notes	$	$	$

Revenue from sale of goods	3	763,609,409	737,027,575	769,790,943
Revenue from rendering services	3	55,127,229	56,569,421	59,595,043
Other revenues from ordinary activities	3	6,503,245	6,407,910	7,615,697

Total revenue from ordinary activities		825,239,883	800,004,906	837,001,683
Cost of goods sold		591,739,184	587,501,675	647,665,319
Selling, Administrative and General Expenses		218,086,061	219,985,037	225,688,548
Significant items	4(a)	11,790,923	9,752,650	93,108,359
Borrowing costs	4(b)	21,937,942	17,834,103	13,660,548
Other expenses from ordinary activities		297,389	287,389	485,062

Expenses from ordinary activities		843,851,499	835,360,854	980,607,836

Loss from ordinary activities before related income tax expense		(18,611,616)	(35,355,948)	(143,606,153)

Income tax expense/(benefit) relating to ordinary activities	6(a)	3,869,684	4,207,837	(13,579,453)

Loss from ordinary activities after related income tax expense		(22,481,300)	(39,563,785)	(130,026,700)
Net loss attributable to outside equity interests	21	—	—	(470)

Net Loss after income tax attributable to the consolidated entity		(22,481,300)	(39,563,785)	(130,027,170)

See accompanying notes to financial statements.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
Statement of Financial Position
As at 30th June 2004

		2004	2003	2002
	Notes	$	$	$

CURRENT ASSETS
Cash assets	7	56,435,875	15,229,939	37,100,672
Receivables	8	130,174,880	137,441,630	141,657,657
Inventories	9	147,411,193	162,032,137	160,741,965
Prepayments	10	3,219,753	3,323,269	2,258,575

TOTAL CURRENT ASSETS		337,241,701	318,026,975	341,758,869

NON-CURRENT ASSETS
Receivables	8	1,651,270	9,546,303	30,384,952
Property, plant and equipment	12	197,823,676	218,425,028	202,827,093
Intangible assets	13	4,498,952	4,916,874	5,204,262
Deferred tax assets	6(c)	14,516,753	18,231,572	22,441,327

TOTAL NON-CURRENT ASSETS		218,490,651	251,119,777	260,857,634

TOTAL ASSETS		555,732,352	569,146,752	602,616,503

CURRENT LIABILITIES
Payables	14	144,028,406	159,953,830	161,782,718
Interest bearing liabilities	15	188,484,663	171,413,834	142,395,212
Current tax liabilities	6(b)	290,809	135,944	58,887
Provisions	16	54,318,272	53,365,690	102,837,858

TOTAL CURRENT LIABILITIES		387,122,150	384,869,298	407,074,675

NON-CURRENT LIABILITIES
Payables	14	704,179	7,986,959	28,491,815
Interest bearing liabilities	15	125,707,508	111,097,444	61,095,014
Provisions	16	6,357,177	6,883,413	7,978,203

TOTAL NON-CURRENT LIABILITIES		132,768,864	125,967,816	97,565,032

TOTAL LIABILITIES		519,891,014	510,837,114	504,639,707

PARTNERS’ EQUITY
Contributed equity	18	317,688,138	317,675,138	317,675,138
Reserves	19	12,374,551	12,570,229	12,570,229
Accumulated losses	20	(294,221,351)	(271,935,729)	(232,268,571)

TOTAL PARTNERS’ EQUITY		35,841,338	58,309,638	97,976,796
Outside equity interest	21	—	—	—

TOTAL PARTNERS’ EQUITY		35,841,338	58,309,638	97,976,796

TOTAL LIABILITIES AND PARTNERS’ EQUITY		555,732,352	569,146,752	602,616,503

See accompanying notes to financial statements.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
Statement of Partners’ Equity

		Outside			Total
	Contributed	Equity	Accumulated		Partners’
	Equity	Interest	Losses	Reserves	Equity

Balance at June 30, 2001	317,675,137	485,688	(98,587,215)	9,220,023	228,793,633
Net loss			(130,027,170)		(130,027,170)
Foreign currency translation				(303,980)	(303,980)
Foreign Currency Translation Reserve — disposal			(3,645,848)	3,645,848
Asset Revaluation Reserve — disposal			(8,338)	8,338
Outside equity interest reduction		(485,688)			(485,688)
Additional contributed equity	1				1

Balance at June 30, 2002	317,675,138	—	(232,268,571)	12,570,229	97,976,796
Net loss			(39,563,785)		(39,563,785)
Initial adoption of AASB1028			(103,373)		(103,373)

Balance at June 30, 2003	317,675,138	—	(271,935,729)	12,570,229	58,309,638
Net loss			(22,481,300)		(22,481,300)
Asset Revaluation Reserve — disposal			195,678	(195,678)
Additional contributed equity	13,000				13,000

Balance at June 30, 2004	317,688,138	—	(294,221,351)	12,374,551	35,841,338

See accompanying notes to financial statements.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
Statement of Cash Flows
For the Year Ended 30th June 2004

		2004	2003	2002
		$	$	$
		Inflows	Inflows	Inflows
	Notes	(Outflows)	(Outflows)	(Outflows)

Cash flows from operating activities
Cash receipts in the course of operations		941,655,101	836,176,622	856,792,111
Cash payments in the course of operations		(908,776,962)	(882,305,840)	(870,905,731)
Interest received		1,160,246	1,935,297	3,689,606
Borrowing costs paid		(13,589,472)	(12,737,555)	(13,368,875)
Income taxes (paid)/refunded	6(b)	—	79,774	(112,184)

Net cash provided by/(used in) operating activities	30(c)	20,448,913	(56,851,702)	(23,905,073)

Cash flows from investing activities
Proceeds on disposal of controlled entities		—	—	1,983,805
Proceeds on disposal of property, plant and equipment		5,342,999	4,472,613	2,919,839
Payments for businesses, (net of cash acquired)	30(b)	—	—	(1,246,831)
Payments for property, plant and equipment		(16,279,869)	(48,512,695)	(14,750,236)

Net cash used in investing activities		(10,936,870)	(44,040,082)	(11,093,423)

Cash flows from financing activities
Proceeds from partner contributions		13,000	—	—
Proceeds from borrowings		49,782,954	79,333,371	136,589,773
Repayment of borrowings		(18,195,000)	—	(79,935,051)
Dividends paid		—	—	(2,146)

Net cash provided by financing activities		31,600,954	79,333,371	56,652,576

Net increase/(decrease) in cash held		41,112,997	(21,558,413)	21,654,080
Cash at the beginning of the financial year		14,539,451	36,097,864	14,170,702
Effects of exchange rate fluctuations on the balances of cash held in foreign currencies		—	—	273,082

Cash at the end of the financial year	30(a)	55,652,448	14,539,451	36,097,864

See accompanying notes to financial statements.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended 30th June 2004

Note 1.	Statement of Significant Accounting Policies
General
      The principal activities of the consolidated entity during the period were:

•	Manufacture of tyres for vehicles

•	Wholesaling and retailing of vehicle and aircraft tyres in Australia
      There were no significant changes in the nature of the principal activities of the consolidated entity during the year.
      The significant policies which have been adopted in the preparation of this financial report are:

(a)	Basis of Preparation
      In accordance with Section 11 of the Partnership Agreement, South Pacific Tyres (“the consolidated entity”) is required to prepare a financial report as if it were a public company under the provisions of the Corporations Act 2001.
      In the opinion of the directors, the consolidated entity is not a reporting entity. The financial report of the consolidated entity has been drawn up as a special purpose financial report for distribution to the partners and for the purpose of fulfilling the requirements of the Corporations Act 2001.
      The financial reports has been prepared in accordance with the Corporations Act 2001, the recognition and measurements aspects of all applicable accounting standards and other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) that have a material effect.
      The financial report has been prepared on the accrual basis of accounting as defined in AASB1001, Accounting Policies, using historical cost convention and going concern assumption. Except where stated, it does not take into account changing money values or current valuations of non-current assets.
      These accounting policies have been consistently applied by each entity in the consolidated entity and, except where there is a change in accounting policy, are consistent with those of the previous year.

(b)	Principles of Consolidation

Controlled Entities
      The financial statements of controlled entities are included from the date control commences until the date control ceases.
      Outside interests in the equity and results of the entities that are controlled by the consolidated entity are shown as a separate item in the consolidated financial statements.

Transactions Eliminated on Consolidation
      Unrealised gains and losses and inter-entity balances resulting from transactions with or between controlled entities are eliminated in full on consolidation.

(c)	Revenue Recognition — Note 3
      Revenues are recognised at fair value of the consideration received net of the amount of goods and services tax (GST) payable to the taxation authority.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 1.	Statement of Significant Accounting Policies (Continued)

Sale of Goods
      Revenue from the sale of goods is recognised (net of returns, discounts and allowances) when control of the goods passes to the customer.

Rendering of Services
      Revenue from rendering services is recognised when the service has been completed.

Interest Revenue
      Interest revenue is recognised as it accrues, taking into account the effective yield on the financial asset.

Sale of Non-Current Assets
      The gross proceeds of non-current asset sales are included as revenue at the date control of the asset passes to the buyer, usually when an unconditional contract of sale is signed.
      The gain or loss on disposal is calculated as the difference between the carrying amount of the asset at the time of disposal and the net proceeds on disposal (including incidental costs).

(d)	Goods and Services Tax
      Revenues, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Tax Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of an item of the expense.
      Receivables and payables are stated with the amount of GST included.
      The net amount of GST recoverable from, or payable to, the ATO is included as a current asset or current liability in the statement of financial position.
      Cash flows are included in the statement of cash flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(e)	Foreign Currency

Transactions
      Foreign currency transactions are translated to Australian currency at the rates of exchange ruling at the dates of the transactions. Amounts receivable and payable in foreign currencies at reporting date are translated at the rates of exchange ruling on that date.
      Exchange differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the statement of financial performance in the financial year in which the exchange rates change.

Translation of Controlled Foreign Entities
      The assets and liabilities of foreign operations that are self-sustaining are translated at the rates of exchange ruling at reporting date. Equity items are translated at historical rates. The statements of financial performance are translated at a weighted average rate for the year. Exchange differences arising on translation

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 1.	Statement of Significant Accounting Policies (Continued)
are taken directly to the foreign currency translation reserve until the disposal, or partial disposal, of the operations.
      The balance of the foreign currency translation reserve relating to a foreign operation that is disposed of, or partially disposed of, is transferred to retained profits in the year of disposal.

(f)	Derivatives
      The consolidated entity is exposed to changes in interest rates, foreign exchange rates and commodity prices from its activities. The consolidated entity uses the following derivative financial instruments to hedge these risks: interest rate swaps and forward foreign exchange contracts. Derivative financial instruments are not held for speculative purposes.

Hedges

Anticipated Transactions
      Transactions are designated as a hedge of the anticipated specific purchase or sale of goods or services, purchase of qualifying assets, or an anticipated interest transaction, only when they are expected to reduce exposure to the risks being hedged, are designated prospectively so that it is clear when an anticipated transaction has or has not occurred and it is probable the anticipated transaction will occur as designated. Gains or losses on the hedge arising up to the date of the anticipated transaction, together with any costs or gains arising at the time of entering into the hedge, are deferred and included in the measurement of the anticipated transaction when the transaction has occurred as designated. Any gains or losses on the hedge transaction after that date are included in the statement of financial performance.
      The net amounts receivable or payable under open swaps and forward rate agreements and the associated deferred gains or losses are not recorded in the statement of financial position until the hedge transaction occurs. When recognised the net receivables or payables are then revalued using the foreign currency and interest rates current at reporting date. Refer to Note 22.
      When the anticipated transaction is no longer expected to occur as designated, the deferred gains or losses relating to the hedged transaction are recognised immediately in the statement of financial performance.
      Where a hedge transaction is terminated early and the anticipated transaction is still expected to occur as designated, the deferred gains or losses that arose on the hedge prior to its termination continue to be deferred and are included in the measurement of the purchase or sale or interest transaction when it occurs. Where a hedge transaction is terminated early because the anticipated transaction is no longer expected to occur as designated, deferred gains or losses that arose on the hedge prior to its termination are included in the statement of financial performance for the period.
      Where a hedge is redesignated as a hedge of another transaction, gains or losses arising on the hedge prior to its redesignation are only deferred where the original anticipated transaction is still expected to occur as designated. When the original anticipated transaction is no longer expected to occur as designated, any gains or losses relating to the hedge instrument are included in the statement of financial performance for the period.
      Gains or losses that arise prior to and upon the maturity of transactions entered into under hedge rollover strategies are deferred and included in the measurement of the hedged anticipated transaction if the transaction is still expected to occur as designated. If the anticipated transaction is no longer expected to occur as designated, the gains or losses are recognised immediately in the statement of financial performance.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 1.	Statement of Significant Accounting Policies (Continued)

Other Hedges
      All other hedge transactions are initially recorded at the relevant rate at the date of the transaction. Hedges outstanding at reporting date are valued at the rates ruling on that date and any gains or losses are brought to account in the statement of financial performance.
      Cost or gains arising at the time of entering into the hedge are deferred and amortised over the life of the hedge.

(g)	Borrowing Costs
      Borrowing costs include interest, amortisation of discounts or premiums relating to borrowings and amortisation of ancillary costs incurred in connection with arrangement of borrowings.
      Interest payments in respect of financial instruments classified as liabilities are included in borrowing costs.
      Where interest rates are hedged or swapped, the borrowing costs are recognised net of any effect of the hedge or the swap.
      Borrowing costs are expensed as incurred unless they relate to qualifying assets. Qualifying assets are assets which take more than 12 months to get ready for their intended use or sale. In these circumstances, borrowing costs are capitalised to the cost of the asset. Where funds are borrowed specifically for the acquisition, construction or production of a qualifying asset, the amount of borrowing costs capitalised is those incurred in relation to that borrowing, net of any interest earned on those borrowings. Where funds are borrowed generally, borrowing costs are capitalised using a weighted average capitalisation rate.

(h)	Taxation — Note 6

Consolidated Entity
      Income tax is only provided for in the financial statements in respect of the corporate entities forming part of the consolidated entity of South Pacific Tyres.

Controlled Entities
      The controlled entities adopt the income statement liability method of tax effect accounting.
      Income tax expense is calculated on operating profit adjusted for permanent differences between taxable and accounting income. The tax effect of timing differences, which arise from the items being brought to account in different periods for income tax and accounting purposes, is carried forward in the statement of financial position as a future income tax benefit or a provision for deferred income tax.
      Future income tax benefits are not brought to account unless realisation of the asset is assured beyond reasonable doubt. Future income tax benefits relating to tax losses are only brought to account when their realisation is virtually certain. The tax effects of capital losses are not recorded unless realisation is virtually certain.

(i)	Accounting for Acquisitions
      Acquired businesses are accounted for on the basis of the cost method. Fair values are assigned at the date of acquisition to all the identifiable underlying assets acquired and to the liabilities assumed. Specific assessment is undertaken at the date of acquisition of any additional costs to be incurred.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 1.	Statement of Significant Accounting Policies (Continued)
      Goodwill, representing the excess of the purchase consideration plus incidental costs over the fair value of the identifiable net assets acquired on the acquisition of the business, is amortised to the statement of financial performance using the following criteria:

Goodwill Acquired	Write-Off Period

Up to $1.25m	Written off over 5 years in equal instalments, but at a rate of not less than $250,000 pa
Over $1.25m	Written off over 20 years on a straight line basis, but at a rate of not less than $250,000 pa
      The unamortised balance of goodwill is reviewed at least annually. Where the balance exceeds the value of expected future benefits, the difference is charged to the statement of financial performance.
      For the purposes of this review process, goodwill is allocated to cash generating units (which equates to the consolidated entity’s reportable business units) upon acquisition. Acquired businesses can readily be allocated to one of the business units on the basis of product manufactured and/or marketed.

Acquisitions of Assets
      All assets acquired, including property, plant and equipment and intangibles other than goodwill, are initially recorded at their cost of acquisition at the date of acquisition, being the fair value of the consideration provided plus incidental costs directly attributable to the acquisition. Acquired in-process research and development is only recognised as a separate asset when future benefits are expected beyond any reasonable doubt to be recoverable.
      Where settlement of any part of cash consideration is deferred, the amounts payable are recorded at their present value, discounted at the rate applicable to the consolidated entity if a similar borrowing were obtained from an independent financier under comparable terms and conditions. The unwinding of the discount is treated as interest expense.
      The costs of assets constructed or internally generated by the consolidated entity, other than goodwill, include the cost of materials and direct labour. Directly attributable overheads and other incidental costs are also capitalised to the asset. Borrowing costs are capitalised to qualifying assets as set out in Note 1(g).
      Expenditure, including that on internally generated assets other than research and development costs, is only recognised as an assets when the entity controls future economic benefits as a result of the costs incurred that are probable and can be measured reliably. Costs attributable to feasibility and alternative approach assessments are expensed as incurred.

Subsequent Additional Costs
      Costs incurred on assets subsequent to initial acquisition are capitalised when it is probable that future economic benefits in excess of the originally assessed performance of the asset will flow to the consolidated entity in future years, otherwise, expensed as incurred.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 1.	Statement of Significant Accounting Policies (Continued)

Research and Development Costs
      Research and development expenditure is expensed as incurred.

(j)	Use and Revisions of Accounting Estimates
      The preparation of the financial report requires the making of estimates and assumptions that affect the recognised amounts of assets, liabilities, revenues and expenses and the disclosure of contingent liabilities. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
      The estimates and underlying assumptions are viewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
(k) Receivables — Note 8
      The collectibility of debts is assessed at reporting date and specific provision is made for any doubtful accounts.

Trade Debtors
      Trade debtors to be settled within agreed terms are carried at amounts due.

(l)	Inventories — Note 9
      Raw materials and stores, work in progress and finished goods are carried at the lower of cost allocated and net realisable value.
      Cost includes direct materials, direct labour, other direct variable costs and allocated production overheads necessary to bring inventories to their present location and condition, based on normal operating capacity of the production facilities.

Manufacturing Activities
      The cost of manufacturing inventories and work-in-progress are assigned on a first-in, first-out basis. Costs arising from exceptional wastage are expensed as incurred.

Net Realisable Value
      Net realisable value is determined on the basis of each inventory line’s normal selling pattern. Expenses of marketing, selling and distribution to customers are estimated and are deducted to establish net realisable value.

(m)	Investments — Note 11
      Investments in controlled entities are carried in the financial statements of the consolidated entity at the lower of cost and recoverable amount.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 1.	Statement of Significant Accounting Policies (Continued)

(n)	Leased Assets
      Leases under which the company assumes substantially all the risks and benefits of ownership are classified as finance leases. Other leases are classified as operating leases.

Operating Leases
      Payments made under operating leases are expensed on a straight line basis over the term of the lease, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased property. Also refer to Note 23.

(o)	Recoverable Amount of Non-Current Assets Valued on Cost Basis
      The carrying amount of non-current assets valued on the cost basis are reviewed to determine whether they are in excess of their recoverable amount at reporting date. If the carrying amount of a non-current asset exceeds its recoverable amount, the asset is written down to the lower amount. The write-down is expensed in the reporting period in which it occurs.
      Where a group of assets working together supports the generation of cash inflows, recoverable amount is assessed in relation to that group of assets. In assessing recoverable amounts of non-current assets, the relevant cash flows have not been discounted to their present value.

(p)	Depreciation and Amortisation

Complex Assets
      The components of major assets that have materially different useful lives, are effectively accounted for as separate assets, and are separately depreciated.

Useful Lives
      All non-current assets have limited useful lives and are depreciated/ amortised using the straight line method over their estimated useful lives.
      Assets are depreciated or amortised from the date of acquisition or, in respect of internally constructed assets, from the time an asset is completed and held ready for use.
      Depreciation and amortisation rates and methods are reviewed annually for appropriateness. When changes are made, adjustments are reflected prospectively in current and future periods only. Depreciation and amortisation are expensed, except to the extent that they are included in the carrying amount of another asset as an allocation of production overheads.
      The depreciation/ amortisation rates used for each class of asset are as follows:

	2004	2003	2002

Freehold buildings	2.50%	2.50%	2.50%
Leasehold buildings and improvements	2.5%-40%	2.5%-40%	2.5%-40%
Plant and equipment	6.7%-33.33%	6.7%-33.33%	6.7%-33.33%
Leased plant and equipment	10%-20%	10%-20%	10%-20%

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 1.	Statement of Significant Accounting Policies (Continued)

(q)	Payables — Note 14
      Liabilities are recognised for amounts to be paid in the future for goods or services received. Trade accounts payable are settled within agreed terms.

(r)	Interest Bearing Liabilities — Note 15
      Bank loans are recognised at their principal amount, subject to set-off arrangements. Interest expense is accrued at the contracted rate.
      Debentures, bills of exchange and notes payable are recognised when issued and the net proceeds received, with the premium or discount on issue amortised over the period of maturity. Interest expense is recognised on an effective yield basis.

(s)	Employee Benefits

Wages, Salaries, Annual Leave, Sick Leave and Non-Monetary Benefits
      Liabilities for employee benefits for wages, salaries, annual leave and sick leave expected to be settled within 12 months of the year-end represent present obligations resulting from employees’ services provided up to the reporting date, calculated at undiscounted amounts based on remuneration wage and salary rates that the consolidated entity expects to pay as at reporting date including related on-costs. Related on-costs have been included in trade creditors.

Long Service Leave
      The provision for employee benefits to long service leave represents the present value of the estimated future cash outflows to be made resulting from employees’ services provided to reporting date.
      The provision is calculated using the expected future increases in wage and salary rates including related on-costs and expected settlement dates based on turnover history and is discounted using the rates attaching to national government bonds at reporting date which most closely match the terms of maturity of the related liabilities. The unwinding of the discount is treated as long service leave expense.

Superannuation Plan
      The partnership and its controlled entities contribute to various defined benefit and accumulation superannuation plans. Contributions are recognised as an expense as they are made. Further information is set out in Note 26.

(t)	Provisions
      A provision is recognised when there is a legal, equitable or constructive obligation as a result of a past event and it is probable that a future sacrifice of economic benefits will be required to settle the obligation, the timing or amount of which is uncertain.
      If the effect is material, a provision is determined by discounting the expected future cash flows (adjusted for expected future risks) required to settle the obligation at a pre tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is treated as part of the expense related to the particular provision.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 1.	Statement of Significant Accounting Policies (Continued)

Restructuring and Rationalisation
      A provision for restructuring including termination benefits is only recognised when a detailed plan has been approved and the restructuring has either commenced or been publicly announced. Costs relating to ongoing activities are not provided for. The liability for termination benefits are included in the provision for Rationalisation and restructure (Note 16).

Surplus Leased Premises
      Provision is made for non-cancellable operating lease rentals payable on surplus leased premises when it is determined that no substantive future benefit will be obtained from its occupancy and sub-lease rentals are less.
      The estimate is calculated based of discounted net future cash flows, using the interest rate implicit in the lease or an estimate thereof.

(u)	Advertising
      Under AGAAP, Advertising is generally expensed as the service is performed. Costs incurred under the consolidated entity’s cooperative advertising program with dealers and franchisees are recorded as reductions of sales as related revenues are recognised.

(v)	Environmental Remediation
      The consolidated entity expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. South Pacific Tyres determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated.

Note 2.	Change in Accounting Policy

Employee Benefits
      The consolidated entity have applied the revised AASB 1028 “Employee Benefits” for the first time from 1 July 2002.
      The liability for wages and salaries, annual leave and sick leave is now calculated using the remuneration rates the consolidated entity expects to pay as at each reporting date, not wage and salary rates current at reporting date.
      The initial adjustments to the consolidated financial report as at 1 July 2002 as a result of this change are:

•	$103,373 increase in provision for employee benefits

•	$103,373 decrease in opening retained profits
      As a result of this change in accounting policy, employee benefits expense increased by $139,957 and the income tax expense decreased by $2,222 for the year to 30 June 2003.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 3.	Revenue from Ordinary Activities

	2004	2003	2002
	$	$	$

Sale of goods revenue from ordinary activities	763,609,409	737,027,575	769,790,943
Rendering of services revenue from ordinary activities	55,127,229	56,569,421	59,595,043
Other revenue from ordinary activities
Interest:
Associated entities	27,693	814,052	1,828,580
Other parties	1,132,553	1,121,245	1,861,026
Revenues from outside ordinary activities
Gross proceeds from sale of non-current assets	5,342,999	4,472,613	3,926,091

Total other revenue	6,503,245	6,407,910	7,615,697

Total revenue from ordinary activities	825,239,883	800,004,906	837,001,683

Note 4.	Profit from Ordinary Activities Before Income Tax Expense
      (a) Individually significant expenses/(revenues) included in profit from ordinary activities before income tax expense:

	2004	2003	2002
	$	$	$

Closure of Footscray & Thomastown tyre factories	9,458,682	3,927,911	94,900,000
Closure of BA Hamill	—	(1,769,227)	2,900,000
Retail store restructure programme	—	928,524	1,924,813
Reverse Radial truck factory plant & equipment storage and removal provision	(1,967,197)	—	—
Closure of radial truck tyre factory	—	—	(3,516,017)
Norhead dispute settlement	—	2,565,442	1,500,000
Retreading plant closures	513,743	—	—
Somerton factory plant & equipment stocktake loss	4,036,631	—	—
Write down of Thomastown/Footscray properties to recoverable amount	2,219,064	—	—
Activity alignment	—	—	(4,600,437)
Superannuation shortfall deficit/(gain) accrual	(2,470,000)	4,100,000	—

	11,790,923	9,752,650	93,108,359

      (b) Profit from ordinary activities before income tax expense has been arrived at after charging/ (crediting) the following items:

	2004	2003	2002
	$	$	$

Cost of goods sold	591,739,184	587,501,675	647,665,319
Write-down of Property, Plant & Equipment to recoverable amount	2,219,064	—	—

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 4.	Profit from Ordinary Activities Before Income Tax Expense (Continued)
      Relates to Footscray and Thomastown tyre plants. Fair value determined by registered valuer, Knight Frank, in 2004.

	2004	2003	2002
	$	$	$

Depreciation of:
Buildings	251,849	175,527	104,319
Plant and equipment	21,894,326	19,469,383	26,628,428

	22,146,175	19,644,910	26,732,747

Amortisation of:
Leasehold land and buildings	1,158,908	1,076,008	1,315,525
Goodwill	297,389	287,389	485,062

	1,456,297	1,363,397	1,800,587

Total depreciation and amortisation	23,602,472	21,008,307	28,533,334

Borrowing costs
Associated entities	8,904,264	5,816,482	3,164,641
Bank loans and overdrafts	13,033,678	12,017,621	10,495,907

Total borrowing costs	21,937,942	17,834,103	13,660,548

      (b) Profit from ordinary activities before income tax has been arrived at after charging/(crediting) the following items: (continued)

	2004	2003	2002
	$	$	$

Research and development expenditure
Expensed as incurred	1,573,420	2,849,443	1,938,620
Net bad and doubtful debts expense including movements in provision for doubtful debts	624,867	619,922	1,487,774
Net expense for movements in provision for:
Employee entitlements	23,330,487	18,361,047	83,347,032
Rationalisation and restructuring costs	2,162,833	2,565,442	91,183,546
Rebates and allowances	27,265,039	19,542,569	19,979,619
Net foreign exchange (gain)/loss:
Borrowings	165,022	(8,205)	(13,907)
Net loss on disposal/writedown of non-current assets:
Property, plant and equipment	6,134,607	7,721,228	13,327,002
Investments	—	—	625,815
Operating lease rental expense
Minimum lease payments	30,522,660	30,138,477	31,589,141

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 5.	Auditors’ Remuneration

	2004	2003	2002
	$	$	$

Audit services
Auditors of the company — KPMG Australia	312,437	330,000	388,622
For other services
Auditors of the company — KPMG Australia	3,901	—	2,550

Note 6.	Taxation

(a)	Income Tax Expense

	2004	2003	2002
	$	$	$

Prima facie income tax expense/(benefit) calculated at 30% (2003: 30%) (2002: 30%) on the profit/(loss) from ordinary activities	(5,583,485)	(10,606,784)	(43,081,846)
Increase in income tax expense due to:
Depreciation on buildings	68,953	65,465	61,316
Amortisation of goodwill	89,217	86,217	145,519
Thin Capitalisation	1,033,514	401,549	—
Entertainment	322,092	213,606	196,069
Sundry items	412,945	84,401	219,335
Decrease in income tax expense due to:
Effects of lower/ higher rates of tax on overseas income	—	—	157
Tax at standard rate on consolidated entity profits attributed to partners	(7,679,125)	(13,350,470)	(29,039,039)
Income tax expense/(benefit) on operating profit/(loss) before individually significant income tax items	4,022,361	3,594,924	(13,420,725)
Add: Income tax under/(over) provided in prior year	(152,677)	612,913	(158,728)

Income tax expense/(benefit) attributable to operating profit	3,869,684	4,207,837	(13,579,453)

Income tax expense/(benefit) attributable to operating profit is made up of:
Current income tax provision	4,633,950	2,057,845	(11,560,219)
Under/(over) provision in prior year	(152,677)	612,913	(158,728)
Future income tax benefit	(611,589)	1,537,079	(1,860,506)

	3,869,684	4,207,837	(13,579,453)

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 6.	Taxation (Continued)

(b)	Current Tax Liabilities

	2004	2003	2002
	$	$	$

Provision for current income tax
Movements during the year:
Balance at the beginning of year	135,944	58,887	167,096
Income tax (paid)/received	—	79,774	(112,184)
Under/(over) provision in prior year	539	635,755	(72,516)
Current year’s income tax expense/(benefit) on operating loss	4,633,949	2,057,845	(11,560,219)
Disposal of controlled entity	—	—	78,048
Tax loss transferred to FITB	(4,479,623)	(2,696,317)	11,558,662

	290,809	135,944	58,887

(c)	Deferred Tax Assets
Future Income Tax Benefit
      Future income tax benefit comprises the estimated future benefit at the applicable rate of 30% (2003: 30%) (2002: 30%) on the following items:

	2004	2003	2002
	$	$	$

Accumulated non-allowable provisions	5,761,608	4,979,376	6,499,991
Accumulated tax losses	8,755,145	13,252,196	15,941,336

	14,516,753	18,231,572	22,441,327

      The tax effect of temporary differences that give rise to significant portions of the future income tax benefit are presented below:

Trading stock adjustments	166,306	36,887	30,409
Depreciation on property, plant and equipment	(1,586,941)	(2,018,708)	(2,132,392)
Provisions	6,892,310	6,931,368	8,533,692
Accruals	237,699	160,408	251,990
Accumulated tax losses	8,755,145	13,252,196	15,941,336
Other	52,234	(130,579)	(183,708)

	14,516,753	18,231,572	22,441,327

      An amount of $48,389,177 of taxable income must be earned to allow for the realisation of the deferred tax assets in the foreseeable future. The combined taxable income of Tyre Marketers (Australia) Limited and SACRT Trading Pty Ltd in 2004 was $16,687,301 (2003 $6,919,370) and (2002 $36,556,061 loss). In the opinion of the directors of the consolidated entity, it is virtually certain that the results of future operations will generate sufficient taxable income to realise the deferred tax assets.
      The consolidated entity has unrecognised capital tax losses of $21,271,173 in 2004 (2003 $22,081,014) and (2002 $22,817,537).

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 6.	Taxation (Continued)
      As a consequence of the substantive enactment of the Tax Consolidation legislation and since the consolidated entity had not notified the Australian Tax Office at the date of signing this report of the implementation date for the tax consolidation, the consolidated entity has applied UIG39 “Effects of Proposed Tax Consolidation Legislation on Deferred Tax Balances”. There was no impact on the consolidated entity’s future income tax benefits, as at 30 June 2004.

Note 7.	Cash Assets

	2004	2003	2002
	$	$	$

Cash	56,435,875	5,629,939	8,400,672
Bank short term deposits, maturing daily and paying interest at a weighted average interest rate of 4.7% (2003: 4.5%) (2002: 4.7%)	—	9,600,000	28,700,000

	56,435,875	15,229,939	37,100,672

Note 8.	Receivables

	2004	2003	2002
	$	$	$

Current
Gross debtors	127,149,457	132,004,740	138,762,403
Less: Provision for doubtful trade debtors	(1,730,468)	(2,655,040)	(3,050,317)

	125,418,989	129,349,700	135,712,086
Other debtors	4,755,891	8,091,930	5,945,571

	130,174,880	137,441,630	141,657,657
Non-current
Other debtors	1,651,270	9,546,303	30,384,952

	131,826,150	146,987,933	172,042,609

      Other debtor amounts generally arise from transactions outside the usual operating activity of the consolidated entity.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 9.	Inventories

	2004	2003	2002
	$	$	$

Current
Raw materials and stores at cost	8,406,434	11,548,888	10,302,933
Less: Provision for stock obsolescence	(56,185)	(462,697)	(490,527)

Raw materials and stores at net realisable value	8,350,249	11,086,191	9,812,406

Work in progress at cost	5,024,033	7,779,196	4,950,537
Less: Provision for stock obsolescence	—	—	(70,301)

Work in progress at net realisable value	5,024,033	7,779,196	4,880,236

Finished goods at cost	132,113,591	138,819,804	142,658,001
Less: Provision for stock obsolescence	(853,652)	(889,531)	(1,816,842)

Finished goods at net realisable value	131,259,939	137,930,273	140,841,159

Other stocks at cost	3,215,229	6,519,272	6,390,959
Less: Provision for stock obsolescence	(438,257)	(1,282,795)	(1,182,795)

Other stocks at net realisable value	2,776,972	5,236,477	5,208,164

	147,411,193	162,032,137	160,741,965

Note 10.	Other Current Assets

	2004	2003	2002
	$	$	$

Prepayments	3,219,753	3,323,269	2,258,575

Note 11.	Other Financial Assets

	2004	2003	2002
	$	$	$

Non-current
Investments in controlled entities
Unlisted shares at cost	—	—	—

	—	—	—

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 12.	Property, Plant and Equipment

	2004	2003	2002
	$	$	$

Freehold land
At cost	2,508,947	3,350,000	3,350,000

	2,508,947	3,350,000	3,350,000

Freehold buildings
At cost	10,769,845	11,886,348	11,841,455
Accumulated depreciation	(1,275,597)	(1,184,367)	(1,008,840)

	9,494,248	10,701,981	10,832,615

Leasehold land and buildings
At cost	34,438,146	57,165,525	57,096,991
Accumulated amortisation	(6,779,839)	(7,366,006)	(6,667,761)

	27,658,307	49,799,519	50,429,230
Held for sale at recoverable amount	19,104,877	—	—

	46,763,184	49,799,519	50,429,230

Plant and equipment
At cost	346,754,924	357,168,327	369,419,397
Accumulated depreciation	(211,578,026)	(227,312,706)	(242,149,279)

	135,176,898	129,855,621	127,270,118
Held for sale at recoverable amount	145,123	—	—

	135,322,021	129,855,621	127,270,118

Buildings and plant under construction
At cost	3,735,276	24,717,907	10,945,130

Total property, plant and equipment net book value	197,823,676	218,425,028	202,827,093

      Assets held for sale relate to Footscray tyre plant closed in December 2001 and Thomastown tyre plant closed in July 2002.
Reconciliations
      Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:
Freehold land

	2004	2003	2002
	$	$	$

Carrying amount at the beginning of year	3,350,000	3,350,000	3,350,000
Disposals	(841,053)	—	—

Carrying amount at the end of year	2,508,947	3,350,000	3,350,000

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 12.	Property, Plant and Equipment (Continued)

	2004	2003	2002
	$	$	$

Buildings
Carrying amount at the beginning of year	10,701,981	10,832,615	11,539,044
Currency conversion	—	—	(101,481)
Additions	—	—	11,706
Transfer from capital works in progress	12,543	44,893	30,818
Disposal of businesses/subsidiary (net)	—	—	(543,153)
Disposals	(968,427)	—	—
Depreciation	(251,849)	(175,527)	(104,319)

Carrying amount at the end of year	9,494,248	10,701,981	10,832,615

Leasehold land and buildings
Carrying amount at the beginning of year	49,799,519	50,429,230	51,725,245
Transfer from capital works in progress	344,534	458,306	39,515
Disposals	(2,221,960)	(12,009)	(20,005)
Depreciation	(1,158,909)	(1,076,008)	(1,315,525)

Carrying amount at the end of year	46,763,184	49,799,519	50,429,230

Plant and equipment
Carrying amount at the beginning of year	129,855,621	127,270,118	151,296,771
Currency conversion	—	—	(31,013)
Acquired businesses/ subsidiaries	—	—	458,033
Additions	189,115	11,306	188,971
Transfer from capital works in progress	36,562,647	34,225,413	15,784,417
Disposals	(9,391,035)	(12,181,833)	(13,639,725)
Disposal of businesses/subsidiary (net)	—	—	(158,909)
Depreciation	(21,894,327)	(19,469,383)	(26,628,427)

Carrying amount at the end of year	135,322,021	129,855,621	127,270,118

Capital works in progress
Carrying amount at the beginning of year	24,717,907	10,945,130	14,837,434
Acquired businesses/ subsidiaries	—	—	458,033
Additions	16,090,754	48,501,389	14,549,558
Transfer to property, plant and equipment	(36,919,723)	(34,728,612)	(16,312,783)
Other disposals	(153,662)	—	(2,587,112)

Carrying amount at the end of year	3,735,276	24,717,907	10,945,130

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 13.	Intangibles

	2004	2003	2002
	$	$	$

Goodwill — at cost	5,847,772	7,268,104	7,768,104
Accumulated amortisation	(1,348,820)	(2,351,230)	(2,563,842)

	4,498,952	4,916,874	5,204,262

      The consolidated entity estimates that the annual amortisation expense related to intangible assets will be $287,388 during each of the next 5 years and the weighted average remaining amortisation period is approximately 14 years.

Note 14.	Payables

	2004	2003	2002
	$	$	$

Current
Trade creditors	108,050,790	115,985,030	117,076,110
Accrued liabilities	35,797,893	41,841,676	43,903,827
Other creditors	179,723	2,127,124	802,781

Total Current	144,028,406	159,953,830	161,782,718

Non-current
Trade creditors	704,179	752,291	871,199
Other creditors	—	7,234,668	27,620,616

Total Non Current	704,179	7,986,959	28,491,815

Total Payables	144,732,585	167,940,789	190,274,533

Note 15.     Interest Bearing Liabilities

	2004	2003	2002
	$	$	$

Current
Bank overdrafts — secured	783,427	—	—
Bank overdrafts — unsecured	—	690,488	1,002,808
Bank loans — secured	77,638,119	—	—
Bank loans — unsecured	—	95,833,119	65,897,645
Goodyear Australia Pty Ltd loans	35,033,668	—	—
Securitisation	75,029,449	74,890,227	75,494,759

Total Current	188,484,663	171,413,834	142,395,212

Non-current
Partner Loan — Pacific Dunlop Tyres Pty Ltd	62,853,754	55,548,722	30,547,507
Partner Loan — Goodyear Tyres Pty Ltd	62,853,754	55,548,722	30,547,507

Total Non Current	125,707,508	111,097,444	61,095,014

Total Interest bearing liabilities	314,192,171	282,511,278	203,490,226

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 15.	Interest Bearing Liabilities (Continued)
Partner Loans — Pacific Dunlop Tyres Pty Ltd & Goodyear Tyres Pty Ltd
      On October 19, 2001, the partners in South Pacific Tyres (SPT) signed an agreement setting forth a plan to restructure certain operations of the consolidated entity, details of which are set forth in two agreements — the Australian Deed and the Co-ordination Deed (the “Agreements.”) The Agreements require the partners to advance (in one or more tranches) up to $56.3 million to the consolidated entity. As of June 30, 2003, the amounts due to each partner (including principal and interest) were $55.5 million compared to $30.5 million at June 30, 2003. Interest on the outstanding portion of the loan which is compounded and calculated at 90 day intervals based on the 90 day bank bill rate plus a margin of 0.6% per annum.
      Also included in the Agreements, is a put and call option giving the partners the right to acquire from the other partner, that partner’s interest in the partnership. The earliest date this provision can be exercised is August 15, 2005 (the “put option date”) by Pacific Dunlop Tyres Pty Ltd (“PDL.”) Beginning with the put option date, PDL has twelve months during which they may exercise their put option. At the end of this twelve month period, Goodyear Tyres Pty Ltd will have the right to exercise their call option during the subsequent twelve month period.
      The loans mature at the earlier of:

•	PDL exercising the put option (no earlier than August 2005);

•	the tenth anniversary of the Agreements (October 2011); and

•	the dissolution of the partnership (not expected.)
Bank Loans
      Pacific Dunlop Tyres Pty Ltd and Goodyear Tyres Pty Ltd (together comprising the SPT partnership in Australia) along with SPT’s Australian controlled entities, are borrowers under bank facilities (the “Facilities”) provided by a group of banks referred to as the “Lenders.”
      At June 30, 2004, the Facilities provided for borrowings of up to $79.7 million of which, $2.4 million was unused. In August 2003, the unsecured bank facilities were renewed for one year and restructured to reduce their size and to provide security to the Lenders by way of a fixed and floating charge over certain assets. Secured bank loans and overdrafts rank ahead in priority order of other interest bearing liabilities. Also in August 2004, a guarantee was provided by The Goodyear Tire & Rubber Company (U.S.).
      Interest on the facilities is calculated using the bank bill rate in effect at the time of borrowing plus a margin of up to 1.8% depending on the type of advance. The borrowers must also pay a fee equal to 3.00% per annum on the facility limit regardless of utilization.
      In addition to providing cash advances, the Facilities may be used for other purposes including borrowings relating to trade finance (such as bid/performance bonds and shipping guarantees), performance and financial guarantees, leasing, business credit cards, and payroll electronic payment requirements.
Accounts Receivable Financing
      During November 2001, the consolidated entity entered into an agreement with a major financial institution in relation to the securitisation of trade receivables. Under this arrangement, eligible receivables are transferred to a SPT Trust Special Purpose Vehicle (SPV) in return for cash and a “subordinated loan amount.” The SPV is managed by one of the bank facility lenders. Interest on the facility is calculated using the one month bank bill rate (determined each monthly settlement date) plus a margin. This facility must be renewed on November 2nd 2006.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 15.	Interest Bearing Liabilities (Continued)
Financing arrangements
      The consolidated entity has access to the following lines of credit:

	2004	2003	2002
	$	$	$

Total facilities available:
Bank overdrafts	2,000,000	6,500,000	6,500,000
Bank loans	71,650,000	90,000,000	105,500,000
Trade bills	6,000,000	6,000,000	6,000,000

	79,650,000	102,500,000	118,000,000

Facilities utilised at balance date:
Bank overdrafts	743,773	574,845	1,012,585
Bank loans	71,650,000	90,000,000	63,500,000
Trade bills	4,859,813	5,589,308	2,247,952

	77,253,586	96,164,153	66,760,537

Facilities not utilised at balance date:
Bank overdrafts	1,256,227	5,925,155	5,487,415
Bank loans	—	—	42,000,000
Trade bills	1,140,187	410,692	3,752,048

	2,396,414	6,335,847	51,239,463

      Interest on bank overdrafts is charged at prevailing market rates. The effective interest rates for all overdrafts as at 30 June 2004 is 8.6% (2003: 8.6%) (2002: 8.6%).
      All bank loans are denominated in Australian dollars. The bank loans amount in current liabilities comprises the portion of the consolidated entity’s bank loan payable within one year. The effective interest rate on bank loans is 8.65% (2003: 8.34%) (2002: 6.56%).
      The effective interest rate on trade bills is 8.15% (2003: 5.66%) (2002: 5.32%).
      At 30 June 2002 the consolidated entity had committed lines of bank loans of $105,500,000 up to 1 December 2002.
      At 30 June 2002 $42,000,000 of the lines were undrawn. An annual commitment fee of 0.5% to 0.9% was paid.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 16.	Provisions

	2004	2003	2002
	$	$	$

Current
Employee entitlements	33,143,515	30,803,805	35,447,716
Rationalisation and restructuring	13,995,281	16,981,066	60,411,626
Rebates	7,179,476	5,580,819	6,978,516

	54,318,272	53,365,690	102,837,858

Non-current
Employee entitlements	6,357,177	6,883,413	7,978,203

	6,357,177	6,883,413	7,978,203

Reconciliations
      Reconciliations of the carrying amounts of each class of provision, except for employee benefits are set out below.
      To maintain competitiveness, the consolidated entity has implemented rationalisation actions over the past several years for the purpose of reducing excess capacity, improving productivity and reducing costs. The net amounts of rationalisation charges to the Statement of Financial Performance were as follows:
Rationalisation and Restructuring

	2004	2003	2002
	$	$	$

Carrying amount at beginning of year	16,981,066	60,411,626	14,084,483
Provisions made during the year	2,162,833	2,565,442	91,183,546
Provision utilised by loss on disposal/scrappings of assets	—	(8,475,000)	(13,100,000)
Payments made during the period	(5,148,618)	(37,521,002)	(31,756,403)

Carrying amount at end of year	13,995,281	16,981,066	60,411,626

      In fiscal year 2000 and 2001, a rationalisation program was undertaken by the consolidated entity to close the tyre plants in Thomastown and Footscray, the MRT plant in Somerton and the BA Hamill engineering workshop for the purpose of reducing excess capacity, improving productivity and reducing costs. Rationalisation expense for this plan was $50.6 million, $91.2 million, $2.6 million, and $2.2 million in 2001, 2002, 2003 and 2004 respectively and was charged to significant items in the statement of financial performance.
      The number of people planned to be terminated at the MRT site at Somerton was 525. The actual number of people terminated was 519, all of whom were manufacturing related employees. The number of people planned to be terminated at the Thomastown, Footscray and BA Hamill sites was 868. The actual number of people terminated was 871, 799 of whom were manufacturing and 72 of whom were administrative. At 30th June 2004 there was a plan to close two tyre retreading plants at North Albury and Tamworth in July 2004. The planned number of people terminating is 6 people.
      Net Charges in 2004 of $2.2 million consisted of $3.6 million for environmental remediation of the Thomastown and Footscray tyre plants, $0.5 million for retreading plant closures and $(1.9) million reversal of provision made for storage, dismantling and packaging of plant and equipment at the MRT Plant at

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 16.	Provisions (Continued)
Somerton. In 2004, $5.1 million was incurred which comprised $3.6 million for settlement of contractual dispute with customer (Norhead) and $1.5 million for environmental remediation at Thomastown & Footscray.
      Net Charges in 2003 of $2.6 million related to settlement of contractual dispute with customer (Norhead). In 2003, $37.5 million was incurred which comprised $35.4 million of associate redundancy payments for employees at the Thomastown, Footscray and BA Hamill sites, $0.5 million for environmental remediation at Thomastown and Footscray, $0.5 million for settlement of contractual dispute with customer (Norhead) and $1.1 million for storage, dismantling and packaging costs of equipment at the MRT Plant at Somerton.
      Net Charges in 2002 of $91.2 million consisted $66.3 million for associate redundancy payments for associates at the Thomastown, Footscray and BA Hamill sites, $9.9 million for environmental remediation at the Thomastown and Footscray tyre plants, $21.6 million for plant and equipment write off at the Thomastown, Footscray and BA Hamill sites, $1.5 million for settlement of contractual dispute with customer (Norhead), $(1.5) million reversal of provision made for preparation of the land and buildings at the MRT site at Somerton for sale, $(4.0) million reversal of provision made for activity alignment redundancy plan and $(2.6) million reversal of provision of redundancy for closure of the MRT Plant at Somerton.
      In 2002, $31.8 million was incurred which comprised $9.3 million of associate redundancy payments for employees at the Thomastown, Footscray and BA Hamill sites, $0.2 million for the activity alignment redundancy plan, $0.4 million for associate redundancy payments at the MRT Plant at Somerton, $1.6 million for business interruption expenditure and $0.3 million for storage, dismantling and packaging of plant and equipment at the MRT Plant at Somerton.
      The provision at 30th June 2004 was $13,995,281, which included $1,996,622 for the future costs of storage, dismantling and packaging of plant & equipment at the MRT plant in Somerton, $11,484,916 for environmental remediation and $513,743 for the closure of the North Albury and Tamworth Retreading plants.

	2004	2003	2002
	$	$	$

Rebates
Carrying amount at beginning of year	5,580,819	6,978,516	6,236,155
Provisions made during the year	27,265,039	19,542,569	19,979,619
Payments made during the period	(25,666,382)	(20,940,266)	(19,237,258)

Carrying amount at end of year	7,179,476	5,580,819	6,978,516

Number of employees	3,063	3,133	3,730

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 17.	Amounts Payable/ Receivable in Foreign Currencies
      The Australian dollar equivalents of unhedged amounts payable or receivable in foreign currencies, calculated at year-end exchange rates, are as follows:

	2004	2003	2002
	$	$	$

United States dollars
Amounts payable:
Current	779,816	872,599	1,382,011
Japanese Yen
Amounts payable:
Current	—	—	1,432,379
Euro dollar
Amounts payable:
Current	764,127	435,439	195,889

Total	1,543,943	1,308,038	3,010,279

Note 18.	Contributed Equity

	2004	2003	2002
	$	$	$

Goodyear Tyres Pty Ltd
Contributed equity at the beginning of year	158,837,569	158,837,569	158,837,569
Additional contributed equity	13,000	—	—

Contributed equity at the end of year	158,850,569	158,837,569	158,837,569

Pacific Dunlop Tyres Pty Ltd
Contributed equity at the beginning of year	158,837,569	158,837,569	158,837,569

Contributed equity at the end of year	158,837,569	158,837,569	158,837,569

	317,688,138	317,675,138	317,675,138

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 19.	Reserves

	2004	2003	2002
	$	$	$

Asset revaluation	12,374,551	12,570,229	12,570,229

	12,374,551	12,570,229	12,570,229

Movements during the year
Asset revaluation reserve
Balance at the beginning of year	12,570,229	12,570,229	12,561,891
Transferred to retained profits	(195,678)	—	8,338

Balance at the end of year	12,374,551	12,570,229	12,570,229

Foreign currency translation reserve
Balance at the beginning of year	—	—	(3,341,868)
Translation adjustment on assets and liabilities held in foreign currencies	—	—	(303,980)
Transferred to retained profits	—	—	3,645,848

Balance at the end of year	—	—	—

Nature and Purpose of Reserves
Asset revaluation
      The asset revaluation reserve includes the net revaluation increments and decrements arising from the revaluation of non-current assets measured at fair value in accordance with AASB1041.
Foreign currency reserve
      The foreign currency translation reserve records the foreign currency differences arising from the translation of self-sustaining foreign operations, the translation of transactions that hedge the Entity’s net investment in a foreign operation or the translation of foreign currency monetary items forming part of the net investment in a self-sustaining operation. Refer to accounting policy Note 1(e).

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 20.	Accumulated Losses

	2004	2003	2002
	$	$	$

Goodyear Tyres Pty Ltd
Accumulated losses at the beginning of year	(136,469,457)	(116,635,878)	(49,795,200)
Net loss attributable to partners	(11,240,650)	(19,781,893)	(65,013,585)
Amounts transferred from reserves	97,839	—	(1,827,093)
Net effect of initial adoption of Revised AASB 1028 “Employee Benefits”	—	(51,686)	—

Accumulated losses at the end of year	(147,612,268)	(136,469,457)	(116,635,878)

Pacific Dunlop Tyres Pty Ltd
Accumulated losses at the beginning of year	(135,466,272)	(115,632,693)	(48,792,015)
Net loss attributable to partners	(11,240,650)	(19,781,892)	(65,013,585)
Amounts transferred from reserves	97,839	—	(1,827,093)
Net effect of initial adoption of Revised AASB 1028 “Employee Benefits”	—	(51,687)	—

Accumulated losses at the end of year	(146,609,083)	(135,466,272)	(115,632,693)

	(294,221,351)	(271,935,729)	(232,268,571)

      The consolidated entity’s ability to pay dividends is restricted by credit facility agreements.

Note 21.	Outside Equity Interest

	2004	2003	2002
	$	$	$

Outside equity interest in controlled entities comprise:
Interest in retained profits at the beginning of the financial year after adjusting for outside equity interests in entities	—	—	1,034,550
Interest in operating profit after income tax	—	—	470
Interest in dividends provided for or paid	—	—	(2,146)
Disposal of Interest in Retained Profits	—	—	(1,032,874)

Interest in retained profits at the end of the financial year	—	—	—
Interest in share capital	—	—	—
Interest in reserves	—	—	—

Total outside equity interest	—	—	—

Note 22.	Additional Financial Instruments Disclosure
(a) Interest Rate Risk
      The consolidated entity enters into interest rate swaps to manage cash flow risks associated with the floating interest rates on borrowings.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 22.	Additional Financial Instruments Disclosure (continued)
Interest rate swaps and forward rate agreements
      Interest rate swaps allow the consolidated entity to swap floating rate borrowings into fixed rates. Maturities of swap contracts are principally between one to five years.
      Each contract involves quarterly payment or receipt of the net amount of interest. At 30 June 2004 the fixed rates were 5.9% (2003: 5.7% to 5.9%) (2002: 5.5% to 5.9%) and floating rates were at bank bill rates plus the consolidated entity’s credit margin. The weighted average effective floating interest rate at 30 June 2004 was 5.9% (2003: 5.8%) (2002: 5.7%).
Interest rate risk exposures
      The consolidated entity’s exposure to interest rate risk and the effective weighted average interest rate for classes of financial assets and financial liabilities is set out below:

		Fixed interest maturity in:

		Weighted
		average				More	Non-
		interest	Floating	1 year or	Over 1 year	than	interest
	Note	rate	interest rate	less	to 5 years	5 years	bearing	Total

2004
Financial assets
Cash	7	4.74%	56,343,803				92,072	56,435,875
Receivables	8	—					131,826,150	131,826,150

			56,343,803				131,918,222	188,262,025

Financial liabilities
Bank overdrafts and loans	15	8.65%	73,561,733					73,561,733
Securitisation	15	5.60%	75,029,449					75,029,449
Partner Loans	15	6.31%	160,741,176					160,741,176
Trade bills	15	8.15%	4,859,813					4,859,813
Accounts payable	14						144,732,585	144,732,585
Employee entitlements	16	0.00%		33,143,515	3,378,237	2,978,940		39,500,692

			314,192,171	33,143,515	3,378,237	2,978,940	144,732,585	498,425,448

Interest rate swaps			(20,000,000)	20,000,000

2003
Financial assets
Cash	7	4.51%	15,133,917				96,022	15,229,939
Receivables	8	—					146,987,933	146,987,933

			15,133,917				147,083,955	162,217,872

Financial liabilities
Bank overdrafts and loans	15	8.27%	90,934,299					90,934,299
Securitisation	15	4.88%	74,890,227					74,890,227
Partner Loans	15	5.35%	111,097,444					111,097,444
Trade bills	15	5.66%	5,589,308					5,589,308
Accounts payable	14						167,940,789	167,940,789
Employee entitlements	16	1.30%		30,803,805	3,177,964	3,705,449		37,687,218

			282,511,278	30,803,805	3,177,964	3,705,449	167,940,789	488,139,285

Interest rate swaps			(50,000,000)	30,000,000	20,000,000

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 22.	Additional Financial Instruments Disclosure (continued)

		Fixed interest maturity in:

		Weighted
		average				More	Non-
		interest	Floating	1 year or	Over 1 year	than	interest
	Note	rate	interest rate	less	to 5 years	5 years	bearing	Total

2002
Financial assets
Cash	7	4.70%	37,092,372				8,300	37,100,672
Receivables	8	—					172,042,609	172,042,609

			37,092,372	—	—	—	172,050,909	209,143,281

Financial liabilities
Bank overdrafts and loans	15	6.59%	64,652,501					64,652,501
Securitisation	15	5.06%	75,494,759					75,494,759
Partner Loans	15	5.46%	61,095,014					61,095,014
Trade bills	15	5.32%	2,247,952					2,247,952
Accounts payable	14						190,274,533	190,274,533
Employee entitlements	16	2.00%		35,447,716	4,278,361	3,699,842		43,425,919

			203,490,226	35,447,716	4,278,361	3,699,842	190,274,533	437,190,678

Interest rate swaps			(50,000,000)	20,000,000	30,000,000

(b)	Foreign exchange risk
      The consolidated entity enters into forward foreign exchange contracts to hedge foreign currency purchases expected in each month within the following six months within Board approval limits. The amount of anticipated future purchases and sales are forecast in light of current conditions in foreign markets, commitments from customers and experience.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 22.	Additional Financial Instruments Disclosure (continued)
      The following table sets out the gross value to be received under foreign currency contracts, the weighted average contracted exchange rates and the settlement periods of outstanding contracts for the consolidated entity.

	Average rate

				2004	2003	2002
	2004	2003	2002	$	$	$

Buy US Dollars
Not later than one year	0.7029	0.63	0.56	17,860,867	26,558,702	43,978
Later than one year but not later than two years				—	—	—
Later than two year but not later than three years				—	—	—

				17,860,867	26,558,702	43,978

Sell US Dollars
Not later than one year	0.7155	0.64	—	1,623,900	814,196	—
Later than one year but not later than two years				—	—	—
Later than two year but not later than three years				—	—	—

				1,623,900	814,196	—

Buy EURO dollars
Not later than one year	0.59	0.55	0.60	5,693,338	9,937,775	1,096,037
Later than one year but not later than two years				—	—	—
Later than two year but not later than three years				—	—	—

				5,693,338	9,937,775	1,096,037

Sell EURO dollars
Not later than one year	0.61	0.55	—	18,245	179,783	—
Later than one year but not later than two years				—	—	—
Later than two year but not later than three years				—	—	—

				18,245	179,783	—

Buy Japanese yen
Not later than one year	79.33	70.57	67.3	1,560,868	2,101,635	223,131
Later than one year but not later than two years				—	—	—
Later than two year but not later than three years				—	—	—

				1,560,868	2,101,635	223,131

Sell Japanese yen
Not later than one year	76.45	73.94	—	133,059	56,934	—
Later than one year but not later than two years				—	—	—
Later than two year but not later than three years				—	—	—

				133,059	56,934	—

Buy English pound
Not later than one year	—	0.39	0.37	—	77,119	71,779
Later than one year but not later than two years				—	—	—
Later than two year but not later than three years				—	—	—

				—	77,119	71,779

      As these contracts are hedging anticipated purchases, any unrealised gains and losses on the contracts, together with the costs of the contracts, will be deferred and then recognised in the financial statements at the time the underlying transaction occurs as designated. The gross deferred gains and losses on hedges of anticipated foreign current purchases are:

	2004		2003		2002

	Gains	Losses	Gains	Losses	Gains	Losses
	$	$	$	$	$	$

Not later than one year	778,676	80,710	44,231	2,021,565	54,818	—
Later than one year but not later than two years	—	—	—	—	—	—
Later than two year but not later than three years	—	—	—	—	—	—

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 22.	Additional Financial Instruments Disclosure (continued)
      When the underlying transaction has occurred as designated, the effect of the hedge has been recognised in the financial statements.
(c) Commodity Price Risk
      The consolidated entity does not enter into futures contracts to hedge (or hedge a proportion of) commodity purchase prices on anticipated specific purchase commitments of natural rubber.
(d) Credit Risk Exposures
      Credit risk represents the loss that would be recognised if counterparties failed to perform as contracted.

Recognised Financial Instruments
      The credit risk on financial assets, excluding investments, of the consolidated entity which have been recognised on the statement of financial position, is the carrying amount, net of any provision for doubtful debts.
      The consolidated entity minimises concentrations of credit risk by undertaking transactions with a large number of customers and counterparties in various countries.
      The consolidated entity is not materially exposed to any individual overseas country or individual customer. Concentrations of credit risk on trade debtors and term debtors due from customers are the motor vehicle and transport industries.
     Unrecognised Financial Instruments
      Credit risk on derivative contracts which have not been recognised on the statement of financial position is minimised as counterparties are recognised financial intermediaries with acceptable credit ratings determined by a recognised ratings agency.
      Interest rate swaps and foreign exchange contracts are subject to credit risk in relation to the relevant counterparties, which are principally large banks.
      As all futures contracts are transacted through a recognised futures exchange, credit risk associated with these contracts is minimal.
(e) Net Fair Values of Financial Assets and Liabilities

Valuation approach
      Net fair values of financial assets and liabilities are determined by the consolidated entity on the following basis:
     Recognised Financial Instruments
      The carrying amounts of bank term deposits, trade debtors, other debtors, bank overdrafts, accounts payable, bank loans and employee entitlements approximate net fair value.
     Unrecognised Financial Instruments
      The valuation of financial instruments not recognised on the statement of financial position detailed in this note reflects the estimated amounts which the consolidated entity expects to pay or receive to terminate

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 22.	Additional Financial Instruments Disclosure (continued)
the contracts (net of transaction costs) or replace the contracts at their current market rates as at reporting date. This is based on independent market quotations and determined using standard valuation techniques.
     Net Fair Values
     Recognised Financial Instruments
      The carrying amounts and net fair values of financial assets and financial liabilities as at the reporting date are as follows:

	2004		2003		2002

	Carrying	Net fair	Carrying	Net fair	Carrying	Net fair
	amount	value	amount	value	amount	value
	$	$	$	$	$	$

Financial assets
Cash assets	56,435,875	56,435,875	15,229,939	15,229,939	37,100,672	37,100,672
Receivables	131,826,150	131,826,150	146,987,933	146,987,933	172,042,609	172,042,609
Financial liabilities
Payables	144,732,585	144,732,585	167,940,789	167,940,789	190,274,533	190,274,533
Bank overdrafts and loans	73,561,733	73,561,733	90,934,299	90,934,299	64,652,501	64,652,501
Securitisation	75,029,449	75,029,449	74,890,227	74,890,227	75,494,759	75,494,759
Partner Loans	160,741,176	160,741,176	111,097,444	111,097,444	61,095,014	61,095,014
Trade bills	4,859,813	4,859,813	5,589,308	5,589,308	2,247,952	2,247,952
Employee entitlements	39,572,002	39,572,002	37,687,218	37,687,218	43,425,919	43,425,919
     Unrecognised Financial Instruments
      The net fair values of the unmatured derivatives designated as hedges at balance date totalled:

	2004	2003	2002
	$	$	$

Forward foreign exchange contracts gains/(losses)	697,966	(1,977,334)	54,818

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 23.	Commitments

	2004	2003	2002
	$	$	$

Capital expenditure commitments
Plant
Contracted but not provided for and payable within one year	951,935	3,311,414	4,505,841

	951,935	3,311,414	4,505,841

Lease commitments
Operating lease expense commitments
Future operating lease commitments not provided for in the financial statements and payable:
Within one year	29,992,274	23,865,262	25,799,409
One year or later and no later than five years	60,779,467	47,292,290	48,518,490
Later than 5 years	6,720,240	15,992,314	10,596,215

	97,491,981	87,149,866	84,914,114

      The consolidated entity leases property under non-cancellable operating leases expiring from one to ten years.
      Leases generally provide the consolidated entity with a right of renewal at which time all terms are renegotiated.
Assets Pledged and Cash Restrictions
      Assets pledged to financial institutions as at 30 June 2004 ($175,571,699), 2003 ($nil) and 2002 ($nil). Agreements with financial institutions place certain restrictions on the use of cash balances. These restrictions do not affect the daily operations of the consolidated entity and will not have a material adverse affect on its operations.

Note 24.	Contingent Liabilities
      There were no material contingent liabilities as at 30 June 2004, 30 June 2003 and 30 June 2002.

Note 25.	Related Party Transactions
      The consolidated entity from time to time has dealings with Ansell Limited Group Companies and Goodyear Tire & Rubber Co. Group Companies.
      Under the partnership agreement, the consolidated entity leases certain properties from Ansell Limited and Goodyear Australia Limited (a wholly owned subsidiary of Goodyear Tire & Rubber Co.) on a basis of equitable rentals between the partners.
      The amounts of these transactions are detailed below:

	2004	2003	2002
Lease Payments	$	$	$

Ansell Limited Group Companies	217,885	217,885	217,885
Goodyear Tire & Rubber Co. Group Companies	75,273	75,273	75,273

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 25.	Related Party Transactions (Continued)
      During the financial year the consolidated entity received loans from the partners that are subject to interest at market rates compounding quarterly as detailed in Note 15.
      On 29/12/2000, the consolidated entity entered into supply agreements whereby Goodyear will be (subject to certain conditions) the supplier of certain tyres for a period of twelve years commencing 01/01/2001. The consolidated entity has received $25.0m plus interest in consideration for this supply.
      On 20/12/2000, the consolidated entity received a loan of $25.0m from Ansell Limited on which interest is charged quarterly in arrears.
      Interest brought to account by the consolidated entity in relation to these loans during the year:

	2004	2003	2002
	$	$	$

Interest expense	—	—	1,750,000
Interest revenue	—	—	1,750,000
      All other dealings with the above parties are on normal commercial terms and involve the purchase and/or supply of materials from/to both parties and the provision of forward exchange cover and commodity hedging by Ansell Limited Group Companies.
      The amounts of these transactions are detailed below:

	2004	2003	2002
	$	$	$

Sale of goods and services
Ansell Limited Group Companies	—	—	37,791
Goodyear Tire & Rubber Co. Group Companies	7,044,157	1,357,021	4,396,011
Purchase of goods and services
Ansell Limited Group Companies	—	4,092	1,252,256
Goodyear Tire & Rubber Co. Group Companies	115,062,875	118,165,909	107,439,259
      Details of interest received/paid to related parties are set out in Notes 3 & 4.
      The amounts included in receivables and payables in relation to the consolidated entity are set out in the notes to the financial statements and the amounts relating to the other parties are:

	2004	2003	2002
	$	$	$

Current receivables
Goodyear Tire & Rubber Co. Group Companies	588,874	182,079	526,745
Current payables
Ansell Limited Group Companies	—	—	81,767
Goodyear Tire & Rubber Co. Group Companies	20,921,867	21,072,760	23,663,413
      The consolidated entity has had since 1987 a significant Research and Development arrangement with Goodyear Tire and Rubber Limited. A fee is payable as a percentage of sales of locally produced tyres. The amount of costs incurred for this contract was, for the year ended 30 June 2004 $3,528,348 (June 2003 $4,928,422) and (June 2002 $10,856,910).

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 25.	Related Party Transactions (Continued)
      The names of each person holding the position of director of the consolidated entity during the year were:

Mr. Richard Kramer	Dr Edward Tweddell	Mr. Robert W. Tieken
Mr. Hugh D. Pace	Mr. Herbert J. Elliott	Mr. Clark E. Sprang
Ms. Janell Lopus	Mr. Douglas Tough	Mr. Harry Boon
Mr. Harold Smith	Mr. David Graham

Note 26.	Superannuation Commitments
Employer plans
      Up until April 1st 2004 the consolidated entity participated in the Pacific Dunlop Superannuation Fund for employees.
      Effective 1 April 2004 members were transferred out of the Pacific Dunlop Superannuation Fund to Equipsuper (an independent superannuation fund). The transfer of assets from the Pacific Dunlop Superannuation Fund to Equipsuper has not yet been completed.

2002
$

Net Assets	148,178,000
Accrued benefits	148,802,000

Deficiency	(624,000)

Vested benefits	146,578,000
Country	Australia
Benefit type	Defined benefit/Accumulation
Basis of contribution	Balance of cost/Defined contribution
Date of last actuarial valuation	6/30/2002
Actuary	Mercer Human Resource Consulting Pty Ltd
      Plan net assets, accrued benefits and vested benefits have been calculated at 30 June 2002, being the date of the most recent financial statements of the plan. Accrued benefits are based on an actuarial valuation undertaken at 30 June 2002.
      The consolidated entity has accrued a superannuation expense of $1,630,000 to meet expected fund deficiency as at 30 June 2004.
      The liabilities of the superannuation fund are covered by the assets in the fund or by specific provisions created by the consolidated entity.
      The consolidated entity is obliged to contribute to the superannuation fund as a consequence of Legislation or Trust Deed. Legal enforceability is dependent on the terms of the Legislation and the Trust Deed.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 26.	Superannuation Commitments (Continued)
Definitions

Balance of cost	The consolidated entity’s contribution is assessed by the Actuary after taking into account the member’s contribution and the value of assets.
Defined contribution	The consolidated entity’s contribution is set out in the appropriate fund rules, usually as a fixed percentage of salary.
Industry/union plans
      The consolidated entity participates in industry and union plans on behalf of certain employees. These plans, which are reviewed periodically, operate on an accumulation basis and provide lump sum benefits for members on resignation, retirement or death.
      The consolidated entity has a legally enforceable obligation to contribute at varying rates to the plans.

Note 27.	Segment Reporting
      The principal activity of the group during the year was the manufacture and sale of motor vehicle and aircraft tyres in Australia.

Note 28.	Particulars Relating to Controlled Entities
      Details of controlled entities, including the extent that each contributed to the period’s result are given below:

							Contribution to the Consolidated
		Beneficial					Profit After Tax Inclusive of Abnormal
		Interest		Book Value of			Items and After Deducting the Amount
		Held by		Consolidated Entity’s Investment			Attributable to Outside Equity Interest
	Place of	Consolidated	Class of
Name of Company	Incorporation	Entity	Share	2004	2003	2002	2004	2003	2002

South Pacific Tyres							(28,982,129)	(44,501,568)	(96,796,795)
Tyre Marketers (Australia) Limited	Vic	100%	Ordinary	21,496,245	21,496,245	21,496,245	8,559,276	4,952,958	(33,840,907)
Sacrt Trading Pty Ltd	Vic	100%	Ordinary				491,696	158,826	365,417
South Pacific Tyres (PNG) Pty. Ltd.	PNG	80%	Ordinary				—	—	27,119
Dunlop PNG Pty. Ltd.	PNG	80%	Ordinary				—	—	(25,244)
Consolidation adjustments							(2,550,143)	(174,001)	243,240

				21,496,245	21,496,245	21,496,245	(22,481,300)	(39,563,785)	(130,027,170)

Note 29.	Events Subsequent to Balance Date
      This financial report has been prepared in accordance with Australian accounting standards and other financial reporting requirements (Australian GAAP). The differences between Australian GAAP and IFRS identified to date as potentially having a significant effect on the consolidated entity’s financial performance and financial position are summarised below. The summary should not be taken as an exhaustive list of all the differences between Australian GAAP and IFRS. No attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions or events are presented.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 29.	Events Subsequent to Balance Date (Continued)
      The consolidated entity has not quantified the effects of the differences discussed below. Accordingly there can be no assurances that the consolidated financial performance and financial position as disclosed in this financial report would not be significantly different if determined in accordance with IFRS.
      Regulatory bodies that promulgate Australian GAAP and IFRS have significant ongoing projects that could affect the differences between Australian GAAP and IFRS described below and the impact of these differences relative to the consolidated entity’s financial reports in the future. The potential impacts on the consolidated entity’s financial performance and financial position of the adoption of IFRS, including system upgrades and other implementation costs which may be incurred, have not been quantified as at the transition date of 1 July 2004 due to the short timeframe between finalisation of the IFRS standards and the date of preparing this report. The impact of future years will depend on the particular circumstances prevailing in those years.
      The board has established a formal project, monitored by a steering committee, to achieve transition to IFRS reporting. The company’s implementation project consists of three phases as described below.

•	Assessment and planning phase

•	Design phase

•	Implementation phase
      Except for certain training that has been given to operational staff, the company has not yet commenced the implementation phase. However, the company expects this phase to be substantially complete by 30 June 2005.
      The key potential implications of the conversion to IFRS on the consolidated entity are as follows:

•	financial instruments must be recognised in the statement of financial position and all derivatives and most financial assets must be carried at fair value

•	income tax will be calculated based on the “balance sheet” approach, which may result in more deferred tax assets and liabilities and, as tax effects follow the underlying transaction, some tax effects will be recognised in equity

•	surpluses and deficits in the defined benefit superannuation plans sponsored by the entities within the consolidated entity will be recognised in the statement of financial position and the statement of financial performance

•	revaluation increments and decrements relating to revalued property, plant and equipment and intangible assets will be recognised on an individual asset basis, not a class of asset basis

•	intangible assets:

—	internally generated intangible assets will not be recognised

—	intangible assets can only be revalued if there is an active market

•	goodwill and intangible assets with indefinite useful lives will be tested for impairment annually and will not be amortised

•	impairment of assets will be determined on a discounted basis, with strict tests for determining whether goodwill and cash generating operations have been impaired

•	changes in accounting policies will be recognised by restating comparatives rather than making current year adjustments with note disclosure of prior year effects.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 29.	Events Subsequent to Balance Date (Continued)
      Other than as noted above, there has not arisen in the interval between the end of the financial year and the date of this report any item, transaction or event of a material nature likely, in the opinion of the directors of the consolidated entity, to affect significantly the operations, or the state of affairs of the consolidated entity in subsequent financial years.

Note 30.	Notes to the Statements of Cash Flows

(a)	Reconciliation of Cash
      For the purposes of the statement of cash flows, cash includes cash on hand and at bank and investments in money market instruments net of outstanding bank overdrafts. Cash as at the end of the financial year as shown in the statement of cash flows is reconciled to the related items in the statement of financial position as follows:

	2004	2003	2002
	$	$	$

Cash assets	56,435,875	5,629,939	8,400,672
Cash on deposit	—	9,600,000	28,700,000
Bank overdrafts	(783,427)	(690,488)	(1,002,808)

	55,652,448	14,539,451	36,097,864

(b)	Acquisition/Disposal of Businesses and Entities
      During the 2004 and 2003 financial years the consolidated entity purchased no businesses.
      During the 2002 year the consolidated entity purchased 100% of businesses of which the details are as follows:

Acquisitions of Businesses

	2004	2003	2002
	$	$	$

Net assets acquired/disposed
Property, plant and equipment	—	—	458,033
Inventories	—	—	298,112
Receivables	—	—	268,685
Creditors	—	—	—

	—	—	1,024,830
Goodwill	—	—	222,001
Consideration
Cash paid/(received)	—	—	1,246,831

Outflow/(inflow) of cash
Cash consideration	—	—	1,246,831

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 30.	Notes to the Statements of Cash Flows (Continued)

Disposal of Entities
      During the 2002 year, the consolidated entity disposed of all of its 80% share of South Pacific Tyres PNG Ltd. Details of the disposal is as follows:

	2004	2003	2002
	$	$	$

Consideration (Cash)	—	—	1,983,805
Net assets of entity disposed of
Property, plant and equipment	—	—	702,062
Inventories	—	—	2,174,162
Receivables	—	—	1,096,993
Other assets	—	—	60,964
Prepayments	—	—	82,822
Creditors	—	—	(952,514)
Other liabilities and provisions	—	—	(146,852)
Outside equity	—	—	(408,017)

	—	—	2,609,620

Profit/(loss) on disposal	—	—	(625,815)

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 30.	Notes to the Statements of Cash Flows (Continued)

(c)	Reconciliation of Profit/(Loss) From Ordinary Activities After Income Tax to Net Cash Provided by Operating Activities

	2004	2003	2002
	$	$	$

Loss from ordinary activities after income tax	(22,481,300)	(39,563,785)	(130,026,700)
Add /(less) items classified as investing/financing activities:
(Profit)/loss on sale of non-current assets	6,134,607	7,721,228	13,327,002
(Profit)/loss on sale of controlled entities	—	—	625,815
Add /(less) non-cash items:
Amortisation	1,456,297	1,363,397	1,800,587
Depreciation	22,146,175	19,644,910	26,732,747
Write-down of Property, Plant & Equipment	2,219,064	—	—
Amounts set aside to provisions	(924,572)	40,073,781	134,902,663
(Decrease)/increase in income taxes payable	154,865	77,057	(180,144)
Decrease/(increase) in future income tax benefit	3,714,819	4,209,755	(13,605,285)
Write-off bad trade debts	1,549,439	1,015,199	1,386,762

Net cash provided by operating activities before change in assets and liabilities	13,969,394	34,541,542	34,963,447

Change in assets and liabilities adjusted for effects of purchase and disposal of controlled entities during the financial year:
(Increase)/decrease in receivables	14,536,916	3,494,488	(13,406,489)
(Increase)/decrease in inventories	14,620,947	(1,290,172)	4,628,518
(Increase)/decrease in prepayments	103,514	(1,064,694)	180,180
(Decrease)/increase in accounts payable	(23,186,218)	(22,333,744)	20,283,451
(Decrease)/increase in provisions	404,360	(70,199,122)	(70,029,855)
(Decrease)/increase in reserves	—	—	(524,325)

	6,479,519	(91,393,244)	(58,868,520)

Net cash provided by/(used in) operating activities	20,448,913	(56,851,702)	(23,905,073)

Note 31.	Summary of Significant Differences Between Generally Accepted Accounting Principles in Australia and Generally Accepted Accounting Principles in the United States — RESTATED
      The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Australia (AGAAP), which differ in certain significant respects with accounting principles generally accepted in the United States (US GAAP). Pursuant to certain rules and regulations of the US Securities and Exchange Commission (SEC), financial statements to be included in filings with the SEC that are prepared on a basis of accounting other than US GAAP are required to provide a description of the significant differences and their effects on net income and equity in arriving at such amounts in accordance with US GAAP.
      Subsequent to the issuance of the Company’s consolidated financial statements as of June 30, 2003 and 2002 and for each of the years in the three-year period ended June 30, 2003, it was determined that

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 31.	Summary of Significant Differences Between Generally Accepted Accounting Principles in Australia and Generally Accepted Accounting Principles in the United States — RESTATED (Continued)
information previously provided with respect to material differences and the effects of such differences on the determination of net loss and partners’ equity in accordance with US GAAP was inaccurate and incomplete. Those previously issued consolidated financial statements indicated (i) a reduction of $10.6 million and $10.7 million as of June 30, 2003 and 2002, respectively, in arriving at partners’ equity pursuant to US GAAP would be required to eliminate the effects of an asset revaluation reserve recognized in partners’ equity under AGAAP; (ii) a decrease in depreciation expense of $125,000 would be required in arriving at net loss pursuant to US GAAP for each of the years in the three-year period ended June 30, 2003 to reflect the elimination of the asset revaluation reserve described above and; (iii) that there were no further adjustments of a material nature that would be required to be included in the determination of net loss and partners’ equity pursuant to US GAAP.
      Accordingly, the information set out in notes 32 and 33 provides, as at June 30th 2004, 2003 and 2002 and for each of the years in the three-year period ended June 30, 2004 a description of the material differences and their effects in reconciling net loss and partners’ equity as reported under AGAAP in the accompanying consolidated financial statements to such amounts pursuant to US GAAP. As indicated above, information as of, and for each of the years in the two-year period ended June 30th 2003 have been presented on a restated basis substantially in their entirety. In addition, the Company has supplementally included disclosures required pursuant to US GAAP that have not otherwise been provided in the consolidated financial statements prepared under AGAAP.

Note 32.	Major Differences Between Australian GAAP and US GAAP
(a) Property, Plant and Equipment
      As permitted by AGAAP, certain property, plant and equipment has been revalued by South Pacific Tyres at various times in prior financial periods. Revaluation increments have increased the carrying value of the assets and accordingly the depreciation charges are different from those which would be required on a historical cost basis pursuant to US GAAP. As a result, a reconciliation adjustment is required to eliminate this effect for US GAAP.
      Additionally, US GAAP has specific criteria in regard to assets designated as ‘held for sale’ versus ‘ held for use’. Accordingly, certain impairment charges taken under AGAAP may result in reversal under US GAAP, but with ongoing accelerated depreciation charges. Furthermore, certain assets written down to ‘fair value’ under AGAAP may continue to be further depreciated under US GAAP requirements if the ‘held for sale’ classification criteria are not fully satisfied.
      The annual depreciation and impairment charges under US GAAP are lower than the amounts reflected in the AGAAP consolidated financial statements for the years ended 2002 and 2004 for certain assets. This results in a higher net income for US GAAP purposes of $430,414 for the year ended June 2002 and $128,000 for the year ended June 2004. For the year ended June 2003, and having regard to certain accelerated depreciation charges under US GAAP, depreciation expense would be higher than the amount reflected in the AGAAP consolidated financial statements. Consequently, US GAAP net income for the year ended June 2003 would be lower by $157,714. The above policy also causes differences in reported gains and losses on the sale of property, plant and equipment. Gains and losses for AGAAP are based on consideration less revalued amounts net of accumulated depreciation and amortisation. For US GAAP purposes gains and losses are determined having regard to depreciated historical cost, and net revaluation reserves applicable to assets sold are reported in Income. The effect of this is to decrease US GAAP net income by $8,338 in the year ended 30 June 2002.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 32.	Major Differences Between Australian GAAP and US GAAP (Continued)
      In the year ended 30 June 2004 the effect is to increase net income by $195,678.
      For US GAAP purposes the Company follows the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets”. SFAS No. 144 superseded SFAS No. 121 “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of” and was adopted by the Company effective 1 July 2002. SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognise an impairment loss if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset less estimated costs to sell and expands specific criteria relative to the classification and accounting for such assets.
      SFAS No. 144 also requires that long lived assets to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spin-off be considered held and used until the asset is disposed of, exchanged or distributed.
(b)     Minority Interests
      Outside Equity interests are included as part of total Equity under AGAAP. The reconciliation to US GAAP in Note 33 has excluded these from Partners’ Equity in 2002 consistent with US GAAP treatment. The entity in which the outside equity interest existed was sold in the year ended 30 June 2002.
(c)     Provisions
      The term “provisions” is used in AGAAP to designate accrued expenses with no definitive payment date. Classification between current and non-current is generally based on management assessments, as subject to audit.
(d)     Pension Plans
      The consolidated entity sponsors contributory and non-contributory accumulation and defined benefit pension plans covering substantially all employees. The defined benefit plans generally provide benefits based on salary in the period prior to retirement. All defined benefit plans are funded based on actuarial determination, and contribution levels are revised, on a regular basis so as to ensure that the plans are fundamentally maintained on a fully funded basis. Actuarial calculations have been carried out for the defined benefit funds and the material provisions of the plans are as detailed in Note 26. The majority of assets of the funds are invested in pooled superannuation trusts in the case of the Australian funds and equity securities for other major funds. Limited disclosure in respect of pension plans is presently required by AGAAP. Under AGAAP the actual contributions to the various pension plans are recorded as an expense in the Statement of Financial Performance in the period they are paid or accrued. The disclosure requirements of Statement of Financial Accounting Standards No. 87 (SFAS No. 87) and No. 132 (SFAS No. 132 as revised) have been included in Note 33 to these consolidated financial statements. The consolidated entity reports pension plans aggregated where allowed by SFAS No. 87. Additionally, an adjustment is made to recognise the measurement principles of SFAS No. 87 and related standards in determining net income and shareholders’ equity under US GAAP.
(e)     Statement of Cash Flows
      Net profit (loss) determined under AGAAP differs in certain respects from the amount determined in accordance with US GAAP.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 32.	Major Differences Between Australian GAAP and US GAAP (Continued)
      A reconciliation of net profit (loss) according to US GAAP to Cash Flows From Operating Activities under US GAAP is provided.
      There are no material differences between net cash provided by (used in) financing and investing activities determined in accordance with AGAAP and such amounts determined in accordance with US GAAP.
      Under AGAAP, cash is defined as cash on hand and deposits repayable on demand, less overdrafts repayable on demand.
      Under US GAAP, cash and cash equivalents are defined as cash and investments with original maturities of three months or less, and do not include bank overdrafts or restricted deposits. Cash and cash equivalents as of June 30, 2004, 2003 and 2002 would have been $56,435,875, $15,229,939 and $37,100,672 respectively, under US GAAP.
(f)     Income Taxes
      Under AGAAP, deferred tax assets (future income tax benefits) attributable to temporary differences are only brought to account when their realisation is assured beyond reasonable doubt. Future income tax benefits related to tax losses are only brought to account when their realisation is virtually certain. At each respective reporting date the value of gross tax losses for which future tax benefits have been brought to account under AGAAP totalled $29,183,817 in June 2004, (2003 $44,173,986) and (2002 $53,137,787). These losses have no expiry date. Refer Note 6(c). According to US GAAP deferred tax assets are only brought to account when their realisation is more likely that not. As US GAAP represents a lower threshold for assessing the realizability of deferred tax assets as compared to AGAAP, there is no material effect in arriving at net profit (loss) under US GAAP.
      The SPT operations are conducted through the Partnership (non taxable entity), and by its subsidiary — TMA. As TMA is a stand-alone taxable entity certain US GAAP adjustments related to TMA are subject to tax effects. The majority of the US GAAP adjustments are in respect of the Partnership, the results of which are taxed in the hands of the Partners. Accordingly, a substantial number of the adjustments have no tax effect in the SPT consolidated financial statement reconciliation.
      The consolidated entity has (gross) capital tax losses of $21,271,173 in 2004 (2003 $22,081,014) and (2002 $22,817,537). These losses have no expiry date. Total capital losses are offset by a valuation allowance. The adequacy of the valuation allowance is regularly assessed. The valuation allowance in respect of the capital losses decreased by $242,952 and $220,957 for the years ended 30 June 2004 and 2003, respectively.
      Analysis of Pre tax profit/ (loss):

		Restated

	2004	2003	2002

Australian operations	(18,611,616)	(35,355,948)	(143,606,153)
Foreign operations	—	—	—

Total	(18,611,616)	(35,355,948)	(143,606,153)

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 32.	Major Differences Between Australian GAAP and US GAAP (Continued)
                Temporary differences and carryforwards giving rise to deferred tax assets and liabilities at 30 June, follows:

		Restated

	2004	2003	2002

Trading stock adjustments	166,306	36,887	30,409
Provisions	6,892,310	6,931,368	8,533,692
Accruals	237,699	160,408	251,990
Accumulated tax losses	8,755,145	13,252,196	15,941,336
Accumulated capital losses	6,381,352	6,624,304	6,845,261
Other	52,234	—	—

	22,485,046	27,005,163	31,602,688

Less Valuation allowance	(6,381,352)	(6,624,304)	(6,845,261)

Total deferred assets	16,103,694	20,380,859	24,757,427

Total deferred liabilities
Property, plant and equipment	(1,586,941)	(2,018,708)	(2,132,392)
Other	—	(130,579)	(183,708)

Total deferred liabilities	(1,586,941)	(2,149,287)	(2,316,100)

Total net deferred tax assets	14,516,753	18,231,572	22,441,327

      As the amount of current deferred tax items are not material in nature, all deferred tax assets have been presented as non current in the Statement of Financial Position.
(g) Accounting for Goodwill
      Shares in controlled entities are valued on acquisition at the holding company’s cost. Any difference between the fair value of net assets acquired and cost is recognised as goodwill. Under AGAAP, goodwill is amortised on a straight line basis over varying periods not exceeding 20 years.
      In accounting for business combinations, the Company follows SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations completed after 30 June 2002 which is consistent with AGAAP. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognised and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill.
      SFAS No. 142 requires that goodwill no longer be amortised, but instead tested for impairment at least annually. This requirement creates a difference between the amortisation required under AGAAP and US GAAP. SFAS No. 142 also requires recognised intangible assets to be amortised over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. SFAS No. 142 also permits indefinite useful lives to be assigned to recognised intangibles. Any recognised intangible assets determined to have an indefinite useful life will not be amortised, but instead tested for impairment in accordance with the SFAS No. 142 until its life is determined to no longer be indefinite.
      The Company has determined it has one reporting unit consistent with its single operating segment.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 32.	Major Differences Between Australian GAAP and US GAAP (Continued)
      SFAS No. 142 requires goodwill and other intangible assets to be tested for impairment at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment as defined by SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information”. Accordingly, goodwill and intangible assets with indefinite useful lives are tested for impairment annually or when events or circumstances indicate that impairment may have occurred. Any material diminution in value is charged to the Statement of Financial Performance for US GAAP purposes. For US GAAP purposes no goodwill amortisation has been charged against income since 1 July 2002, the effective date of SFAS No. 142. Goodwill amortisation of $287,389 under AGAAP in 2004 and 2003 has been added back to income in the Statement of Financial Performance for US GAAP purposes.
      Goodwill attributable to sold businesses is brought to account in determining the gain or loss on sale.
(h) Derivatives Not Designated as Hedges
      Derivatives not designated as hedges primarily consist of interest rate swaps and forward exchange contracts which, while mitigating economic risks to which the economic entity is exposed , do not qualify for hedge accounting under US GAAP pursuant to SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” as they relate to hedging of anticipated transactions. These amounts are adjusted in determining net profit (loss) according to US GAAP.
      The fair value of the interest rate swaps as at June 2003 was an unrealized loss of $517,350. The fair value at June 2004 was an unrealized loss of $62,176. The effect of the necessary reconciling adjustment is an increase in the US GAAP loss for June 2003 of $517,350 and a decrease in the loss of $455,174 for the year ended June 2004.

(i)	Derivative Instruments and Hedging Activities
      The nature of South Pacific Tyres’ business activities necessarily involves the management of various financial and market risks, including those related to changes in interest rates, currency exchange rates and commodity prices. South Pacific Tyres uses derivative financial instruments to mitigate or eliminate certain of those risks, as a component of its risk management strategy. The Company does not use derivative instruments for trading purposes.
      Under AGAAP, derivative financial instruments may have hedge accounting treatment applied if the hedging derivatives are effective in reducing the exposure being hedged and are designated as a hedge at the inception of the contract. Hedging derivatives are accounted for in a manner consistent with the accounting treatment of the hedged items.
      For US GAAP purposes, the Company follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended, which became effective for South Pacific Tyres on 1 July 2000. Under SFAS No. 133, as amended, all derivative instruments are recognised in the Statement of Financial Position at their fair values and changes in fair value are recognised immediately in earnings, unless the derivatives qualify as hedges of future cash flows or of investments in foreign operations. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognised in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in net profit (loss) as it occurs.
      Under US GAAP, all derivatives are recognised on the Statement of Financial Position at their fair value. On the date the derivative is entered into South Pacific Tyres designates the derivative as either a hedge of the fair value of a recognised asset or liability or firm commitment (fair value hedge) or of the variability of cash flows to be paid or received related to a recognised asset, liability or forecasted transaction (cash flow hedge).

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 32.	Major Differences Between Australian GAAP and US GAAP (Continued)
There is no material impact on net profit/(loss) as a result of these differences as the fair value of the derivative instruments at the balance sheet date is offset by the foreign currency translation of the hedged receivables and payables recorded at the forward rate for AGAAP to the spot rate at balance date. Any net difference arising relates to the forward points spread between the spot rate and the forward rate at the balance sheet date which is not material. No US GAAP adjustment has been recognized as a consequence.

(j)	Supply Agreement
      In December 2000, Goodyear contracted to pay SPT an amount of $28,500,000 in relation to a 10-year supply agreement commencing in 2003. The amount was to be paid on 1 January 2003. As there were no onerous conditions upon SPT as a result of the contract, and because the receipt of the contribution did not result in a change in the relative interests of the partners in the partnership, the present value of the sum was recognised as revenue under AGAAP in December 2000. SPT further recognised interest income on the determined present value on an accrual basis. Under US GAAP, SPT has recognised the amount of $25,000,000 not as revenue, but as a capital contribution. The capital contribution has been recognised in the period ended 30 June 2002, being the period in which the cash was actually received from Goodyear.

(k)	Provision for Environmental Remediation/ Impairment

(i) Remediation
      In December 2001, SPT recognized a liability to remediate its Footscray and Thomastown idled manufacturing facilities to prepare them for sale. The expenditure of $9,900,000 was authorized by the SPT Board of Directors and, under AGAAP, was recorded based on that approval. As a result of further development of the disposal plan, and not withstanding that the plan would not be completed within twelve months, $3,600,000 of additional expenditure was authorised in April 2004 and an additional liability was recorded under AGAAP.
      The expenditure is to cover environmental remediation, demolition and project management. This liability is included in the provision for Rationalisation and Restructure in the AGAAP consolidated balance sheet. Refer Note 16. In addition to the actual cash outlays of $508,113 charged against the provision in the year ended 30th June 2003 a further $1,506,970 was expended and charged against this provision in the year ended 30th June 2004.
      Under US GAAP, environmental liabilities are not recognised until a company has a legal or constructive obligation to remediate. Accordingly, because there is no such obligation to remediate, for US GAAP purposes only the actual cash outlays described above are recognised as expense when they were incurred.
      Accordingly, the net loss determined under US GAAP was decreased by $2,093,000 as a result of the reversal of the provision increase of $3,600,000 and the expensing of the actual cash outlays charged against the provision in 2004 of $1,506,970.

(ii) Asset Impairment
      In December 2001 and as referred to in (i) above, South Pacific Tyres committed to the closedown of its Footscray and Thomastown manufacturing facilities and to prepare them for sale. Because, as a result of this decision, the plants were no longer to generate operating cash flows, the asset carrying values at the time were considered for impairment.
      Under US GAAP, in accordance with the provisions of SFAS 121 and SFAS 144, a one time impairment charge of $7,800,000 was taken against property, plant and equipment in 2002 to write down the net book value of these facilities to the estimated fair values attributable to the unremediated sites. In 2004 following

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 32.	Major Differences Between Australian GAAP and US GAAP (Continued)
the further development of the plans for remediation and sale of the plants, and due to the plants not qualifying for “held for sale” classification under US GAAP, a further evaluation of impairment of the sites was undertaken. Based on the valuations obtained, a further impairment charge of $2,034,000 was required due to the reduction in the values of the unremediated sites.
      The further impairment charge of $2,034,000 significantly offsets the reversal of the excess Environmental remediation charge of $2,093,000 set out in (i) above. The net impact of these items is to decrease the 2004 loss determined in accordance with US GAAP by $59,030. Accordingly, the cumulative net increase in US GAAP equity at June 2004 for these items is $1,650,917.

(l)	Activity Alignment
      In December 2000 South Pacific Tyres recognized under AGAAP, a $6 million provision for redundancy costs for headcount reduction. The provision was based on an external consultant’s assessment of the required headcount reduction to achieve certain identified overhead efficiencies. The project was called “Activity Alignment”. The plan was not completed and $4,046,953 was reversed in the year ended 30 June 2002 under AGAAP. The $6 million provision at June 2001 did not meet US GAAP recognition criteria and as a result, US GAAP net income in that period is higher by the unspent amount of $4,046,953. In the year ended 30 June 2002 when the unspent amount was reversed for AGAAP, the net income for US GAAP is $4,046,953 less.

(m)	Manufacturing Plant — Accelerated Depreciation
      In September 2001 the SPT Board of Directors authorized the closure of operations at its Footscray and Thomastown manufacturing facilities. A provision was recognized in December 2001 under AGAAP for the eventual write-off of plant and equipment. The Thomastown facility was to remain partly in operation until July 2002. Under US GAAP the plant and equipment relating to this partial operation was subject to accelerated depreciation for seven months in accordance with SFAS 121, rather than immediate write off. At June 2002 one month’s depreciation in the amount of $285,714 was still to be brought to account having the effect of decreasing US GAAP losses in the year ended June 2002 and increasing US GAAP losses in the year ended June 2003.

(n)	Tyre Marketers Tax Adjustment
      The Retail/Corporate restructuring provisions (see Note 4) arose in a tax paying entity, Tyre Marketers (Australia) Ltd (TMA). The provision was therefore tax effected at TMA’s effective rate of 30%. Accordingly, US GAAP adjustments relating to TMA have been tax effected.

(o)	Business Interruption
      In June 2002 South Pacific Tyres released $1,577,315 of the rationalisation provision to net profit (loss) on the basis that production levels and operating capacity of the tyre plant were significantly reduced as a consequence of the restructuring activities at Somerton. While AGAAP allows for costs associated with effecting restructuring activities to be charged as a component of a restructuring provision, it was not considered appropriate under US GAAP. The specific cost cannot be provided for under US GAAP as they are considered future operating costs. This has the effect of increasing the net loss according to US GAAP in the year ended June 2002 by $1,577,316 and decreasing net loss according to US GAAP by the same amount in the year ended June 2003.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 32.	Major Differences Between Australian GAAP and US GAAP (Continued)

(p)	Advertising
      Under AGAAP, advertising is generally expensed as the service is performed. Under US GAAP, advertising is expensed as incurred although there are exceptions to this, related to co-operative advertising programs and advertising related materials. Costs incurred under South Pacific Tyres’ co-operative advertising program with dealers and franchisees are initially deferred and then recorded as reductions of sales as related revenues are recognized under AGAAP. No direct response advertising is reported as an asset. The effect of this difference is that under US GAAP, Partners’ equity is lower by $840,000 after tax compared to that under AGAAP as such amounts are expensed as incurred under US GAAP. This difference relates to all periods presented as the Yellow Pages advertising cost has remained consistent.

(q)	Foreign Currency Translation Reserve
      In June 2002 South Pacific Tyres sold its interest in South Pacific Tyres PNG Pty Ltd. Under AGAAP the accumulated foreign currency translation reserve of $3,645,848 was transferred to retained earnings. Under US GAAP the accumulated foreign currency translation reserve included as a component of accumulated other comprehensive income for US GAAP, is reported as part of the gain or loss on sale for the period during which the sale occurs. Consequently the net loss according to US GAAP for the year ended June 2002 is greater than the loss according to AGAAP purposes by $3,645,848. However, there is no effect on partners’ equity under US GAAP.

(r)	Securitisation
      From November 2001 South Pacific Tyres has maintained a program for the continuous sale of substantially all its domestic trade accounts receivable to the South Pacific Tyres Trust, a bankruptcy remote qualifying special purpose vehicle (QSPV). The QSPV is consolidated for AGAAP, as well as US GAAP, because the program did not meet all the criteria for off balance sheet treatment in accordance with SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. Accordingly there is no difference between AGAAP and US GAAP treatment of the Securitisation Program.
      The amount of the receivables securitised at June 2004 was $115,149,129 (June 2003 $112,899,035) and (June 2002 $114,957,253).
      The amount of interest paid by South Pacific Tyres to the QSPV for the year ended June 2004 was $3,941,622 (June 2003 $3,543,248) and (June 2002 $2,068,668). South Pacific Tyres retains the responsibility for servicing the receivables. As receivables are collected the cash proceeds are used to purchase additional receivables. The amount of service fees paid by the QSPV to South Pacific Tyres was approximately $120,000 for the year ended June 2004, $120,000 for the year ended 2003 and $80,000 for the year ended 2002.

(s)	Warranties
      South Pacific Tyres and its controlled entities offer warranties on the sale of certain of its products as required under the Australian Trade Practices Act. For AGAAP, warranty expense is charged as incurred. For US GAAP, a provision for warranties has been recognised based on past claims experience, sales history and other considerations. The effect of this difference is that under US GAAP, Partners’ equity is lower by $3,204,000 as compared to such amount pursuant to AGAAP.
      Due to the consistency in the Company’s operations, sales generated, customer base, warranty offerings and historical cost experience there has not been a material change in amount of accrued obligation at the balance sheet date since 2000.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 32.	Major Differences Between Australian GAAP and US GAAP (Continued)

(t)	MRT Factory — Costs to Sell Land and Buildings
      In fiscal 2001 South Pacific Tyres decided to close its medium truck radial tyre plant at Somerton. $1,500,000 was recorded as an accrued obligation under AGAAP for the costs associated with the separation and ultimate sale of the land and buildings. In October 2001 the South Pacific Tyres Board reconsidered its decision and changed the classification of the site to “held for use” and reversed the provision. Since the AGAAP provision represented “costs to sell” and the land and buildings were not considered to be impaired under the “held for use” criteria pursuant to SFAS 121, the provision was reversed for US GAAP purposes. As a result, net profit according to US GAAP was increased by $1,500,000 in the year ended 30 June 2001 and reduced by the same amount for US GAAP in the year ended 30 June 2002.

(u)	Change in Accounting Policy — Employee Benefits
      The consolidated entity has applied the revised AASB 1028 “Employee Benefits” for the first time from 1 July 2002. The liability for wages and salaries, annual leave and sick leave is now calculated using the remuneration rates the consolidated entity expects to pay as at each reporting date, not wage and salary rates current at reporting date.
      Under AGAAP the initial adjustment of $103,373 to the consolidated financial report as at 1 July 2002 as a result of this change was charged directly to retained earnings. Under US GAAP, this has been accounted for as a reduction of net income of $103,373 in the year ended 30 June 2003.

(v)	Revenue Recognition
      Under AGAAP, interest revenue and proceeds from the sale of non current assets are recorded as other revenues from ordinary activities and the book basis of the assets and businesses sold is included in expenses. Under US GAAP, interest revenue is classified as other income and the difference between the sale proceeds and the book basis of the assets and business sold would be presented as a gain or loss and included in the determination of net profit (loss). Accordingly, revenue for the years 2004, 2003 and 2002 under US GAAP would have been $818,736,638, $793,596,996 and $829,385,986, respectively.

Note 33.	Reconciliation to United States Generally Accepted Accounting Principles (US GAAP)
Statement of Financial Performance

			Restated

		2004	2003	2002
		$	$	$

Net profit/(loss) of the consolidated entity per Australian GAAP		(22,481,300)	(39,563,785)	(130,026,700)
Less interest of outside equity holders	32(b)	—	—	470

Net profit/(loss) attributable to the consolidated entity		(22,481,300)	(39,563,785)	(130,027,170)
Adjustments required to accord with US GAAP:
Add/(deduct)		977,171	1,473,930	(5,123,240)

Net profit/(loss) according to US GAAP		(21,504,129)	(38,089,855)	(135,150,410)

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 33.	Reconciliation to United States Generally Accepted Accounting Principles (US GAAP) (Continued)
Statement of Comprehensive Income/(Loss)

		Restated

	2004	2003	2002
	$	$	$

Net profit/(loss) according to US GAAP	(21,504,129)	(38,089,855)	(135,150,410)
Foreign currency translation reserve (net of nil tax)	—	—	3,341,868

Comprehensive Income (Loss)	(21,504,129)	(38,089,855)	(131,808,542)

Reconciliation of Net Profit and Loss According to US GAAP to Net Cash Provided by Operating Activities Determined Under US GAAP.

		Restated

	2004	2003	2002
	$	$	$

Net Cash Provided by Operating Activities according to US GAAP	20,448,913	(56,851,702)	(23,905,073)
Write-down of Property, Plant & Equipment	(4,253,064)	—	(7,800,000)
Depreciation	(22,018,175)	(19,802,624)	(26,302,333)
Amortisation	(1,168,908)	(1,076,008)	(1,800,587)
Amounts set aside to provisions	4,524,572	(38,496,466)	(130,626,931)
Write-off bad trade debts	(1,549,439)	(1,015,199)	(1,386,762)
Gain/(loss) on sale of investments, properties, plant and equipment	(6,134,607)	(7,721,228)	(13,952,817)
Outside equity interest in (profit)/loss for the year	—	—	(470)
Change in assets and liabilities net of effects of purchase and disposal of controlled entities during the financial year:
Increase/(decrease) in receivables	(14,536,916)	(3,494,488)	13,406,489
Increase/(decrease) in inventories	(14,620,947)	1,290,172	(4,628,518)
Increase/(decrease) in prepayments	(103,514)	1,064,694	(180,180)
(Increase)/decrease in accounts payable	23,846,392	22,848,394	(16,683,451)
(Increase)/decrease in provisions	(1,911,330)	69,587,636	68,529,855
Increase/(decrease) in reserves	195,678	—	(3,129,861)
(Increase)/decrease in income taxes payable	(154,865)	(77,057)	180,144
Increase/(decrease) in future income tax benefit	(4,067,919)	(4,345,979)	13,130,085

Net profit/(loss) according to US GAAP	(21,504,129)	(38,089,855)	(135,150,410)

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 33.	Reconciliation to United States Generally Accepted Accounting Principles (US GAAP) (Continued)
Adjustments to reflect US GAAP:

			Restated

		2004	2003	2002
		$	$	$

Add/(Deduct):
Supply Agreement	32(j)	—	—	—
Manufacturing plant accelerated depreciation	32(m)	—	(285,714)	285,714
Depreciation difference Thomastown /Footscray	32(a)	(170,000)	(170,000)	—
Fixed Asset Revaluation depreciation difference	32(a)	298,000	298,000	144,700
Fixed Asset Disposal Difference	32(a)	195,678	—	(8,338)
FAS87 Pension	32(d)	205,000	1,032,000	3,600,000
Environmental remediation	32(k)	59,030	(508,113)	9,900,000
Impairment	32(k)	—	—	(7,800,000)
Advertising	32(p)	—	—	—
Activity Alignment	32(l)	—	—	(4,046,953)
Business Interruption	32(o)	—	1,577,315	(1,577,315)
MRT Factory — Costs to Sell	32(t)	—	—	(1,500,000)
Goodwill Amortisation	32(g)	287,389	287,389	—
Interest Rate Swaps	32(h)	455,174	(517,350)	—
Disposal of PNG — Translation Reserve	32(q)	—	—	(3,645,848)
Initial Adoption of Revised AASB1028	32(u)	—	(103,373)	—
Income tax (expense)/benefit	32(n)	(353,100)	(136,224)	(475,200)

Total Adjustments		977,171	1,473,930	(5,123,240)

Partners’ equity according to AGAAP		35,841,338	58,309,638	97,976,796
Deduct outside equity interests	32(b)	—	—	—

Partners’ equity attributable to the Partners		35,841,338	58,309,638	97,976,796

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 33.	Reconciliation to United States Generally Accepted Accounting Principles (US GAAP) (Continued)
Adjustments required to reflect US GAAP:

			Restated

		2004	2003	2002
		$	$	$

Add/(Deduct):
Asset Revaluation Reserve	32(a)	(12,374,551)	(12,570,229)	(12,570,229)
Supply Agreement	32(j)	—	—	—
Manufacturing plant accelerated depreciation	32(m)	—	—	285,714
Depreciation difference Thomastown/Footscray	32(a)	(340,000)	(170,000)	—
Fixed Asset Revaluation depreciation difference	32(a)	885,400	587,400	289,400
FAS87 Pension	32(d)	(363,000)	(568,000)	(1,600,000)
Environmental remediation/ Impairment	32(k)	1,650,917	1,591,887	2,100,000
Advertising	32(p)	(1,200,000)	(1,200,000)	(1,200,000)
Warranty	32(s)	(3,204,000)	(3,204,000)	(3,204,000)
Activity Alignment	32(l)	—	—	—
Business Interruption	32(o)	—	—	(1,577,315)
MRT Factory — Costs to Sell	32(t)	—	—	—
Goodwill Amortisation	32(g)	574,778	287,389	—
Interest Rate Swaps	32(h)	(62,176)	(517,350)	—
Income tax (expense)/benefit	32(n)	81,876	434,976	571,200

Total Adjustments		(14,350,756)	(15,327,927)	(16,905,230)

Partners’ equity according to US GAAP		21,490,582	42,981,711	81,071,566

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 33.	Reconciliation to United States Generally Accepted Accounting Principles (US GAAP) (Continued)

	Australian Fund

	2004	2003	2002
	$	$	$

Pension Plan data supporting Note 26
Plan’s funded status at 30 June is summarised as follows:
Actuarial present value of accumulated obligations:
— Vested	135,209,000	120,700,000	141,100,000
— Non Vested	—	—	—
Total accumulated benefit obligation	135,209,000	120,700,000	141,100,000
Projected benefit obligation	135,957,000	121,887,000	142,532,000
Plan assets at fair value	138,236,000	121,360,000	152,709,000
Excess/(deficiency) of assets over benefit obligations	2,279,000	(527,000)	10,177,000
Unrecognised net gain/(loss)	(11,588,000)	(11,719,000)	573,000
Net Pension (Liability)/Asset	13,867,000	11,192,000	9,604,000
NET PENSION COST
Defined Benefit Plans:
— Service cost-benefits earned during the year	10,240,000	13,914,000	10,311,000
— Interest cost on projected benefit obligation	7,313,000	7,131,000	10,072,000
— Expected return on plan assets	(8,495,000)	(10,092,000)	(13,084,000)
— Net amortisation and settlement and curtailment (gain)/loss	—	—	—
Net Pension Cost of Defined Benefit Plans	9,058,000	10,953,000	7,299,000
ASSUMPTIONS (used to determine net pension cost)
Weighted average discount rate	6.00%	6.00%	6.00%
Rate of increase in compensation level	3.50%	3.50%	3.50%
Expected long term rate of return	7.00%	7.00%	7.00%
      The expected long term rate of return on pension assets is based on a strategic asset allocation. The real rate of return (net of inflation) is expected to average 4.5% over the long term and the long term average rate of inflation is expected to be 2.5%.

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 33.	Reconciliation to United States Generally Accepted Accounting Principles (US GAAP) (Continued)

	30 June	30 June	30 June
MEASUREMENT DATE	2004	2003	2002
CHANGE IN BENEFIT OBLIGATION
Projected Benefit Obligation at beginning of year	121,887,000	142,532,000	179,926,000
Service cost	10,240,000	13,914,000	10,311,000
Interest cost	7,313,000	7,131,000	10,072,000
Member contributions	1,387,000	—	—
Actuarial (gain) /loss	8,511,000	(14,990,000)	(19,177,000)
Benefits, administrative expenses and tax paid	(13,381,000)	(26,700,000)	(38,600,000)
Projected Benefit Obligation at end of year	135,957,000	121,887,000	142,532,000
ASSUMPTIONS (used to determine end of the year benefit obligations)
Weighted average discount rate	5.50%	6.00%	6.00%
Rate of increase in compensation level	3.50%	3.50%	3.50%
CHANGE IN PLAN ASSETS
Market value of assets at beginning of year	121,360,000	152,709,000	180,630,000
Member/Employer Contributions	13,120,000	12,541,000	10,467,000
Benefits, administrative expenses and tax paid	(13,381,000)	(26,700,000)	(38,600,000)
Actual return on plan assets	17,137,000	(17,190,000)	212,000
Market value of assets at end of year	138,236,000	121,360,000	152,709,000
CONTRIBUTIONS
      Employer contributions to the Australian fund during the year ending 30 June 2005 are expected to be $13,580,000.
ADDITIONAL INFORMATION
Estimated Future Benefit Payments
      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2005	14,936,000
2006	15,185,000
2007	18,597,000
2008	18,080,000
2009	18,739,000
2010-2014	82,616,000

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 33.	Reconciliation to United States Generally Accepted Accounting Principles (US GAAP) (Continued)
Plan Assets
      The allocation of the Fund’s assets by asset category is as follows:

		Plan assets

	Target	June	June
	Allocation	2004	2003

Asset Category
Equity securities	64%	64%	73%
Debt securities	22%	21%	15%
Real estate	9%	9%	10%
Other	5%	6%	2%
      The primary investment objective of the South Pacific Tyres Fund within Equipsuper is to achieve a rate of return (after tax and investment expenses) that exceeds inflation (CPI) increases by at least 4.0% per annum over rolling three year periods.
      The South Pacific Tyres partnership (SPT) has maintained Pension Plan benefits for its Australian employees which has comprised both Accumulation and Defined Benefit Components. Both the Defined Benefit and Accumulation components of the Plan have legally existed within a plan sponsored by its Australian partner, Ansell Limited (Ansell).
      SPT has maintained notional separation of the plan assets and the benefit obligations for all periods presented. Accordingly the accompanying financial information is intended to provide relevant disclosures required pursuant to SFAS 87 and SFAS 132 (revised) with respect to the defined benefit and accumulation components of the SPT plan.
      Effective 1 April 2004 legal separation from Ansell was achieved and members were transferred out of the Pacific Dunlop Superannuation Fund to Equipsuper (an independent superannuation fund).

				Restated

			2004	2003	2002
			$	$	$

Partners’ equity in accordance with US GAAP-Rollforward
Opening Balance July 1			42,981,711	81,071,566	217,507,945
Cumulative effect of restatement adjustments at 1st July 2001			—	—	(29,627,838)
Net Profit (loss)			(21,504,129)	(38,089,855)	(135,150,410)
Additional contributed equity — Goodyear Tyres Pty Ltd			13,000	—	—
Movement in Other Comprehensive Income			—	—	3,341,869
Additional Equity Contribution — Supply Agreement	32(j	)	—	—	25,000,000

Closing Balance			21,490,582	42,981,711	81,071,566

SOUTH PACIFIC TYRES AND CONTROLLED ENTITIES
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Note 33.	Reconciliation to United States Generally Accepted Accounting Principles (US GAAP) (Continued)
Balance Sheet GAAP Adjustment Reconciliation

		2004			2003			2002
		$			$			$

	Notes	AGAAP	Adjustment	US GAAP	AGAAP	Adjustment	US GAAP	AGAAP	Adjustment	US GAAP

STATEMENT OF FINANCIAL POSITION
CURRENT ASSETS
Cash assets		56,435,875		56,435,875	15,229,939		15,229,939	37,100,672		37,100,672
Receivables		130,174,880		130,174,880	137,441,630		137,441,630	141,657,657		141,657,657
Inventories		147,411,193		147,411,193	162,032,137		162,032,137	160,741,965		160,741,965
Prepayments		3,219,753		3,219,753	3,323,269		3,323,269	2,258,575		2,258,575

TOTAL CURRENT ASSETS		337,241,701	0	337,241,701	318,026,975	0	318,026,975	341,758,869	0	341,758,869

NON-CURRENT ASSETS
Receivables		1,651,270		1,651,270	9,546,303		9,546,303	30,384,952		30,384,952
Property, plant and equipment	32(a), 32(m),
	32(k)	197,823,676	(21,663,151)	176,160,525	218,425,028	(19,952,829)	198,472,199	202,827,093	(19,795,115)	183,031,978
Intangible assets	32(g)	4,498,952	574,778	5,073,730	4,916,874	287,389	5,204,263	5,204,262		5,204,262
Deferred tax assets	32(n)	14,516,753	81,876	14,598,629	18,231,572	434,976	18,666,548	22,441,327	571,200	23,012,527

TOTAL NON-CURRENT ASSETS		218,490,651	(21,006,497)	197,484,154	251,119,777	(19,230,464)	231,889,313	260,857,634	(19,223,915)	241,633,719

TOTAL ASSETS		555,732,352	(21,006,497)	534,725,855	569,146,752	(19,230,464)	549,916,288	602,616,503	(19,223,915)	583,392,588

CURRENT LIABILITIES
Payables	32(p), 32(d),
	32(h)	144,028,406	1,625,176	145,653,582	159,953,830	2,285,350	162,239,180	161,782,718	2,800,000	164,582,718
Interest bearing liabilities		188,484,663		188,484,663	171,413,834		171,413,834	142,395,212		142,395,212
Current tax liabilities		290,809		290,809	135,944		135,944	58,887		58,887
	32(k), 32(s),
	32(I),
Provisions	32(o), 32(t)	54,318,272	(8,280,917)	46,037,355	53,365,690	(6,187,887)	47,177,803	102,837,858	(5,118,685)	97,719,173

TOTAL CURRENT LIABILITIES		387,122,150	(6,655,741)	380,466,409	384,869,298	(3,902,537)	380,966,761	407,074,675	(2,318,685)	404,755,990

NON-CURRENT LIABILITIES
Payables		704,179		704,179	7,986,959		7,986,959	28,491,815		28,491,815
Interest bearing liabilities		125,707,508		125,707,508	111,097,444		111,097,444	61,095,014		61,095,014
Provisions		6,357,177		6,357,177	6,883,413		6,883,413	7,978,203		7,978,203

TOTAL NON-CURRENT LIABILITIES		132,768,864	0	132,768,864	125,967,816	0	125,967,816	97,565,032	0	97,565,032

TOTAL LIABILITIES		519,891,014	(6,655,741)	513,235,273	510,837,114	(3,902,537)	506,934,577	504,639,707	(2,318,685)	502,321,022

PARTNERS’ EQUITY/ ACCUMULATED LOSSES		35,841,338	(14,350,756)	21,490,582	58,309,638	(15,327,927)	42,981,711	97,976,796	(16,905,230)	81,071,566

TOTAL LIABILITIES AND PARTNERS’ EQUITY		555,732,352	(21,006,497)	534,725,855	569,146,752	(19,230,464)	549,916,288	602,616,503	(19,223,915)	583,392,588

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2005	2004	2005	2004
(In millions, except per share amounts)
NET SALES	$5,030	$4,700	$14,789	$13,521
Cost of Goods Sold	4,008	3,750	11,772	10,816
Selling, Administrative and General Expense	707	703	2,139	2,079
Rationalizations (Note 2)	9	29	(4)	63
Interest Expense	103	95	306	268
Other (Income) and Expense (Note 3)	(35)	38	(5)	117
Minority Interest in Net Income of Subsidiaries	25	18	79	43

Income before Income Taxes	213	67	502	135
United States and Foreign Taxes on Income	71	29	223	145

NET INCOME (LOSS)	$142	$38	$279	$(10)

NET INCOME (LOSS) PER SHARE OF COMMON STOCK — BASIC	$0.81	$0.22	$1.59	$(0.06)

Average Shares Outstanding (Note 4)	176	175	176	175
NET INCOME (LOSS) PER SHARE OF COMMON STOCK — DILUTED	$0.70	$0.20	$1.39	$(0.06)

Average Shares Outstanding (Note 4)	209	207	209	175
The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2005	2004
(In millions)
ASSETS:
Current Assets:
Cash and Cash Equivalents	$1,662	$1,968
Restricted Cash (Note 1)	215	152
Accounts and Notes Receivable, less Allowance — $137 ($144 in 2004)	3,712	3,408
Inventories, net:
Raw Materials	617	586
Work in Process	143	140
Finished Products	2,134	2,059

	2,894	2,785
Prepaid Expenses and Other Current Assets	268	300

Total Current Assets	8,751	8,613
Other Assets	492	669
Goodwill	661	720
Other Intangible Assets	154	163
Deferred Income Tax	83	83
Deferred Pension Costs	919	830
Properties and Plants, less Accumulated Depreciation — $7,890 ($7,836 in 2004)	5,179	5,455

Total Assets	$16,239	$16,533

LIABILITIES:
Current Liabilities:
Accounts Payable-Trade	$1,859	$1,970
Compensation and Benefits	1,084	1,029
Other Current Liabilities	575	741
United States and Foreign Taxes	331	271
Notes Payable (Note 5)	252	221
Long Term Debt and Capital Leases due within one year (Note 5)	252	1,010

Total Current Liabilities	4,353	5,242
Long Term Debt and Capital Leases (Note 5)	4,944	4,449
Compensation and Benefits	4,989	5,036
Deferred and Other Noncurrent Income Taxes	385	406
Other Long Term Liabilities	440	481
Minority Equity in Subsidiaries	832	846

Total Liabilities	15,943	16,460
Commitments and Contingent Liabilities (Note 7)

SHAREHOLDERS’ EQUITY:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 300 shares, Outstanding shares — 176 (176 in 2004) after deducting 19 treasury shares (20 in 2004)	176	176
Capital Surplus	1,397	1,392
Retained Earnings	1,349	1,070
Accumulated Other Comprehensive Income (Loss)	(2,626)	(2,565)

Total Shareholders’ Equity	296	73

Total Liabilities and Shareholders’ Equity	$16,239	$16,533

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004
(In millions)
Net Income (Loss)	$142	$38	$279	$(10)
Other Comprehensive Income (Loss):
Foreign Currency Translation Income (Loss)	52	82	(151)	(22)
Less Reclassification Adjustment for Recognition of Foreign Currency Translation Loss in Net Income (Loss) Due to the Sale of a Subsidiary	49	—	49	—
Minimum Pension Liability	1	(4)	36	(2)
Deferred Derivative Gain (Loss)	(2)	3	(18)	2
Reclassification Adjustment for Amounts Recognized in Income (Loss)	1	(2)	15	6
Tax on Derivative Reclassification Adjustment	—	—	(1)	(4)
Unrealized Investment Gain	6	2	9	14

Comprehensive Income (Loss)	$249	$119	$218	$(16)

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months
	Ended September 30,

	2005	2004
(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$279	$(10)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	478	461
Rationalizations (Note 2)	(14)	17
Net gain on the sale of assets (Note 3)	(40)	(4)
Fire loss deductible (recoveries) expense (Note 3)	(8)	12
Minority interest and equity earnings	78	36
Net cash flows from sale of accounts receivable	—	45
Pension contributions	(332)	(119)
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	(345)	(937)
Inventories	(212)	(56)
Accounts payable — trade	(43)	(36)
Prepaid expenses and other current assets	(5)	63
Compensation and benefits	437	364
Other current liabilities	(172)	(112)
Other long term liabilities	(28)	110
United States and foreign taxes	82	76
Other assets and liabilities	34	108

Total adjustments	(90)	28

TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	189	18
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(370)	(278)
Acquisitions	—	(62)
Proceeds from asset dispositions	146	14
Other transactions	—	36

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	(224)	(290)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short term debt incurred	166	163
Short term debt paid	(124)	(106)
Long term debt incurred	2,302	1,741
Long term debt paid	(2,441)	(1,313)
Debt issuance costs	(50)	(45)
Increase in restricted cash	(63)	(62)
Other transactions	(15)	(29)

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	(225)	349
Effect of exchange rate changes on cash and cash equivalents	(46)	(19)

Net Change in Cash and Cash Equivalents	(306)	58
Cash and Cash Equivalents at Beginning of the Period	1,968	1,546

Cash and Cash Equivalents at End of the Period	$1,662	$1,604

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1.     ACCOUNTING POLICIES

Basis of Presentation
      The accompanying unaudited consolidated financial statements have been prepared in accordance with Form 10-Q instructions and in the opinion of management contain all adjustments (including normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in Current Report on Form 8-K for the year ended December 31, 2004 filed on June 20, 2005.
      Operating results for the three and nine month periods ended September 30, 2005 are not necessarily indicative of the results expected in subsequent quarters or for the year ending December 31, 2005.

Consolidation of Variable Interest Entities
      In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities (“VIE”) — an Interpretation of ARB No. 51,” as amended by FASB Interpretation No. 46R (collectively, “FIN 46”), we consolidated two previously unconsolidated investments, effective January 1, 2004. South Pacific Tyres (SPT), a 50% owned manufacturer, marketer and exporter of tires in Australia and New Zealand, and Tire and Wheel Assembly (T&WA), a 40% owned wheel mounting operation in the United States, which ships to original equipment manufacturers, are consolidated in all periods presented in the accompanying consolidated financial statements.

Restricted Cash
      Restricted cash primarily consists of Goodyear contributions made related to the settlement of the Entran II litigation and proceeds received pursuant to insurance settlements. Refer to Note 7, Commitments and Contingent Liabilities, for further information about Entran II claims. In addition, we will, from time to time, maintain balances on deposit at various financial institutions as collateral for borrowings incurred by various subsidiaries, as well as cash deposited in support of trade agreements and performance bonds. The availability of these balances is restricted to the extent of the borrowings.

Stock-Based Compensation
      We use the intrinsic value method to measure the cost of stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our common stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance units is recorded based on the quoted market price of our stock at the end of the reporting period.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents the pro forma effect from using the fair value method to measure compensation cost:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004
(In millions, except per share amounts)
Net income (loss) as reported	$142	$38	$279	$(10)
Add: Stock-based compensation expense included in net income (loss) (net of tax)	1	2	2	2
Deduct: Stock-based compensation expense calculated using the fair value method (net of tax)	(5)	(5)	(13)	(13)

Net income (loss) as adjusted	$138	$35	$268	$(21)

Net income (loss) per share:
Basic — as reported	$0.81	$0.22	$1.59	$(0.06)
— as adjusted	0.79	0.20	1.53	(0.12)
Diluted — as reported	$0.70	$0.20	$1.39	$(0.06)
— as adjusted	0.68	0.19	1.34	(0.12)

Recently Issued Accounting Standards
      The FASB has issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). Under the provisions of SFAS 123R, companies are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. On April 14, 2005, the Securities and Exchange Commission (SEC) approved a delay to the effective date of SFAS 123R. Under the new SEC rule, SFAS 123R is effective for annual periods that begin after June 15, 2005. SFAS 123R applies to all awards granted, modified, repurchased or cancelled by us after December 31, 2005 and to unvested options at the date of adoption. We do not expect the adoption of SFAS 123R to have a material impact on our results of operations, financial position or liquidity.
      The FASB has issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS 151). The provisions of SFAS 151 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the International Accounting Standards Board (IASB) related to inventory costs, in particular, the treatment of abnormal idle facility expense, freight, handling costs and spoilage. SFAS 151 requires that these costs be recognized as current period charges regardless of the extent to which they are considered abnormal. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently assessing the potential impact of implementing SFAS 151 on the consolidated financial statements.
      FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143), clarifies the term conditional asset retirement obligation as used in SFAS 143. The term refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
conditional asset retirement obligation should be recognized when incurred — generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 is effective for fiscal years ending after December 15, 2005. Retrospective application for interim financial information is permitted but is not required. We are currently evaluating the impact of FIN 47 on the consolidated financial statements and will implement this new standard for the year ended December 31, 2005, in accordance with its requirements.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 is a replacement of APB No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. We will adopt this pronouncement beginning in fiscal year 2006.
      In June 2005, the FASB staff issued FASB Staff Position 143-1 “Accounting for Electronic Equipment Waste Obligations” (FSP 143-1) to address the accounting for obligations associated with the Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”) adopted by the European Union. The Directive effectively obligates a commercial user to incur costs associated with the retirement of a specified asset that qualifies as historical waste equipment. The commercial user should apply the provisions of SFAS 143 and FIN 47 discussed above. FSP 143-1 shall be applied the later of the first reporting period ending after June 8, 2005 or the date of the adoption of the law by the applicable EU-member country. We adopted the FSP at certain of our European operations where applicable legislation was adopted. The impact of the adoption on the consolidated financial statements was not significant.

Reclassification
      Certain items previously reported in specific financial statement captions have been reclassified to conform to the current presentation.
NOTE 2.     COSTS ASSOCIATED WITH RATIONALIZATION PROGRAMS
      To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess capacity, eliminating redundancies and reducing costs.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table shows the reconciliation of our liability for rationalization actions between periods:

		Other Than
	Associate-	Associate-
	related Costs	related Costs	Total
(In millions)
Balance at December 31, 2004	$41	$27	$68
First half charges	1	1	2
Incurred	(22)	(6)	(28)
Reversed	(9)	(6)	(15)

Balance at June 30, 2005	11	16	27
Third quarter charges	9	—	9
Incurred	(6)	(1)	(7)
Reversed	—	—	—

Balance at September 30, 2005	$14	$15	$29

      2005 rationalization charges consisted of manufacturing and corporate support group associate reductions in North American Tire; manufacturing associate reductions and a sales function reorganization in European Union Tire, and sales, marketing, and research and development associate reductions in Engineered Products.
      During the third quarter of 2005, $9 million ($8 million after-tax or $0.04 per share) of new charges were recorded for the plans initiated in 2005 primarily for associate severance costs, including $1 million for non-cash pension special termination benefits. Approximately 265 associates will be released under programs initiated in 2005, of which approximately 175 were released by September 30, 2005.
      For the first nine months of 2005, $4 million ($2 million after-tax or $0.01 per share) of net reversals of reserves were recorded, which included $15 million ($12 million after-tax or $.06 per share) of reversals for rationalization actions no longer needed for their originally-intended purposes. These reversals were partially offset by $11 million ($10 million after-tax or $0.05 per share) of new rationalization charges. The $15 million of reversals consisted of $9 million of associate-related costs for plans initiated in 2004 and 2003, and $6 million primarily for non-cancelable leases that were exited during the first quarter related to plans initiated in 2001 and earlier. The $11 million of charges primarily represented associate-related costs and consist of $9 million for plans initiated in 2005 and $2 million for plans initiated in 2004.
      The accrual balance of $29 million at September 30, 2005 includes approximately $10 million related to long-term non-cancelable lease costs and approximately $19 million of other costs that are expected to be substantially utilized within the next twelve months.
      Accelerated depreciation charges were recorded for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2003 and 2004 in the Engineered Products and European Union Tire Segments. During the third quarter of 2005 and 2004, $1 million was recorded for accelerated depreciation charges as Cost of goods sold and $1 million was recorded in 2004 as Selling, administrative and general expense. For the first nine months of 2005 and 2004, accelerated depreciation charges of $2 million and $6 million, respectively, were recorded as Cost of goods sold. Accelerated depreciation charges of $2 million was recorded in the first nine months of 2004 as Selling, administrative and general expense.
      2004 rationalization activities consisted primarily of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, administrative associate reductions in North American Tire, European Union Tire and corporate functional groups, and manufacturing, sales and research and development associate reductions in North American Tire. In fiscal year 2004, net charges were recorded totaling $56 million ($52 million after-tax or $0.27 per share).

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The net charges included reversals of $39 million ($32 million after-tax or $0.17 per share) related to reserves from rationalization actions no longer needed for their originally-intended purpose, and new charges of $95 million ($84 million after-tax or $0.44 per share). Included in the $95 million of new charges were $77 million for plans initiated in 2004, as described above. Approximately 1,400 associates will be released under programs initiated in 2004, of which approximately 1,070 have been released to date (430 during the first nine months of 2005). The costs of the 2004 actions consisted of $40 million related to future cash outflows, primarily for associate severance costs, $32 million in non-cash pension curtailments and postretirement benefit costs and $5 million for non-cancelable lease costs and other exit costs. Costs in 2004 also included $16 million related to plans initiated in 2003, consisting of $14 million of non-cancelable lease costs and other exit costs and $2 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $35 million and lower leasehold and other exit costs of $4 million. Of the $35 million of associate severance cost reversals, $12 million related to previously-approved plans in Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.
      Additional restructuring charges of $3 million related to previously announced rationalization plans have not yet been recorded and are expected to be incurred and recorded during the next twelve months.
NOTE 3.     OTHER (INCOME) AND EXPENSE

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

(In millions)	2005	2004	2005	2004

Financing fees and financial instruments	$10	$29	$99	$90
Environmental insurance recoveries	(9)	—	(29)	—
Interest income	(13)	(9)	(40)	(23)
General & product liability — discontinued products	—	8	4	25
Foreign currency exchange	8	10	19	14
Equity in earnings of affiliates	(3)	(2)	(8)	(6)
Gain on asset sales	(28)	(1)	(41)	(6)
Miscellaneous	—	3	(9)	23

	$(35)	$38	$(5)	$117

      Financing fees and financial instruments in the nine months ended September 30, 2005 included $47 million of debt issuance costs written-off in connection with our refinancing activities during the second quarter of 2005. This includes approximately $30 million of previously unamortized fees related to replaced facilities and $17 million of costs related to the new facilities. In the three and nine month periods ended September 30, 2004, $4 million and $17 million, respectively, of deferred costs were written-off in connection with our refinancing activities during 2004. Additionally, during the third quarter of 2004 we incurred higher amortization of financing fees of approximately $12 million related to higher deferred fee levels and shorter amortization periods. Refer to Note 5, Financing Arrangements, for further information on the 2005 refinancing activities.
      General & product liability — discontinued products includes charges for claims against us related to asbestos personal injury claims, anticipated liabilities related to Entran II claims and settlements with certain insurance companies related to asbestos. During the three and nine months ended September 30, 2005, we recorded gains of $14 million ($14 million after-tax or $0.07 per share) and $61 million ($61 million after-tax or $0.29 per share), respectively, from settlements with certain insurance companies related to environmental and asbestos coverage (included in general and product liability – discontinued products and environmental

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
insurance recoveries). A portion of the costs incurred by us related to these claims had been recorded in prior years. Refer to Note 7, Commitments and Contingent Liabilities, for further information.
      Interest income consisted primarily of amounts earned on cash deposits. The increase in 2005 was due primarily to higher levels of cash deposits in the United States.
      Gain on asset sales for the third quarter of 2005 included a gain of $25 million ($25 million after-tax or $0.12 per share) on the sale of the Wingtack adhesive resins business in the North American Tire Segment. Refer to Note 11, Asset Dispositions, for further information on the sale of Wingtack. Gain on asset sales for the third quarter of 2004 included a net gain of $2 million ($1 million after-tax or $0.01 per share) primarily on the sale of assets in the European Union Tire Segment.
      Gain on asset sales in the first nine months of 2005 included a gain of $25 million ($25 million after-tax or $0.12 per share) on the sale of the Wingtack adhesive resins business in the North American Tire Segment and net gains of $16 million ($15 million after-tax or $0.07 per share) on the sales of other assets primarily in the North American Tire Segment. Gain on asset sales in the first nine months of 2004 included a net gain of $6 million ($4 million after-tax or $0.02 per share) on the sale of assets in the North American Tire Segment, European Union Tire Segment and Engineered Products.
      Miscellaneous (income) expense included a gain $14 million ($7 million after-tax or $0.03 per share) during the first nine months of 2005, related to a 2004 fire at a company facility in Germany. The gain represents insurance recoveries in excess of the net book value of assets destroyed and clean-up expenses incurred by us at this facility. Goodyear has reached final settlement with its insurance providers. Miscellaneous (income) expense in the first nine months of 2004 included $12 million ($12 million after-tax or $0.07 per share) of expense for insurance fire loss deductibles related to fires at company facilities in Germany, France and Thailand.

NOTE 4.	PER SHARE OF COMMON STOCK
      Basic earnings per share has been computed based on the average number of common shares outstanding.
      In the fourth quarter of 2004, we adopted the provisions of Emerging Issues Task Force Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” This pronouncement requires shares issuable under contingent conversion provisions in a debt agreement to be included in the calculation of diluted earnings per share regardless of whether the provisions of the contingent feature have been met.
      There are contingent conversion features included in our $350 million 4% Convertible Senior Notes due 2034, issued on July 2, 2004. Accordingly, average shares outstanding — diluted in the three and nine month periods ended September 30, 2005 and the three month period ended September 30, 2004, includes approximately 29 million contingently issuable shares. Average shares outstanding — diluted for the nine month period ended September 30, 2004 does not include the effects of the contingently issuable shares as inclusion would have been anti-dilutive due to a net loss for the period. Net income per share — diluted in the three month periods ended September 30, 2005 and 2004 and the nine month period ended September 30, 2005 also includes an earnings adjustment representing avoided after-tax interest expense of $4 million, $4 million and $12 million, respectively, resulting from the assumed conversion of the Notes.
      The Convertible Senior Notes became convertible on July 18, 2005 and remained convertible through September 30, 2005, however, no Notes were converted. The Notes became convertible again on October 18, 2005, at the option of the holder, and will remain convertible through December 31, 2005. If all outstanding notes were surrendered for conversion, the aggregate number of shares of common stock issued would be approximately 29 million. The notes could be convertible after December 31, 2005 if the sale price condition is met in any future fiscal quarter or if any of the other conditions for conversion set forth in the indenture governing the Notes are met.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents the number of incremental weighted average shares used in computing diluted per share amounts:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

(In millions)	2005	2004	2005	2004

Average shares outstanding — basic	176	175	176	175
4% Convertible Senior Notes due 2034	29	29	29	—
Stock Options and other dilutive securities	4	3	4	—

Average shares outstanding — diluted	209	207	209	175

      For the three and nine month periods ended September 30, 2005, approximately 23 million equivalent shares related to stock options, restricted stock and performance grants with exercise prices that were greater than the average market price of our common shares were excluded from average shares outstanding – diluted, as inclusion would have been anti-dilutive. For the three and nine month periods ended September 30, 2004, approximately 22 million and 25 million, respectively, equivalent shares related to stock options, restricted stock and performance grants with exercise prices that were greater than the average market price of our common shares were excluded from average shares outstanding — diluted, as inclusion would have been anti-dilutive. In addition, for the first nine months of 2004, 2 million equivalent shares of stock options, restricted stock and performance grants with exercise prices that were less than the average market price of our common shares were excluded from average shares outstanding — diluted as we were in a net loss position and, therefore, inclusion would have been anti-dilutive.
      The following table presents the computation of adjusted net income (loss) used in computing net income (loss) per share — diluted. The computation assumes that after-tax interest costs incurred on the 4% Convertible Senior Notes due 2034 would have been avoided had the Notes been converted as of July 1, 2005 and January 1, 2005 for the three and nine months ended September 30, 2005 and July 2, 2004 for the three months ended September 30, 2004. Net income (loss) for the nine month period ended September 30, 2004 does not include the after-tax interest cost on the Notes due to a net loss for the period.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

(In millions)	2005	2004	2005	2004

Net Income (Loss)	$142	$38	$279	$(10)
After-tax impact of 4% Convertible Senior Notes due 2034	4	4	12	—

Adjusted Net Income (Loss)	$146	$42	$291	$(10)

NOTE 5.	FINANCING ARRANGEMENTS
      At September 30, 2005, we had credit arrangements totaling $7,544 million, of which $1,672 million were unused.

Notes Payable, Long Term Debt due Within One Year and Short Term Financing Arrangements
      At September 30, 2005, we had short term committed and uncommitted credit arrangements totaling $462 million, of which $135 million related to consolidated VIEs. Of these amounts, $210 million and $31 million, respectively, were unused. These arrangements are available primarily to certain of our international subsidiaries through various banks at quoted market interest rates. There are no commitment fees associated with these arrangements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents information about amounts due within one year at September 30, 2005 and December 31, 2004:

(In millions)	2005	2004

Notes payable:
International subsidiaries	$148	$130
Amounts related to consolidated VIEs	104	91

	$252	$221

Weighted-average interest rate	5.78%	6.74%
Long term debt due within one year:
6 3/8% Euro Notes due 2005	$—	$542
5 3/8% Swiss franc bonds due 2006	122	—
Amounts related to consolidated VIEs	57	24
European credit facilities	—	400
Other (including capital leases)	73	44

	$252	$1,010

Weighted-average interest rate	5.51%	6.78%
Total obligations due within one year	$504	$1,231

      Amounts related to VIEs in Notes payable represent short term debt of SPT. Amounts related to VIEs in Long term debt due within one year represent amounts owed by T&WA and SPT.

Long Term Debt and Financing Arrangements
      At September 30, 2005, we had long term credit arrangements totaling $7,082 million, of which $1,462 million were unused.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents long term debt at September 30, 2005 and December 31, 2004:

		Interest		Interest
(In millions)	2005	Rate	2004	Rate

Notes:
6 3/8% Euro notes due 2005	$—	*	$542	*
5 3/8% Swiss franc bonds due 2006	122	*	139	*
6 5/8% due 2006	217	*	223	*
8 1/2% due 2007	300	*	300	*
6 3/8% due 2008	100	*	100	*
7 6/7% due 2011	650	*	650	*
Floating rate notes due 2011	200	12.06%	200	9.99%
11% due 2011	448	*	448	*
9% due 2015	400	*	—	—
7% due 2028	149	*	149	*
4% Convertible Senior Notes due 2034	350	*	350	*
Bank term loans:
$400 million senior secured term loan European facilities due 2005	—	*	400	6.33
$800 million senior secured asset-based term loan due 2006	—	*	800	6.14
$650 million senior secured asset-based term loan due 2006	—	*	650	7.03
$1.2 billion second lien term loan facility due 2010	1,200	6.32	—	—
$300 million third lien secured term loan due 2011	300	7.07	—	—
€155 million senior secured term loan European facility due 2010	187	4.49	—	—
Pan-European accounts receivable facility due 2009	331	3.84	225	5.16
Revolving credit facilities due 2010	—	—	—	—
Other domestic and international debt	103	5.84	129	6.15
Amounts related to consolidated VIEs	61	6.27	94	6.41

	5,118		5,399
Capital lease obligations	78		60

	5,196		5,459
Less portion due within one year	252		1,010

	$4,944		$4,449

*	Represents debt with fixed interest rate.
      The Swiss franc bonds, Convertible Senior Notes and other Notes have an aggregate book value amount of $2,936 million at September 30, 2005 and are reported net of unamortized discounts totaling $3 million compared to $3,101 million and $4 million, respectively, at December 31, 2004. The principal and interest of the Swiss franc bonds due 2006 were hedged by currency swap agreements at September 30, 2005 and December 31, 2004.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$400 Million Senior Notes Offering
      On June 23, 2005, we completed an offering of $400 million aggregate principal amount of 9.00% Senior Notes due 2015 in a transaction under Rule 144A and Regulation S under the Securities Act. The senior notes are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our senior secured credit facilities. The guarantee is unsecured. The proceeds were used to repay $200 million in borrowings under our U.S. first lien revolving credit facility, and to replace $190 million of the cash, that we used to pay the $516 million principal amount of our 6 3/8% Euro Notes due 2005 at maturity on June 6, 2005. In conjunction with the debt issuance, we paid fees of approximately $10 million, which are being amortized over the term of the notes.
      The Indenture governing the senior notes limits our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if the senior notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing, certain covenants will be suspended.
      The following table presents information about long term fixed rate debt at September 30, 2005 and December 31, 2004:

(In millions)	2005	2004

Carrying amount	$2,874	$3,055
Fair value	2,984	3,215
      The fair value was estimated using quoted market prices or discounted future cash flows. The fair value exceeded the carrying amount at September 30, 2005 and December 31, 2004 due primarily to lower market interest rates. The fair value of the 6 5/8% Notes due 2006 was partially hedged by floating rate swap contracts with notional principal amounts totaling $200 million at September 30, 2005 and December 31, 2004, respectively. The fair value of our variable rate debt approximated its carrying amount at September 30, 2005 and December 31, 2004.
April 8, 2005 Refinancing
      On April 8, 2005 we completed a refinancing in which we replaced approximately $3.28 billion of credit facilities with new facilities aggregating $3.65 billion. The new facilities consist of:

•	a $1.5 billion first lien credit facility due April 30, 2010 (consisting of a $1.0 billion revolving facility and a $500 million deposit-funded facility);

•	a $1.2 billion second lien term loan facility due April 30, 2010;

•	the Euro equivalent of approximately $650 million in credit facilities for Goodyear Dunlop Tires Europe B.V. (“GDTE”) due April 30, 2010 (consisting of approximately $450 million in revolving facilities and approximately $200 million in term loan facilities); and

•	a $300 million third lien term loan facility due March 1, 2011.

      In connection with the refinancing, we paid down and retired the following facilities:

•	our $1.3 billion asset-based credit facility, due March 2006 (the $800 million term loan portion of this facility was fully drawn prior to the refinancing);

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	our $650 million asset-based term loan facility, due March 2006 (this facility was fully drawn prior to the refinancing);

•	our $680 million deposit-funded credit facility due September 2007 (there were $492 million of letters of credit outstanding under this facility prior to the refinancing); and

•	our $650 million senior secured European facilities due April 2005 (the $400 million term loan portion of this facility was fully drawn prior to the refinancing).

      In conjunction with the refinancing, we paid fees of approximately $57 million. In addition, we paid approximately $20 million of termination fees associated with the replaced facilities. We recognized approximately $47 million of expense in the second quarter to write-off fees associated with the refinancing, including approximately $30 million of previously unamortized fees related to the replaced facilities. The remaining fees are being amortized over the term of the new facilities.
      The new facilities have customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2004.

$1.5 Billion First Lien Credit Facility
      The new $1.5 billion first lien credit facility consists of a $1.0 billion revolving facility and a $500 million deposit-funded facility. Our obligations under these facilities are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by collateral that includes, subject to certain exceptions:

•	first-priority security interests in certain U.S. and Canadian accounts receivable and inventory;

•	first-priority security interests in and mortgages on our U.S. corporate headquarters and certain of our U.S. manufacturing facilities;

•	first-priority security interests in the equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our foreign subsidiaries, excluding GDTE and its subsidiaries and certain other subsidiaries; and

•	first-priority security interests in substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

      The facility, which matures on April 30, 2010, contains certain covenants that, among other things, limit our ability to incur additional unsecured and secured indebtedness (including a limit on accounts receivable transactions), and make investments and sell assets beyond specified limits. Under certain circumstances, borrowings under the facility are required to be prepaid with proceeds of asset sales greater than $15 million. The facility limits the amount of dividends we may pay on our common stock in any fiscal year to $10 million. This limit increases to $50 million in any fiscal year if Moody’s public senior implied rating and Standard & Poor’s (S&P) corporate credit rating improve to Ba2 or better and BB or better, respectively. The facility also limits the amount of capital expenditures we may make to $700 million in each year through 2010 (with increases for the proceeds of equity issuances). Any unused capital expenditures for a year may be carried over into succeeding years.
      We are not permitted to allow the ratio of Consolidated EBITDA to Consolidated Interest Expense to fall below a ratio of 2.00 to 1.00 for any period of four consecutive fiscal quarters. In addition, our ratio of Consolidated Secured Indebtedness (net of cash in excess of $400 million) to Consolidated EBITDA is not permitted to be greater than 3.50 to 1.00 at the end of any fiscal quarter.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory, with reserves which are subject to adjustment from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably). Adjustments are based on the results of periodic collateral and borrowing base evaluations and appraisals. If at any time the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess.
      Interest rates on the facility are dependent on the amount of the facility that is available and unused.

•	If the availability under the facility is greater than or equal to $400 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 175 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 50 basis points;

•	If the availability under the facility is less than $400 million and greater than or equal to $250 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 200 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 40 basis points; and

•	If the availability under the facility is less than $250 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 225 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 37.5 basis points.

      With respect to the deposit-funded facility, the lenders deposited the entire $500 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The full amount of the deposit-funded facility is available for the issuance of letters of credit or for revolving loans. As of September 30, 2005, there were $498 million of letters of credit issued under the deposit-funded facility. There were no borrowings under the facility at September 30, 2005.

$1.2 Billion Second Lien Term Loan Facility
      At closing, we used the entire availability under this facility to pay down and retire our prior credit facilities. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. and are secured by second priority security interests in the same collateral securing the $1.5 billion asset-based credit facility. The facility contains covenants similar to those in the $1.5 billion first lien credit facility. However, the facility contains additional flexibility for the incurrence of indebtedness, making of investments and asset dispositions, the payment of dividends and the making of capital expenditures and does not contain the two financial covenants that are in the first lien credit facility. Under certain circumstances, borrowings under the facility are required to be prepaid with proceeds of asset sales greater than $15 million. Loans under this facility bear interest at LIBOR plus 275 basis points. As of September 30, 2005, this facility was fully drawn.

Euro Equivalent of $650 Million (€505 Million) Senior Secured European Credit Facilities
      These facilities consist of (i) a €195 million European revolving credit facility, (ii) an additional €155 million German revolving credit facility, and (iii) €155 million of German term loan facilities. We secure the U.S. facilities described above and provide unsecured guarantees to support these facilities. GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GDTE’s obligations under the facilities and the obligations of subsidiary guarantors under the related guarantees are secured by collateral that includes, subject to certain exceptions:

•	first-priority security interests in the capital stock of the principal subsidiaries of GDTE; and

•	first-priority security interests in and mortgages on substantially all the tangible and intangible assets of GDTE and GDTE’s subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.

      The facilities contain covenants similar to those in the $1.5 billion first lien credit facility, with special limits on the ability of GDTE and its subsidiaries to incur additional unsecured and secured indebtedness, make investments and sell assets beyond specified limits. The facilities also limit the amount of capital expenditures that GDTE may make to $200 million in 2005, $250 million in 2006 and $300 million per year thereafter, with the unused amount in any year carried forward to the succeeding years. In addition, under the facilities we are not permitted to allow the ratio of Consolidated Indebtedness (net of cash in excess of $100 million) to Consolidated EBITDA of GDTE to be greater than 2.75 to 1.00 at the end of any fiscal quarter. Under certain circumstances, borrowings under the term facility are required to be prepaid with proceeds of asset sales by GDTE and its subsidiaries greater than $15 million. Loans under the term loan facility bear interest at LIBOR plus 237.5 basis points. With respect to the revolving credit facilities, we pay an annual commitment fee of 75 basis points on the undrawn portion of the commitments and loans bear interest at LIBOR plus 275 basis points. As of September 30, 2005, there were $4 million of letters of credit issued under the European revolving credit facility, $187 million was drawn under the German term loan facilities and there were no borrowings under the German or European revolving credit facilities.

$300 Million Third Lien Secured Term Loan Facility
      At closing, we used the availability under this facility to pay down and retire our prior credit facilities and pay certain fees and expenses. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. and are secured by third priority security interests in the same collateral securing the $1.5 billion asset-based credit facility (however, the facility is not secured by any of the manufacturing facilities that secure the first and second lien facilities). The liens are pari-passu with the liens securing our $650 million secured notes due 2011. The facility contains covenants substantially identical to those contained in the $650 million secured notes due 2011, which limit our ability to incur additional indebtedness or liens, pay dividends, make distributions and stock repurchases, make investments and sell assets, among other limitations. Loans under this facility bear interest at LIBOR plus 350 basis points. As of September 30, 2005, this facility was fully drawn.

International Accounts Receivable Securitization Facilities (On-Balance-Sheet)
      On December 10, 2004, GDTE and certain of its subsidiaries entered into a new five-year pan-European accounts receivable securitization facility. The facility initially provided €165 million (approximately $225 million) of funding. The facility was subsequently expanded to €275 million (approximately $331 million) and is subject to customary annual renewal of back-up liquidity lines.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The facility involves the twice-monthly sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retained servicing responsibilities. It is an event of default under the facility if:

•	the ratio of our Consolidated EBITDA to our Consolidated Interest Expense falls below 2.00 to 1.00;

•	the ratio of our Consolidated Secured Indebtedness (net of cash in excess of $400 million) to our Consolidated EBITDA is greater than 3.50 to 1.00; or

•	the ratio of GDTE’s third party indebtedness (net of cash held by GDTE and its Consolidated subsidiaries in excess of $100 million) to its consolidated EBITDA is greater than 2.75 to 1.00.

      The defined terms used in the events of default tests are similar to those in the European Credit Facilities. As of September 30, 2005, and December 31, 2004, the amount outstanding and fully-utilized under this program totaled $331 million and $225 million, respectively. The program did not qualify for sale accounting pursuant to the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and accordingly, this amount is included in Long term debt and capital leases.
      In addition to the pan-European accounts receivable securitization facility discussed above, SPT and other subsidiaries in Australia have accounts receivable programs totaling $58 million and $63 million at September 30, 2005 and December 31, 2004, respectively. These amounts are included in Notes payable.

Debt Maturities
      The annual aggregate maturities of long term debt and capital leases for the five years subsequent to September 30, 2005 are presented below. Maturities of debt credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

	Twelve Months Ending September 30,

(In millions)	2006	2007	2008	2009	2010

Domestic	$133	$522	$105	$5	$1,206
International	119	4	4	7	523

	$252	$526	$109	$12	$1,729

NOTE 6.	PENSION, SAVINGS AND OTHER POSTRETIREMENT BENEFIT PLANS
      We provide substantially all employees with pension or savings plan benefits and substantially all domestic employees and employees at certain international subsidiaries with health care and life insurance benefits upon retirement.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pension cost follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004
(In millions)
Service cost — benefits earned during the period	$24	$22	$73	$67
Interest cost on projected benefit obligation	104	104	317	315
Expected return on plan assets	(93)	(87)	(281)	(259)
Amortization of unrecognized: — prior service cost	16	19	50	57
— net losses	36	29	108	90
— transition amount	1	—	1	—

Net periodic pension cost	88	87	268	270
Curtailments/ settlements	—	9	1	10
Special termination benefits	1	4	1	4

Total pension cost	$89	$100	$270	$284

      We currently expect to contribute approximately $490 million to our major funded domestic and international pension plans in 2005. For the three and nine months ended September 30, 2005, we contributed $176 million and $272 million, respectively, to our domestic plans and $18 and $60 million, respectively, to our international plans.
      Substantially all employees in the U.S. and employees of certain international locations are eligible to participate in a savings plan. Effective January 1, 2005, all newly-hired salaried employees in the U.S. are eligible for a Company-funded contribution into the Salaried Savings Plan, as they are not eligible to participate in our defined benefit pension plan. The expenses recognized for Company contributions for these savings plans for the three months ended September 30, 2005 and 2004 were $4 million and $5 million, respectively, and $14 million and $13 million for the nine months ended September 30, 2005 and 2004, respectively.
      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) was signed into law. The Act will provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor’s postretirement health care plans. On May 19, 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2), which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost to reflect the effects of the Act in the first interim or annual period beginning after June 15, 2004. On January 21, 2005 final regulations under the Act were issued. Based on the clarifications provided in the final regulations, net periodic postretirement cost is expected to be lower by approximately $63 million in 2005, of which $17 million and $46 million was recorded in the three and nine months ended September 30, 2005, respectively. The change is estimated to increase pre-tax earnings by approximately $53 million in 2005, of which $17 million and $35 million was recorded in the three and nine months ended September 30, 2005, respectively. The difference between the effect on net periodic postretirement costs and pre-tax earnings represents the portion of net periodic postretirement cost that is carried as inventory at the respective dates. The accumulated postretirement benefit obligation was reduced by $529 million. The reduction is being amortized as a reduction of expense over the average remaining service life of active employees.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Postretirement benefit cost follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004
(In millions)
Service cost — benefits earned during the period	$5	$6	$17	$19
Interest cost on projected benefit obligation	36	47	116	145
Amortization of unrecognized: — prior service cost	11	11	33	35
— net losses	1	9	11	27

Net periodic postretirement cost	53	73	177	226
Curtailments/ settlements	—	13	—	13

Total postretirement cost	$53	$86	$177	$239

NOTE 7.	COMMITMENTS AND CONTINGENT LIABILITIES
      At September 30, 2005, we had binding commitments for raw materials and investments in land, buildings and equipment of $1,160 million, and off-balance-sheet financial guarantees written and other commitments totaling $9 million.

Environmental Matters
      We have recorded liabilities totaling $42 million and $40 million for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us, at September 30, 2005 and December 31, 2004, respectively. Of these amounts, $10 million and $9 million was included in Other current liabilities at September 30, 2005 and December 31, 2004, respectively. The costs include legal and consulting fees, site studies, the design and implementation of remediation plans, post-remediation monitoring and related activities that will be paid over several years. The amount of our ultimate liability in respect of these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute. See “Asbestos” below for information regarding insurance settlements completed during the second and third quarters of 2005 related to both asbestos and environmental matters.

Workers’ Compensation
      We have recorded liabilities, on a discounted basis, totaling $258 million and $231 million for anticipated costs related to workers’ compensation at September 30, 2005 and December 31, 2004, respectively. Of these amounts, $99 million was included in Current Liabilities as part of Compensation and benefits at September 30, 2005 and December 31, 2004. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates.

General and Product Liability and Other Litigation
      We have recorded liabilities totaling $509 million and $549 million for potential product liability and other tort claims, including related legal fees expected to be incurred, presently asserted against us at September 30, 2005 and December 31, 2004, respectively. Of these amounts, $253 million and $266 million were included in Other current liabilities at September 30, 2005 and December 31, 2004, respectively. The

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amounts recorded were estimated on the basis of an assessment of potential liability using an analysis of available information with respect to pending claims, historical experience and, where available, current trends. We have recorded insurance receivables for potential product liability and other tort claims of $60 million at September 30, 2005 and $117 million at December 31, 2004. Of these amounts, $10 million and $14 million was included in Current Assets as part of Accounts and notes receivable at September 30, 2005 and December 31, 2004, respectively.
      Asbestos. We are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or to asbestos in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts. To date, we have disposed of approximately 33,300 claims by defending and obtaining the dismissal thereof or by entering into a settlement. The sum of our accrued asbestos-related liability and gross payments to date, including legal costs, totaled approximately $233 million through September 30, 2005 and $226 million through December 31, 2004.
      A summary of approximate asbestos claims activity in recent years follows. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate significantly.

	Nine Months	Year Ended December 31,
	Ended
	September 30, 2005	2004	2003
(Dollars in millions)
Pending claims, beginning of period	127,300	118,000	99,700
New claims filed	5,200	12,700	26,700
Claims settled/dismissed	(6,700)	(3,400)	(8,400)

Pending claims, end of period	125,800	127,300	118,000

Payments(1)	$18	$30	$30

(1)	Represents amount spent by us and our insurers on asbestos litigation defense and claim resolution.
      We engaged an independent asbestos valuation firm to review our existing reserves for pending claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and determine our receivables from probable insurance recoveries.
      We had recorded gross liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $109 million at September 30, 2005 and $119 million at December 31, 2004. The recorded liability represents our estimated liability over the next four years, which represents the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or a change in circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. The portion of the liability associated with unasserted asbestos claims and related defense costs was $30 million at September 30, 2005 and $38 million at December 31, 2004. At September 30, 2005, our liability with respect to asserted claims and related defense costs was $79 million, compared to $81 million at December 31, 2004.
      We maintain primary insurance coverage under coverage-in-place agreements, and also have excess liability insurance with respect to asbestos liabilities. We have instituted coverage actions against certain of these excess carriers. After consultation with our outside legal counsel and giving consideration to relevant factors including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts, we determine an amount we expect is

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
probable of recovery from such carriers. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery.
      Based upon a model employed by the valuation firm, as of September 30, 2005, (i) we had recorded a receivable related to asbestos claims of $56 million, compared to $108 million at December 31, 2004, and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. Of this amount, $10 million and $9 million was included in Current Assets as part of Accounts and notes receivable at September 30, 2005 and December 31, 2004, respectively. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. During the second quarter of 2005, as a result of a recent court determination, we further refined our method of allocating losses to excess coverage policies, resulting in a reduction in available insurance coverage over the period covered by the estimated liability. The recorded receivable also declined during the second and third quarters due to settlements with certain excess insurance carriers, as discussed below.
      We believe that, at September 30, 2005, we had at least $176 million in aggregate limits of excess level policies potentially applicable to indemnity payments for asbestos products claims, in addition to limits of available primary insurance policies. Some of these excess policies provide for payment of defense costs in addition to indemnity limits. A portion of the availability of the excess level policies is included in the $56 million insurance receivable recorded at September 30, 2005. We also had approximately $21 million in aggregate limits for products claims, as well as coverage for premise claims on a per occurrence basis and defense costs, available with our primary insurance carriers through coverage-in-place agreements at September 30, 2005.
      We reached an agreement effective April 13, 2005, to settle our claims for insurance coverage for asbestos and pollution related liabilities with respect to pre-1993 insurance policies issued by certain underwriters at Lloyd’s, London, and reinsured by Equitas. The settlement agreement generally provides for the payment of money to us in exchange for the release by us of past, present and future claims under those policies and the cancellation of those policies; agreement by us to indemnify the underwriters from claims asserted under those policies; and includes provisions addressing the impact on the settlement should federal asbestos reform legislation be enacted on or before January 3, 2007.
      Under the agreement, Equitas paid $22 million to us and placed $39 million into a trust. The trust funds may be used to reimburse us for a portion of costs we incur in the future to resolve certain asbestos claims. Our ability to use any of the trust funds is subject to specified confidential criteria, as well as limits on the amount that may be drawn from the trust in any one month. If federal asbestos reform legislation is enacted into law on or prior to January 3, 2007, then the trust would repay Equitas any amount it is required to pay with respect to our asbestos liabilities as a result of such legislation up to the amount remaining in the trust at that time. If such legislation is not enacted by that date, any funds remaining in the trust will be disbursed to us to enable us to meet future asbestos-related liabilities or for other purposes.
      We also reached an agreement effective July 27, 2005, to settle our claims for insurance coverage for asbestos and pollution related liabilities with respect to insurance policies issued by certain other non-Equitas excess insurance carriers which participated in policies issued in the London Market. The settlement agreement generally provides for the payment of $25 million to us in exchange for the release by us of past, present and future claims under those policies and the cancellation of those policies; and agreement by us to indemnify the underwriters from claims asserted under those policies. In conjunction with the settlement we recorded a gain of $14 million during the third quarter.
      We believe that our reserve for asbestos claims, and the receivable for recoveries from insurance carriers recorded in respect of these claims, reflect reasonable and probable estimates of these amounts, subject to the

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
exclusion of claims for which it is not feasible to make reasonable estimates. The estimate of the assets and liabilities related to pending and expected future asbestos claims and insurance recoveries is subject to numerous uncertainties, including, but not limited to, changes in:

•	the litigation environment,

•	Federal and state law governing the compensation of asbestos claimants,

•	recoverability of receivables due to potential insolvency of carriers,

•	our approach to defending and resolving claims, and

•	the level of payments made to claimants from other sources, including other defendants.

      As a result, with respect to both asserted and unasserted claims, it is reasonably possible that we may incur a material amount of cost in excess of the current reserve, however, such amount cannot be reasonably estimated. Coverage under insurance policies is subject to varying characteristics of asbestos claims including, but not limited to, the type of claim (premise vs. product exposure), alleged date of first exposure to our products or premises and disease alleged. Depending upon the nature of these characteristics, as well as the resolution of certain legal issues, some portion of the insurance may not be accessible by us.
      Heatway (Entran II). On June 4, 2004, we entered into an amended settlement agreement that was intended to address the claims arising out of a number of Federal, state and Canadian actions filed against us involving a rubber hose product, Entran II. We supplied Entran II from 1989 to 1993 to Chiles Power Supply, Inc. (d/b/a Heatway Systems), a designer and seller of hydronic radiant heating systems in the United States. Heating systems using Entran II are typically attached or embedded in either indoor flooring or outdoor pavement, and use Entran II hose as a conduit to circulate warm fluid as a source of heat. We had recorded liabilities related to Entran II claims totaling $267 million at September 30, 2005 and $307 million at December 31, 2004.
      On October 19, 2004, the amended settlement received court approval. As a result, we have made, or will make annual cash contributions to a settlement fund of $60 million, $40 million, $15 million, $15 million and $20 million in 2004, 2005, 2006, 2007 and 2008, respectively. In addition to these annual payments, we contributed approximately $170 million received from insurance contributions to the settlement fund pursuant to the terms of the settlement agreement. We do not expect to receive any additional insurance reimbursements for Entran II related matters.
      Forty-one sites remain opted-out of the amended settlement. Two actions involving approximately 10 of these sites are currently pending against us, and additional actions may be filed against us in the future. Although any liability resulting from the opt-outs will not be covered by the amended settlement, we will be entitled to assert a proxy claim against the settlement fund for the payment such claimant would have been entitled to under the amended settlement.
      In addition to the sites that have been opted-out of the amended settlement, any liability related to five actions in which we have received adverse judgments also will not be covered by the amended settlement. With respect to two of these matters, however, we will be entitled to assert a proxy claim against the settlement fund for amounts (if any) paid to plaintiffs in these actions.
      The ultimate cost of disposing of Entran II claims is dependent upon a number of factors, including our ability to resolve claims not subject to the amended settlement (including the cases in which we have received adverse judgments), the extent to which the liability, if any, associated with such a claim may be offset by our ability to assert a proxy claim against the settlement fund and whether or not claimants opting-out of the amendment settlement pursue claims against us in the future.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Other Actions. We are currently a party to various claims and legal proceedings in addition to those noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling one or more products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods.

Guarantees
      We are a party to various agreements under which we have undertaken obligations resulting from the issuance of certain guarantees. Guarantees have been issued on behalf of certain of our affiliates and customers. Normally there is no separate premium received by us as consideration for the issuance of guarantees. Our performance under these guarantees would normally be triggered by the occurrence of one or more events as provided in the specific agreements. Collateral and recourse provisions available to us under these agreements were not significant.

Subsidiary Guarantees
      Certain of our subsidiaries guarantee certain debt obligations of SPT and T&WA. Goodyear, Goodyear Australia Limited, a wholly-owned subsidiary of Goodyear, and certain subsidiaries of Goodyear Australia Limited guarantee SPT’s obligations under credit facilities in the amount of $74 million, which expire at various times through 2009. The maximum potential amount of payments totaled $74 million. The guarantees are unsecured. The SPT credit facilities are secured by certain subsidiaries of SPT. As of September 30, 2005, the carrying amount of the secured assets of these certain subsidiaries was $208 million, consisting primarily of accounts receivable, inventory and fixed assets. We guarantee an industrial revenue bond obligation of T&WA in the amount of $5 million. The guarantee is unsecured.

Other Financing
      We will from time to time issue guarantees to financial institutions on behalf of certain of our unconsolidated affiliates or our customers. We generally do not require collateral in connection with the issuance of these guarantees. In the event of non-payment by an affiliate, we are obligated to make payment to the financial institution, and will typically have recourse to the assets of that affiliate or customer. At September 30, 2005, we had affiliate and customer guarantees outstanding under which the maximum potential amount of payments totaled $2 million and $6 million, respectively. The affiliate and customer guarantees expire at various times through 2005 and 2019, respectively. We are unable to estimate the extent to which our affiliates’ or customers’ assets, in the aggregate, would be adequate to recover the maximum amount of potential payments with that affiliate or customer.

Indemnifications
      At September 30, 2005, we were a party to various agreements under which we had assumed obligations to indemnify the counterparties from certain potential claims and losses. These agreements typically involve standard commercial activities undertaken by us in the normal course of business; the sale of assets by us; the formation of joint venture businesses to which we had contributed assets in exchange for ownership interests;

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and other financial transactions. Indemnifications provided by us pursuant to these agreements relate to various matters including, among other things, environmental, tax and shareholder matters; intellectual property rights; government regulations and employment-related matters; and dealer, supplier and other commercial matters.
      Certain indemnifications expire from time to time, and certain other indemnifications are not subject to an expiration date. In addition, our potential liability under certain indemnifications is subject to maximum caps, while other indemnifications are not subject to caps. Although we have been subject to indemnification claims in the past, we cannot reasonably estimate the number, type and size of indemnification claims that may arise in the future. Due to these and other uncertainties associated with the indemnifications, our maximum exposure to loss under these agreements cannot be estimated.
      We have determined that there are no guarantees other than liabilities for which amounts are already recorded or reserved in our consolidated financial statements under which it is probable that we have incurred a liability.
NOTE 8. BUSINESS SEGMENTS
      Effective January 1, 2005, Chemical Products was integrated into North American Tire. Intercompany sales from Chemical Products to other segments are no longer reflected in our segment sales. In addition, segment operating income from intercompany sales from Chemical Products to other segments is no longer reflected in our total segment operating income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004
(In millions)
Sales:
North American Tire	$2,370	$2,257	$6,804	$6,366
European Union Tire	1,131	1,085	3,507	3,256
Eastern Europe, Middle East and Africa Tire	394	344	1,076	928
Latin American Tire	372	316	1,101	910
Asia/ Pacific Tire	356	319	1,065	970

Total Tires	4,623	4,321	13,553	12,430
Engineered Products	407	379	1,236	1,091

Net Sales	$5,030	$4,700	$14,789	$13,521

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004
(In millions)
Segment Operating Income:
North American Tire	$58	$27	$124	$44
European Union Tire	80	68	272	195
Eastern Europe, Middle East and Africa Tire	64	60	160	148
Latin American Tire	77	64	241	187
Asia/ Pacific Tire	24	19	63	44

Total Tires	303	238	860	618
Engineered Products	27	34	78	89

Total Segment Operating Income	330	272	938	707
Rationalizations and asset sales	19	(28)	45	(57)
Interest expense	(103)	(95)	(306)	(268)
Foreign currency exchange	(8)	(10)	(19)	(14)
Minority interest in net income of subsidiaries	(25)	(18)	(79)	(43)
Financing fees and financial instruments	(10)	(29)	(99)	(90)
General and product liability — discontinued products	—	(8)	(4)	(25)
Recovery (expense) for fire loss deductibles	—	—	14	(12)
Professional fees associated with the restatement	—	(3)	(2)	(27)
Environmental insurance recoveries	9	—	29	—
Other	1	(14)	(15)	(36)

Income before Income Taxes	$213	$67	$502	$135

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Rationalizations and portions of items reported as Other (Income) and Expense on the Consolidated Statement of Income were not charged to the strategic business units (“SBUs”) for performance evaluation purposes, but were attributable to the SBUs as follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004
(In millions)
Rationalizations:
North American Tire	$3	$4	$(6)	$10
European Union Tire	3	1	1	26
Latin American Tire	—	—	—	2
Asia/ Pacific Tire	—	—	(2)	—
Engineered Products	3	23	3	23
Corporate	—	1	—	2

Total Rationalizations	$9	$29	$(4)	$63

Other (Income) and Expense(1):
North American Tire	$(28)	$—	$(36)	$(2)
European Union Tire	—	(1)	(4)	(3)
Eastern Europe, Middle East and Africa Tire	—	—	1	—
Engineered Products	—	—	—	(1)
Corporate	(12)	31	23	115

Total Other (Income) and Expense	$(40)	$30	$(16)	$109

(1)	Excludes equity in (earnings) losses of affiliates and foreign currency exchange.
      For the nine months ended September 30, 2005, we recorded approximately $8 million in net after-tax expense relating to prior periods. These out-of-period adjustments increased Net sales by $9 million, Cost of goods sold by $15 million, Other income by $2 million, Selling, administrative and general expenses and Minority interest, each by $1 million, and taxes by approximately $2 million.
      The out-of-period adjustments identified in 2005 include net after tax charges of $6 million to write-off negative equity of a minority partner’s interest in a consolidated affiliate, recognized in North American Tire, $6 million to write-down the carrying value of certain fixed assets in the Latin American Tire Segment, $3 million related to the elimination of intercompany profit in inventory, primarily in the European Union Tire Segment and Corporate, and $2 million related to the application of a tax law change in the European Union Tire Segment. These charges were partially offset by after-tax, out-of-period income of $6 million primarily due to the overaccrual of dealer incentives and $2 million related to the accounting for the minority interest portion of losses incurred under an indemnification agreement with our minority partner in the GDTE subsidiary of our European Union Tire Segment, and $1 million of net other, insignificant out-of-period items.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 9.     CONSOLIDATING FINANCIAL INFORMATION
      Certain of our subsidiaries have guaranteed Goodyear’s obligations under the $650 million of Senior Secured Notes issued in March 2004 and the $400 million aggregate principal amount of 9.00% Senior Notes due 2015 issued on June 23, 2005. The following presents the condensed consolidating financial information separately for:

(i)	The Goodyear Tire & Rubber Company (the “Parent Company”), the issuer of the guaranteed obligations;

(ii)	Guarantor subsidiaries, on a combined basis, as specified in the Indenture related to Goodyear’s obligations under the $650 million of Senior Secured Notes issued on March 12, 2004 ($450 million of 11% Senior Secured Notes due 2011 and $200 million Senior Secured Floating Rate Notes due 2011) and the Indenture related to Goodyear’s obligation under the $400 million aggregate principal amount of 9.00% Senior Notes due 2015 issued on June 23, 2005 (the “Notes”);

(iii)	Non-guarantor subsidiaries, on a combined basis;

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions and (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(v)	The Goodyear Tire & Rubber Company and Subsidiaries on a consolidated basis.

      Each guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for using the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.
      Certain non-guarantor subsidiaries of the Parent Company are restricted from remitting funds to it by means of dividends, advances or loans, primarily due to restrictions in credit facility agreements entered into by those subsidiaries.
Consolidating Balance Sheet

	September 30, 2005

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
ASSETS:
Current Assets:
Cash and Cash Equivalents	$832	$22	$808	$—	$1,662
Restricted Cash	200	—	15	—	215
Accounts and Notes Receivable	1,277	279	2,156	—	3,712
Accounts and Notes Receivables from Affiliates	—	604	—	(604)	—
Inventories	1,255	288	1,404	(53)	2,894
Prepaid Expenses and Other Current Assets	70	14	176	8	268

Total Current Assets	3,634	1,207	4,559	(649)	8,751

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2005

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Other Assets	303	22	167	—	492
Goodwill	—	32	430	199	661
Other Intangible Assets	100	37	53	(36)	154
Deferred Income Tax	—	14	69	—	83
Deferred Pension Costs	549	190	180	—	919
Investments in Subsidiaries	4,135	434	3,228	(7,797)	—
Properties and Plants	2,023	304	2,828	24	5,179

Total Assets	$10,744	$2,240	$11,514	$(8,259)	$16,239

LIABILITIES:
Current Liabilities:
Accounts Payable — Trade	$568	$72	$1,219	$—	$1,859
Accounts Payable to Affiliates	452	—	152	(604)	—
Compensation and Benefits	725	50	309	—	1,084
Other Current Liabilities	417	13	145	—	575
United States and Foreign Taxes	65	39	227	—	331
Notes Payable	—	—	252	—	252
Long Term Debt and Capital Leases due within one year	124	—	128	—	252

Total Current Liabilities	2,351	174	2,432	(604)	4,353
Long Term Debt and Capital Leases	4,335	1	608	—	4,944
Compensation and Benefits	3,348	329	1,312	—	4,989
Deferred and Other Noncurrent Income Taxes	68	(2)	312	7	385
Other Long Term Liabilities	346	14	80	—	440
Minority Equity in Subsidiaries	—	—	643	189	832

Total Liabilities	10,448	516	5,387	(408)	15,943
Commitments and Contingent Liabilities
Shareholders’ Equity (Deficit):
Preferred Stock	—	—	—	—	—
Common Stock	176	667	4,280	(4,947)	176
Capital Surplus	1,397	5	869	(874)	1,397
Retained Earnings	1,349	1,369	2,255	(3,624)	1,349
Accumulated Other Comprehensive Income (Loss)	(2,626)	(317)	(1,277)	1,594	(2,626)

Total Shareholders’ Equity (Deficit)	296	1,724	6,127	(7,851)	296

Total Liabilities and Shareholders’ Equity (Deficit)	$10,744	$2,240	$11,514	$(8,259)	$16,239

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheet

	December 31, 2004

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
ASSETS:
Current Assets:
Cash and Cash Equivalents	$1,004	$50	$914	$—	$1,968
Restricted Cash	137	—	15	—	152
Accounts and Notes Receivable	1,209	203	1,996	—	3,408
Accounts and Notes Receivable from Affiliates	—	612	—	(612)	—
Inventories	1,162	250	1,426	(53)	2,785
Prepaid Expenses and Other Current Assets	90	13	187	10	300

Total Current Assets	3,602	1,128	4,538	(655)	8,613
Other Assets	467	21	181	—	669
Goodwill	—	35	470	215	720
Other Intangible Assets	101	41	61	(40)	163
Deferred Income Tax	—	14	69	—	83
Deferred Pension Costs	432	179	219	—	830
Investments in Subsidiaries	3,970	432	3,075	(7,477)	—
Properties and Plants	2,089	332	3,011	23	5,455

Total Assets	$10,661	$2,182	$11,624	$(7,934)	$16,533

LIABILITIES:
Current Liabilities:
Accounts Payable — Trade	$529	$62	$1,379	$—	$1,970
Accounts Payable to Affiliates	528	—	84	(612)	—
Compensation and Benefits	648	46	335	—	1,029
Other Current Liabilities	428	17	296	—	741
United States and Foreign Taxes	63	32	176	—	271
Notes Payable	—	—	221	—	221
Long Term Debt and Capital Leases due within one year	563	—	447	—	1,010

Total Current Liabilities	2,759	157	2,938	(612)	5,242
Long Term Debt and Capital Leases	4,010	2	437	—	4,449
Compensation and Benefits	3,336	312	1,388	—	5,036
Deferred and Other Noncurrent Income Taxes	92	7	327	(20)	406
Other Long Term Liabilities	391	9	81	—	481
Minority Equity in Subsidiaries	—	—	632	214	846

Total Liabilities	10,588	487	5,803	(418)	16,460

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2004

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Commitments and Contingent Liabilities
Shareholders’ Equity (Deficit):
Preferred Stock	—	—	—	—	—
Common Stock	176	669	4,191	(4,860)	176
Capital Surplus	1,392	12	866	(878)	1,392
Retained Earnings	1,070	1,291	2,082	(3,373)	1,070
Accumulated Other Comprehensive Income (Loss)	(2,565)	(277)	(1,318)	1,595	(2,565)

Total Shareholders’ Equity (Deficit)	73	1,695	5,821	(7,516)	73

Total Liabilities and Shareholders’ Equity (Deficit)	$10,661	$2,182	$11,624	$(7,934)	$16,533

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statement of Income (Loss)

	Three Months Ended September 30, 2005

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$2,405	$589	$4,240	$(2,204)	$5,030
Cost of Goods Sold	2,138	506	3,620	(2,256)	4,008
Selling, Administrative and General Expense	285	49	375	(2)	707
Rationalizations	4	1	4	—	9
Interest Expense	93	9	43	(42)	103
Other (Income) and Expense	(79)	—	(36)	80	(35)
Minority Interest in Net Income of Subsidiaries	—	—	25	—	25

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(36)	24	209	16	213
United States and Foreign Taxes on Income (Loss)	—	3	67	1	71
Equity in (Earnings) Loss of Subsidiaries	(178)	(10)	—	188	—

Net Income (Loss)	$142	$31	$142	$(173)	$142

	Three Months Ended September 30, 2004

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$2,267	$556	$3,684	$(1,807)	$4,700
Cost of Goods Sold	1,991	483	3,091	(1,815)	3,750
Selling, Administrative and General Expense	303	50	356	(6)	703
Rationalizations	35	(7)	1	—	29
Interest Expense	80	9	66	(60)	95
Other (Income) and Expense	3	(5)	(32)	72	38
Minority Interest in Net Income of Subsidiaries	—	—	20	(2)	18

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(145)	26	182	4	67
United States and Foreign Taxes on Income (Loss)	(72)	9	63	29	29
Equity in (Earnings) Loss of Subsidiaries	(111)	(9)	(11)	131	—

Net Income (Loss)	$38	$26	$130	$(156)	$38

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statement of Income (Loss)

	Nine Months Ended September 30, 2005

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$7,067	$1,675	$12,795	$(6,748)	$14,789
Cost of Goods Sold	6,273	1,460	10,901	(6,862)	11,772
Selling, Administrative and General Expense	856	143	1,147	(7)	2,139
Rationalizations	—	1	(5)	—	(4)
Interest Expense	269	27	143	(133)	306
Other (Income) and Expense	(148)	(2)	(110)	255	(5)
Minority Interest in Net Income of Subsidiaries	—	—	79	—	79

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(183)	46	640	(1)	502
United States and Foreign Taxes on Income (Loss)	(9)	15	217	—	223
Equity in (Earnings) Loss of Subsidiaries	(453)	(34)	—	487	—

Net Income (Loss)	$279	$65	$423	$(488)	$279

	Nine Months Ended September 30, 2004

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Net Sales	$6,503	$1,567	$10,895	$(5,444)	$13,521
Cost of Goods Sold	5,782	1,355	9,167	(5,488)	10,816
Selling, Administrative and General Expense	864	136	1,095	(16)	2,079
Rationalizations	41	(7)	29	—	63
Interest Expense	226	27	176	(161)	268
Other (Income) and Expense	(23)	(4)	(56)	200	117
Minority Interest in Net Income of Subsidiaries	—	—	43	—	43

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(387)	60	441	21	135
United States and Foreign Taxes on Income (Loss)	(89)	15	185	34	145
Equity in (Earnings) Loss of Subsidiaries	(288)	(20)	—	308	—

Net Income (Loss)	$(10)	$65	$256	$(321)	$(10)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows

	Nine Months Ended September 30, 2005

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Cash Flows From Operating Activities:
Total Cash Flows From Operating Activities	$12	$(24)	$423	$(222)	$189
Cash Flows From Investing Activities:
Capital expenditures	(135)	(9)	(221)	(5)	(370)
Acquisitions	—	—	(7)	7	—
Asset sales	140	2	11	(7)	146
Other transactions	2	—	(109)	107	—

Total Cash Flows From Investing Activities	7	(7)	(326)	102	(224)
Cash Flows From Financing Activities:
Short term debt incurred	—	4	162	—	166
Short term debt paid	(4)	—	(120)	—	(124)
Long term debt incurred	1,921	—	381	—	2,302
Long term debt paid	(2,000)	(1)	(440)	—	(2,441)
Debt issuance costs	(50)	—	—	—	(50)
Increase in restricted cash	(63)	—	—	—	(63)
Other transactions	5	—	(140)	120	(15)

Total Cash Flows From Financing Activities	(191)	3	(157)	120	(225)
Effect of exchange rate changes on cash and cash equivalents	—	—	(46)	—	(46)

Net Change in Cash and Cash Equivalents	(172)	(28)	(106)	—	(306)
Cash and Cash Equivalents at Beginning of the Period	1,004	50	914	—	1,968

Cash and Cash Equivalents at End of the Period	$832	$22	$808	$—	$1,662

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows

	Nine Months Ended September 30, 2004

				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
(In millions)
Cash Flows From Operating Activities:
Total Cash Flows From Operating Activities	$(154)	$(8)	$336	$(156)	$18
Cash Flows From Investing Activities:
Capital expenditures	(70)	(5)	(220)	17	(278)
Acquisitions	(51)	—	(96)	85	(62)
Asset sales	104	1	9	(100)	14
Other transactions	33	2	34	(33)	36

Total Cash Flows From Investing Activities	16	(2)	(273)	(31)	(290)
Cash Flows From Financing Activities:
Short term debt incurred	41	—	122	—	163
Short term debt paid	—	—	(106)	—	(106)
Long term debt incurred	1,648	—	93	—	1,741
Long term debt paid	(1,255)	—	(58)	—	(1,313)
Debt issuance costs	(45)	—	—	—	(45)
Increase in restricted cash	(54)	—	(8)	—	(62)
Other transactions	—	—	(216)	187	(29)

Total Cash Flows From Financing Activities	335	—	(173)	187	349
Effect of exchange rate changes on cash and cash equivalents	—	—	(19)	—	(19)

Net Change in Cash and Cash Equivalents	197	(10)	(129)	—	58
Cash and Cash Equivalents at Beginning of the Period	585	25	936	—	1,546

Cash and Cash Equivalents at End of the Period	$782	$15	$807	$—	$1,604

NOTE 10.     INCOME TAXES
      For the first nine months of 2005, we recorded tax expense of $223 million on income before income taxes and minority interest in net income of subsidiaries of $581 million. Included in this amount was a net tax charge of $2 million, which is primarily related to the settlement of prior years’ tax liabilities. For the first nine months of 2004, we recorded tax expense of $145 million on income before income taxes and minority interest in net income of subsidiaries of $178 million. Included in this amount was a net tax benefit of $50 million, which is primarily related to the settlement of prior years’ tax liabilities. The difference between our effective tax rate and the U.S. statutory rate was primarily attributable to continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets. As a result of the valuation allowance, deferred tax expense was not recorded on a significant portion of the results of our North American Tire Segment. Improvement in these results significantly contributed to the lower effective tax rate from 2004 to 2005.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 11.     ASSET DISPOSITIONS
      On August 9, 2005, we announced the completion of the sale of our natural rubber plantations in Indonesia at a purchase price of approximately $62 million, subject to post-closing adjustments. On September 1, 2005, we announced that we had completed the sale of our Wingtack adhesive resins business to Sartomer Company, Inc. We received approximately $55 million in cash proceeds and retained approximately $10 million in working capital in connection with the Wingtack sale. In addition, the sales agreement provides for a three-year earnout whereby we may receive additional consideration ($5 million per year, $15 million aggregate) for the sale based on future operating performance of the business. We are also awaiting the necessary approvals to complete the sale of assets of our North American farm tire business to Titan International for approximately $100 million. In connection with the transaction, we expect to record a loss of approximately $70 million on the sale, primarily related to pension and retiree medical costs. Also, on September 20, 2005, we announced that we are exploring the possible sale of our Engineered Products business. Engineered Products manufactures and markets engineered rubber products for industrial, military, consumer and transportation original equipment end-users.

The Goodyear Tire & Rubber Company
$350,000,000 4.00% CONVERTIBLE SENIOR NOTES DUE 2034

PROSPECTUS

December 9, 2005

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of securities being registered:

SEC registration fee	$62,583.44
Printing fees and expenses	$145,000
Legal fees and expenses	$145,000
Accounting fees and expenses	$50,000

Total	$402,583.44

Item 14.	Indemnification of Directors and Officers
      The Goodyear Tire & Rubber Company is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers, against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that an indemnification shall not be made in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.
      The Goodyear Tire & Rubber Company has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers against any and all liability and reasonable expense that may be incurred by a director or officer in connection with or resulting from any claim, action, suit or proceeding in which the person may become involved by reason of his or her being or having been a director or officer of the company, or by reason of any past or future action taken or not taken in his or her capacity as such director or officer, provided such person acted in good faith, in what he reasonably believed to be the best interests of the company, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
      The Goodyear Tire & Rubber Company maintains and pays the premiums on contracts insuring the company (with certain exclusions) against any liability to directors and officers they may incur under the above provisions for indemnification and insuring each director and officer of the company and (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the company even if the company does not have the obligation or right to indemnify such director or officer against such liability or expense.

Item 15.	Recent Sales of Unregistered Securities
      Within the past three years, the Company has issued and sold the following unregistered securities:
      On March 12, 2004, the Company issued $450,000,000 11% Senior Secured Notes due 2011 (the “11% Notes”) and $200,000,000 Senior Secured Floating Rate Notes due 2011 (the “Floating Rate Notes” and together with the 11% Notes, the “Secured Notes”). The Secured Notes were sold in an offering conducted by J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Credit Suisse First Boston LLC, as Joint Book-Running Managers and Placement Agents. The 11% Notes were sold at a price equal to 99.413% of the principal amount thereof and the Floating Rate Notes were sold at a price equal to 100% of the principal amount thereof. The offering of the Secured Notes was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), because the Secured Notes were sold to institutional accredited investors within the meaning of Regulation D under the Securities Act.
      On July 2, 2004, the Company issued $350,000,000 4.00% Convertible Senior Notes due 2034 (the “Convertible Notes”). The Convertible Notes were sold in an offering conducted by Goldman, Sachs & Co., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as Joint Book-Running Managers, with the Joint Book-Running Managers receiving a 2.75% discount on the Convertible Notes. The offering of Convertible Notes was exempt from registration under Rule 144A under the Securities Act because the Convertible Notes were sold to qualified institutional buyers within the meaning of Rule 144A under the Securities Act.
      On June 23, 2005, the Company issued $400,000,000 9% Senior Notes due 2015 (the “Senior Notes”). The Senior Notes were sold in an offering conducted by Citigroup Global Markets Inc., BNP Paribus Securities Corp., Credit Suisse First Boston LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as Joint Book-Running Managers, and Calyon Securities (USA) Inc., Deutsche Bank Securities, Inc., Natexis Bleichroeder Inc. and KBC Financial Products USA, Inc., as Co-Managers. The Joint Book-Running Managers and Co-Managers received a 2.25% discount on the Senior Notes. The offering of Senior Notes was exempt from registration under Rule 144A under the Securities Act and Regulation S under the Securities Act because the Senior Notes were sold (i) to qualified institutional buyers within the meaning of Rule 144A under the Securities Act or (ii) overseas pursuant to Regulation S under the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
Table			Exhibit
Item No.	Description of Exhibit		Number

3		Articles of Incorporation and By-Laws
	(a)**	Certificate of Amended Articles of Incorporation of The Goodyear Tire & Rubber Company, dated December 20, 1954, and Certificate of Amendment to Amended Articles of Incorporation of The Goodyear Tire & Rubber Company, dated April 6, 1993, and Certificate of Amendment to Amended Articles of Incorporation of the Company dated June 4, 1996, three documents comprising the Company’s Articles of Incorporation, as amended.	3.1

	(b)**	Code of Regulations of The Goodyear Tire & Rubber Company, adopted November 22, 1955, and amended April 5, 1965, April 7, 1980, April 6, 1981, April 13, 1987, May 7, 2003 and April 26, 2005.	3.2

4		Instruments Defining the Rights of Security Holders, Including Indentures
	(a)**	Specimen nondenominational Certificate for shares of the Common Stock, Without Par Value, of the Company; EquiServe Trust Company, transfer agent and registrar.	4.1

	(b)	Indenture, dated as of March 15, 1996, between the Company and JPMorgan Chase Bank, as Trustee, as supplemented on December 3, 1996, March 11, 1998, and March 17, 1998 (incorporated by reference, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.	Description of Exhibit		Number

	(c)	Indenture, dated as of March 1, 1999, between the Company and JPMorgan Chase Bank, as Trustee, as supplemented on March 14, 2000 in respect of $300,000,000 principal amount of the Company’s 8.50% Notes due 2007 (incorporated by reference, filed as Exhibit 4.1, to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-1927), and as further supplemented on August 15, 2001, in respect of the Company’s $650,000,000 principal amount of the Company’s 7.857% Notes due 2011 (incorporated by reference, filed as Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2001, File No. 1-1927).

	(d)	First Lien Credit Agreement, dated as of April 8, 2005, among Goodyear, the lenders party thereto, the issuing banks party thereto, Citicorp USA, Inc. as Syndication Agent, Bank of America, N.A., as Documentation Agent, the CIT Group/ Business Credit, Inc., as Documentation Agent, General Electric Capital Corporation, as Documentation Agent, GMAC Commercial Finance LLC, as Documentation Agent and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (incorporated by reference, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(e)	Second Lien Credit Agreement, dated as of April 8, 2005, among Goodyear, the lenders party thereto, Deutsche Bank Trust Company Americas, as Collateral Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference, filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(f)	Third Lien Credit Agreement, dated as of April 8, 2005, among Goodyear, the subsidiary guarantors listed on the signature pages thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference, filed as Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(g)	Amended and Restated Term Loan and Revolving Credit Agreement, dated as of April 8, 2005, among Goodyear, Goodyear Dunlop Tires Europe B.V., Goodyear Dunlop Tires Germany GmbH, Goodyear GmbH & Co. KG, Dunlop GmbH & Co. KG, Goodyear Luxembourg Tires S.A., the lenders party thereto, J.P. Morgan Europe Limited, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent, including Amendment and Restatement Agreement, dated as of April 8, 2005 (incorporated by reference, filed as Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(h)	First Lien Guarantee and Collateral Agreement, dated as of April 8, 2005, among Goodyear, the Subsidiaries of Goodyear identified therein and JPMorgan Chase Bank, N.A., as collateral agent (incorporated by reference, filed as Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(i)	Second Lien Guarantee and Collateral Agreement, dated as of April 8, 2005, among Goodyear, the Subsidiaries of Goodyear identified therein and Deutsche Bank Trust Company Americas, as collateral agent (incorporated by reference, filed as Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.	Description of Exhibit		Number

	(j)	Master Guarantee and Collateral Agreement, dated as of March 31, 2003, as Amended and Restated as of February 20, 2004, and as further Amended and Restated as of April 8, 2005, among Goodyear, Goodyear Dunlop Tires Europe B.V., the other subsidiaries of Goodyear identified therein and JPMorgan Chase Bank, N.A., as Collateral Agent, including Amendment and Restatement Agreement, dated as of April 8, 2005 (incorporated by reference, filed as Exhibit 4.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(k)	Lenders Lien Subordination and Intercreditor Agreement, dated as of April 8, 2005, among JPMorgan Chase Bank, N.A. as collateral agent for the First Lien Secured Parties referred to therein, Deutsche Bank Trust Company Americas, as collateral agent for the Second Lien Secured Parties referred to therein, Goodyear, and the subsidiaries of Goodyear named therein (incorporated by reference, filed as Exhibit 4.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

	(l)	Purchase Agreement, dated June 20, 2005, among Goodyear, certain subsidiaries of Goodyear and Citigroup Global Markets Inc., as representative of the several Purchasers listed therein (incorporated by reference, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 24, 2005, File No. 1-1927).

	(m)	Indenture, dated as of June 23, 2005 among Goodyear, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (incorporated by reference, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed June 24, 2005, File No. 1-1927).

	(n)	Registration Rights Agreement, dated as of June 23, 2005, among Goodyear, Citigroup Global Markets Inc., BNP Paribas Securities Corp., Credit Suisse First Boston LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Calyon Securities (USA) Inc., Deutsche Bank Securities, Inc., Natexis Bleichroeder Inc. and KBC Financial Products USA, Inc. (incorporated by reference, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed June 24, 2005, File No. 1-1927).

	(o)	Amendment No. 2 to the General Master Purchase Agreement dated May 23, 2005 and August 26, 2005 between Ester Finance Titrisation, as Purchaser, Eurofactor, as Agent, Calyon, as Joint Lead Arranger and as Calculation Agent, Natexis Banques Populairies, as Joint Lead Arranger, Goodyear Dunlop Tires Finance Europe B.V. and the Sellers listed therein (including Amended and Restated General Master Purchase Agreement) (incorporated by reference, filed as Exhibit 4.1 to Goodyear’s Registration Statement on Form S-4, File No. 333-128932).

	(p)	Amendment No. 2 to the Master Subordinated Deposit Agreement dated May 23, 2005 and August 26, 2005 between Eurofactor, as Agent, Calyon, as Calculation Agent, Ester Finance Titrisation, as Purchaser, and Goodyear Dunlop Tires Finance Europe B.V. (including Amended and Restated Master Subordinated Deposit Agreement) (incorporated by reference, filed as Exhibit 4.2 to Goodyear’s Registration Statement on Form S-4, File No. 333-128932).

	(q)	Master Complementary Deposit Agreement dated December 10, 2004 between Eurofactor, as Agent, Calyon, as Calculation Agent, Ester Finance Titrisation, as Purchaser, and Goodyear Dunlop Tires Finance Europe B.V. (incorporated by reference, filed as Exhibit 4.3 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.	Description of Exhibit		Number

	(r)	Indenture dated as of March 12, 2004 among Goodyear, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (incorporated by reference, filed as Exhibit 4.11 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(s)	Note Purchase Agreement dated as of March 12, 2004 among Goodyear, certain subsidiaries of Goodyear and the investors listed therein (incorporated by reference, filed as Exhibit 4.12 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(t)	Registration Rights Agreement dated as of March 12, 2004 among Goodyear, certain subsidiaries of Goodyear and the investors listed therein (incorporated by reference, filed as Exhibit 4.13 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(u)	Collateral Agreement dated as of March 12, 2004 among Goodyear, certain subsidiaries of Goodyear and Wilmington Trust Company, as Collateral Agent (incorporated by reference, filed as Exhibit 4.14 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(v)	Lien Subordination and Intercreditor Agreement dated as of March 12, 2004 among Goodyear, certain subsidiaries of Goodyear, JPMorgan Chase Bank and Wilmington Trust Company (incorporated by reference, filed as Exhibit 4.15 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(w)	Note Purchase Agreement, dated June 28, 2004, among Goodyear and the purchasers listed therein (incorporated by reference, filed as Exhibit 4.3 to Goodyear’s Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

	(x)	Indenture, dated as of July 2, 2004, between Goodyear, as Company, and Wells Fargo Bank, N.A., as Trustee (incorporated by reference, filed as Exhibit 4.4 to Goodyear’s Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

	(y)	Registration Rights Agreement, dated as of July 2, 2004, among Goodyear, Goldman, Sachs & Co., Deutsche Bank Securities Inc., and J.P. Morgan Securities Inc. (incorporated by reference, filed as Exhibit 4.5 to Goodyear’s Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

In accordance with Item 601(b)(4)(iii) of Regulation S-K, agreements and instruments defining the rights of holders of long-term debt of the Company pursuant to which the amount of securities authorized thereunder does not exceed 10% of the consolidated assets of the Company and its subsidiaries are not filed herewith. The Company hereby agrees to furnish a copy of any such agreement or instrument to the Securities and Exchange Commission upon request.

5		Legal Opinion
	(a)	Opinion of Covington & Burling	5.1
	(b)	Opinion of C. Thomas Harvie	5.2
10		Material Contracts
	(a)*	2005 Performance Plan of the Company (incorporated by reference, filed as Exhibit 10.1 to Goodyear’s Current Report on Form 8-K filed April 27, 2005, File No. 1-1927).

	(b)*	2002 Performance Plan of the Company (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.	Description of Exhibit		Number

	(c)*	1997 Performance Incentive Plan of the Company (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, File No. 1-1927).

	(d)*	1989 Goodyear Performance and Equity Incentive Plan (incorporated by reference, filed as Exhibit A to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1989, File No. 1-1927).

	(e)*	Performance Recognition Plan of the Company adopted effective January 1, 2006 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 7, 2005, File No. 1-1927).

	(f)*	Goodyear Supplementary Pension Plan, as restated and amended December 3, 2001 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-1927).

	(g)*	Goodyear Employee Severance Plan, as adopted on February 14, 1989 (incorporated by reference, filed as Exhibit A-II to the Company’s Annual Report on Form 10-K for the year ended December 31, 1988, File No. 1-1927).

	(h)*	The Goodyear Tire & Rubber Company Stock Option Plan for Hourly Bargaining Unit Employees at Designated Locations, as amended December 4, 2001 (incorporated by reference, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-1927).

	(i)*	The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives, amended and restated as of January 1, 2002 (incorporated by reference, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-1927).

	(j)*	First Amendment to The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives effective as of December 3, 2002 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-1927).

	(k)*	1994 Restricted Stock Award Plan for Non-Employee Directors of the Company, as adopted effective June 1, 1994 (incorporated by reference, filed as Exhibit B to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, File No. 1-1927).

	(l)*	Outside Directors’ Equity Participation Plan, as adopted February 2, 1996 and amended February 3,1998 (incorporated by reference, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-1927).

	(m)*	Executive Performance Plan of The Goodyear Tire & Rubber Company (incorporated by reference, filed as Exhibit 10.1 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(n)	Umbrella Agreement, dated as of June 14, 1999, between the Company and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, File No. 1-1927).

	(o)	Amendment No. 1 to the Umbrella Agreement dated as of January 1, 2003, between the Company and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-1927).

	(p)	Amendment No. 2 to the Umbrella Agreement dated as of April 7, 2003, between the Company and Sumitomo Rubber Industries, Ltd (incorporated by reference, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.	Description of Exhibit		Number

	(q)	Agreement dated as of March 3, 2003, between Goodyear and Sumitomo Rubber Industries, Ltd. amending certain provisions of the alliance agreements (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 1-1927).

	(r)	Amendment No. 3 to the Umbrella Agreement dated July 15, 2004, between the Company and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

	(s)	Joint Venture Agreement for Europe, dated as of June 14, 1999 (and amendment No. 1 dated as of September 1, 1999), among the Company, Goodyear S.A., a French corporation, Goodyear S.A., a Luxembourg corporation, Goodyear Canada Inc., Sumitomo Rubber Industries, Ltd., and Sumitomo Rubber Europe B.V. (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-1927).

	(t)	Shareholders Agreement for the Europe JVC, dated as of June 14, 1999, among the Company, Goodyear S.A., a French corporation, Goodyear S.A., a Luxembourg corporation, Goodyear Canada Inc., and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-1927).

	(u)	Amendment No. 1 to the Shareholders Agreement for the Europe JVC, dated April 21, 2000, among the Company, Goodyear S.A., a French corporation, Goodyear S.A., a Luxembourg corporation, Goodyear Canada Inc. and Sumitomo Rubber Industries, Ltd (incorporated by reference, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 1-1927).

	(v)	Amendment No. 2 to the Shareholders Agreement for the Europe JVC dated July 15, 2004, among the Company, Goodyear S.A., a French corporation, Goodyear S.A., a Luxembourg corporation, Goodyear Canada Inc., and Sumitomo Rubber Industries, Ltd. (incorporated by reference, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).

	(w)	Amendment No. 3 to the Shareholders Agreement for the Europe JVC dated August 30, 2005 (incorporated by reference, filed as Exhibit 10.1 to Goodyear’s Registration Statement on Form S-4, File No. 333-128932).

	(x)*	Letter agreement dated September 11, 2000, between the Company and Robert J. Keegan (incorporated by reference, filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 1-1927).

	(y)*	Supplement and amendment to letter agreement between the Company and Robert J. Keegan dated February 3, 2004 (incorporated by reference, filed as Exhibit 10.2 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File. No. 1-1927).

	(z)*	Form of Restricted Stock Purchase Agreement (incorporated by reference, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 1-1927).

	(aa)*	Stock Option Grant Agreement dated October 3, 2000, between the Company and Robert J. Keegan (incorporated by reference, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 1-1927).

Exhibit
Table			Exhibit
Item No.	Description of Exhibit		Number

	(bb)*	Form of Performance Equity Grant Agreement (incorporated by reference, filed as Exhibit 10.3 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(cc)*	Copy of Hourly and Salaried Employees Stock Option Plan of the Company as amended September 30, 2002 (incorporated by reference, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 1-1927).

	(dd)*	Forms of Stock Option Grant Agreements for options and SARs, Part I, Agreement for Non-Qualified Stock Options, and Part II, Agreement for Non-Qualified Stock Options with tandem Stock Appreciation Rights (incorporated by reference, filed as Exhibit 10.4 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-1927).

	(ee)*	Form of Grant Agreement for Executive Performance Plan (incorporated by reference, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 28, 2005, File No. 1-1927).

	(ff)*	Letter Agreement dated July 14, 2004, between the Company and Robert W. Tieken (incorporated by reference, filed as Exhibit 10.1 to Goodyear’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 1-1927).

	(gg)*	Schedule of Outside Directors’ Annual Compensation (incorporated by reference, filed as Exhibit 10.1 to Goodyear’s Current Report on Form 8-K filed April 14, 2005, File No. 1-1927).

	(hh)*	Schedule of Salary and Bonus for Named Executive Officers (incorporated by reference, filed as Exhibit 10.5 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 1-1927).

	(ii)	Forms of Stock Option Grant Agreements for options and SARs granted under our 2005 performance plan, Part I, Agreement for Incentive Stock Options, Part II, Agreement for Non-Qualified Stock Options, and Part III, Agreement for Non-Qualified Stock Options with tandem Stock Appreciation Rights (incorporated by reference, filed as Exhibit 10.1 to Goodyear’s Quarterly Report on Form 10-Q filed October 27, 2005, File No. 1-1927).

12		Statement re Computation of Ratios
	(a)	Statement setting forth the Computation of Ratio of Earnings to Fixed Charges (incorporated by reference, filed as Exhibit 12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-1927).

21		Subsidiaries
	(a)	List of subsidiaries of the Company at December 31, 2004 (incorporated by reference, filed as Exhibit 21.1 to Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 1-1927).

23		Consents of Independent Registered Public Accounting Firms
	(a)	Consent of PricewaterhouseCoopers LLP.	23.1
	(b)	Consent of KPMG.	23.2
24**		Powers of Attorney
	(a)	Powers of Attorney of Officers and Directors signing this report	24.1
25	(a)	Form T-1 Statement of Eligibility.	25.1

*	Indicates management contract or compensatory plan or arrangement.

**	Previously filed.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; provided further, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 9th day of December 2005.

The Goodyear Tire & Rubber Company

By:	/s/ Richard J. Kramer

Name: Richard J. Kramer

Title:	Executive Vice President

and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Keegan	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ RICHARD J. KRAMER Richard J. Kramer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 9, 2005

* Thomas A. Connell	Vice President and Controller (Principal Accounting Officer)

* James C. Boland	Director

* John G. Breen	Director

* Gary D. Forsee	Director

* William J. Hudson	Director

* Steven A. Minter	Director

* Denise M. Morrison	Director

* Rodney O’Neal	Director

Signature	Title	Date

* Shirley D. Peterson	Director

* Thomas H. Weidemeyer	Director

*By: /s/ RICHARD J. KRAMER	December 9, 2005

Richard J. Kramer
Attorney-in-fact for each
of the persons indicated